UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
P.O. BOX 173, ROAD TOWN,
TORTOLA, BRITISH VIRGIN ISLANDS
, 2022
Dear Shareholders,
We cordially invite you to attend a special meeting of shareholders of Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares (which we refer to as the Company), to be held at          , on           , at            a.m., local time (which we refer to as the Special Meeting).
On May 9, 2022, the Company entered into an Agreement and Plan of Merger (which we refer to as the Merger Agreement) with Pfizer Inc. (which we refer to as Pfizer) and Bulldog (BVI) Ltd., a wholly owned subsidiary of Pfizer (which we refer to as Merger Sub). The Merger Agreement provides for the acquisition by Pfizer of the Company (which we refer to as the Merger), which will be accomplished either (a) if the Merger occurs on or before December 30, 2022, through the merger of Merger Sub with and into the Company, with the Company as the surviving company (which we refer to as the Reverse Triangular Merger), pursuant to the form of the Plan of Reverse Triangular Merger attached as Annex C to the proxy statement (which we refer to as the Plan of Reverse Triangular Merger), or (b) if the Merger occurs after December 30, 2022, then, at Pfizer’s discretion, either (i) through the Reverse Triangular Merger, pursuant to the Plan of Reverse Triangular Merger or (ii) through the merger of the Company with and into Merger Sub, with Merger Sub as the surviving company (which we refer to as the Forward Merger Option), pursuant to form of the Plan of Forward Triangular Merger attached as Annex D to the proxy statement (which we refer to as the Plan of Forward Triangular Merger, and together with the Plan of Reverse Triangular Merger, the Plan of Merger).
In connection with the Merger Agreement and the Merger, on May 9, 2022, the Company and Biohaven Research Ltd., a wholly owned subsidiary of the Company (which we refer to as SpinCo), entered into a Separation and Distribution Agreement (which we refer to as the Distribution Agreement), pursuant to which, immediately prior to the effective time of the Merger: (i) the Company will effect a pre-closing reorganization (which we refer to as the Pre-Closing Reorganization), which will generally result in (x) SpinCo owning, assuming or retaining certain assets and liabilities of the Company and its subsidiaries related to the Company’s pipeline assets and businesses, and (y) the Company owning, assuming or retaining all other assets and liabilities, including those associated with the Company’s platform for the research, development, manufacture and commercialization of calcitonin gene-related peptide receptor (CGRP) antagonists, including rimegepant, zavegepant and other preclinical CGRP targeting assets (which we refer to as the CGRP Business); and (ii) thereafter, the Company will distribute to its shareholders as of the record date of the distribution of all of the issued and outstanding common shares of SpinCo, no par value (which we refer to as SpinCo Shares), on a pro rata basis (which we refer to as the Spin-Off), at a ratio of one SpinCo Share for every two common shares of the Company (which we refer to as the Company Shares). After the Spin-Off is completed, SpinCo will be a separate, publicly held company that will own certain assets and liabilities related to the Company’s pipeline assets and businesses. At the Special Meeting you will be asked to consider and vote upon a proposal to adopt the Merger Agreement (including the Plan of Merger) and the Distribution Agreement, as each agreement may be amended from time to time.

If the Merger is completed, you will be entitled to receive $148.50 in cash, without interest, less any applicable withholding taxes, for each Company Share that you own immediately prior to the effective time of the Merger (which we refer to as the Merger Consideration). The Merger Consideration represents an approximately 78.6% premium over the Company’s closing share price on May 9, 2022, the last trading day before the transaction was announced, and an approximately 33% premium over the Company’s volume-weighted average trading price over the three months prior to the announcement of the transaction. In addition to the Merger Consideration, you will be entitled to receive one share of SpinCo for every two shares of the Company that you own (which, together with the Merger Consideration, we refer to as the Transaction Consideration).
By unanimous vote, the Board of Directors of the Company, at a meeting held on May 9, 2022, determined that the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement were fair to, and in the commercial interests of, the Company and the shareholders of the Company, authorized, confirmed and approved the Merger in all respects, approved and declared advisable the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby (including the Plan of Merger), and resolved to recommend that the Company’s shareholders vote to adopt the Merger Agreement and to approve and/or adopt other matters submitted to them in connection with the Merger Agreement (including the Plan of Merger).
At the Special Meeting, shareholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to the Company’s named executive officers by the Company based on or otherwise relating to the Merger and the Spin-Off, as required by the rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the SEC), and (ii) a proposal to adjourn the Special Meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to adopt the Merger Agreement, the Plan of Merger and the Distribution Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, the Plan of Merger and the Distribution Agreement.
Approval of the Transaction Proposal (as defined in the proxy statement), approval of the proposal on certain compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off and approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, each requires a majority of affirmative votes of the outstanding Company Shares and the Company’s series A preferred shares, no par value (which we refer to as the Series A Preferred Shares) present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. The proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off, requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. The proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement requires a majority of affirmative votes of the outstanding Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class.
The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement.
Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your Company Shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your Company Shares at the Special Meeting without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your Company Shares in accordance with the procedures provided by your bank, brokerage firm or other nominee.
The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement, the Merger, the Distribution Agreement and the Spin-Off. A copy of the Merger Agreement is attached as Annex A to the proxy statement, a copy of the Distribution Agreement is attached as Annex B to the proxy statement, a copy of the form of the Plan of Reverse Triangular Merger is attached as Annex C to the proxy statement, and a copy of the form of the Plan of Forward Triangular Merger is attached as Annex D to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, the Plan of Merger and the Distribution Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the SEC.
If you have any questions or need assistance voting your Company Shares, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (877) 456-3507.
Thank you in advance for your support and prompt consideration of this matter.

Sincerely,

Vlad Coric, M.D.
Chairman of the Board and Chief Executive Officer
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE SPIN-OFF, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE DISTRIBUTION AGREEMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated          , 2022 and, together with the enclosed form of proxy card, is first being mailed on or about          , 2022.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
215 CHURCH STREET,
NEW HAVEN, CONNECTICUT 06510
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on         , 2022
To the Shareholders of Biohaven Pharmaceutical Holding Company Ltd.:
Notice is hereby given that a special meeting of the shareholders (which we refer to as the Special Meeting) of Biohaven Pharmaceutical Holding Company Ltd., a BVI business company limited by shares (which we refer to as the Company), will be held at         , on          , at          a.m. for the following purposes:
1.To consider and vote on a proposal to adopt (i) the Agreement and Plan of Merger, dated as of May 9, 2022, as it may be amended from time to time (which we refer to as the Merger Agreement), by and among the Company, Pfizer Inc., a Delaware corporation (which we refer to as Pfizer), and Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares and a wholly owned subsidiary of Pfizer (which we refer to as Merger Sub), which provides for the acquisition by Pfizer of the Company (which we refer to as the Merger), which will be accomplished either: (a) if the Merger occurs on or before December 30, 2022, through the merger of Merger Sub with and into the Company, with the Company as the surviving company (which we refer to as the Reverse Triangular Merger), pursuant to the form of the Plan of Reverse Triangular Merger attached as Annex C to the proxy statement (which we refer to as the Plan of Reverse Triangular Merger) or (b) if the Merger occurs after December 30, 2022, then, at Pfizer’s discretion, either (I) through the Reverse Triangular Merger or (II) through the merger of the Company with and into Merger Sub, with the Merger Sub as the surviving company (which we refer to as the Forward Triangular Merger), pursuant to form of the Plan of Forward Triangular Merger attached as Annex D to the proxy statement (which we refer to as the Plan of Forward Triangular Merger, and together with the Plan of Reverse Triangular Merger, the Plan of Merger), (ii) the Plan of Merger and (iii) the Separation and Distribution Agreement, dated as of May 9, 2022, as it may be amended from time to time (which we refer to as the Distribution Agreement), by and between the Company and Biohaven Research Ltd., a British Virgin Islands business company limited by shares and a wholly owned subsidiary of the Company (which we refer to as SpinCo), which provides for the pre-closing reorganization of the Company that will result in SpinCo owning, assuming or retaining certain assets and liabilities related to the Company’s pipeline assets and businesses and the Company owning, assuming or retaining all other assets and liabilities, as well as the distribution to the Company’s shareholders of all of the issued and outstanding common shares of SpinCo (which we refer to as the Spin-Off). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, a copy of the Distribution Agreement is attached as Annex B to the accompanying proxy statement, a copy of the form of the Plan of Reverse Triangular Merger is attached as Annex C to the accompanying proxy statement and a copy of the form of the Plan of Forward Triangular Merger is attached as Annex D to the accompanying proxy statement.
2.To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off.
3.To consider and vote on a proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement.
The Merger Agreement, the Distribution Agreement, and the transactions contemplated by the Merger Agreement and Distribution Agreement, including the Merger and the Spin-Off, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.
By unanimous vote, the Board of Directors of the Company, at a meeting held on May 9, 2022, determined that the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement were fair to, and in the commercial interests of, the Company and the shareholders of the Company, authorized, confirmed and approved the Merger in all respects, approved and declared advisable the Merger

Agreement and the Distribution Agreement and the transactions contemplated thereby (including the Plan of Merger), and resolved to recommend that the Company’s shareholders vote to adopt the Merger Agreement and to approve and/or adopt other matters submitted to them in connection with the Merger Agreement (including the Plan of Merger).
Approval of the Transaction Proposal (as defined in the proxy statement), the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement requires, in each case, a majority of affirmative votes of the Company’s outstanding common shares, no par value (which we refer to as Company Shares) and the Company’s outstanding series A preferred shares, no par value (which we refer to as Series A Preferred Shares) present in person or represented by proxy and entitled to vote on the proposal, voting as a single class.
Your vote is very important, regardless of the number of Company Shares or Series A Preferred Shares you own. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Distribution Agreement are adopted by a majority of the affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your Company Shares will be represented at the Special Meeting if you are unable to attend.
The Board of Directors of the Company has fixed the close of business on August 29, 2022 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the Special Meeting and at any adjournment or postponements thereof. A complete list of our shareholders of record entitled to vote at the Special Meeting will be available for inspection at our principal operating offices for a period of at least ten days prior to the date of the Special Meeting during ordinary business hours of the Company for any purpose germane to the Special Meeting. The list of our shareholders of record will also be available during the Special Meeting at the place of the Special Meeting for inspection by any shareholder present at the Special Meeting for any purpose germane to the Special Meeting.
Only shareholders of record, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, please bring the admission ticket with you to the Special Meeting. If your Company Shares are held through a bank, brokerage firm or other nominee, please send proof of your ownership to the Corporate Secretary at 215 Church Street, New Haven, Connecticut 06510, and the Company will send you an admission ticket. Alternatively, please bring to the Special Meeting proof of your beneficial ownership of Company Shares. Acceptable proof could include an account statement showing that you owned Company Shares on the record date, August 29, 2022. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Douglas Gray
Corporate Secretary
New Haven, Connecticut
Dated:         , 2022

-i-

-ii-

-iii-

OTHER MATTERS	116
Important Notice Regarding Internet Availability of Materials	116
Householding of Proxy Materials	116
Submission of Shareholder Proposals	116
WHERE YOU CAN FIND MORE INFORMATION	118
Annex A Agreement and Plan of Merger, dated as of May 9, 2022, by and among Biohaven Pharmaceutical Holding Company Ltd., Pfizer Inc. and Bulldog (BVI) Ltd.	A-1
Annex B Separation and Distribution Agreement, dated as of May 9, 2022, by and between Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Research Ltd.	B-1
Annex C Form of the Plan of Reverse Triangular Merger	C-1
Annex D Form of the Plan of Forward Triangular Merger	D-1
Annex E Section 179 of the British Virgin Islands Business Companies Act (As Revised)	E-1
Annex F Opinion of Centerview Partners LLC, dated as of May 9, 2022	F-1
Annex G Audited and Unaudited Financial Statements of SpinCo	G-1
-iv-

SUMMARY
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 118.
All references to “the Company,” “we,” “us” or “our” in this proxy statement refer to Biohaven Pharmaceutical Holding Company Ltd., a BVI business company limited by shares; all references to “Pfizer” refer to Pfizer Inc., a Delaware corporation all references to “Merger Sub” refer to Bulldog (BVI) Ltd., a BVI business company limited by shares and a wholly owned subsidiary of Pfizer formed for the sole purpose of effecting the Merger; all references to “SpinCo” refer to Biohaven Research Ltd., a British Virgin Islands business company limited by shares and a wholly owned subsidiary of the Company; all references to “Company Shares” refer to the common shares, no par value, of the Company; all references to “Series A Preferred Shares” refer to the series A preferred shares, no par value, of the Company; all references to the “Merger” refer to the acquisition by Pfizer of the Company, which will be accomplished by either (x) if the Merger occurs on or before December 30, 2022, the merger of Merger Sub with and into the Company with the Company as the surviving company (which we refer to as the Reverse Triangular Merger) or (y) if the Merger occurs after December 30, 2022, then, at Pfizer’s discretion, either (i) through the Reverse Triangular Merger or (ii) through the merger of the Company with and into Merger Sub, with the Merger Sub as the surviving company (which we refer to as the Forward Triangular Merger); all references to the “Spin-Off” refer to the pro rata distribution of SpinCo’s shares to the Company’s shareholders; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 9, 2022, as may be amended from time to time, by and among the Company, Pfizer and Merger Sub, a copy of which is included as Annex A to this proxy statement; all references to “Plan of Merger” refer to either (a) if the Merger occurs on or before December 30, 2022, the form of the Plan of Reverse Triangular Merger attached as Annex C to the proxy statement or (b) if the merger occurs after December 30, 2022, then, at Pfizer’s discretion, either (i) the form of the Plan of Reverse Triangular Merger attached as Annex C to the proxy statement or (ii) the form of the Plan of Forward Triangular Merger attached as Annex D to the proxy statement; and all references to the “Distribution Agreement” refer to the Separation and Distribution Agreement, dated as of May 9, 2022, as may be amended from time to time, by and between the Company and SpinCo. The Company, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Company.”

Parties to the Merger
Biohaven Pharmaceutical Holding Company Ltd.
The Company, a British Virgin Islands business company limited by shares, is a biopharmaceutical company developing and commercializing innovative, late-stage product candidates targeting neurological diseases, including rare disorders. The Company’s current areas of focus include its CGRP receptor antagonist platform, glutamate platform, MPO platform, myostatin platform, CD38 program, Kv7 program and Company labs.
The Company’s registered office is located at P.O. Box 173, Road Town, Tortola, British Virgin Islands. The Company’s U.S. office and the office of its U.S. subsidiary is located at 215 Church Street, New Haven, CT 06510. The Company’s telephone number is (203) 404-0410. The Company website address is www.biohavenpharma.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.
The Company Shares are listed and trade on the New York Stock Exchange (which we refer to as NYSE) under the symbol “BHVN.”
Biohaven Research Ltd.
SpinCo is a British Virgin Islands business company limited by shares and a wholly owned subsidiary of the Company, and was formed on May 2, 2022, for the purpose of engaging in the transactions contemplated by the

Distribution Agreement. SpinCo has not engaged in any business activities other than in connection with the transactions contemplated by the Distribution Agreement. Pursuant to the terms of the Distribution Agreement, prior to the effective time of the Merger, the Company will complete a pre-closing reorganization such that SpinCo will own, assume or retain certain assets and liabilities related to the Company’s pipeline assets and businesses, and the common shares of SpinCo will be distributed to the Company’s shareholders.
After the Spin-Off is completed, SpinCo will be a separate, publicly held company that will own certain assets and liabilities related to the Company’s pipeline assets and businesses. The U.S. office of SpinCo is located at 215 Church Street, New Haven, CT 06510, and SpinCo’s telephone number is (203) 404-0410.
Pfizer Inc.
Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacturing, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world.
Pfizer was incorporated under the laws of the State of Delaware. Pfizer’s principal executive offices are located at 235 East 42nd Street, New York, NY 10017, and its telephone number is (212) 733-2323.
Bulldog (BVI) Ltd.
Merger Sub is a British Virgin Islands business company limited by shares and a wholly owned subsidiary of Pfizer, and was formed on May 6, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving company and a wholly owned subsidiary of Pfizer. The principal executive offices of Merger Sub are located at 235 East 42nd Street, New York, New York 10017, and its telephone number is (212) 733-2323.

The Special Meeting

Date, Time and Place of the Special Meeting
The Special Meeting of the holders of Company Shares and Series A Preferred Shares will be held at         , on         , at          a.m., local time.
At the Special Meeting, holders of record as of the close of business on August 29, 2022 (which we refer to as the record date) of Company Shares and Series A Preferred Shares will be asked to consider and vote on:
•a proposal to adopt the Merger Agreement, the Plan of Merger and the Distribution Agreement (which we refer to as the Transaction Proposal);
•a proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off; and
•a proposal to approve the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting. Only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Record Date and Quorum
You are entitled to receive notice of, and to vote at, the Special Meeting if you owned Company Shares or Series A Preferred Shares at the close of business on the record date. You will be entitled to one vote for each Company Share that you owned on the record date, and 1,000 votes for each Series A Preferred Share that you owned on the record date. As of the record date, there were         Company Shares and 1,559 Series A Preferred Shares outstanding and entitled to vote at the Special Meeting, held by        holders of record. Holders of at least 50% of the votes of the Company Shares and Series A Preferred Shares issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, constitute a quorum for the purposes of the Special Meeting. Abstentions (as described in “Questions and Answers about the Special Meeting and the Merger” beginning on page 13) are counted as present for the purpose of determining whether a quorum is present.
Vote Required
Approval of the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal, and broker non-votes will be counted as abstentions.
The proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off, as described under “Advisory Vote on Certain Compensatory Arrangements for the Company’s Named Executive Officers in Connection with the Merger and the Spin-Off” beginning on page 108, requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class and entitled to vote on the proposal. The Company is providing shareholders with the opportunity to approve, on a non-binding, advisory basis, such compensatory arrangements in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended) (which we refer to as the Exchange Act). Abstentions will have the same effect as a vote “AGAINST” approval of this proposal, and broker non-votes will be counted as abstentions.
The proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal, requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal, and broker non-votes will be counted as abstentions.
As of August 29, 2022, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,        Company Shares (not including any Company Shares deliverable upon exercise or conversion of any options, restricted stock units or other equity-based awards), representing approximately          percent of the outstanding Company Shares. The directors and executive officers of the Company have informed the Company that they currently intend to vote all such Company Shares “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off, and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
Proxies and Revocation
Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your Company Shares are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Company Shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your Company Shares will not have an effect on the proposal to adopt the Transaction Proposal, the proposal to approve the compensatory arrangements for the Company’s named executive officers or the proposal to adjourn the Special Meeting.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the Special Meeting, or by attending the Special Meeting and voting in person. Attending the Special Meeting alone, without voting at the Special Meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Biohaven Pharmaceutical Holding Company Ltd., Attention: Corporate Secretary, 215 Church Street, New Haven, Connecticut 06510.
Dissenters’ Rights
Shareholders are entitled to dissent rights under Section 179 of the BVI Business Companies Act 2004 (As Revised) (which we refer to as the BCA) in connection with the Merger. This means that you are entitled to the fair value of your Company Shares and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under Section 179 of the BCA. The ultimate amount you receive should you exercise your dissent rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.
Holders of record of shares who do not consent to the Merger and who otherwise comply with the applicable statutory procedures will be entitled to dissent rights under Section 179 of the BCA. See “Dissenters’ Rights” beginning on page 113 and Section 179 of the BCA, which is reproduced in its entirety as Annex E to this proxy statement. If you hold your Company Shares through a bank, brokerage firm or other nominee and you wish to exercise dissent rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the exercise of your dissent rights by your bank, brokerage firm or other nominee. In view of the complexity of Section 179 of the BCA, shareholders who may wish to pursue dissent rights should consult their legal and financial advisors promptly.
The Transactions
On May 9, 2022, the Company and Pfizer entered into certain agreements to effect the acquisition of the Company by Pfizer. The transactions contemplated by the agreements (which we refer to, collectively, as the Transactions) include the separation of certain assets of the Company between the Company and SpinCo through a series of restructuring transactions (which we refer to as the Pre-Closing Reorganization), the distribution of the common shares of SpinCo, no par value (which we refer to as SpinCo Shares) to shareholders of the Company (which we refer to as the Spin-Off), and the subsequent Merger, which will be accomplished by either (x) if the Merger occurs on or before December 30, 2022, the merger of Merger Sub with and into the Company with the Company as the surviving company (which we refer to as the Reverse Triangular Merger) or (y) if the Merger occurs after December 30, 2022, then, at Pfizer’s discretion, either (i) through the Reverse Triangular Merger or (ii) through the Forward Triangular Merger).
In order to effect the Transactions, the Company, Pfizer and Merger Sub entered into the Merger Agreement and the Company and SpinCo entered into the Distribution Agreement. For a more complete discussion of the transaction agreements, see “The Transaction Agreements—The Merger Agreement” beginning on page 74 and “The Transaction Agreements—The Distribution Agreement” beginning on page 96.
The Pre-Closing Reorganization and the Distribution
In connection with the acquisition of the Company by Pfizer, prior to the Spin-Off and the Merger, the Company and SpinCo will consummate (or cause to be consummated) the Pre-Closing Reorganization, which will generally result in (i) SpinCo owning, assuming or retaining certain assets and liabilities of the Company and its subsidiaries related to the Company’s pipeline assets and businesses (which we refer to collectively as the SpinCo Business), and (ii) the Company owning, assuming or retaining all other assets and liabilities, including those associated with the Company’s platform for the research, development, manufacture and commercialization of calcitonin gene-related peptide receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited preclinical CGRP portfolio (which we refer to as the CGRP Business).
As a condition to the Merger, the Company will consummate the Spin-Off, with the distribution of all of the issued and outstanding shares of SpinCo to the Company’s shareholders, at the ratio of one SpinCo Share for every two Company Shares. Prior to the Spin-Off, the Company will consummate or cause to be consummated the Pre-Closing Reorganization. Prior to the date of the Spin-Off, the Company will also prepare and file a registration statement on Form 10 (which we refer to, together with any amendments, supplements, prospectuses or information statements thereto, as the Spin-Off Registration Statement) to register the common shares of SpinCo.
After the Pre-Closing Reorganization and Spin-Off are completed, SpinCo will be a separate, publicly held company that will own certain assets and liabilities related to the Company’s pipeline assets and businesses.
The Distribution Agreement
Transfer of Assets and Assumption of Liabilities
The Distribution Agreement identifies the assets to be transferred to or retained by, and the liabilities to be assumed or retained by, each of the Company and SpinCo, and it provides for when and how these transfers, assumptions and assignments will occur.
Conditions to the Spin-Off
The Spin-Off is subject to the satisfaction or waiver by the Company and SpinCo of the following conditions:
•fulfillment or waiver of the conditions precedent in the Merger Agreement to the consummation of the Merger other than the completion of the Spin-Off and any conditions that can only be satisfied at the closing of the Merger, provided that such conditions are then capable of being satisfied, and confirmation in writing by Pfizer that it is prepared to consummate the Merger, subject only to the consummation of the Spin-Off;
•continuing effectiveness of the Spin-Off Registration Statement by the U.S. Securities and Exchange Commission (which we refer to as the SEC), no proceedings to suspend its effectiveness, and mailing of the information statement to holders of Company Shares as of the record date of the Spin-Off;
•acceptance for listing on a national securities exchange of the SpinCo Shares;
•no legal restraint against the Spin-Off, the Pre-Closing Reorganization or the Merger;
•execution of the transition services agreement to be entered into between the Company and SpinCo (which we refer to as the Transition Services Agreement); and
•effectiveness in all material respects of the Pre-Closing Reorganization.
Financing of SpinCo
Immediately prior to the effective time of the Spin-Off, Pfizer or an affiliate of Pfizer will pay to the Company an amount equal to $275 million minus the marketable securities, cash and cash equivalents held by SpinCo as of the close of business on the day prior to the date of the Spin-Off, subject to certain adjustments agreed to by the Company and Pfizer, and the Company will contribute such funding to SpinCo. SpinCo’s liabilities under the Distribution Agreement include payment of certain expenses payable at closing of the Spin-Off and Merger, which amounts will be deducted from the cash paid by Pfizer to the Company immediately prior to the effective time of the Spin-Off. Such expenses are currently estimated at $5.8 million. The Company and Pfizer also entered into a side letter, which provided that the SpinCo funding amount will also be reduced by approximately $4 million in connection with the purchase by the Company of shares of capital stock of Artizan Biosciences Inc., and by approximately $7.4 million of transaction expenses allocated to SpinCo. Following the payment of SpinCo expenses, deductions and adjustments described above, we anticipate that SpinCo will have approximately $257.8 million in cash as of the effective time of the Spin-Off.
SpinCo Royalty Rights
Following the Spin-Off, the Company will be required to make certain tiered royalty payments at percentage rates in the low-tens to mid-teens to SpinCo in respect of aggregate annual net sales of rimegepant and zavegepant in the U.S. in excess of $5.25 billion, subject to an annual cap on royalties of $400 million per year (which cap will be reached if the aggregate annual net sales of rimegepant and zavegepant in the U.S. amount to $8.15 billion), for all years ended on or prior to December 31, 2040.
Pfizer Guaranty
The Distribution Agreement includes a guaranty by Pfizer of the performance by the Company of its obligations under the Distribution Agreement and the Transition Services Agreement following the effective time of the Merger.
Expenses
Except as otherwise set forth in the Distribution Agreement or Transition Services Agreement, costs and expenses incurred on or prior to the date of the Distribution in connection with the Distribution Agreement, the Transition Services Agreement, the Spin-Off Registration Statement or the related information statement, and the transactions contemplated thereby, including the Spin-Off, will be paid by SpinCo and deemed to be liabilities of SpinCo. Each party will bear their own costs and expenses incurred after the date of the Spin-Off.
The Merger
The Merger Agreement provides that, following satisfaction or waiver of the closing conditions set forth in the Merger Agreement (including completion of the Pre-Closing Reorganization and Spin-Off), Merger Sub will merge with and into the Company. The Company will be the surviving company in the Merger (which we refer to as the Surviving Company). As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of Pfizer. You will not own any shares of the Surviving Company. Following the Spin-Off, which will be completed immediately prior to the Merger, you will own one SpinCo Share for every two Company Shares you hold as of the record date for the Spin-Off (which we refer to as the Distribution Record Date).
Forward Merger Option
If the Merger is not completed on or prior to December 30, 2022, Pfizer may, in its sole discretion, elect to consummate the Merger such that the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Company and assuming all of the rights and obligations of the Company (which we refer to as the Forward Merger Option).
Merger Consideration
Each Company Share that is issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as defined below), will be converted into the right to receive an amount in cash equal to $148.50 without interest thereon.
Excluded Shares consist of:
•Company Shares that are owned by the Company as treasury shares and any Company Shares owned by Pfizer or Merger Sub; and
•Company Shares that are owned by holders who have properly objected in writing, and have not withdrawn or otherwise lost its dissenters’ rights in accordance with Section 179 of the BCA. In this proxy statement, we refer to such shareholders as dissenting shareholders.

Reasons for the Merger; Recommendation of the Board of Directors
By unanimous vote, the Board of Directors of the Company, at a meeting held on May 9, 2022, determined that the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement were fair to, and in the commercial interests of, the Company and the shareholders of the Company, authorized, confirmed and approved the Merger in all respects, approved and declared advisable the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby (including the Plan of Merger), and resolved to recommend that the Company’s shareholders vote to adopt the Merger Agreement and to approve and/or adopt other matters submitted to them in connection with the Merger Agreement (including the Plan of Merger).
The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
The Merger Agreement
Treatment of Company Shares and Company Share-Based Awards
•Company Shares. In the Merger, each Company Share outstanding immediately prior to the effective time of the Merger (other than Excluded Shares) will be converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.
•Company Stock Options. At the effective time of the Merger, each option to purchase Company Shares (which we refer to as Company Stock Options) outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right to receive (without interest): an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per share for such Company Stock Option and (ii) the total number of Company Shares subject to such Company Stock Option, less any withholding taxes. Any Company Stock Option which has an exercise price per Company Share that is greater than or equal to the Merger Consideration will be cancelled in exchange for no consideration or payment.
•Company Restricted Stock Units. At the effective time of the Merger, each Company restricted stock unit (which we refer to as Company Restricted Stock Units) outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest): an amount in cash equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Unit, with any applicable performance conditions deemed achieved at 100%, and (ii) the Merger Consideration, less any tax withholdings; provided, however, that each Company Restricted Stock Unit granted after the date of the Merger Agreement but prior to the effective time of the Merger in accordance with the terms of the Merger Agreement (other than certain Company Restricted Stock Units which may be granted in accordance with the Merger Agreement in exchange for or in lieu of options to acquire common shares of BioShin Limited) will convert into a cash-based award if held by a continuing Surviving Company employee and otherwise convert into a SpinCo award.
•Company Preferred Shares. Prior to the effective time of the Spin-Off, each Series A Preferred Share and Series B Preferred Share of the Company (which we refer to collectively as the Company Preferred Shares) will be redeemed by the Company. At the effective time of the Merger, subject to receipt of wire instructions and other customary information from holders of Company Preferred Shares at least five business days prior to the closing of the Merger, Pfizer, on behalf of the Surviving Company, will pay such holders the Series A Optional Redemption Price and the Series B Optional Redemption Price, as applicable and as such terms are defined in the Amended and Restated Memorandum and Articles of Association of the Company (which we refer to as the A&R MAA). The Company will use its reasonable best efforts to terminate the certain purchase agreements relating to the Company Preferred Shares, including making all other payments required in connection with such agreements, effective immediately prior to the Spin-Off.
•Employee Stock Purchase Plan. The Board of Directors or an appropriate committee thereof will take actions with respect to the Company’s Employee Stock Purchase Plan (which we refer to as the ESPP) necessary to provide that after May 9, 2022 (i) no new offering period will begin under the ESPP, (ii) no new participants will be permitted to participate in the ESPP, (iii) no participant may increase their payroll deductions or purchase elections from those in effect as of May 9, 2022, and (iv) each purchase right issued pursuant to the ESPP will be fully exercised not later than the earlier of (A) the last day of the applicable purchase period or (B) ten business days prior to the effective time of the Merger, and, immediately following such purchases, contingent upon the consummation of the Merger, the ESPP will terminate.
No Solicitation; Other Offers
The Company has agreed that it will not, and will cause its affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to a company acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal or (iii) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Pfizer or any of its affiliates or representatives) relating to any acquisition proposal, or grant any waiver or release under any restriction from making an acquisition proposal, in each case, other than discussions solely to notify such person of the non-solicit terms of the Merger Agreement.
Notwithstanding these restrictions, under certain circumstances, the Company may, prior to the time the Merger Agreement is adopted by our shareholders, make available non-public information regarding the Company and its subsidiaries with respect to certain unsolicited written bona fide acquisition proposals or engage in discussions or negotiations with a person with respect to certain unsolicited written bona fide acquisition proposals.
At any time before the time the Merger Agreement is adopted by the Company shareholders, to the extent that the Board of Directors determines in good faith that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable law, the Company may terminate the Merger Agreement to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (which we refer to as an Alternative Acquisition Agreement) with respect to an acquisition proposal that the Board of Directors has determined in good faith constitutes a superior proposal, or make a change of recommendation in respect of a superior proposal, so long as the Company has first complied with certain terms of the Merger Agreement, including (i) notifying Pfizer of the Company’s intent with respect to a superior proposal, and negotiating with Pfizer in good faith regarding adjustments proposed by Pfizer to the terms of the Merger Agreement for a period of four business days, subject to additional two business day negotiation periods if the terms of the superior proposal materially change during such negotiation period and (ii) where applicable, paying the Termination Fee.
In addition, the Board of Directors may change its recommendation with respect to the Merger in response to a material event, fact, circumstance, development, occurrence or change (other than an acquisition proposal) not known to or reasonably foreseeable by the Board of Directors at the time the Board of Directors initially resolved to make the recommendation, subject to the requirements described in the section of this proxy statement entitled “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Change—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 85.
Conditions to the Merger
The respective obligations of the Company, Pfizer and Merger Sub to consummate the Merger are subject to the completion of the Spin-Off and the satisfaction or waiver of certain customary conditions, including the absence of any legal prohibitions, the adoption of the Merger Agreement by shareholders of the Company, receipt of regulatory approval under the HSR Act and other applicable antitrust laws, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement.
Termination
The Company and Pfizer may, by mutual written consent, terminate the Merger Agreement and abandon the transactions contemplated in the Merger Agreement at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s shareholders.
The Merger Agreement may also be terminated and the transactions contemplated by the Merger Agreement abandoned upon delivery of written notice to the other party as follows:
•by either Pfizer or the Company, if any of an End Date Termination Event, a Regulatory Termination Event or a Special Meeting Termination Event occur (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 92) has occurred;
•by Pfizer, if a Change of Recommendation Termination Event or a Company Breach Termination Event (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 92) has occurred; or
•by the Company, if an Alternative Acquisition Agreement Termination Event or a Pfizer Breach Termination Event (each, as defined in the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 92) has occurred.
Termination Fee
In certain circumstances, the Company may be required to pay to Pfizer a termination fee of $450 million (which we refer to as the Termination Fee) if the Merger Agreement is terminated. The Termination Fee would be payable to Pfizer in the following circumstances:
•if the Merger Agreement is terminated by Pfizer due to the Change of Recommendation Termination Event;
•if the Merger Agreement is terminated by the Company due to the Alternative Acquisition Agreement Termination Event; or
•if the Merger Agreement is terminated due to (i) the End Date Termination Event, the Special Meeting Termination Event, or the Company Breach Termination Event (in the case of the Company Breach Termination Event, solely as a result of a breach or inaccuracy that, other than as a result of the no solicitation provisions in the Merger Agreement, first occurred following the making of an acquisition proposal as described in the following clause (ii)), (ii) prior to any such time, an acquisition proposal has been made or publicly announced and not subsequently withdrawn, and (iii) within 12 months after the date on which the Merger Agreement is terminated the Company either enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (substituting 50% for 20% in the definition of acquisition proposal) (which circumstance we refer to, collectively, as the Tail Period Event).
Expenses
Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the other transactions contemplated thereunder will be paid by the party incurring such expense. However, if the Company fails to promptly pay to Pfizer the Termination Fee if and when it is actually due pursuant to its obligations under the Merger Agreement, the Company will indemnify Pfizer for the fees and expenses (including attorneys’ fees and expenses) it incurs in connection with pursuing such payment, and the Company will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable.

Opinion of Centerview Partners LLC
The Company retained Centerview Partners LLC (which we refer to as Centerview) as financial advisor to the Board of Directors in connection with the proposed Merger and the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement (which are collectively referred to as the Transaction). In connection with this engagement, the Board of Directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) of the Transaction Consideration proposed to be paid to such holders pursuant to the Merger Agreement and the Distribution Agreement. On May 9, 2022, Centerview rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 9, 2022 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Transaction Consideration proposed to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated May 9, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex F and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) of the Transaction Consideration to be paid to such holders pursuant to the Merger Agreement and the Distribution Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement, the Distribution Agreement, or the Transaction and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Interests of Certain Persons in the Merger and the Spin-Off
In considering the recommendation of the Board of Directors with respect to the proposed Merger and the Spin-Off, you should be aware that executive officers and directors of the Company have certain interests in the Merger and the Spin-Off that are different from, or in addition to, the interests of the Company’s shareholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Distribution Agreement, and in recommending that the Transaction Proposal, be adopted by the shareholders of the Company. These interests include, but are not limited to, the following:
•payment in respect of cancelled Company equity awards (including Company Stock Options and Company Restricted Stock Units) based on the Merger Consideration in accordance with the terms of the Merger Agreement;
•the potential to receive certain payments and benefits under certain executive officers’ individual employment agreements and offer letters upon a qualifying termination of employment;
•the entitlement to indemnification benefits in favor of directors and officers of the Company;
•the potential for some or all executive officers to enter into new compensatory arrangements with SpinCo; and

•the fact that certain directors and officers of the Company will continue as directors and officers of SpinCo following the Spin-Off and the Merger.
For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page 59 and “The Transactions—Interests of Certain Persons in the Merger and the Spin-Off—Golden Parachute Compensation” beginning on page 65.
Material U.S. Federal Income Tax Consequences of the Spin-Off and Merger
Under U.S. federal income tax laws, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Spin-Off and Merger”) must include in its gross income the gross amount of any dividend paid by the Company to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The Company has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Spin-Off as a dividend.
The consideration received by a U.S. holder pursuant to the merger is intended to be treated as cash consideration for Company Shares in a transaction to which Section 1001 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code) applies. The U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. holder’s adjusted tax basis in Company Shares exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares exceeds one year at the time of the Merger.
Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page 66 for a more detailed discussion of the U.S. federal income tax consequences of the Spin-Off and the Merger.
The tax consequences to holders will depend on their own situation. All holders should consult their own tax advisor to determine the particular tax consequences to them of the receipt of the Transaction Consideration in exchange for Company Shares pursuant to the Merger.
Regulatory Approvals
Under the terms of the Merger Agreement, the Company and Pfizer are required to use reasonable best efforts to obtain antitrust approvals, subject to certain limitations. The Merger cannot be completed until the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), applicable to the Merger or the transactions contemplated by the Merger Agreement has expired or been terminated. In addition to antitrust approval in the United States, the completion of the Merger is conditioned on clearance of the antitrust laws in certain other jurisdictions. The Merger Agreement also provides that if, prior to the Merger, a merger control inquiry is initiated by any other governmental authority, if by such governmental authority’s own initiative or, in the case of the United Kingdom, as a result of engagement with that government authority by Pfizer, then approval in that jurisdiction or confirmation that the inquiry has ended will be a condition to the Merger.
On May 27, 2022, the Company and Pfizer filed notification of the proposed Merger with the Federal Trade Commission (which we refer to as the FTC) and the Department of Justice (which we refer to as the DOJ) under the HSR Act. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on June 27, 2022. In addition, on May 20, 2022, Pfizer filed a briefing paper with the UK Competition & Markets Authority (which we refer to as the CMA). On May 25, 2022, Pfizer filed merger control notifications with the German Federal Cartel Office (which we refer to as the FCO) and the Austrian Federal Competition Authority (which we refer to as the FCA). The Merger was cleared by the FCO on June 13, 2022 and was cleared by the FCA on June 22, 2022. The CMA confirmed that no further information is required on the Transactions on June 24, 2022.

Market Price of Company Shares
The closing price of the Company Shares on the New York Stock Exchange (which we refer to as the NYSE) on May 9, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $83.14 per common share. If the Merger is completed, for each Company Share you own, you will be entitled to receive $148.50 in cash, without interest, less any applicable withholding taxes (unless you have properly exercised in writing, and not lost, your dissenters’ rights with respect to such Company Shares). The Merger Consideration of $148.50 per Company share represents an approximately 78.6% premium over the Company’s closing share price on May 9, 2022 and an approximately 33% premium over the Company’s volume-weighted average trading price over the three months prior to the announcement of the transaction.
On June 30, 2022, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Shares on the NYSE was $145.71 per Company Share. You are encouraged to obtain current market quotations for Company Shares in connection with voting your Company Shares.
Dissenters’ Rights
Shareholders are entitled to dissent rights under Section 179 of the BCA in connection with the Merger. This means that you are entitled to the fair value of your Company Shares and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under Section 179 of the BCA. The ultimate amount you receive should you exercise your dissent rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.
The following summarizes the material rights of shareholders under Section 179 of the BCA. The summary below is qualified in its entirety by reference to Section 179 of the BCA.
Holders of record of shares who do not consent to the Merger and who otherwise comply with the applicable statutory procedures will be entitled to dissent rights under Section 179 of the BCA. See “Dissenters’ Rights” beginning on page 113 and Section 179 of the BCA which is reproduced in its entirety as Annex E to this proxy statement. If you hold your Company Shares through a bank, brokerage firm or other nominee and you wish to exercise dissent rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the exercise of your dissent rights by your bank, brokerage firm or other nominee. In view of the complexity of Section 179 of the BCA, shareholders who may wish to pursue dissent rights should consult their legal and financial advisors promptly.
A shareholder wishing to exercise dissent rights must not consent to the approval of the Merger or the transactions contemplated thereby. If you elect to exercise your dissent rights, you must not vote any of your shares in favor of the Merger.
This proxy constitutes notice of the Merger proposals, including the authorization of the Merger. In order to exercise your dissent rights, you must give to the Company written objection to the Merger before the Special Meeting or at the Special Meeting but before the vote in respect of the Merger.
Shareholders are cautioned that if a shareholder initiates an appraisal process following an exercise of dissent rights, he, she or it may be responsible for a portion of the costs of the appraisal process.
Delisting and Deregistration of Company Shares
If the Merger is completed, Company Shares will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of the Company Shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE MERGER AND THE SPIN-OFF
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Distribution Agreement, the Merger, the Spin-Off and the Special Meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 118.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting because you have been identified as a holder of Company Shares as of the close of business on August 29, 2022, the record date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Company Shares with respect to such matters.

Q.	When and where is the Special Meeting?

A.	The Special Meeting of shareholders of the Company will be held at , on , at a.m., local time.

Q.	What am I being asked to vote on at the Special Meeting?

A.
You are being asked to consider and vote on:
•a proposal to adopt the Transaction Proposal;
•a proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off; and
•a proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company by Pfizer following the separation of certain assets and liabilities of the Company into the Company and SpinCo through the Pre-Closing Reorganization, the distribution of SpinCo Shares to holders of Company Shares and the Merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Company and becoming a wholly owned subsidiary of Pfizer. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto. The Distribution Agreement, which governs the Spin-Off, is attached as Annex B hereto. A copy of the Plan of Merger is attached as Annex C and Annex D hereto. Your vote is required in connection with the Transactions.
If the Transaction Proposal is approved by Company shareholders and the other closing conditions under the Merger Agreement and the Distribution Agreement have been satisfied or waived, upon closing (i) you will own one SpinCo Share for every two Company Shares you hold as of the Distribution Record Date, and (ii)  the Company will become a wholly owned subsidiary of Pfizer and will no longer be a publicly held company, and you, as a current holder of Company Shares, will no longer have any interest in the future earnings or growth of the Company. In addition, following the Transactions, (i) Company Shares will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of Company Shares, and (ii) SpinCo will be a separate, publicly held company that will own certain assets and liabilities related to the Company’s pipeline assets and businesses.

Q.	What will holders of Company Shares receive if the Merger and the Spin-Off are completed?

A.
Upon completion of the Merger, for each Company Share that you own, you will be entitled to receive $148.50 in cash, without interest, less any applicable withholding taxes. For example, if you own 100 Company Shares, you will receive $14,850.00 in cash consideration, less any applicable withholding taxes.
The Merger Consideration received pursuant to the Merger Agreement will be in addition to the SpinCo Shares that Company shareholders of record as of the Distribution Record Date will be entitled to receive in connection with the Spin-Off. Immediately after the Spin-Off, Company shareholders as of the Distribution Record Date will own 100% of the issued and outstanding SpinCo Shares.

Q.	What will holders of Company Preferred Shares receive if the Merger and the Spin-Off are completed?

A.	Prior to the Distribution Record Date and effective time of the Spin-Off, each Series A Preferred Share and Series B Preferred Share that you own will be redeemed by the Company. At the closing of the Merger, Pfizer, on behalf of the Surviving Company, will pay you the Series A Optional Redemption Price and the Series B Optional Redemption Price, as applicable and as such terms are defined in the A&R MAA. You will not receive any additional cash consideration or SpinCo Shares.

Q.	What will holders of the Company’s equity awards receive if the Merger is completed?

A.
At the effective time of the Merger, each:
•Company Stock Option outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right to receive (without interest) an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per Company Share for such Company Stock Option and (ii) the total number of Company Shares subject to such Company Stock Option (less any withholding taxes); and
•Company Restricted Stock Unit outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled in exchange for the right to receive (without interest): an amount in cash equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Unit, with any applicable performance conditions deemed achieved at 100%, and (ii) the Merger Consideration, less any tax withholdings; provided, however, that each Company Restricted Stock Unit granted after the date of the Merger Agreement but prior to the effective time of the Merger in accordance with the terms of the Merger Agreement (other than certain Company Restricted Stock Units which may be granted in accordance with the Merger Agreement in exchange for or in lieu of options to acquire common shares of BioShin Limited) will convert into a cash-based award if held by a continuing Surviving Company employee and otherwise convert into a SpinCo award.

Q.	How does the Merger Consideration compare to the market price of Company Shares on the last trading day prior to announcement of the Merger?

A.
The Merger Consideration represents an approximately 78.6% premium over the Company’s closing share price on May 9, 2022, the last trading day before the transaction was announced, and an approximately 33% premium over the Company’s volume-weighted average trading price over the three months prior to the announcement of the transaction.

Q.	How does the Board of Directors recommend that I vote?

A.
The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our shareholders of the Transaction Proposal, we anticipate that the Merger will be completed during the fourth quarter of 2022.

Q.	What happens if the Merger is not completed?

A.
If the Merger Agreement is not adopted by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their Company Shares in connection with the Merger. The Spin-Off will also not be consummated, and shareholders of the Company will not receive any SpinCo Shares. Instead, the Company will remain an independent public company and Company Shares will continue to be listed and traded on the NYSE.
Under specified circumstances in the Merger Agreement, the Company may be required to disburse or pay a termination fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 93.

Q.	What conditions must be satisfied to complete the Merger?

A.
The respective obligations of the Company, Pfizer and Merger Sub to consummate the Merger are subject to the completion of the Spin-Off and satisfaction or waiver of certain customary conditions, including the absence of any legal prohibitions, the adoption of the Merger Agreement by shareholders of the Company, receipt of regulatory approval under the HSR Act and other applicable antitrust laws, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the completion of the Spin-Off. See “The Merger Agreement—Conditions to the Merger” beginning on page 90.

Q.	What is the Forward Merger Option?

A.	If the Merger is not completed on or prior to December 30, 2022, Pfizer may, in its sole discretion, elect to consummate the Merger such that the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Company and assuming all of the rights and obligations of the Company.

Q.	What will happen in the Pre-Closing Reorganization?

A.
In connection with the acquisition of the Company by Pfizer, prior to the Spin-Off and the Merger, the Company and SpinCo will consummate (or cause to be consummated) the Pre-Closing Reorganization, which will generally result in (i) SpinCo owning, assuming or retaining certain assets and liabilities of the Company and its subsidiaries related to the SpinCo Business, and (ii) the Company owning, assuming or retaining all other assets and liabilities, including those associated with the CGRP Business. See “The Transactions—Overview” beginning on page 35 and “The Transaction Agreements—The Distribution Agreement” beginning on page 96 for more information.

Q.	What will happen in the Spin-Off?

A.
Following the Pre-Closing Reorganization, all of the issued and outstanding SpinCo Shares will be distributed to the Company’s shareholders, pro rata based on a ratio of one SpinCo Share for every two Company Shares held by the Company’s shareholders as of the Distribution Record Date, for no consideration. See “The Transactions” beginning on page 35.

Q.	Why is the Spin-Off important and why is the consummation of the Spin-Off a condition to the closing of the Merger?

A.
The separation of the Company’s pipeline assets and businesses is an important step in the Transactions agreed to by the Company and Pfizer. Accordingly, in connection with the Merger, certain assets and liabilities related to the Company’s pipeline assets and businesses will be separated from the Company and transferred to SpinCo and the consummation of the Spin-Off is a condition to the closing of the Merger.
For additional information regarding the Spin-Off, please see SpinCo’s Form 10 filed with the SEC (File No. 001-41477).

Q:	What conditions must be satisfied to complete the Spin-Off?

A.
The Spin-Off is subject to the satisfaction or waiver by the Company and SpinCo of the following conditions:
•fulfillment or waiver of the conditions precedent in the Merger Agreement to the consummation of the Merger other than the completion of the Spin-Off and any conditions that can only be satisfied at the closing of the Merger, and confirmation in writing by Pfizer that it is prepared to consummate the Merger, subject only to the consummation of the Spin-Off;
•continuing effectiveness of the Spin-Off Registration Statement by the SEC, no proceedings to suspend its effectiveness, and mailing of the information statement to holders of Company Shares as of the record date of the Spin-Off;
•acceptance for listing on a national securities exchange of the SpinCo Shares;
•no legal restraint against the Spin-Off, the Pre-Closing Reorganization or the Merger;
•execution of the Transition Services Agreement to be entered into between the Company and SpinCo; and
•effectiveness in all material respects of the Pre-Closing Reorganization.

Q.	How will SpinCo be financed?

A.
Immediately prior to the effective time of the Spin-Off, Pfizer or an affiliate of Pfizer will advance to the Company an amount equal to the remainder of $275 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any accounts held by SpinCo as of the close of business on the day prior to the date of the Spin-Off, and the Company will contribute such funding to SpinCo (we refer to the amount paid by Pfizer to SpinCo, after the deductions described herein, as the SpinCo Funding Amount). SpinCo’s liabilities under the Distribution Agreement include payment of certain expenses of the Spin-Off and Merger, which amounts will be deducted from the cash paid by Pfizer to the Company immediately prior to the effective time of the Spin-Off. Such expenses are currently estimated at $5.8 million. The Company and Pfizer also entered into a side letter, which provided that the SpinCo Funding Amount will also be reduced by approximately $4 million in connection with the purchase by the Company of shares of capital stock of Artizan Biosciences Inc., and by approximately $7.4 million of transaction expenses allocated to SpinCo. Following the payment of SpinCo expenses, deductions and adjustments described above, we anticipate that SpinCo will have approximately $257.8 million in cash as of the effective time of the Spin-Off.
Following the Spin-Off, SpinCo will be entitled to a royalty payment right, pursuant to which the Company will be required to make certain tiered royalty payments at percentage rates in the low-tens to mid-teens to SpinCo in respect of aggregate annual net sales of rimegepant and zavegepant in the U.S. in excess of $5.25 billion, subject to an annual cap on royalties of $400 million per year (which cap will be reached if the aggregate annual net sales of rimegepant and zavegepant in the U.S. amount to $8.15 billion), for all years ended on or prior to December 31, 2040.

Q.	What are the material U.S. federal income tax consequences of the Merger?

A.
Under U.S. federal income tax laws, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger”) must include in its gross income the gross amount of any dividend paid by the Company to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The Company has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Spin-Off as a dividend.
The consideration received by a U.S. holder pursuant to the merger is intended to be treated as cash consideration for Company Shares in a transaction to which Section 1001 of the Code applies. The U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. holder’s adjusted tax basis in Company Shares exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares exceeds one year at the time of the Merger.
Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page 66 for a more detailed discussion of the U.S. federal income tax consequences of the Merger.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off?

A.	Under the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s shareholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. The vote is an advisory vote and will not be binding on the Company, SpinCo or the Surviving Company. Because the compensation to be paid to the named executive officers in connection with the Merger is based on contractual arrangements with the named executive officers and the Merger Agreement, such compensation may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s shareholders to approve the Transaction Proposal?

A.
The adoption of the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, voting as a single class.
Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Transaction Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your Company Shares or Series A Preferred Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Company Shares or Series A Preferred Shares, your Company Shares or Series A Preferred Shares will be treated as abstentions.

Q.	What vote of our shareholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off?

A.
Approving the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, voting as a single class.
Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the compensatory arrangements for named executive officers. If you fail to submit a proxy or to vote in person at the Special Meeting or if your Company Shares or Series A Preferred Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Company Shares, your Company Shares or Series A Preferred Shares will be treated as abstentions.

Q.	What vote of our shareholders is required to approve the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal?

A.
Approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class.
Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your Company Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Company Shares, your Company Shares will be treated as abstentions.

Q.	What is a “broker non-vote”?

A.
Under the rules of the New York Stock Exchange, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the Transaction Proposal, the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal, and, as a result, absent specific instructions from the beneficial owner of such Company Shares, banks, brokerage firms or other nominees are not empowered to vote those Company Shares on non-discretionary matters, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the Special Meeting.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.
In considering the recommendation of the Board of Directors with respect to the Transaction Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the shareholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 59 and “Advisory Vote on Certain Compensatory Arrangements for the Company’s Named Executive Officers in Connection with the Merger and the Spin-Off” beginning on page 108.

Q.	What is the difference between holding Company Shares or Series A Preferred Shares as a shareholder of record and as a beneficial owner?

A.
If on the record date, your Company Shares or Series A Preferred Shares were registered directly in your name with our transfer agent, then you are a shareholder “of record.” If you are a shareholder of record, you may vote in person at the Special Meeting, by mail or over the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy.
If on the record date, your Company Shares or Series A Preferred Shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your Company Shares or Series A Preferred Shares are held in “street name” and you are the beneficial owner of the Company Shares or Series A Preferred Shares. If you are a beneficial owner of Company Shares or Series A Preferred Shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	If my Company Shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my Company Shares for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your Company Shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your Company Shares. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the Special Meeting, and, as a result, absent specific instructions from the beneficial owner of such Company Shares, banks, brokerage firms or other nominees are not empowered to vote those Company Shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your Company Shares, your Company Shares will not be voted (which we refer to as broker non-votes), and any such broker non-votes will be counted as abstentions, which will have the same effect as a vote “AGAINST” approval of the Transaction Proposal, the proposal to approve the compensatory arrangements for named executive officers or on the proposal to adjourn the Special Meeting.

Q.	Who can vote at the Special Meeting?

A.
Only shareholders of record at the close of business on August 29, 2022, the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the meeting. On the record date,          Company Shares were outstanding and 1,559 Series A Preferred Shares were outstanding. Each Company Share is entitled to one vote upon each of the matters to be presented at the meeting, and each Series A Preferred Share is entitled to 1,000 votes upon each of the matters to be presented at the meeting.
If you are a beneficial owner of Company Shares or Series A Preferred Shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	How many votes do I have?

A.
Each holder of Company Shares is entitled to cast one vote, and each Series A Preferred Share is entitled to cast 1,000 votes, on each matter properly brought before the Special Meeting for each Company Share or Series A Preferred Share that such holder owned as of the record date of August 29, 2022. As of the close of business on the record date, there were         Company Shares and 1,559 Series A Preferred Shares outstanding and entitled to vote, held by        holders of record.

Q.	What is the quorum requirement?

A.
Under the A&R MAA, a meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy at least 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

Q.	How do I vote?

A.
Shareholder of Record. If you are a shareholder of record, you may have your Company Shares or Series A Preferred Shares voted on matters presented at the Special Meeting in any of the following ways:
•In Person. You may attend the Special Meeting and cast your vote there.
•Via Our Internet Voting Site at www.proxyvote.com. If you received printed proxy materials, follow the instructions for submitting your proxy via the Internet printed on your proxy card.
•By Telephone. Call toll-free at 1-800-690-6903. You can also submit your proxy by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.
•In Writing. You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.
The Internet and telephone voting facilities for the submission of proxies for shareholders of record will close at          , Eastern Standard Time on          , 2022.
Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting. To attend the meeting in person (regardless of whether you intend to vote your Company Shares or Series A Preferred Shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 30 of this proxy statement.

Q.	How can I change or revoke my proxy?

A.
If you own Company Shares or Series A Preferred Shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:
•sending a written statement to that effect to our Corporate Secretary, which must be received by us by 5:00 p.m. on the business day immediately prior to the date of the Special Meeting;
•submitting a properly signed proxy card or voting instruction form dated a later date;
•submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or
•attending the meeting in person and voting your Company Shares or Series A Preferred Shares.
If you hold Company Shares or Series A Preferred Shares in street name, you should contact the intermediary for instructions on how to change your voting instruction.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your Company Shares or Series A Preferred Shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement”. The document used to designate a proxy to vote your Company Shares is called a “proxy card”.

Q.	If a shareholder gives a proxy, how are the Company Shares or Series A Preferred Shares voted?

A.
Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your Company Shares or Series A Preferred Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Company Shares or Series A Preferred Shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you own Company Shares or Series A Preferred Shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your Company Shares or Series A Preferred Shares to be voted, the Company Shares or Series A Preferred Shares represented by your properly signed proxy will be voted “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.

Q.	How are votes counted?

A.
For the Transaction Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, and broker non-votes will be counted as abstentions.
For the proposal to approve the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, and broker non-votes will be counted as abstentions.
For the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, and broker non-votes will be counted as abstentions.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your Company Shares or Series A Preferred Shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the Company Shares or Series A Preferred Shares shown on each proxy card that you receive in order for all of your Company Shares and Series A Preferred Shares to be voted at the meeting.

Q.	What happens if I sell my Company Shares before the Special Meeting?

A.	The record date for shareholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your Company Shares after the record date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Company Shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such Company Shares at the Special Meeting but will transfer the right to receive the Transaction Consideration to the person to whom you transfer your Company Shares.

Q.	What happens if I sell my Company Shares before the Distribution Record Date?

A.	The Distribution Record Date for shareholders entitled to receive SpinCo Shares in the Spin-Off is later than the date of the Special Meeting but earlier than the date of the consummation of the Merger. If you transfer your Company Shares before the Distribution Record Date, you will transfer the right to receive the SpinCo Shares to the person to whom you transfer your Company Shares.

Q.	What happens if I sell my Company Shares after the Special Meeting but before the effective time of the Merger?

A.	If you transfer your Company Shares after the Special Meeting but before the effective time of the Merger, you will have transferred the Transaction Consideration to the person to whom you transfer your Company Shares. In order to receive the SpinCo Shares, you must hold your Company Shares through the Distribution Record Date, and in order to receive the Merger Consideration, you must hold your Company Shares through the completion of the Merger.

Q.	Who is paying for this proxy solicitation?

A.	The Company has engaged Innisfree M&A Incorporated (which we refer to as Innisfree) to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Innisfree a fee of $35,000 and telephone charges. The Company has agreed to reimburse Innisfree for certain fees and expenses and will also indemnify Innisfree, its affiliates and their respective officers, directors, employees and agents against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Company Shares. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.
Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your Company Shares are represented at the Special Meeting. If you hold your Company Shares or Series A Preferred Shares in your own name as the shareholder of record, you may submit a proxy to have your Company Shares or Series A Preferred Shares voted at the Special Meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 1-800-690-6903 or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I surrender my shares now?

A.
No. After the Merger is completed, the payment agent will send each holder of record of certificated shares a letter of transmittal and written instructions that explain how to exchange Company Shares represented by such holder’s certificated shares for the Merger Consideration. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration. See “Surrender and Payment Procedures” beginning on page 76.

Q.	Am I entitled to exercise dissenters’ rights under Section 179 of the BCA instead of receiving the Merger Consideration for my Company Shares?

A.
Yes. As a holder of Company Shares, you are entitled to exercise dissenters’ rights under Section 179 of the BCA in connection with the Merger if you take certain actions, including submitting a proper objection, and meeting certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. See “Dissenters’ Rights” beginning on page 113.

Q.	Who can help answer any other questions I might have?

A.
If you have additional questions about the Merger or the Spin-Off, need assistance in submitting your proxy or voting your Company Shares or Series A Preferred Shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3507
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking information about Pfizer’s proposed acquisition of the Company, the Company’s related spin-off of its development stage pipeline compounds and the Company’s commercial and pipeline portfolio, including rimegepant and zavegepant, expected best-in-class therapies and growth potential, that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by the Company’s shareholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; risks related to diverting management’s attention from the Company’s ongoing business operation; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Company Shares and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition, spin-off or the Company’s business; risks and costs related to the implementation of the separation of SpinCo, including timing anticipated to complete the separation and any changes to the configuration of the businesses included in the separation if implemented; the risk that the integration of the Company and Pfizer will be more difficult, time consuming or costly than expected; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in particular jurisdictions for rimegepant or zavegepant or any other investigational products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether rimegepant, zavegepant or any such other products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of rimegepant, zavegepant or any such other products; uncertainties regarding the impact of COVID-19; and competitive developments.
You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business described in the “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results” sections of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.
Any forward-looking statements speak only as of the date of this proxy statement, and the Company does not undertake any obligation to correct or update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors may emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible for the Company to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER
Biohaven Pharmaceutical Holding Company Ltd.
The Company, a British Virgin Islands business company limited by shares, is a biopharmaceutical company developing and commercializing innovative, late-stage product candidates targeting neurological diseases, including rare disorders. The Company’s current areas of focus include its CGRP receptor antagonist platform, glutamate platform, MPO platform, myostatin platform, CD38 program, Kv7 program and Company labs.
The Company’s registered office is located at P.O. Box 173, Road Town, Tortola, British Virgin Islands. The Company’s U.S. office and the office of its U.S. subsidiary is located at 215 Church Street, New Haven, CT 06510. The Company’s telephone number is (203) 404-0410. The Company’s website address is www.biohavenpharma.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.
The Company Shares are listed and trade on the NYSE under the symbol “BHVN.”
Biohaven Research Ltd.
SpinCo is a British Virgin Islands business company limited by shares and a wholly owned subsidiary of the Company, and was formed on May 2, 2022, for the purpose of engaging in the transactions contemplated by the Distribution Agreement. SpinCo has not engaged in any business activities other than in connection with the transactions contemplated by the Distribution Agreement. Pursuant to the terms of the Distribution Agreement, prior to the effective time of the Merger, the Company will complete a pre-closing reorganization such that SpinCo will own, assume or retain certain assets and liabilities related to the Company’s pipeline assets and businesses, and the SpinCo Shares will be distributed to the Company’s shareholders.
After the Spin-Off is completed, SpinCo will be a separate, publicly held company that will own certain assets and liabilities related to the Company’s pipeline assets and businesses. The U.S. office of SpinCo is located at 215 Church Street, New Haven, CT 06510, and SpinCo’s telephone number is (203) 404-0410.
Pfizer Inc.
Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacturing, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world.
Pfizer was incorporated under the laws of the State of Delaware. Pfizer’s principal executive offices are located at 235 East 42nd Street, New York, NY 10017, and its telephone number is (212) 733-2323.
Bulldog (BVI) Ltd.
Merger Sub is a British Virgin Islands business company limited by shares and a wholly owned subsidiary of Pfizer, and was formed on May 6, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving company and a wholly owned subsidiary of Pfizer. The principal executive offices of Merger Sub are located at 235 East 42nd Street, New York, New York 10017, and its telephone number is (212) 733-2323.

THE SPECIAL MEETING
This proxy statement is being provided to the shareholders of the Company as part of a solicitation of proxies by the Board for use at the special meeting to be held at the time specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of the Company with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held at         , on          , at          a.m., local time, or at any postponement or adjournment thereof.
Purpose of the Special Meeting
At the Special Meeting, holders of record as of the close of business on August 29, 2022 (which we refer to as the record date) of Company Shares and Series A Preferred Shares will be asked to consider and vote on:
•the Transaction Proposal (Proposal 1 on your proxy card);
•a proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off (Proposal 2 on your proxy card); and
•a proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal (Proposal 3 on your proxy card).
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
The Board of Directors unanimously recommends that you vote “FOR” each of the above proposals.
Our shareholders must approve the Transaction Proposal in order for the Merger to occur. If our shareholders fail to approve the Transaction Proposal, the Merger and the Spin-Off will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, a copy of the Distribution Agreement is attached as Annex B to this proxy statement and a copy of the Plan of Merger is attached as Annex C and Annex D to this proxy statement. We encourage you to read the Merger Agreement, the Plan of Merger and the Distribution Agreement carefully and in their entirety.
Record Date and Quorum
We have fixed the close of business on August 29, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting, and only holders of record of Company Shares and Series A Preferred Shares on the record date are entitled to notice of, and to vote at (in person or by proxy), the Special Meeting.
You are entitled to receive notice of, and to vote at, the Special Meeting if you owned Company Shares or Series A Preferred Shares at the close of business on the record date. You will be entitled to one vote for each Company Share that you owned on the record date, and 1,000 votes for each Series A Preferred Share that you owned on the record date. As of the close of business on the record date, there were          Company Shares and 1,559 Series A Preferred Shares outstanding and entitled to vote, held by          holders of record. On all matters properly coming before the Special Meeting, you will be entitled to one vote for each Company Share, and 1,000 votes for each Series A Preferred Share, that you owned on the record date.

Holders of a majority of the votes of all Company Shares and Series A Preferred Shares issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, constitute a quorum for the purposes of the Special Meeting. Company Shares and Series A Preferred Shares represented at the Special Meeting but not voted, including Company Shares and Series A Preferred Shares for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed to solicit additional proxies. Pursuant to the Articles, approval of the adjournment of the Special Meeting in a situation in which a quorum is not present or represented at the Special Meeting requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class.
Attendance
Only shareholders of record, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your Company Shares or Series A Preferred Shares are held through a bank, brokerage firm or other nominee, please send proof of your ownership to the Company’s Corporate Secretary at 215 Church Street, New Haven, Connecticut 06510, and the Company will send you an admission ticket. Alternatively, please bring to the Special Meeting proof of your beneficial ownership of our Company Shares. Acceptable proof could include an account statement showing that you owned Company Shares on the record date, August 29, 2022. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.
Vote Required
Approval of the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. For the Transaction Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the Transaction Proposal, but will count for the purpose of determining whether a quorum is present.
If your Company Shares or Series A Preferred Shares are registered directly in your name with our transfer agent, you are considered, with respect to those Company Shares or Series A Preferred Shares, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.
If your Company Shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of Company Shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those Company Shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your Company Shares by following their instructions for voting.
Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Transaction Proposal and, as a result, absent specific instructions from the beneficial owner of such Company Shares, banks, brokerage firms or other nominees are not empowered to vote those Company Shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum assuming attendance at the Special Meeting, and if there are broker non-votes with respect to your Company Shares on the issue, as applicable, these broker non-votes will be counted as abstentions and will have the same effect as if you voted “AGAINST” approval of the Transaction Proposal.

The proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, voting as a single class. For the proposal to approve the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the Special Meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the Special Meeting, or if there are broker non-votes with respect to your Company Shares on the issue, as applicable, the Company Shares or Series A Preferred Shares held by you or your broker will be counted as abstentions, which will have the same effect as a vote “AGAINST” approval of the proposal to approve the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off.
The proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of the Transaction Proposal, requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. For the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the Special Meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the Special Meeting, or if there are broker non-votes with respect to your Company Shares on the issue, as applicable, the Company Shares or Series A Preferred Shares held by you or your broker will be counted as abstentions, which will have the same effect as a vote “AGAINST” approval of the proposal to approve the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off.
If you are a shareholder of record, you may have your Company Shares or Series A Preferred Shares voted on matters presented at the Special Meeting in any of the following ways:
•by proxy—shareholders of record have a choice of voting by proxy by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;
•by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•in person—you may attend the Special Meeting and cast your vote there.
If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your Company Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Company Shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.
Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the Special Meeting begins.
If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your Company Shares or Series A Preferred Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Company Shares or Series A Preferred Shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Company Shares or Series A Preferred Shares should be voted on a matter, the Company Shares or Series A Preferred Shares represented by your properly signed proxy will be voted “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of the Transaction Proposal.
IT IS IMPORTANT THAT YOU VOTE YOUR COMPANY SHARES OR SERIES A PREFERRED SHARES AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
As of August 29, 2022, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,          Company Shares (not including any Company Shares deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately          percent of the outstanding Company Shares. The directors and officers have informed the Company that they currently intend to vote all such Company Shares “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off, and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of the Transaction Proposal.
Proxies and Revocation
Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the envelope provided, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner of Company Shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your Company Shares will not be voted on the proposal to adopt the Transaction Proposal, and your Company Shares will not have an effect on the proposal to adopt the Transaction Proposal, the proposal to approve the compensatory arrangements for named executive officers in connection with the Merger and the Spin-Off or on the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the Special Meeting, or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Biohaven Pharmaceuticals Holding Company Ltd., Attention: Corporate Secretary, 215 Church Street, New Haven, Connecticut 06510.
Adjournments
Although it is not currently expected, the Special Meeting may be adjourned, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal. Pursuant to the Articles, approval of the adjournment of the Special Meeting in a situation in which a quorum is not present or represented at the Special Meeting requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of the Transaction Proposal requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.
Anticipated Date of Completion of the Merger
We are working towards completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our shareholders of the Transaction Proposal, we anticipate that the Merger will be completed during the fourth quarter of 2022. If our shareholders vote to approve the Transaction Proposal, the Merger will become effective as soon as practicable following the satisfaction or waiver of the other conditions to the Merger, including the effectiveness of the Spin-Off, and the filing of Articles of Merger with the Registrar of Corporate Affairs of the British Virgin Islands, subject to the terms of the Merger Agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 74.
Dissenters’ Rights
Shareholders are entitled to dissenters’ rights under Section 179 of the BCA in connection with the Merger. This means that you are entitled to the fair value of your Company Shares and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under Section 179 of the BCA. The ultimate amount you receive should you exercise your dissenters’ rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.
The following summarizes the material rights of shareholders under Section 179 of the BCA. The summary below is qualified in its entirety by reference to Section 179 of the BCA.
Holders of record of shares who do not consent to the Merger and who otherwise comply with the applicable statutory procedures will be entitled to dissenters’ rights under Section 179 of the BCA. See “Dissenters’ Rights” beginning on page 113 and Section 179 of the BCA, which is reproduced in its entirety as Annex E to this proxy statement. If you hold your Company Shares through a bank, brokerage firm or other nominee and you wish to exercise dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the exercise of your dissent rights by your bank, brokerage firm or other nominee. In view of the complexity of Section 179 of the BCA, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors promptly.
A shareholder wishing to exercise dissenters’ rights must not consent to the approval of the Merger or the transactions contemplated thereby. If you elect to exercise your dissenters’ rights, you must not vote any of your shares in favor of the Merger.
This proxy constitutes notice of the Merger proposals, including the authorization of the Merger. In order to exercise your dissenters’ rights, you must give to the Company written objection to the Merger before the Special Meeting or at the Special Meeting but before the vote in respect of the Merger.
Shareholders are cautioned that if a shareholder initiates an appraisal process following an exercise of dissenters’ rights, he, she or it may be responsible for a portion of the costs of the appraisal process.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged Innisfree to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Innisfree a fee of $35,000 and telephone charges. The Company has agreed to reimburse Innisfree for certain fees and expenses and will also indemnify Innisfree, its affiliates and their respective officers, directors, employees and agents against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our Company Shares. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3507
Banks and Brokers may call collect: (212) 750-5833

THE TRANSACTIONS (PROPOSAL NO. 1)
This discussion of the Transactions is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, the Distribution Agreement, which is attached to this proxy statement as Annex B, the form of the Plan of Reverse Triangular Merger which is attached to this proxy statement as Annex C and the form of the Plan of Forward Triangular Merger which is attached to this proxy statement as Annex D. You should read the entire Merger Agreement and Distribution Agreement carefully, as these are the legal documents that govern the transaction.
Overview
On May 9, 2022, the Company and Pfizer entered into certain agreements to effect the acquisition of the Company by Pfizer. The Transactions contemplated by the agreements provide for the separation of certain assets of the Company between the Company and SpinCo through the Pre-Closing Reorganization, the distribution of SpinCo Shares to shareholders of the Company and the subsequent Merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Pfizer. In order to effect the Transactions, the Company, Pfizer and Merger Sub entered into the Merger Agreement and the Company and SpinCo entered into the Distribution Agreement.
The Pre-Closing Reorganization; The Spin-Off; The Merger
Prior to the Spin-Off and the Merger, the Company and SpinCo will consummate (or cause to be consummated) the Pre-Closing Reorganization, which generally will result in (i) SpinCo owning, assuming or retaining certain assets and liabilities of the Company and its subsidiaries related to the Company’s pipeline assets and businesses, and (ii) the Company owning, assuming or retaining all other assets and liabilities, including those associated with the CGRP Business.
Following the Pre-Closing Reorganization, the Company will distribute to the Company’s shareholders as of the Distribution Record Date all of the issued and outstanding SpinCo Shares, at a ratio of one SpinCo Share for every two Company Shares. The distribution of SpinCo Shares by the Company to the Company’s shareholders will be made pro rata for no consideration.
Following the Spin-Off, Merger Sub will merge with and into the Company, whereby the separate existence of Merger Sub will cease and the Company will continue as the Surviving Company and as a wholly owned subsidiary of Pfizer in accordance with the Reverse Triangular Plan of Merger.
Forward Merger Option
If the Merger is not completed on or prior to December 30, 2022, Pfizer may, in its sole discretion, elect to consummate the Merger such that the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Company and assuming all of the rights and obligations of the Company in accordance with the Forward Plan of Merger.
Effects of the Merger
The Merger Agreement provides that, as of the effective time of the Merger, each Company Share issued and outstanding immediately prior to the effective time of the Merger (except for Excluded Shares) will be automatically converted into the right to receive an amount in cash equal to $148.50.
Excluded Shares consist of:
•Company Shares that are owned by the Company as treasury shares and any Company Shares owned by Pfizer or Merger Sub; and
•Company Shares that are owned by holders who have properly demanded in writing, and have not withdrawn or otherwise lost its dissenters’ rights in accordance with Section 179 of the BCA. In this proxy statement, we refer to such shareholders as dissenting shareholders.

In addition, at the effective time of the Merger, each:
•Company Stock Option that is outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled and converted into the right to receive (without interest): an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per share for such Company Stock Option and (ii) the total number of Company Shares subject to such Company Stock Options, less any withholding taxes; and
•each Company Restricted Stock Unit that is outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled and converted into the right to receive (without interest): an amount in cash equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Unit, with any applicable performance conditions deemed achieved at 100% and (ii) the Merger Consideration, less any tax withholdings; provided, however, that each Company Restricted Stock Unit granted after the date of the Merger Agreement but prior to the effective time of the Merger in accordance with the terms of the Merger Agreement (other than certain Company Restricted Stock Units which may be granted in accordance with the Merger Agreement in exchange for or in lieu of options to acquire common shares of BioShin Limited) will convert into a cash-based award if held by a continuing Surviving Company employee and otherwise will convert into a SpinCo award.
Effect on the Company If the Merger and the Spin-Off Are Not Completed
If the Transaction Proposal is not approved by the Company’s shareholders or if the Merger and the Spin-Off are not completed for any other reason, the Company’s shareholders will not receive any payment for their Company Shares in connection with the Merger or the Spin-Off. Instead, the Company will remain an independent public company and the Company Shares will continue to be listed and traded on the New York Stock Exchange. In addition, if the Merger and the Spin-Off are not completed, the Company’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the industry in which the Company operates, the servicing of the Company’s debt, market volatility and adverse economic conditions.
Furthermore, if the Merger and the Spin-Off are not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of the Company Shares will decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Shares would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger and the Spin-Off are not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Company Shares. If the Transaction Proposal is not approved by the Company’s shareholders or if the Merger and the Spin-Off are not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.
In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, the Company will be required to pay to Pfizer the Termination Fee of $450 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 93 of this proxy statement for a discussion of the circumstances under which such the Termination Fee will be required to be paid.
Background of the Merger and the Spin-Off
The Board of Directors and members of the Company’s senior management team meet and consider, on an ongoing basis, the Company’s long-term strategy and the range of strategic opportunities available to the Company to strengthen its business and to enhance shareholder value, including financing opportunities, development of its products and product candidates, investments in potential new growth opportunities, acquisitions, licensing arrangements, joint ventures, research and development collaborations and partnerships and other strategic transactions. The Board of Directors also regularly meets to review updates to the Company’s strategic initiatives.

The Company engaged Centerview Partners LLC (which we refer to as Centerview) as a financial advisor in March of 2018 with respect to such ongoing review, including the Company’s consideration of a potential sale or collaboration and licensing arrangements with one or more parties. The Company engaged Centerview for these initiatives based on, among other matters, Centerview’s experience with transactions involving clinical and early commercial stage biotech companies similar to those being explored by the Company and Centerview’s familiarity with the Company.
Throughout 2018 and the spring and summer of 2019, representatives of the Company had discussions with a number of counterparties, including representatives of Pfizer, regarding such parties’ interest in a potential acquisition of the Company or other strategic collaboration and licensing transaction with respect to the Company’s calcitonin gene-related peptide (CGRP) product candidates. During this period, the Company received letters of interest from four multinational biopharmaceutical counterparties, including Pfizer, with respect to a full company acquisition or a strategic collaboration with respect to the Company’s CGRP assets. To the extent any counterparties to these discussions entered into non-disclosure agreements with the Company that included a standstill, any such standstill expired before year-end 2019.
Given a number of counterparties’ focus on the Company’s CGRP assets rather than the Company’s other pipeline products, the Board of Directors authorized the Company to explore a spin-off of the Company’s non-CGRP pipeline assets during the spring and summer of 2019 and to file a confidential registration statement on Form 10 with respect to such potential spin-off with the SEC. The Board of Directors also authorized the Company to pursue a corporate reorganization to segregate the CGRP and non-CGRP pipeline assets within the Company’s corporate structure.
After a number of continued discussions with third parties with respect to various potential sale and/or collaboration transactions with respect to its CGRP business, the Board of Directors determined not to pursue these strategic alternatives, including a transaction with a third party and/or a spin-off transaction, at the time, and instead to continue as a standalone company and to demonstrate the value of the CGRP franchise by generating product sales. The Company obtained external financing in order to fund the development and commercialization of the Company’s products, including launching Nurtec® ODT (rimegepant), and continued to progress its products through development.
Thereafter, from time to time, Company representatives continued to have discussions with various counterparties regarding the status of commercialization of rimegepant and the Company’s CGRP products. The Company continued to work with Centerview to keep the Board of Directors informed regarding the status of the market and the competitive landscape, including anticipated challenges faced by large multinational pharmaceutical companies.
In 2021, the Company made public statements with respect to its need to identify a partner for the global launch of Nurtec ODT outside of the United States. On February 3, 2021, the Company entered into a confidential disclosure agreement (which we refer to as the CDA) with Pfizer with respect to the mutual sharing of confidential information between the parties for purposes of exploring a possible transaction or other relationship involving the parties and/or one or more of their respective affiliates. The CDA did not contain any standstill restrictions on either party. The Company also held discussions with another party with respect to a potential collaboration arrangement for the commercialization of the CGRP assets outside of the United States.
Between February 2021 and November 2021, the Company and Pfizer negotiated a collaboration arrangement with respect to Pfizer’s commercialization of the Company’s migraine-related CGRP products outside of the United States. During such time, the Company provided Pfizer with access to due diligence materials with respect to the Company’s CGRP products in order to facilitate Pfizer’s evaluation of such collaboration arrangement.
On November 9, 2021, the Company and certain of its affiliates entered into (a) a license and collaboration agreement and (b) a related sublicense of the Company’s license agreement with Bristol-Myers Squibb Company (we refer to clauses (a) and (b), collectively, as the Collaboration) with Pfizer Ireland Pharmaceuticals, a subsidiary of Pfizer, pursuant to which Pfizer obtained the exclusive right to commercialize products containing rimegepant in countries worldwide outside of the United States. Pfizer also obtained the right to exclusively commercialize products containing zavegepant in countries worldwide outside of the United States. If Pfizer elected not to commercialize zavegepant, then the Company would be free to develop, manufacture and commercialize zavegepant without any further obligation to Pfizer. In consideration for the Collaboration, Pfizer agreed to make an upfront payment of $150 million upon receipt of regulatory approvals needed for the effectiveness of the Collaboration, as well as up to $740 million in additional milestones and tiered double-digit royalties on net sales outside of the U.S. In addition, also on November 9, 2021, the Company and Pfizer agreed to enter into a subscription agreement (which we refer to as the Subscription Agreement) pursuant to which Pfizer agreed to purchase 2,022,581 of the Company’s common shares, which constituted approximately 3% of the Company’s common shares as of the date of purchase, for $350 million. The Subscription Agreement did not grant Pfizer any registration rights or other special shareholder rights with respect to the governance of the Company.
During the period after entering into the Collaboration and Subscription Agreement, the Company and Pfizer continued to operate in the ordinary course, pending receipt of the requisite regulatory approvals.
On January 5, 2022, the Collaboration became effective after receipt of requisite regulatory approvals and satisfaction of customary closing conditions. Also on January 5, 2022, the Company and Pfizer consummated the transactions contemplated by the Subscription Agreement, and the Company issued a total of 2,022,581 of the Company’s common shares to Pfizer in exchange for a total purchase price of $350 million.
Following the Collaboration’s consummation, the Company and Pfizer met in accordance with the terms of the Collaboration through joint committees to discuss Pfizer’s progress in commercializing rimegepant outside of the United States.
During this period following the consummation of the Collaboration, in the ordinary course of its business, the Company also continued to explore other potential strategic transactions relating to both CGRP products and non-CGRP products with various third parties, including a collaboration transaction for certain assets that would be licensed from a multinational biopharmaceutical company, other than Pfizer (which we refer to as Collaboration Proposal A, from Party A).
On January 25, 2022, the Company received a term sheet from Party A with respect to Collaboration Proposal A, which it negotiated with Party A. On February 24, 2022, the Board of Directors approved and authorized the Company to negotiate definitive documents with respect to Collaboration Proposal A. Following the February 24 meeting of the Board of Directors, the Company and Party A had a number of meetings and exchanged drafts of and negotiated the collaboration and license agreement with respect to Collaboration Proposal A.
On the evening of April 11, 2022, Dr. Vlad Coric, Chairman and Chief Executive Officer of the Company, received an unsolicited call from Dr. Albert Bourla, Chairman and Chief Executive Officer of Pfizer, during which Dr. Bourla expressed Pfizer’s interest in a potential acquisition of the Company, including a potential spin-off of the Company’s non-CGRP assets. Dr. Bourla indicated that, following said telephone call, Dr. Bourla would be sharing a letter with Dr. Coric outlining the Pfizer proposal.
Shortly after this call, also on April 11, 2022, Ms. Sarah Kilpatrick, Business Development Group Lead of Pfizer, emailed to Dr. Coric a preliminary, non-binding indication of interest (which we refer to as the April 11 Proposal) pursuant to which Pfizer proposed to acquire 100% of the outstanding share capital of Biohaven that Pfizer did not already own for $157 per Company Share in cash, based on certain assumptions set forth in the April 11 Proposal with respect to the Company’s fully diluted share count and expected net debt position based on publicly available information and an assumed closing date of December 31, 2022. The offer was not contingent on Pfizer obtaining financing but did require completion of customary due diligence. The April 11 Proposal also contemplated that, as part of the transaction and immediately prior to the closing of the acquisition, the Company would spin off its non-CGRP research and development pipeline assets into a newly created biopharmaceutical company (which we refer to as SpinCo), with the shares of SpinCo to be distributed to the Company’s shareholders (including Pfizer) via a pro rata, SEC-registered distribution of publicly listed shares (which we refer to as the Spin-Off). In the April 11 Proposal, Pfizer proposed to capitalize SpinCo with cash, with such cash funding reducing the price per common share payable to Company shareholders on a dollar-for-dollar basis.

On April 12, 2022, the Board of Directors received an update from members of senior management of the Company and representatives of Centerview and Sullivan & Cromwell LLP, the Company’s M&A counsel (which we refer to as Sullivan & Cromwell). Locke Lord LLP, the Company’s corporate counsel (which we refer to as Locke Lord), and Maples Group, the Company’s British Virgin Islands counsel (which we refer to as Maples) were present. At the meeting, the Board of Directors discussed the April 11 Proposal, including in the context of the Company’s standalone plan and the existing Collaboration with Pfizer. Representatives of Centerview reviewed the April 11 Proposal and preliminary financial considerations with respect thereto. Representatives of Sullivan & Cromwell and Maples also discussed with members of the board their fiduciary duties in context of the proposed transaction. The Board of Directors also discussed whether there could be other potential acquirers for the Company and associated considerations and issues with respect to reaching out to such third parties. The Board of Directors determined to decline the April 11 Proposal, but authorized senior management of the Company to provide certain confidential information of the Company to Pfizer in order to facilitate a potential increase in Pfizer’s proposed purchase price. The Board also directed management to continue to negotiate and work towards execution of Collaboration Proposal A since it was uncertain at that time whether the Company would enter into a transaction with Pfizer.
Following the meeting of the Board of Directors on April 12, 2022, Dr. Coric authorized representatives of Centerview to reach out to representatives of Pfizer to decline the April 11 Proposal on behalf of the Company and indicate that further diligence materials would be made available only if Pfizer increased its proposed purchase price.
On April 13, 2022, representatives of Sullivan & Cromwell, on behalf of the Company, shared a revised draft of a proposed amendment to the CDA (which we refer to as the CDA Amendment) with representatives of Pfizer, which included a customary standstill provision prohibiting Pfizer from acquiring additional shares of Biohaven for a period of six months, subject to certain standstill termination triggers.
On April 18, 2022, Deborah Baron, Senior Vice President of Worldwide Business Development for Pfizer called Dr. Coric to discuss a revised proposal from Pfizer. Ms. Baron informed Dr. Coric that Pfizer was willing to increase its proposal to acquire all of the outstanding common shares of the Company that it did not already own to $159 per share in cash (which we refer to as the April 18 Proposal). The April 18 Proposal was based on the same assumptions with respect to the Company’s fully diluted share count and expected net debt position as the April 11 Proposal. Dr. Coric and Ms. Baron also discussed whether Pfizer might be able to further increase the value of Pfizer’s proposal following receipt of access to due diligence on the Company through the potential inclusion of a contingent value structure.
On April 19, 2022, members of management of the Company and representatives of Sullivan & Cromwell met telephonically with members of management of Pfizer and representatives of Ropes & Gray LLP, legal counsel to Pfizer (which we refer to as Ropes & Gray), to discuss the corporate structure of Biohaven and potential structure for the spin-off.
On April 20, 2022, the Company and Pfizer entered into the CDA Amendment.
Also on April 20, 2022, the Company provided representatives of Pfizer with access to a virtual data room containing certain financial, regulatory and legal materials of the Company. From April 20, 2022 through May 8, 2022 (the day prior to the date on which the Merger Agreement was signed), various representatives of Pfizer conducted due diligence of the Company through document review and a number of video conferences with representatives of the Company, covering various areas including, but not limited to, corporate organization and structure, tax matters, commercial operations, litigation and legal compliance, executive compensation and employee benefits, intellectual property, regulatory matters, cybersecurity and data privacy and general corporate matters.
On April 23, 2022, representatives of Ropes & Gray shared an initial draft of the Merger Agreement with representatives of Sullivan & Cromwell. The draft Merger Agreement was then shared with the Company. The Merger Agreement included, among other things: (i) obligations for Pfizer to use commercially reasonable efforts to obtain required regulatory approvals; and (ii) an unspecified termination fee payable by the Company to Pfizer in certain circumstances.
On April 26, 2022, representatives of Sullivan & Cromwell shared an initial draft of the Distribution Agreement with representatives of Ropes & Gray, which provided that the Company would retain certain assets and liabilities, including all assets and liabilities exclusively related to the Company’s and its Subsidiaries’ platform for the research, development, manufacture and commercialization of CGRP receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited preclinical CGRP portfolio (which we refer to as the CGRP Business), and that all of the remaining assets and liabilities of the Company and its subsidiaries would be conveyed to SpinCo.
On April 26, 2022, representatives of Sullivan & Cromwell shared a revised draft of the Merger Agreement with representatives of Ropes & Gray, which provided for, among other things: (i) obligations for Pfizer to use reasonable best efforts to obtain required regulatory approvals, including the proffer and agreement to divest any assets that would otherwise be SpinCo assets and liabilities or related to the SpinCo business and an agreement by Pfizer not to take any actions, including entering into any acquisitions, in the interim period that would impose any material delay of receiving required regulatory approvals or increase the risk of a government authority entering an order prohibiting consummation of the transaction; and (ii) an unspecified termination fee payable by the Company to Pfizer in certain circumstances.
During April 27 and April 28, 2022, the Board of Directors met for its regular board meeting in connection with the Company’s annual meeting of shareholders, with members of senior management of the Company and representatives of Centerview, Locke Lord and Sullivan & Cromwell also present. At this meeting, the Board of Directors reviewed and discussed Company management’s financial projections and approved certain risk-adjusted Company management projections for use by Centerview for purposes of their financial analyses. Centerview also reviewed with the Board of Directors public market perspectives on the Company’s standalone performance, updated preliminary financial considerations with respect to the April 18 Proposal and certain considerations with respect to the Spin-Off, including potential indicative values for SpinCo. The Board of Directors considered the potential values for both the CGRP Business and SpinCo and considered whether a contingent value right could be used as additional consideration to improve the value of the offer to Company shareholders. Representatives of Sullivan & Cromwell then reviewed with the Board of Directors Pfizer’s initial draft of the Merger Agreement, the Company’s proposed revisions to Merger Agreement and an overview of the draft Distribution Agreement. The Board of Directors then discussed with members of senior management of the Company the status of Collaboration Proposal A, and senior management confirmed that the Company believed that it would be in a position to execute and announce the collaboration transaction contemplated by Collaboration Proposal A if the transaction with Pfizer did not proceed. The Board of Directors authorized senior management of the Company and Centerview to continue negotiations with Pfizer and to provide Pfizer with further access to due diligence of the Company, as well as to continue negotiations with Party A on Collaboration Proposal A.
Also on April 27, 2022, Centerview provided the Board of Directors Centerview’s historical relationship disclosures with respect to Pfizer.
Also on April 28, 2022, following the meeting of the Board of Directors, representatives of Ropes & Gray shared a revised draft of the Merger Agreement with representatives of Sullivan & Cromwell, which was substantially similar to the draft that representatives of Ropes & Gray had previously shared on April 23, 2022. On April 29, 2022, representatives of Sullivan & Cromwell held a video conference with representatives of Ropes & Gray to discuss certain issues in the draft Merger Agreement, including (i) the antitrust efforts standard and Pfizer’s willingness to commit to any antitrust remedies, and (ii) the amount of the termination fee that would be payable by the Company in certain circumstances to Pfizer. Later on April 29, 2022, representatives of Sullivan & Cromwell held a follow-up video conference with representatives of Ropes & Gray to discuss the Distribution Agreement, including with respect to the allocation of assets and liabilities to the Company and SpinCo.
Between April 28 and April 29, 2022, the Company’s share price on the New York Stock Exchange declined from $104.43 at the open of market on April 28, 2022, to $89.17 at the close of market on April 29, 2022. On April 29, 2022, Abbvie Inc. announced that first quarter of 2022 sales of its CGRP products, which compete with Nurtec

ODT, missed certain analyst estimates. Also during the course of April 28 and April 29, 2022, the Company’s management determined internally that the Company was likely to miss analyst estimates for first quarter of 2022 sales of Nurtec.
Between April 30 and May 2, 2022, representatives of the Company and Pfizer, as well as Centerview and J.P. Morgan Securities LLC, financial advisor to Pfizer (which we refer to as J.P. Morgan), held multiple conversations regarding the Company's pro forma capitalization table. In these conversations, the representatives of Pfizer and J.P. Morgan notified the representatives of the Company and Centerview that the additional materials provided in diligence indicated that the assumptions included in the April 11 Proposal and the April 18 Proposal based on publicly available information would need to be updated to reflect additional diluted shares and net debt expected at the closing. The representatives of Pfizer and J.P. Morgan indicated that these updated assumptions would result in an approximately $9 reduction in the cash per common share proposed by Pfizer. On May 2, 2022, Dr. Coric confirmed that the Company agreed with such updated share and debt assumptions.
On May 1, 2022, Dr. Coric discussed the status of the transaction with Ms. Baron, including the potential timing of a revised proposal from Pfizer and the potential inclusion of a contingent value right or royalty payment structure with respect to product sales to improve the value of the Pfizer proposal.
Also on May 1, 2022, representatives of Sullivan & Cromwell shared a revised draft of the Merger Agreement with representatives of Ropes & Gray, which included, among other things: (i) obligations for Pfizer to use reasonable best efforts to obtain required regulatory approvals and an agreement by Pfizer not to make specified acquisitions of persons or licenses of rights to the extent such acquisitions or licenses would reasonably be expected to prevent the consummation of the merger by the outside date; and (ii) a termination fee of 3% of the fully diluted proposed equity value of the Company, based on the cash purchase price and not including any adjustments for the Spin-Off, payable by the Company to Pfizer in certain circumstances.
Also on May 1, 2022, representatives of Ropes & Gray shared a revised draft of the Distribution Agreement with representatives of Sullivan & Cromwell, which provided that SpinCo generally would own or assume certain assets and liabilities of the Company and its subsidiaries exclusively related to the Company’s pipeline assets and businesses, and that the Company would retain all other assets and liabilities, including those associated with the Company’s platform for the research, development, manufacture and commercialization of CGRP receptor antagonists, including the CGRP Business. Between May 2, 2022 and May 9, 2022, representatives of Ropes & Gray and representatives of Sullivan & Cromwell continued to exchange further drafts of the Distribution Agreement, which primarily provided for clean-up changes in the drafts and revisions to certain employee compensation and benefits and tax matters.
Over the course of the week of May 2, 2022, the Company and Party A also worked to finalize definitive documentation with respect to Collaboration Proposal A.
On May 4, 2022, Ms. Kilpatrick shared an updated non-binding indication of interest on behalf of Pfizer with Dr. Coric (which we refer to as the May 4 Proposal). The May 4 Proposal contemplated an acquisition of 100% of the outstanding share capital of Biohaven that Pfizer did not already own for $150.33 per common share in cash. Such offer represented an increased implied enterprise valuation of the Company from the April 11 Proposal and the same implied enterprise valuation of the Company as the prior April 18 Proposal after taking into account the updated assumptions regarding diluted shares and net debt expected at closing (resulting in a lower indicative price per share compared to the April 18 Proposal). The May 4 Proposal continued to include the spin-off of the Company’s research and development pipeline assets to SpinCo and potential cash funding of SpinCo by Pfizer, with such funding continuing to reduce the price per common share payable to Company shareholders on a dollar-for-dollar basis. Finally, the May 4 Proposal also included the payment following the Spin-Off of a tiered royalty by the Company to SpinCo (which we refer to as the Royalty Payment Structure) based on aggregate net sales of rimegepant and zavegepant in the United States in excess of $6 billion per year.
Also on May 4, 2022, representatives of Ropes & Gray shared a revised draft of the Merger Agreement with representatives of Sullivan & Cromwell, which was substantially similar to the draft that representatives of Ropes & Gray shared on April 28, 2022, except that the draft (i) accepted the obligations for Pfizer to use reasonable best efforts to obtain required regulatory approvals and included an agreement by Pfizer not to make certain specified acquisitions or license any rights to the extent such acquisitions or licenses would reasonably be expected to prevent the consummation of the merger by the outside date, and (ii) proposed a termination fee of $600 million (equal to approximately 5.1% of the fully diluted proposed equity value of the Company in the May 4 Proposal based on the cash purchase price and not including any adjustments for the Spin-Off), payable by the Company to Pfizer under certain circumstances.
Immediately prior to, and after Ms. Kilpatrick sent the May 4 Proposal, Ms. Baron and Dr. Coric discussed the details of the per share proposal and the corresponding total consideration. Ms. Baron noted that the implied enterprise value ascribed to the Company in the May 4 Proposal was the same as in the April 18 Proposal, but that the indicative price per share was lower due to the updated assumptions regarding diluted shares and net debt expected at closing.
Following receipt of the May 4 Proposal, the Board of Directors received an update from members of senior management of the Company, with representatives of Centerview, Locke Lord and Sullivan & Cromwell present. Dr. Coric provided an update to the Board of Directors with respect to his discussions with Ms. Baron regarding the May 4 Proposal. Following this update, representatives of Centerview also provided an overview of the May 4 Proposal to the Board of Directors, and reviewed Centerview’s preliminary analyses regarding the present value of the Royalty Payment Structure. The Board of Directors discussed the revised proposal in detail and did not view the cash consideration or the Royalty Payment Structure offered by Pfizer to be sufficient. The Board of Directors determined to decline the May 4 Proposal from Pfizer and to authorize senior management of the Company to make a counterproposal and continue negotiations with Pfizer.
On May 5, 2022 and May 6, 2022, Dr. Coric and representatives of Centerview had a number of telephonic calls with Ms. Baron and Ms. Kilpatrick as well as with representatives of J.P. Morgan to discuss the cash consideration payable to the Company’s shareholders and the terms of the Royalty Payment Structure.
On May 5, 2022, representatives of Sullivan & Cromwell shared a revised draft of the Merger Agreement with representatives of Ropes & Gray, which was substantially similar to the draft that representatives of Sullivan & Cromwell shared on May 1, 2022.
On May 6, 2022, Pfizer proposed, and Dr. Coric, on behalf of the Company, indicated to Pfizer that, subject to mutual agreement on any remaining outstanding terms in the Merger Agreement and Distribution Agreement, the Company management would be willing to recommend for consideration and approval of the Board of Directors, a cash purchase price of $152 per share not already owned by Pfizer, with an amount in cash to be funded by Pfizer to SpinCo for SpinCo’s initial capitalization needs, such funding reducing the price per common share payable to Company shareholders on a dollar-for-dollar basis, plus the Royalty Payment Structure based on aggregate net sales of rimegepant and zavegepant in the United States above $5.25 billion until a pre-defined date.
Later in the evening of May 6, 2022, representatives of Ropes & Gray shared a revised draft of the Merger Agreement with representatives of Sullivan & Cromwell, which was substantially similar to the draft that representatives of Ropes & Gray had shared on May 4, 2022, as well as a draft annex to the Distribution Agreement reflecting the agreed terms of the Royalty Payment Structure.
On May 7, 2022, members of management of the Company and Pfizer, and representatives of Sullivan & Cromwell and Ropes & Gray, held a video conference to discuss the terms of the Merger Agreement, including with respect to (i) whether any merger control inquiries arising after signing or informal outreach to a governmental authority would constitute a closing condition and (ii) the amount of the termination fee that would be payable by the Company in certain circumstances to Pfizer.
Later on May 7, 2022, representatives of Ropes & Gray, on behalf of Pfizer, shared with representatives of Sullivan & Cromwell a package proposal to resolve certain outstanding issues in the Merger Agreement (which we refer to as the May 7 Proposal), including: (i) that certain merger control inquiries arising after signing or informal outreach to a governmental authority would constitute a closing condition; and (ii) a termination fee of $450 million (equal to approximately 3.8% of the fully diluted proposed equity value of the Company in the May 4 Proposal based on the cash purchase price and not including any adjustments for the Spin-Off), which would be payable by the Company to Pfizer in certain circumstances.
In the evening of May 7, 2022, representatives of Sullivan & Cromwell shared a revised draft of the Merger Agreement with representatives of Ropes & Gray, reflecting the terms of the May 7 Proposal, except with certain limitations on the merger control inquiry closing condition and a termination fee of $430 million.
On May 8, 2022, the Board of Directors held a meeting with members of senior management of the Company and representatives of Centerview, Locke Lord and Sullivan & Cromwell present to discuss updates to the status of the transaction and the anticipated signing and announcement timeline if an acceptable deal were reached. The Board of Directors authorized senior management of the Company and the Company’s advisors to finalize definitive documentation with respect to the Merger and the Spin-Off.
On May 9, 2022, members of management of the Company and Pfizer, and representatives of Sullivan & Cromwell and Ropes & Gray, held a meeting to discuss the terms of the Merger Agreement, including with respect to (i) whether any merger control inquiries arising after signing or informal outreach to a governmental authority would constitute a closing condition and (ii) the amount of the termination fee that would be payable by the Company in certain circumstances to Pfizer.
During May 8, 2022 and May 9, 2022, representatives of Ropes & Gray and Sullivan & Cromwell exchanged a number of additional drafts of the Merger Agreement, which reflected revisions providing that (i) merger control inquiries arising after signing or informal outreach to a governmental authority in a specified jurisdiction would constitute a closing condition, (ii) a termination fee of $450 million would be payable by the Company in certain circumstances to Pfizer and (iii) for tax purposes, if the transactions close in calendar year 2023, Pfizer may elect to alter the transaction structure of the Merger to become a forward triangular merger rather than a reverse triangular merger. In addition, on May 9, 2022, the Company and Pfizer finalized the Distribution Agreement and the exhibits and schedules thereto, including agreeing that $275 million in cash would be funded by Pfizer to SpinCo, subject to certain adjustments. The Company and Pfizer agreed that the per share cash consideration payable to the Company’s shareholders (other than Pfizer) would be $148.50.
On May 9, 2022, the Board of Directors held a meeting with members of senior management of the Company and representatives of Centerview, Locke Lord and Sullivan & Cromwell in attendance. Representatives of Centerview provided an updated overview of its financial analyses for the transaction and rendered Centerview’s oral opinion, subsequently confirmed in a written opinion dated May 9, 2022, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Shares held by any affiliate of the Company or Pfizer) pursuant to the Merger Agreement and the Distribution Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of the opinion provided by Centerview, please see “—Opinion of Centerview Partners LLC”. Representatives of Sullivan & Cromwell, relying on certain advice from representatives of Maples, also reviewed with the Board of Directors an overview of their fiduciary duties in the context of the transaction and provided an update on the final terms of the Merger Agreement and the Distribution Agreement. After carefully considering the proposed terms of the transaction with Pfizer, and taking into consideration the matters discussed during the meeting and prior meetings of the Board of Directors (for additional detail, see “—Reasons for the Merger and the Spin-Off”), the Board of Directors unanimously determined that the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement are fair to, and in the commercial interests of, the Company and the shareholders of the Company, authorized, confirmed and approved the Merger in all respects, approved and declared advisable the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby (including the Plan of Merger), and resolved to recommend that the Company’s shareholders vote to adopt the Merger Agreement and to approve and/or adopt other matters submitted to them in connection with the Merger Agreement (including the Plan of Merger).
In the evening of May 9, 2022, management of the Company and Pfizer and the Company’s and Pfizer’s respective advisors worked to finalize the Merger Agreement and the Distribution Agreement, including agreeing that certain transaction expenses related to the Merger, the Spin-Off and the other transactions contemplated by the

Merger Agreement and the Distribution Agreement would be assumed by SpinCo as a liability thereof. The Company and Pfizer subsequently entered into the Merger Agreement and the Distribution Agreement.
On the morning of May 10, 2022, prior to the opening of trading on the New York Stock Exchange, the Company and Pfizer issued a joint press release announcing the execution of the Merger Agreement and the Distribution Agreement. Also on May 10, 2022, Dr. Coric communicated to representatives of Party A that the Company’s Board of Directors had decided not to continue with the Collaboration Proposal A at that time.
Reasons for the Merger and the Spin-Off; Recommendation of the Board of Directors
Recommendation of the Board of Directors
By unanimous vote, the Board of Directors of the Company, at a meeting held on May 9, 2022, determined that the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement and the Distribution Agreement were fair to, and in the commercial interests of, the Company and the shareholders of the Company, authorized, confirmed and approved the Merger in all respects, approved and declared advisable the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby (including the Plan of Merger), and resolved to recommend that the Company’s shareholders vote to adopt the Merger Agreement and to approve and/or adopt other matters submitted to them in connection with the Merger Agreement (including the Plan of Merger).
The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Transaction Proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensatory arrangements for the Company’s named executive officers in connection with the Merger and the Spin-Off and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Merger Agreement, the Plan of Merger and the Distribution Agreement.
Reasons for the Merger and the Spin-Off
In evaluating the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby, including the Merger and the Spin-Off, the Board of Directors of the Company consulted with the senior management of the Company, its outside legal counsel and its financial advisors, and considered a number of factors, including the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Board of Directors believes support its unanimous determination and recommendation:
•Merger Consideration. The Board of Directors considered that the Merger Consideration of $148.50 per share will be payable in cash at the closing of the Merger, which provides Company shareholders with immediate liquidity and a high degree of certainty of value. In addition, the Board of Directors considered that each Company shareholder will be entitled to 0.5 shares of SpinCo common stock in respect of each Company Share owned by such shareholder, as described in “—SpinCo Share Consideration; Royalty Payments” below. The Board of Directors weighed the certainty of realizing a compelling value for the Company’s common shares by virtue of the Transaction against the uncertain prospect that the trading value for the Company’s common shares would approach the Merger Consideration in the foreseeable future, as well as the risks and uncertainties associated with the Company’s business, including those described above and the other risks and uncertainties discussed in the Company’s public filings with the SEC (including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K).
•SpinCo Share Consideration; Royalty Payments. The Board of Directors considered the fact that shareholders of the Company would receive SpinCo common shares in the Transaction in addition to the Merger Consideration, allowing shareholders of the Company to continue to recognize value from the Company’s non-CGRP pipeline assets, and discussed the additional value of the SpinCo shares to the overall Transaction Consideration. In addition, the Board of Directors considered the inclusion in Pfizer’s final offer of a royalty payment right, which would entitle SpinCo to certain tiered royalty payments at percentage rates in the low-tens to mid-teens in respect of aggregate annual net sales of rimegepant and zavegepant in the U.S. in excess of $5.25 billion, subject to an annual cap on royalties of $400 million per year (which cap will be reached if the aggregate annual net sales of rimegepant and zavegepant in the United States amount to $8.15 billion), for all years ended on or prior to December 31, 2040, thereby allowing Company shareholders to potentially indirectly continue to receive value from net sales of rimegepant and zavegepant to the extent they remain shareholders of SpinCo and royalty payments are made and increase the value of SpinCo’s shares.
•Financial Condition and Prospects of the Company. The Board of Directors considered the Company’s current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as the long-range plan of the Company and the execution risks associated with the commercialization of the Company’s product portfolio. The Board of Directors believed that a sale of the Company to Pfizer for the Transaction Consideration was more favorable to the Company’s shareholders than the alternative of remaining an independent company.
•Price Premium. The Board of Directors considered the value represented by the Merger Consideration compared to the current and historical trading prices of the Company’s common stock, and the fact that the Merger Consideration, before accounting for any value for the SpinCo Share consideration, represented an approximately 78.6% premium over the Company’s closing share price on May 9, 2022, the last trading day before the Transactions were announced, and an approximately 33% premium over the Company’s volume-weighted average trading price over the three months prior to the announcement of the transaction.
•Post-Spin-Off Activities. The Board of Directors recognized that the assets and royalty payment right to be transferred to SpinCo in the Spin-Off are valuable and that the Spin-Off provides the most attractive option for these assets, including with respect to the potential commercialization and future profitability of SpinCo’s product candidates. Each 0.5 share of SpinCo to be distributed to each holder of Company Shares was assumed to have a value of $8.20, reflecting $3.50 per share in cash based on a capitalization of $275 million plus $4.70 per share in risk-adjusted net present value of the royalty payment right based upon the revenue forecast set forth in the forecasts.
•Product Development and Regulatory Risks. The Board of Directors considered the risks inherent in the development and commercialization of CGRP receptor antagonists, such as rimegepant and zavegepant, the risks related to conducting and compiling data from clinical trials, the risks related to seeking approval for marketing from the FDA and other regulatory authorities such as the European Medicines Agency and the Pharmaceuticals and Medical Devices Agency (including any potential conditions or contingencies of such approvals) and other factors affecting the revenues and profitability of biopharmaceutical products generally.
•Negotiation Process. The Board of Directors considered the extensive, arm’s-length discussions it had with Pfizer and the enhancements to the Transactions that the Company and its advisors were able to obtain as a result of these negotiations, including the increase in the total transaction value proposed by Pfizer from the time of its initial proposal (after giving effect to certain adjustments as to Pfizer’s capitalization assumptions) to the end of the negotiations and the addition of the royalty payment structure in Pfizer’s later proposals. The Board of Directors also considered that these negotiations had resulted, in its view, in Pfizer’s best and final offer and the highest per share consideration reasonably obtainable.
•Potentially Interested Counterparties. With the assistance of Centerview and senior management of the Company, the Board of Directors considered on numerous occasions whether potentially interested and capable alternative counterparties were likely to offer to acquire the Company, and determined that, in its considered view, (i) there was unlikely to be an alternative counterparty to Pfizer, particularly in a transaction involving the payment of $11.6 billion in cash in aggregate consideration, together with the spin-off of the Company’s non-CGRP pipeline assets, (ii) there was unlikely to be an alternative counterparty to Pfizer that could move as quickly as Pfizer, given that (a) Pfizer had significant familiarity with the business of the Company based on the Collaboration and Subscription Agreement and had been considering the potential transaction for two months and (b) the acquisition would be complex even for buyers with significant M&A experience, (iii) there was unlikely to be an alternative counterparty to Pfizer that had a similar level of understanding of the Company, its pipeline assets and rimegepant and zavegepant, (iv) no alternative counterparty had recently expressed unsolicited interest in an acquisition, despite the Company being a well-known publicly traded corporation in the biotechnology industry and (v) should any such potential counterparty be interested in pursuing a transaction on terms more favorable to the Company and its shareholders than the Merger, such counterparty would be able to pursue such an offer under the terms of the Merger Agreement, and the Board of Directors would be able to respond to and accept such an offer if the offer was a superior proposal.
•Strategic Alternatives. The Board of Directors considered, after discussions with management and Centerview, possible alternatives to the Transaction (including Collaboration Proposal A), in addition to projections for future performance of the Company as a standalone entity, growth of the Company through acquisition by an alternative acquirer, and the risks associated with these alternatives, each of which the Board of Directors determined not to pursue in light of its belief that the Transactions were more favorable to the Company’s shareholders than such alternatives. The Board of Directors also considered its belief that the value offered to holders of Company Shares in the Transactions was more favorable to holders of Company shares than the potential risk-adjusted value of remaining an independent public company.
•Industry and Economy. The Board of Directors considered current market activity, the Company’s historic performance in the commercialization of its CGRP products and changes in general economic and political conditions and timing for the Company to explore a potential strategic transaction, including in light of recent trends toward industry consolidation and the impact of market volatility on the Company. The Board of Directors concluded that it was an opportune time for the Company to consider a sale of the Company and a spin-off in light of these factors.
•Centerview’s Fairness Opinion and Related Analyses. The Board of Directors considered the opinion of Centerview rendered to the Board of Directors of the Company on May 9, 2022, which was subsequently confirmed by delivery of a written opinion dated May 9, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Transaction Consideration to be paid to the holders of Company Shares (other than as specified in such opinion) pursuant to the Merger Agreement and the Distribution Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Centerview Partners LLC.”
•Likelihood of Completion. The Board of Directors considered the likelihood that the Merger and the Spin-Off would be completed based on, among other things (not necessarily in any order of relative importance):
•the fact that there is no financing or due diligence condition to the completion of the Merger or Spin-Off in the Merger Agreement or Distribution Agreement;
•the fact that approval of the Spin-Off by the Company’s shareholders and completion of the Spin-Off are conditions to the closing of the Merger;
•the fact that the conditions to the closing of the Merger and the Spin-Off are specific and limited in scope;
•the business reputation and global capabilities of Pfizer, and the Board of Directors’ perception that Pfizer is willing to devote the resources necessary to close the Merger and the Spin-Off in an expeditious manner;
•Pfizer’s financial condition, including that Pfizer had sufficient cash on hand to fund the Transaction without the need for any third-party financing, and discussions in respect thereof between the Board of Directors and Centerview; and
•the Company’s ability, under certain circumstances pursuant to the Merger Agreement and Distribution Agreement, to seek specific performance to prevent breaches of the Merger Agreement and

Distribution Agreement by Pfizer and/or Merger Sub and to enforce specifically the terms of the Merger Agreement and Distribution Agreement.
•Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, which are more fully described in “The Merger Agreement”. Certain provisions of the merger agreement that the Board of Directors considered important included:
•the Company’s ability to provide information to, engage with or participate in discussions and negotiations with any person who has made a bona fide written acquisition proposal and to authorize, adopt, approve, recommend and otherwise declare advisable such an acquisition proposal subject to a number of conditions, in order to maximize shareholder value;
•the Company’s ability to terminate the Merger Agreement and to enter into an alternative acquisition agreement with respect to a superior proposal, subject to payment of the Termination Fee (as more fully described in the sections “The Merger Agreement—No Solicitation; Other Offers” and “The Merger Agreement—Termination”), in order to maximize shareholder value;
•the ability of the Board of Directors to change its recommendation in connection with a superior proposal or intervening event where failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, subject to Pfizer and Merger Sub’s right to terminate the Merger Agreement in the event of such change of recommendation, and the Company’s obligation to pay the Termination Fee in the event of such termination;
•the possibility of the occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement) on the Company, the non-occurrence of which is a condition to Pfizer’s obligation to consummate the Merger;
•the outside date of May 9, 2023, after which either party, subject to certain exceptions, can terminate the Merger Agreement if the Merger has not been consummated as of such date, and the board of director’s determination that this outside date allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement;
•the requirement in the Merger Agreement that Pfizer and Merger Sub use their reasonable best efforts to consummate the Merger, and agreed actions with respect to Pfizer’s and Merger Sub’s obligations under the Merger Agreement to obtain requisite approvals to consummate the Merger;
•the right of Company shareholders to exercise dissent rights in respect of their Company shares and to receive payment of the “fair value” of such Company shares pursuant to Section 179 of the BCA in lieu of the Transaction Consideration if they comply in all respects with Section 179 of the BCA, and the lack of closing conditions related to the exercise of dissent rights by Company shareholders in the Merger Agreement; and
•that the Merger Agreement, the Plan of Merger and the Distribution Agreement are subject to approval by the Company’s shareholders.
•Other Terms of the Distribution Agreement. The Board of Directors considered other terms of the Distribution Agreement, which are more fully described in “The Distribution Agreement”. Certain provisions of the Distribution Agreement that the Board of Directors considered important included:
•the allocation of certain assets and liabilities of the Company and its subsidiaries related to the Company’s non-CGRP pipeline assets to SpinCo, including the “Biohaven” name and marks;
•the adjustment of (i) each outstanding option to purchase Company Shares (which we refer to as Pre-Spin Company Options), such that each Pre-Spin Company Option is an option to acquire SpinCo Shares (which we refer to as a SpinCo Option) and an option to acquire Company Shares (which we refer to as a Post-Spin Company Option), and (ii) each outstanding Company Restricted Stock Unit

(which we refer to as a Pre-Spin Company RSU) such that each Pre-Spin Company RSU is a restricted stock unit in respect of SpinCo Shares (which we refer to as a SpinCo RSU) and a restricted stock unit in respect of Company Shares (which we refer to as a Post-Spin Company RSU), as described below in “—Interests of Certain Persons in the Merger—Treatment of Company Equity Awards—Treatment of Company Equity Awards in connection with the Spin-Off”;
•the tax treatment of the Spin-Off, including that the Spin-Off is intended to be a taxable distribution to Company shareholders and that the Company and SpinCo generally will not provide a tax indemnity to each other with the exception of certain taxes for which SpinCo will indemnify the Company, including any taxes arising in respect of the Pre-Closing Reorganization, any taxes arising in respect of the Spin-Off, deferred payroll taxes and transfer taxes;
•the fact that, prior to the effective time of the Spin-Off, Pfizer or an affiliate thereof would advance to the Company an amount equal to the remainder of $275 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any accounts held by SpinCo as of the close of business on the day prior to the date of the Spin-Off (which we refer to as the SpinCo Funding Amount), subject to certain adjustments to the SpinCo Funding Amount, including the SpinCo Funding Adjustments described in the section of this proxy statement entitled “The Distribution Agreement—Financing of SpinCo” beginning on page 100, and the Company will contribute such funding to SpinCo; and
•the guaranty by Pfizer of the performance by the Company of its obligations under the Distribution Agreement following the effective time of the Merger.
The Board of Directors also considered a variety of risks and uncertainties regarding the Merger and the Spin-Off in its deliberations concerning the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, including the following (not necessarily in any order of relative importance):
•No Participation in Future Gains. The Board of Directors considered the fact that the Company will no longer exist as an independent public company and shareholders will forgo any future increase in the Company’s value that might result from our earnings or possible growth as an independent company. The Board of Directors was optimistic about the Company’s prospects on a standalone basis, but concluded that the premium reflected in the Transaction Consideration was fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by the Company, particularly on a risk-adjusted basis. The Board of Directors also noted the Distribution and the royalty payment right, which provide some ability for Company shareholders to recognize future potential increases in the value of certain aspects of the Company’s business.
•Inability to Solicit Other Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement precludes the Company from soliciting alternative acquisition proposals (although the Company is able to provide information in response to unsolicited alternative acquisition proposals, as described above) and provides Pfizer with customary “matching” rights prior to the Company terminating the Merger Agreement to accept a superior proposal.
•Possibility of More Attractive Alternative Proposals. The Board of Directors considered that because the Company did not engage in outreach to third parties regarding a potential acquisition, it is possible that other parties could be interested in a potential transaction with the Company on more attractive terms than the Merger (although the Board of Directors considered the limited number of companies in its industry that could transact around the current proposal value, and concluded that the Merger Agreement adequately allows for consideration of superior proposals under appropriate circumstances), and considered that the Company would be able to consider unsolicited acquisition proposals from third parties pursuant to the Merger Agreement.
•Termination Fee. The Board of Directors considered the fact that the Company may be required to pay the Termination Fee if the Merger Agreement is terminated under certain circumstances, including by the Company in order to accept a superior proposal. The Board of Directors considered that the amount of the

Termination Fee is comparable to termination fees in transactions of a similar size, and was unlikely to deter competing bids. The Board of Directors also recognized that the provisions in the Merger Agreement relating to the Termination Fee were insisted upon by Pfizer as a condition to entering into the Merger Agreement.
•Effect of Announcement and Pendency of the Transaction. The Board of Directors considered the effect of the public announcement of the Transaction on the Company’s operations, the Company’s common share price and employees, as well as its ability to attract and retain key personnel while the Transaction is pending and the possibility of any suit, action or proceeding in respect of the Merger Agreement, the Distribution Agreement or the Transaction.
•Interim Operating Covenants. The Board of Directors considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger that may limit the Company from taking specified actions without Pfizer’s written consent, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending consummation of the Merger.
•Risks Relating to the Spin-Off. The Board of Directors considered risks relating to the separation of the non-CGRP assets from the Company through the Spin-Off and the operation of SpinCo following the completion of the Spin-Off and the Merger, including the costs of the Spin-Off and the risk of not realizing the anticipated benefits of the Spin-Off.
•Risks the Merger May Not Be Completed. The Board of Directors considered the fact that, although the Company expects that the Spin-Off and Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Spin-Off and Merger will be satisfied, and considered the risks and costs to the Company if the Spin-Off and Merger are not consummated, including transaction costs, the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners, licensees and others that do business with the Company and the potential effect on the trading price of Company Shares.
•Litigation. The Board of Directors considered the potential for litigation by shareholders in connection with the Merger and the Spin-Off, which, even where lacking in merit, could nonetheless result in distraction and expense.
•Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that the Company’s executive officers and directors have financial interests in the Transaction that may be different from or in addition to those of other shareholders, as more fully described in “—Interests of Certain Persons in the Merger and the Spin-Off.”
•Regulatory Approval. The Board of Directors considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States and certain foreign jurisdictions, including the risk that regulatory agencies would not approve the Transaction or would impose terms and conditions on their approvals that would, if accepted, either materially impair the business operations of the Company or adversely impact the ability of the Company to realize the synergies that are expected to occur in connection with the Transaction.
•Tax Treatment. The Board of Directors considered the fact that receipt of the Transaction Consideration generally would be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes.
The foregoing discussion of the information and reasons considered by the Board of Directors is not intended to be exhaustive, but includes the material reasons considered by the Board of Directors. In view of the variety of reasons considered in connection with its evaluation of the Merger and the Spin-Off, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The Board of Directors did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented. After considering these reasons, the Board of Directors concluded that the positive reasons related to the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby substantially outweighed the potential negative reasons.
Portions of this explanation of the reasons for the Merger and the Spin-Off and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Centerview Partners LLC
On May 9, 2022, Centerview rendered to the Board of Directors its oral opinion, subsequently confirmed in a written opinion dated May 9, 2022, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Transaction Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated May 9, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex F and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex F. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) of the Transaction Consideration to be paid to such holders pursuant to the Merger Agreement and the Distribution Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the transaction and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•a draft of the Merger Agreement, dated May 9, 2022, and the Distribution Agreement, dated May 9, 2022, referred to in this summary of Centerview’s opinion as the draft agreements;
•Annual Reports on Form 10-K of the Company for the years ended December 31, 2021, December 31, 2020 and December 31, 2019;
•certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;
•certain publicly available research analyst reports for the Company;
•certain other publicly available communications from the Company to its shareholders; and
•certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “internal data.” For further information on the forecasts provided to Centerview by the Company for purposes of Centerview’s analysis, see the section of this proxy statement entitled “The Merger—Unaudited Prospective Financial Information of the Company” beginning on page 57.
Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or SpinCo, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview also assumed, at the Company’s direction, that the final executed merger agreement and Distribution Agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft agreements reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and the Distribution Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) of the Transaction Consideration to be paid to such holders pursuant to the Merger Agreement and the Distribution Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, the Distribution Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, including the Merger and the Spin-Off, the form or terms of the royalty payment right with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Merger Agreement or the Distribution Agreement, or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Transaction Consideration to be paid to the holders of the Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not in any manner address the prices at which the SpinCo Shares will trade following the consummation of the Transaction or at any time and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board of Directors in connection with Centerview’s opinion, dated May 9, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Pfizer, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 9, 2022 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.
Analysis of Consideration
For purposes of Centerview’s opinion and the analyses described below, the Transaction Consideration to be paid to holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement was assumed to be $148.50 per Company Share in cash, together with 0.5 of a share of SpinCo per Company Share to be received by holders of Company Shares in the Spin-Off pursuant to the terms of the Distribution Agreement. Each 0.5 share of SpinCo was assumed to have a value of $8.20, reflecting $3.50 per share in cash based on a capitalization of $275 million plus $4.70 per share in risk-adjusted net present value of the royalty payment right based upon the revenue forecast set forth in the forecasts, which is described in the section entitled “The Distribution Agreement—SpinCo Royalty Rights.” For purposes of the analysis of the net present value of the royalty payment right, Centerview utilized a discount rate of 10.5%, the midpoint of a range of discount rates from 9.0% to 12.0% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital, based on considerations deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for a comparable group of companies) to calculate the risk-adjusted net present value of the potential payments pursuant to the royalty payment right. This resulted in Transaction Consideration equal to $156.70 per Company Share, consisting of $148.50 per Company Share in Merger Consideration, $4.70 per 0.5 SpinCo Share in risk-adjusted net present value of the projected royalty payment right and $3.50 per 0.5 SpinCo Share in cash based on a capitalization of $275 million. There is no guarantee that the conditions triggering the royalty payment will be satisfied, and if triggered, when such conditions will be satisfied.
Selected Public Company Analysis
Centerview reviewed and compared certain financial information for the Company to corresponding financial information for the following publicly traded biopharmaceutical companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company:

2025E EV/Revenue Multiple
ACADIA Pharmaceuticals Inc.	1.7x
Apellis Pharmaceuticals, Inc.	2.6x
argenx SE	6.1x
Ascendis Pharma A/S	4.4x
Horizon Therapeutics Public Limited Company	3.7x
Intra-Cellular Therapies, Inc.	3.0x
Neurocrine Biosciences, Inc.	3.2x
Pacira BioSciences, Inc.	3.1x
Supernus Pharmaceuticals, Inc.	2.0x
Median	3.1x
Although none of the companies used in this analysis is directly comparable to the Company, the selected companies listed above were chosen by Centerview, among other reasons, because they are publicly traded biopharmaceutical companies with certain business, operational, and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of May 9, 2022, Centerview calculated, for each selected company, the company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenue for such company for the calendar year 2025 (which we refer to as the 2025E EV/Revenue Multiple).
Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2025E EV/Revenue Multiples of 3.0x to 4.5x. In selecting this range of 2025E EV/Revenue Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of 2025E EV/Revenue Multiples to the Company’s estimated calendar year risk-adjusted 2025 revenue (excluding $75 million of non-recurring milestones expected to be earned in 2025, per the forecasts) of $2.313 billion, as set forth in the internal data, and subtracting from it the Company’s estimated net debt (calculated as debt and preferred stock less cash, cash equivalents and marketable securities and referred to as “estimated net debt” throughout this section) of $581 million as of March 31, 2022 (which was adjusted for a $35 million payment associated with the previously announced acquisition of Channel Biosciences and included certain change of control payments under the Company’s outstanding term loan and preferred equity payable in connection with the Transaction), and dividing the result of the foregoing calculations by the number of fully diluted outstanding Company Shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, restricted stock units, performance stock units and warrants) as of May 6, 2022 based on the internal data, resulted in an implied per share equity value range of approximately $83.00 to $126.00, rounded to the nearest $1.00. Centerview then compared the results of the above analysis to the $156.70 per share value of the Transaction Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement.
Selected Precedent Transactions Analysis
Centerview reviewed and analyzed certain information relating to selected transactions involving publicly traded biopharmaceutical companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction.
Although no company or transaction used in this analysis is identical or directly comparable to the Company, the companies included in the selected transactions below were selected, among other reasons, because they are publicly traded biopharmaceutical companies with certain business, operational, and/or financial characteristics that, for the purposes of Centerview’s analysis, may be considered similar to those of the Company. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operational, and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in business, operational, and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.
Using publicly available information obtained from SEC filings and other data sources as of May 9, 2022, Centerview calculated, for each selected transaction, the transaction value (calculated as the offer value determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities, plus the book value of debt and certain liabilities less cash and cash equivalents) implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s three-year forward revenue at the time of transaction announcement.

The results of this analysis are summarized as follows:

Date Announced	Target	Acquiror	Transaction Value/3-Year Forward Revenue Multiple
02/03/21	GW Pharmaceuticals plc	Jazz Pharmaceuticals plc	6.0x
02/01/21	Viela Bio, Inc.	Horizon Therapeutics plc	12.0x
12/12/20	Alexion Pharmaceuticals, Inc.	AstraZeneca PLC	5.2x
01/22/18	Bioverativ Inc.	Sanofi SA	7.0x
01/26/17	Actelion Ltd.	Johnson & Johnson	9.9x
01/11/15	NPS Pharmaceuticals, Inc.	Shire plc	6.9x
12/02/14	Avanir Pharmaceuticals, Inc.	Otsuka Pharmaceutical Co., Ltd.	11.7x
11/11/13	ViroPharma Incorporated	Shire plc	5.0x
Median			6.9x
Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 6.0x to 8.0x implied three-year forward revenue multiples derived from the selected precedent transactions. In selecting this range of three-year forward revenue multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of the Company and the target companies included in the selected transactions and other factors that could affect each transaction or other values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of three-year forward revenue multiples to the Company’s estimated three-year forward risk-adjusted revenue (excluding $53 million of non-recurring milestones per the forecasts) of $1.814 billion, as set forth in the internal data, and subtracting from it the Company’s estimated net debt of $581 million as of March 31, 2022 (which was adjusted for a $35 million payment associated with the previously announced acquisition of Channel Biosciences and included certain change of control payments under the Company’s outstanding term loan and preferred equity payable in connection with the transaction), and dividing the result of the foregoing calculations by the number of fully diluted outstanding Company Shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, restricted stock units, performance stock units and warrants) as of May 6, 2022 based on the internal data, resulted in an implied per share equity value range of approximately $132.00 to $176.00, rounded to the nearest $1.00. Centerview then compared the results of the above analysis to the $156.70 per Company Share value of the Transaction Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of the Company based on the forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of per Company share equity values by (a) discounting to present value as of March 31, 2022 using discount rates ranging from 9.0% to 12.0% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital, based on considerations deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for a comparable group of companies) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of the Company over the period beginning on March 31, 2022 and ending on December 31, 2043, utilized by Centerview based on the forecasts, (ii) an implied terminal value of the Company, calculated by Centerview by assuming that unlevered free cash flows would decline in perpetuity after December

31, 2043 at a rate of free cash flow decline of 50% year over year, and (iii) tax savings from usage of the Company’s deferred tax assets of $10.5 billion, estimated foreign net operating losses of $747 million as of December 31, 2021, accrued losses of $220 million as of December 31, 2021, federal R&D credits and orphan drug credits of $20 million as of December 31, 2021 and future losses and (b) subtracting from the foregoing results the Company’s estimated net debt of $581 million as of March 31, 2022 (which was adjusted for a $35 million payment associated with the previously announced acquisition of Channel Biosciences and included certain change of control payments under the Company’s outstanding term loan and preferred equity payable in connection with the Transaction). Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding Company Shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, restricted stock units, performance stock units and warrants) as of May 6, 2022 based on the internal data, resulting in a range of implied equity values per Share of $139.00 to $177.00 rounded to the nearest $1.00. Centerview then compared the results of the above analysis to the $156.70 per Company Share value of the Transaction Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of the Company or by Pfizer) pursuant to the Merger Agreement and the Distribution Agreement.
Other Factors
Centerview noted for the Board of Directors certain additional factors solely for informational purposes, including, among other things, the following:
•Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the shares during the 52-week period ended May 9, 2022 (the last trading day before the public announcement of the Transaction), which reflected low and high stock closing prices for the Company during such period of approximately $66.00 to $148.00 per share, rounded to the nearest $1.00.
•Analyst Price Target Analysis. Centerview reviewed stock price targets for the Company Shares in recently published, publicly available Wall Street research analyst reports as of May 9, 2022 (the last trading day before the public announcement of the Transaction), which indicated low and high stock price targets for the Company ranging from $135.00 to $182.00 per share.
•Premiums Paid Analysis. Centerview performed an analysis of premiums paid in the selected transactions, as set forth above in “—Opinion of the Company’s Financial Advisor—Selected Precedent Transactions Analysis.” The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Centerview applied a reference range of 45% to 65% to the Company’s closing stock price on May 9, 2022 (the last trading day before the public announcement of the Transaction) of $83.14, which resulted in an implied price range of approximately $121.00 to $137.00 per share, rounded to the nearest $1.00.
General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board of Directors in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board of Directors or management of the Company with respect to the Transaction Consideration or as to whether the Board of Directors would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between the Company and Pfizer and was approved by the Board of Directors. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview had not been engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview had been engaged to provide and is currently providing financial advisory services to Pfizer, including in connection with Pfizer’s acquisition of Arena Pharmaceuticals, Inc. in 2022 and certain other strategic matters. Centerview has received, or expects to receive, between $20 million and $30 million in aggregate compensation from Pfizer for work performed during such period. Centerview may provide financial advisory and other services to or with respect to the Company or Pfizer or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Pfizer, or any of their respective affiliates, or any other party that may be involved in the Transaction.
The Board of Directors selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Centerview’s services as the financial advisor to the Board of Directors, the Company and its affiliates have agreed to pay Centerview an estimated aggregate fee of approximately $93 million, calculated as a percentage of the Transaction Consideration at closing, $1.5 million of which was payable upon the rendering of Centerview’s opinion and the balance of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Unaudited Prospective Financial Information of the Company
The Company’s management does not as a matter of course make public projections as to future performance, revenues, earnings or other results, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Company is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. As a result, the Company does not endorse projections or other unaudited prospective financial information as a reliable indication of future results. However, in connection with the Board of Directors’ evaluation of a potential transaction, the Company’s management independently prepared certain unaudited prospective financial information for fiscal years 2022 through 2043, which we refer to generally as the Company Forecasts. The Company Forecasts were made available to the Board of Directors in connection with their consideration and evaluation of the Merger, and were provided to Centerview in connection with the rendering of the Centerview’s fairness opinion to the Board of Directors and in performing its related financial analyses, as described above in “—Opinion of Centerview Partners LLC.”
The Company is including a summary of the Company Forecasts in this proxy statement in order to provide the Company’s shareholders with access to the projections that were made available to, and approved by, the Board in connection with their evaluation of the Merger and made available to Centerview, and which Centerview was instructed by the Board of Directors to use, in connection with its financial analyses and opinion.

The following table presents a summary of the Company Forecasts:

($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E
Worldwide Net Revenue	$942	$1,208	$1,692	$2,388	$3,387	$3,814	$4,833	$5,430	$6,149	$6,486	$6,777	$7,091	$6,098	$2,200	$925	$478	$247	$86	$43	$21	$11	$5
Gross Profit (1)	$722	$920	$1,297	$1,931	$2,796	$3,077	$3,921	$4,394	$4,930	$5,245	$5,480	$5,733	$4,925	$1,805	$759	$395	$204	$71	$35	$18	$9	$4
Operating Income (2)	$(411)	$(395)	$137	$792	$1,902	$2,147	$2,965	$3,429	$3,939	$4,237	$4,471	$4,751	$4,009	$1,508	$652	$351	$182	$62	$31	$16	$8	$4
Unlevered Free Cash Flow (3)	$(487)	$(451)	$64	$608	$1,536	$1,749	$2,424	$2,826	$3,264	$3,556	$3,762	$3,998	$3,504	$1,688	$699	$357	$186	$73	$32	$16	$8	$4
Memo: Impact from Tax Assets(4)	$14	$16	$8	$103	$270	$305	$425	$407	$454	$119	$25	$25	$25	$24	$—	$—	$—	$—	$—	$—	$—	$—
__________________
(1)“Gross Profit” is defined as net revenues less cost of goods sold (including product cost of goods sold and royalties and milestones due).
(2)“Operating Income” is defined as gross profit less operating expenses (including obligations to Royalty Pharma, R&D and sales, general and administrative expenses).
(3)“Unlevered Free Cash Flow” is defined as operating income after tax for the relevant fiscal year, adjusted for depreciation and amortization, capital expenditures and changes in net working capital. This line excludes the benefit of tax assets which were valued separately.
(4)"Impact from Tax Assets" represents the benefit of deferred tax assets, foreign NOLs, accrued losses related to interest on intercompany term loans, R&D and orphan drug credits, and future losses.
Additional Information About the Company Forecasts
The inclusion of the Company Forecasts in this proxy statement should not be regarded as an indication that any of the Company or any of its affiliates, advisors or representatives have considered the Company Forecasts to be predictive of actual future events, and the Company Forecasts should not be relied upon as such. This summary of these internal financial Company Forecasts is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. The Company advises the recipients of the Company Forecasts that its internal financial forecasts upon which the Company Forecasts were based are subjective in many respects.
Although presented with numerical specificity, the Company Forecasts were based on numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Company Forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company. Important factors that may affect actual results and cause these internal financial Company Forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of the Company (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, changes in technology, general business and economic conditions and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Various assumptions underlying the Company Forecasts may not prove to have been, or may no longer be, accurate. The Company Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Company Forecasts. The Company Forecasts summarized above do not account for the effects of the Merger. The Company Forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. The Company Forecasts do not take into account any circumstances or events occurring after the date they were prepared. The Company Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Company Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Merger and the other transactions contemplated by the Merger Agreement are completed) from the Company Forecasts. For all of these reasons, the internal financial Company Forecasts, and the assumptions upon which they are based, (i) are not guarantees of future results; (ii) are inherently speculative; and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these internal financial Company Forecasts. Accordingly, there can be no assurance that the Company Forecasts will be realized.
The Company Forecasts were prepared solely for internal use and to assist the Board of Directors with their consideration and evaluation of the Transactions, including the Merger and the Spin-Off, and Centerview with its financial analyses and opinion, and although they were prepared on an accounting basis consistent with the Company’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants for preparation and presentation of prospective financial information. The Company Forecasts included in this document have been prepared by, and are the responsibility of, the Company. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Company Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
The Unlevered Free Cash Flow figures contained in the Company Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Company Forecasts were relied upon by Centerview for purposes of its opinion and by the Board of Directors in connection their evaluation of the Merger and the Spin-Off. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Centerview for purposes of its opinion or by the Board of Directors in connection with their evaluation of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the Company Forecasts to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
For these reasons, as well as the basis and assumptions on which the Company Forecasts were compiled, the inclusion of specific portions of the Company Forecasts in this proxy statement should not be regarded as an indication that such Company Forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) can give you any assurance that actual results will not differ from these Company Forecasts. Except as required by applicable law, none of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) undertake any obligation to update or otherwise revise or reconcile the Company Forecasts or the specific portions presented to reflect circumstances existing after the date the Company Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the portions of the Company Forecasts set forth above. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) intend to make publicly available any update or other revision to these Company Forecasts. In addition, none of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) have made, make, or are authorized in the future to make, any representation to any shareholder or other person regarding the Company’s ultimate performance compared to the information contained in the Company Forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded.
Financial Information of SpinCo
The audited historical combined financial statements and the unaudited interim combined financial statements of SpinCo and the corresponding notes thereto are attached at Annex G.
Interests of Certain Persons in the Merger and the Spin-Off
In considering the recommendation of the Board of Directors with respect to the Transaction Proposal, you should be aware that executive officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. The directors of the Company were aware of these interests and considered them at the time they evaluated and negotiated the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the shareholders of the Company. These interests are described below.

Treatment of Company Equity Awards
Treatment of Company Equity Awards in Connection with the Spin-Off
In connection with and effective as of the Spin-Off, each outstanding (i) Company Stock Option (each of which we refer to as a Pre-Spin Company Option) will be adjusted so that such Pre-Spin Company Option is an option to acquire SpinCo Shares (which we refer to as a SpinCo Option) and an option to acquire Company Shares (which we refer to as a Post-Spin Company Option), and (ii) Company Restricted Stock Unit (which we refer to as a Pre-Spin Company RSU) will be adjusted so that such Pre-Spin Company RSU is a restricted stock unit in respect of SpinCo Shares (which we refer to as a SpinCo RSU) and a restricted stock unit in respect of Company Shares (which we refer to as a Post-Spin Company RSU), in each case as set forth below, except as otherwise expressly provided in the Merger Agreement. Prior to the Distribution, SpinCo will adopt an equity compensation plan under which SpinCo Options and SpinCo RSUs will be issued with terms consistent with the Distribution Agreement.
Each Post-Spin Company Option will be in respect of the number of shares underlying the applicable Pre-Spin Company Option and at an exercise price equal to the product, rounded up to the nearest cent, of (A) the exercise price of the applicable Pre-Spin Company Option multiplied by (B) the quotient obtained by dividing (1) the “ex-distribution way” volume-weighted average trading price of a Company Share (exclusive of the SpinCo value) during the period commencing on the first trading day following the record date for the Spin-Off through and including the last trading day prior to the effective time of the Distribution (which we refer to as RemainCo Per Share Value) by (2) the “regular way” volume-weighted average trading price of a Company Share (inclusive of the SpinCo value) during the period commencing on the first trading day following the record date for the Spin-Off through and including the last trading day prior to the effective time of the Spin-Off (which we refer to as the Combined Per Share Value). Each SpinCo Option will be in respect of a number of SpinCo Shares equal to the number of shares underlying the applicable Pre-Spin Company Option multiplied by 0.5 (which we refer to as the Distribution Ratio), rounded down to the nearest whole number of shares and at an exercise price equal to the price, rounded up to the nearest cent, determined by dividing (A) the product of (1) the exercise price of the Pre-Spin Company Option multiplied by (2) the quotient obtained by dividing (a) the amount by which (i) the Combined Per Share Value exceeds (ii) the RemainCo Per Share Value by (b) the Combined Per Share Value, by (B) the Distribution Ratio.
Each Post-Spin Company RSU will be in respect of a number of restricted stock units subject to the applicable Pre-Spin Company RSU, with any applicable performance conditions deemed achieved at 100%. Each SpinCo RSU will be in respect of a number of restricted stock units equal to (1) the number of shares subject to the applicable Pre-Spin Company RSU, with any applicable performance conditions deemed achieved at 100%, multiplied by (2) the Distribution Ratio, rounded down to the nearest whole number of shares.
Treatment of Company Equity Awards in Connection with the Merger
As described further in the section titled “The Merger Agreement—Treatment of Company Shares and Company Share -Based Awards” beginning on page 75, the Merger Agreement provides that, at or immediately prior to the effective time, the outstanding equity awards of the Company (including awards held by the Company’s executive officers and directors) will be treated as follows:
•each Post-Spin Company Option that is outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled in exchange for the right to receive (without interest) an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per Company Share for such Company Stock Option and (ii) the total number of Company Shares subject to such Company Stock Option, less any withholding taxes, with payment to be made as soon as reasonably practicable (but no later than the second payroll date) following the effective time of the Merger;
•each Post-Spin Company RSU outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled in exchange for the right to receive (without interest) an amount in cash equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Unit, with any performance conditions applicable to the Company Restricted Stock Unit deemed achieved at 100%, and (ii) the Merger Consideration, less any tax withholdings, with payment to be made as soon as reasonably practicable (but no later than the second payroll date) following the effective time of the Merger; provided, however, that each Company Restricted Stock Unit granted after the date of the Merger Agreement but prior to the effective time of the Merger in accordance with the terms of the Merger Agreement (other than certain Company Restricted Stock Units which may be granted in accordance with the Merger Agreement in exchange for or in lieu of options to acquire common shares of BioShin Limited) will convert into a cash-based award if held by a continuing Surviving Company employee and otherwise convert into a SpinCo award;
•each SpinCo Option outstanding immediately prior to the effective time of the Merger will vest in full and it is anticipated SpinCo will settle the options into common shares of SpinCo as soon as practicable following the effective time of the Merger (by reducing the number of SpinCo common shares issued by a number of SpinCo common shares sufficient to satisfy the option exercise price); and
•each SpinCo RSU outstanding immediately prior to the effective time of the Merger will vest in full and be settled in common shares of SpinCo as soon as practicable following the effective time of the Merger.
For an estimate of the amounts that would be realized by each of the Company’s named executive officers in respect of their unvested equity awards that are outstanding on May 31, 2022, see the section entitled “—Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers” below.
The estimated aggregate amount that would be realized by the 6 non-employee directors in respect of their unvested Company equity awards (after giving effect to the Spin-Off and the provisions of the Distribution Agreement) if the Merger were to be completed on May 31, 2022 is $5,751,249, and the estimated aggregate amount that would be realized by the 2 Company executive officers who are not named executive officers in respect of their unvested Company equity awards (after giving effect to the Spin-Off and the provisions of the Distribution Agreement) if the Merger were to be completed on May 31, 2022 is $9,084,850. The amounts in this paragraph were determined using equity awards outstanding as of May 31, 2022 and a price per share of Company common stock of $148.50 (the Merger Consideration), which amount excludes the value attributable to SpinCo Options and SpinCo RSUs. See the section entitled “—The Transaction— Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis” for a discussion of the value of SpinCo Shares, estimated to be $8.20 per Company Share, which is the sum of $4.70 per Company Share royalty payment right and $3.50 per Company Share cash value, reflecting the cash capitalization of $275 million (based on the assumptions underlying the financial analyses prepared and reviewed by Centerview).
These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the Merger following the date of this joint proxy statement/prospectus or the actual value of SpinCo Shares following the effective time of the Merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the Company’s directors and executive officers who are not named executive officers may materially differ from the amounts set forth above.
Employment Agreements and Offer Letters with Certain Executive Officers
The Company and its affiliates have entered into employment agreements and offer letters with Company executive officers, including named executive officers, which provide, among other things, for compensation and benefits upon a qualifying termination of employment. The closing of the Merger will be a change in control for these purposes.
Employment Agreement between the Company and Vlad Coric, M.D. Under the employment agreement between the Company and Dr. Coric, the Company’s Chief Executive Officer, if the Company terminates the employment of Dr. Coric, or upon termination of Dr. Coric’s employment due to his death or disability, Dr. Coric is eligible to receive a lump sum severance payment in an amount equal to $350,000. Further, all stock options held by Dr. Coric will fully vest on the date of Dr. Coric’s termination and remain exercisable for a period of two years following the termination date (or if earlier, the end of the term of the award). In connection with the closing of the

Merger, Dr. Coric’s employment agreement with the Company will terminate and only Dr. Coric’s employment agreement with Biohaven Pharmaceuticals, Inc. will continue. The Company will pay Dr. Coric $300,000 in full satisfaction of its obligations under Dr. Coric’s employment agreement with the Company, subject to Dr. Coric’s execution of a release of claims. Dr. Coric will donate the net after tax portion of the same to a charitable organization selected by Dr. Coric.
Employment Agreement between Biohaven Pharmaceuticals, Inc. and Vlad Coric, M.D. Biohaven Pharmaceuticals, Inc., a wholly owned subsidiary of the Company (which we refer to as Biohaven Pharma), has entered into an employment agreement with Dr. Coric. Pursuant to the employment agreement, upon a termination of Dr. Coric’s employment without “just cause” (as defined therein) or upon a resignation for “good reason” (as defined therein) occurring within twelve months following a change in control, Dr. Coric will be eligible to receive an amount equal to Dr. Coric’s annual base salary for 18 months plus 1.5 times his target bonus opportunity for the performance year in which the termination occurs, payable in equal installments over 18 months following termination. Dr. Coric is also eligible to receive continued health insurance coverage for up to 18 months following termination and continued life insurance coverage for 18 months following termination, in each case at cost to Biohaven Pharma. Finally, Dr. Coric would also receive vesting of all unvested time-based vesting equity awards, with stock options to remain exercisable for twelve months following the termination of his employment.
Employment Agreements between Biohaven Pharmaceuticals, Inc. and Matthew Buten. Biohaven Pharma has entered into an employment agreement with Matthew Buten. Pursuant to the employment agreement, upon a termination of Mr. Buten’s employment without “just cause” (as defined therein) or upon a resignation for “good reason” (as defined therein) occurring within twelve months following a change in control, Mr. Buten will be eligible to receive: (i) an amount equal to 1.5 times the sum of his annual base salary and target bonus, payable in equal installments over 18 months, (ii) a pro-rata bonus, if any, for the year of termination and (iii) an amount equal to Mr. Buten’s target bonus for the year of termination, payable in equal installments over 12 months. Mr. Buten is also eligible to receive continued health coverage (at cost to Biohaven Pharma) for up to 18 months following termination. Finally, Mr. Buten would also receive vesting of all unvested time-based vesting equity awards, with stock to remain exercisable for twelve months following the termination of employment.
Employment Agreements between Biohaven Pharmaceuticals, Inc. and William Jones, Jr. Biohaven Pharma has entered into employment agreements with William Jones, Jr. Pursuant to the employment agreement upon a termination of Mr. Jones’ employment without “just cause” (as defined therein) or upon a resignation for “good reason” (as defined therein) occurring within twelve months following a change in control, Mr. Jones will be eligible to receive: (i) an amount equal to two times the sum of his annual base salary and target bonus, payable in equal installments over 24 months, (ii) payment of any earned but unpaid bonus for any completed performance year prior to termination, (iii) a pro-rata bonus, if any, for the year of termination and (iv) an amount equal to Mr. Jones’ target bonus for the year of termination. Mr. Jones is also eligible to receive continued health coverage (at cost to Biohaven Pharma) for up to 18 months following termination. Finally, Mr. Jones would also receive vesting of all unvested time-based vesting equity awards, with stock to remain exercisable for twelve months following the termination of employment. The Company has agreed to assume Mr. Jones’s employment agreement upon consummation of the Merger.
Employment Agreements between Biohaven Pharmaceuticals, Inc. and Kimberly Gentile. Pursuant to her employment agreement with Biohaven Pharma, upon a termination of Ms. Gentile’s employment by Biohaven Pharma without “cause” (as defined therein) or by Ms. Gentile’s resignation for “good reason” (as defined therein), Ms. Gentile will be eligible to receive an amount equal to 6 months’ base salary, payable in equal installments over 6 months.
Offer Letter with Elyse Stock. Pursuant to her offer letter with Biohaven Pharma, if Biohaven Pharma terminates Dr. Stock’s employment without “just cause” (as defined therein), Dr. Stock is eligible to receive cash severance in an amount equal to 6 months’ base salary.
Agreement with James Engelhart. James Engelhart, the former Chief Financial Officer of the Company, stepped down from his position with the Company on December 14, 2021. Pursuant to an amendment to his employment agreement with Biohaven Pharma, effective December 15, 2021, Mr. Engelhart transitioned to an advisory role with

Biohaven Pharma. If Mr. Engelhart’s employment is terminated by either party, Mr. Engelhart will become a consultant for Biohaven Pharma and no severance payments would be made. Any stock options and restricted stock units will continue to vest in accordance with their terms. The Company has agreed to assume Mr. Engelhart’s amended employment agreement upon consummation of the Merger.
Other Executive Officers. The estimated aggregate amount of cash severance that would be payable to the two Company executive officers who are not named executive officers if the Merger were to be completed and they experienced a qualifying termination on May 31, 2022 is approximately $366,589.
Other Employee-Related Interests
It is expected that executive officers of the Company (other than Mr. Jones and Charlie Conway, Chief Scientific Officer, who will remain with RemainCo) will continue with SpinCo following completion of the Merger. In connection with such continued service, SpinCo may enter into new compensatory arrangements with any or all of such executive officers. However, as of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement with respect to the foregoing, and there can be no assurances that the terms of any such agreements will be agreed upon with any executive officers in the future. If SpinCo or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with SpinCo or its affiliates, then the Company’s executive officers will remain subject to their existing agreements with the Company.
In connection with the Merger Agreement, the Company may also establish a cash retention programs to be allocated to employees and other service providers of the Company and its subsidiaries. As of the date of this joint statement, participants in the retention programs, the terms of such awards and the award amounts, if any, have not yet been finalized; provided that the maximum amount that may be paid under such programs will not exceed $10,000,000.
In addition to the other rights and interests in the Merger described in this section, the Company’s executive officers would receive the same benefits and would be covered by the same protections under the Merger Agreement as all other employees of the Company. See the section entitled “The Merger Agreement—Employee Benefits” beginning on page 89 for a description of the benefits to be provided to employees of the Company pursuant to the Merger Agreement.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 94 for a description of such ongoing indemnification and coverage obligations.
For further information with respect to the arrangements between the Company and its named executive officers, see the information included under “The Transactions—Interests of Certain Persons in the Merger and the Spin-Off—Golden Parachute Compensation” beginning on page 65.
Deferred Director Awards
The Company may pay to two Company directors (Messrs. Michael T. Heffernan and Robert J. Hugin) prior to the closing of the Merger (assuming the closing occurs on or prior to December 31, 2022), as payment for a portion of the deferred initial equity award grant that for each director has not yet been paid, an amount in cash equal to the difference between (i) $1,000,000 and (ii) the amount of cash compensation and the grant date fair value of equity awards paid or granted, as applicable, by the Company to the director during 2022. Each director will be paid the remaining value of the portion of the deferred initial equity award grant unsatisfied at closing in one or more years following closing (not to exceed $1,000,000 per calendar year) until such value has been satisfied. As of the date of the Merger Agreement, the value of the deferred initial equity award grant that has not yet been paid is no more than $2.35 million for each of Messrs. Heffernan and Hugin.

Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers
The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of the Company’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the Merger. The amounts listed below are estimates based on the following assumptions:
•The effective time of the Merger occurred and each named executive officer experienced a qualifying termination with both the Company and Biohaven Pharma on May 31, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•A per share price of $148.50 per Company Share (the Merger Consideration), which amount excludes the value of SpinCo Options and RSUs;
•Each named executive officer’s base salary and annual target bonus remain unchanged from those in effect as of the date of this proxy statement;
•No named executive officer will receive a retention bonus in connection with the Transactions;
•Each named executive officer’s Company equity awards are those that are outstanding as of May 31, 2022; and
•For purposes of the unvested Company Restricted Stock Units subject to performance conditions, achievement at 100%.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the Merger or the actual value of SpinCo Shares following the effective time of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar. The Company currently expects that change in control-related payments to the Company’s executive officers will be less than the applicable Section 280G golden parachute excise tax limits.
For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

Golden Parachute Compensation(1)

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Perquisites/Benefits ($)(4)	Total ($)
Vlad Coric, M.D.
Chief Executive Officer	$2,040,000	$28,539,698	$47,622	$30,927,320
Matthew Buten
Chief Financial Officer	$1,475,861	$6,083,037	$29,769	$7,588,667
William Jones, Jr.
Chief Commercial Officer of Migraine & Common Diseases	$2,133,719	$6,289,975	$47,622	$8,471,316
Kimberly Gentile
Senior Vice President of Clinical Operations	$224,032	$7,247,629	–	$7,471,661
Elyse Stock, M.D.
Chief Medical Officer	$278,927	$7,121,364	–	$7,400,291
James Engelhart
Former Chief Financial Officer	–	$7,569,934	–	$7,569,934
__________________
(1)With the exception of the payments made in respect of the named executive officer’s outstanding equity awards, all amounts reflected in the table are double trigger.
(2)For all named executive officers other than Mr. Engelhart, the amounts reported, which are payable upon qualifying terminations of employment, represent the cash severance to which each such named executive officer is entitled pursuant to the arrangements described above in “—Employment Agreements and Offer Letters with Certain Executive Officers.” Pursuant to his amended employment agreement with Biohaven Pharma, Mr. Engelhart is not entitled to any severance payments upon a termination of employment, but would continue to perform consulting services for the Company following such termination, pursuant to the consulting agreement attached as Exhibit A to Amendment No. 1 to Employment Agreement filed as Exhibit 10.41 to our Annual Report on Form 10-K filed with the SEC on February 25, 2022.
The estimated amount of each such payment is shown in the following table.

Name	Biohaven Cash Severance ($)	SpinCo Cash Severance ($)(a)	SpinCo Prorated Bonus ($)	Total ($)
Vlad Coric, M.D.	$300,000	$2,040,000	—	$2,340,000
Matthew Buten	—	$1,378,125	$97,736	$1,475,861
William Jones, Jr.	—	$2,014,653	$119,066	$2,133,719
Kimberly Gentile	—	$224,032	—	$224,032
Elyse Stock, M.D.	—	$278,927	—	$278,927
James Engelhart	—	—	—	—
__________________
(a)For Dr. Coric, the SpinCo amount reported includes an amount equal to 1.5 times his target bonus for the performance year of termination, as described above in “—Employment Agreements and Offer Letters with Certain Executive Officers— Employment Agreement between Biohaven Pharmaceuticals, Inc. and Vlad Coric, M.D.”
(3)The following table provides additional information regarding the equity award holdings of each named executive officer that will be canceled and exchanged for the Transaction Consideration in connection with the consummation of the Transactions, as described further in the section titled “Interests of Certain Persons in the Merger—Treatment of Company Equity Awards” beginning on page 60. With respect to Company Restricted Stock Units that are subject to the satisfaction of performance conditions, the values of such Company Restricted Stock Units set forth in the tables assume achievement of performance at 100%, consistent with the terms of the Merger Agreement.

Named Executive Officer	Unvested Company Restricted Stock Units ($)	Unvested Company Stock Options ($)
Vlad Coric, M.D.	$15,733,575	$12,806,123
Matthew Buten	$5,568,750	$514,287
William Jones, Jr.	$3,601,125	$2,688,850
Kimberly Gentile	$3,118,500	$4,129,129
Elyse Stock, M.D.	$3,062,813	$4,058,551
James Engelhart	$3,111,075	$4,458,859
Assuming a SpinCo value of $8.20 per Company Share, which is the sum of $4.70 per Company Share royalty payment right and $3.50 per Company Share cash value, reflecting the cash capitalization of $275 million (based on the assumptions underlying the financial analyses prepared and reviewed by Centerview), the named executive officers would receive the following additional value through SpinCo in respect of the portion of their unvested Company Options and Company Restricted Stock Units:
For Dr. Coric, $868,790 in respect of Unvested Company Restricted Stock Units and $707,139 in respect of Unvested Company Stock Options; for Mr. Buten, $307,500 in respect of Unvested Company Restricted Stock Units and $28,398 in respect of Unvested Company Stock Options; for Mr. Jones, $198,850 in respect of Unvested Company Restricted Stock Units and $148,475 in respect of Unvested Company Stock Options; for Ms. Gentile, $172,200 in respect of Unvested Company Restricted Stock Units and $228,006 in respect of Unvested Company Stock Options; for Dr. Stock, $169,125 in respect of Unvested Company Restricted Stock Units and $224,109 in respect of Unvested Company Stock Options; and for Mr. Engelhart, $171,790 in respect of Unvested Company Restricted Stock Units and $246,213 in respect of Unvested Company Stock Options.
(4)For each of Dr. Coric, Mr. Buten and Mr. Jones, the amount reported represents the cost of continued health coverage and, for Dr. Coric, life insurance coverage, for 18 months, pursuant to the terms of the executive’s employment agreement with Biohaven Pharma, as described above under “—Employment Agreements and Offer Letters with Certain Executive Officers.”
Accounting Treatment
The Merger is expected to be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger
This section describes the material U.S. federal income tax consequences of the Spin-Off and the Merger
This section applies solely to persons that hold Company Shares as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s individual circumstances, including non-U.S., state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to holders subject to special rules, including:
•a dealer in securities or foreign currencies,
•a regulated investment company,
•a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,
•a tax-exempt organization,
•a bank, financial institution, or insurance company,
•a person that directly, indirectly or constructively owns 5 percent or more of the combined voting power of Company, or of the total value of the Company Shares,
•a person that directly, indirectly or constructively owns shares of Pfizer or its affiliates,
•a person that holds Company Shares as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes,
•a person that acquires or sells Company Shares as a part of wash sale for U.S. federal income tax purposes,

•a person that acquired Company Shares pursuant to the exercise of employee share options or otherwise as compensation, or
•a person whose functional currency is not the U.S. dollar.
This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date of this proxy statement. These laws are subject to change, possibly on a retroactive basis.
We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Company Shares. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service (which we refer to as the IRS) may not agree with the tax consequences described in this proxy statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding Company Shares should consult their own tax advisors.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE SPIN-OFF, THE MERGER AND POST-MERGER OWNERSHIP IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•an estate the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company Shares that is not a U.S. holder.
Forward Merger Option
The material U.S. federal income tax consequences to U.S. holders and non-U.S. holders described below will generally be the same as between the reverse subsidiary merger and the forward merger if the Forward Merger Option is exercised. Therefore, the remainder of the discussion below will apply with respect to the Merger, regardless of whether such Merger is effected prior to December 30, 2022 or after.
U.S. Holders
The Company believes that it is not and has not been a passive foreign investment company (PFIC) for U.S. federal income tax purposes for the taxable year of the Spin-Off or for any prior taxable year. The remainder of this discussion “Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger—U.S. Holders” is predicated on this determination except where explicitly indicated otherwise.
Tax Consequences of the Spin-Off
Under U.S. federal income tax laws, a U.S. holder must include in its gross income the gross amount of any dividend paid by the Company to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Dividends will be taxed as ordinary income to the extent that they are paid out of Company’s current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. holder by certain “qualified foreign corporations” that constitute qualified dividend income are taxable to the shareholder at the preferential rates applicable to long-term capital gains provided that the shareholder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. For this purpose, stock of the Company will be treated as stock of a qualified foreign corporation if such stock is listed on an established securities market in the United States. Company Shares are listed on the New York Stock Exchange, which is treated as an established securities market in the United States for these purposes. Accordingly, the Company expects that any amount treated as a dividend paid by the Company pursuant to the Spin-Off will constitute qualified dividend income, assuming the U.S. holder’s holding period requirements are met.
A U.S. holder must include any foreign tax withheld from the dividend payment in this gross amount even though the shareholder does not in fact receive the amount withheld. The dividend is taxable to a U.S. holder when the U.S. holder receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that a U.S. holder must include in income will be the fair market value of the SpinCo Shares received by such holder in the Spin-Off as of the date of the Spin-Off.
Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, are treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the shares of Company stock, causing a reduction in the U.S. holder’s adjusted basis in Company stock, and thereafter as capital gain. However, the Company has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Spin-Off as a dividend.
Dividends will generally be income from sources outside the United States and will generally be “passive” income for purposes of computing the foreign tax credit allowable to a U.S. holder. However, if (a) Company is 50% or more owned, by vote or value, by United States persons and (b) at least 10% of Company’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of Company’s dividends would be treated as derived from sources within the United States. With respect to any dividend paid for any taxable year, the United States source ratio of Company’s dividends for foreign tax credit purposes would be equal to the portion of Company’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of Company’s earnings and profits for such taxable year. There can be no assurance that no portion of our dividends will be treated as derived from sources within the United States pursuant to the rule described in this paragraph.
A U.S. holder’s tax basis in its SpinCo Shares received will be equal to the fair market value of such SpinCo Shares on the Spin-Off date, and the holding period for those SpinCo Shares generally would begin on the day after the Spin-Off date.
Tax Consequences of the Merger
The consideration received by a U.S. holder pursuant to the Merger is intended to be treated as cash consideration for Company Shares in a transaction to which Section 1001 of the Code applies. The remainder of this discussion “Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger—U.S. Holders—Tax Consequences of the Merger” is predicated on this treatment.
The U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. holder’s adjusted tax basis in Company Shares exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares exceeds one year at the time of the Merger. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations under the Code. If a U.S. holder acquired different blocks of Company Shares at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of the shares.
Passive Foreign Investment Company
The Company believes that it is not and has not been a PFIC for U.S. federal income tax purposes for the taxable year of the Spin-Off or for any prior taxable year. However, the determination of whether the Company is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies which in some circumstances are unclear and subject to varying interpretation. In particular, the characterization of Company’s assets as active or passive may depend in part on its current and intended future business plans which are subject to change. In addition, for the Company’s current and prior taxable years, the total value of its assets for PFIC testing purposes may fluctuate considerably from time to time, and is dependent on the application (which inherently involves an element of judgment) of the relevant valuation assumptions and methodologies. Under the income test, Company’s status as a PFIC depends on the composition of Company’s income which, in Company’s past, current and future taxable years, the Company may not be able to fully control, for example, with respect to income attributed to us from entities owned 25% or more by the Company. Therefore, the Company cannot provide any assurance regarding its PFIC status for any past, current or future taxable years.
In general, the Company will be a PFIC with respect to a U.S. holder if for any taxable year in which the holder held Company Shares:
•at least 75% of Company’s gross income for the taxable year is passive income or
•at least 50% of the value, determined on the basis of a quarterly average, of Company’s assets is attributable to assets that produce or are held for the production of passive income.
“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business) and certain other specified categories of income. Other than with respect to stock of a domestic corporation that is 25%-owned (by value) by certain foreign corporations, if a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.
If the Company is a PFIC, and a U.S. holder did not make a mark-to-market election, as described below, the holder will generally be subject to special rules with respect to:
•any gain the holder realizes on the sale or other disposition of the shares and
•any excess distribution that the Company makes to the holder (generally, any distributions to the holder during a single taxable year, other than the taxable year in which the holder’s holding period in the shares begins, that are greater than 125% of the average annual distributions received by the holder in respect of the shares during the three preceding taxable years or, if shorter, the holder’s holding period for the shares that preceded the taxable year in which the holder receives the distribution).
Under these rules:
•the gain or excess distribution will be allocated ratably over the holder’s holding period for the shares,
•the amount allocated to the taxable year in which the holder realized the gain or excess distribution or to prior years before the first year in which the Company was a PFIC with respect to the holder will be taxed as ordinary income,
•the amount allocated to each other prior year will be taxed at the highest tax rate in effect for that year, and

•the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.
Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.
If the Company is a PFIC in a taxable year and Company Shares are treated as “marketable stock” in such year, a U.S. holder may make a mark-to-market election with respect to the shares. If the U.S. holder makes this election, the holder will not be subject to the PFIC rules described above. Instead, in general, the holder will include as ordinary income each year the excess, if any, of the fair market value of the shares at the end of the taxable year over the holder’s adjusted basis in the shares. The holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the shares will be adjusted to reflect any such income or loss amounts. Any gain that the holder recognizes on the sale or other disposition of the shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss.
A U.S. holder’s shares will generally be treated as stock in a PFIC if the Company was a PFIC at any time during the holder’s holding period in the shares, even if the Company is not currently a PFIC.
In addition, notwithstanding any election a U.S. holder makes with regard to the shares, dividends that the holder receives from the Company will not constitute qualified dividend income to the holder if the Company is PFIC (or is treated as a PFIC with respect to the holder) either in the taxable year of the distribution or the preceding taxable year. Dividends that the holder receives that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, the holder must include the gross amount of any such dividend paid by the Company out of Company’s accumulated earnings and profits (as determined for U.S. federal income tax purposes) in the holder’s gross income, and it will be subject to tax at rates applicable to ordinary income.
In certain circumstances, a U.S. holder of shares in a PFIC may alleviate some of the adverse tax consequences described above by making a “qualified electing fund” (“QEF”) election to include in income its pro rata share of the corporation’s income on a current basis. However, a U.S. holder may make a qualified electing fund election with respect to Company common shares only if Company agrees to furnish such U.S. holder annually with a PFIC annual information statement as specified in the applicable U.S. Treasury Regulations. The Company currently does not intend to prepare or provide the information that would enable U.S. holders to make a QEF election if the Company is treated as a PFIC for any taxable year, and U.S. holders of Company common shares should assume that a QEF election will not be available.
If a U.S. holder owns shares during any year that the Company is a PFIC with respect to the holder, the holder may be required to file Internal Revenue Service (IRS) Form 8621.
U.S. holders should consult their tax advisors as to the application of the PFIC rules in the event that their Company common shares were treated as stock of a PFIC.
NO ASSURANCE CAN BE GIVEN REGARDING THE COMPANY’S PFIC STATUS FOR ANY PAST, CURRENT OR FUTURE TAXABLE YEARS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

Non-U.S. Holders
Tax Consequences of the Spin-Off
Dividends paid to a non-U.S. holder in respect of Company Shares pursuant to the Spin-Off will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with the holder’s conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis. In such cases, the holder generally will be taxed in the same manner as a U.S. holder. For a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate.
Tax Consequences of the Merger
Any gain recognized on the receipt of the Merger Consideration pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•the gain is “effectively connected” with the holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis, or
•the holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.
Backup Withholding and Information Reporting
For a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to the holder within the United States, and the payment of per share merger consideration to the holder effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if the holder fails to comply with applicable certification requirements or (in the case of dividend payments) is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns.
A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to the holder outside the United States by the Company or another non-United States payor. The non-U.S. holder is also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of shares effected at a United States office of a broker, as long as either (i) the non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) the non-U.S. holder otherwise establishes an exemption.
Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
A person generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the person’s income tax liability by filing a refund claim with the IRS.
Regulatory Approvals
To complete the Merger, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust authorities. Under the terms of the Merger Agreement, the Merger cannot be completed until the waiting period (and any extension thereof) under the HSR Act applicable to the Merger or the transactions contemplated by the Merger Agreement has expired or been terminated. In addition to antitrust approval in the United States, the completion of the Merger is conditioned on clearance of the antitrust laws in other jurisdictions.
The Merger Agreement also provides that if, prior to the Merger, a merger control inquiry is initiated by any other governmental authority, if by such governmental authority’s own initiative or, in the case of the United Kingdom, as a result of engagement with that government authority by Pfizer, then approval in that jurisdiction or confirmation that the inquiry has ended will be a condition to the Merger.
On May 27, 2022, Pfizer and the Company filed a notification of the proposed merger with the DOJ and FTC under the HSR Act. The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on June 27, 2022. On May 20, 2022, Pfizer submitted a briefing paper with the CMA. On May 25, 2022, Pfizer filed merger control notifications with the FCO and the FCA. The Merger was cleared by the FCO on June 13, 2022 and was cleared by the FCA on June 22, 2022. The CMA confirmed that it requires no further information on the Transactions on June 24, 2022.
At any time before or after consummation of the Merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) could take such action under antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger and seeking divestiture of substantial assets of the Company, or Pfizer. At any time before or after the completion of the Merger (and notwithstanding the termination of the waiting period under the HSR Act), any state or non-U.S. governmental entity could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger and seeking divestiture of substantial assets of the Company or Pfizer. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the Merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties’ obligations with respect to regulatory approvals related to the Merger, see “The Merger Agreement—Shareholders’ Meeting, Filings; Other Actions; Notification” beginning on page 87.
Legal Proceedings
As of the date of this proxy statement, we are aware of six complaints related to the Transactions having been filed and have received one letter making similar allegations.
On July 8, 2022, the first of six lawsuits was filed in the United States District Court for the Southern District of New York by a purported stockholder of the Company against the Company and the members of the Company’s Board of Directors alleging that the preliminary proxy statement filed by the Company in connection with the Transactions contained alleged material misstatements and/or omissions in violation of federal law. The lawsuits are captioned O’Dell v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-05834, Ranson v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-05938, Whitfield v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-05940, Hopkins v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-05988, Bushansky v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-05979, and Adamson v. Biohaven Pharmaceutical Holding Company Ltd., et al., Case 1:22-cv-06299. Each of these actions seeks injunctive and other equitable relief, including the disclosure of additional information in advance of the stockholder vote on the Transactions, as well as money damages, and an award of plaintiffs’ costs and expenses. On July 15, 2022, the Company received a letter from another purported stockholder of the Company making similar allegations and threatening to seek similar relief.

The Company believes that the claims asserted in the above-described matters are without merit and supplemental disclosures are not required or necessary under applicable laws. Additional lawsuits arising out of the Transactions may be filed in the future.
Delisting and Deregistration of Company Shares
Upon completion of the Merger, the Company Shares currently listed on the New York Stock Exchange will cease to be listed on the New York Stock Exchange and will subsequently be deregistered under the Exchange Act.
Dissenters’ Rights
Shareholders are entitled to dissenters’ rights under Section 179 of the BCA in connection with the Merger. This means that you are entitled to the fair value of your Company Shares and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under Section 179 of the BCA. The ultimate amount you receive should you exercise your dissenters’ rights may be less than, equal to or more than the amount you would have received under the Merger Agreement.
The following summarizes the material rights of shareholders under Section 179 of the BCA. The summary below is qualified in its entirety by reference to Section 179 of the BCA.
Holders of record of shares who do not consent to the Merger and who otherwise comply with the applicable statutory procedures will be entitled to dissenters’ rights under Section 179 of the BCA. See “Dissenters’ Rights” beginning on page 113 and Section 179 of the BCA, which is reproduced in its entirety as Annex E to this proxy statement. If you hold your Company Shares through a bank, brokerage firm or other nominee and you wish to exercise dissenters’ rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the exercise of your dissent rights by your bank, brokerage firm or other nominee. In view of the complexity of Section 179 of the BCA, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors promptly.
A shareholder wishing to exercise dissenters’ rights must not consent to the approval of the Merger Agreement or the transactions contemplated thereby. If you elect to exercise your dissenters’ rights, you must not vote any of your shares in favor of the Merger.
This proxy constitutes notice of the Merger proposals, including the authorization of the Merger. In order to exercise your dissenters’ rights, you must give to the Company written objection to the Merger before the Special Meeting or at the Special Meeting but before the vote in respect of the Merger.
Shareholders are cautioned that if a shareholder initiates an appraisal process following an exercise of dissenters’ rights, he, she or it may be responsible for a portion of the costs of the appraisal process.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.
The Merger Agreement, a copy of which is attached as Annex A, and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the Company, Pfizer and Merger Sub were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Pfizer and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the company disclosure letter that the Company provided to Pfizer in connection with the Merger Agreement (which we refer to as the Disclosure Letter), which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Pfizer, Merger Sub, or any of their respective subsidiaries or affiliates.
Effects of the Merger; Directors and Officers
The Merger Agreement provides that, following satisfaction or waiver of the closing conditions set forth in the Merger Agreement (including completion of the Pre-Closing Reorganization and Spin-Off), Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. As the Surviving Company, the Company will continue to exist following the Merger and the separate corporate existence of the Company will continue unaffected by the Merger. If the Merger is not completed on or prior to December 30, 2022, Pfizer may, in its sole discretion, elect to consummate the Merger such that the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Company and assuming all of the rights and obligations of the Company.
The directors and officers of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the directors and officers of the Surviving Company, respectively, in each case until their respective successors have been duly elected or appointed and qualified, or until their earlier death, disqualification, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
Following the completion of the Merger, Company Shares will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.
Closing and Effective Time of the Merger
Unless otherwise mutually agreed in writing by the parties to the Merger Agreement, the closing of the Merger will take place on the second business day following the day on which the last of the conditions to the closing of the Merger (described under “—Conditions to the Merger” beginning on page 90) have been satisfied or waived in accordance with the Merger Agreement (other than conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, but subject to the satisfaction or waiver of those conditions at or prior to the closing of the Merger).
Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the Merger to occur during the fourth quarter of 2022. The effective time of the Merger will occur when the Articles of Merger have been duly registered by the Registrar of Corporate Affairs of the British Virgin Islands (or at such later time as the parties may agree in writing and specify in the Articles of Merger).
Treatment of Company Shares and Share-Based Awards
Company Shares
In the Merger, each Company Share that is outstanding immediately prior to the effective time of the Merger (other than Excluded Shares) will be converted into the right to receive the Merger Consideration, equal to an amount in cash of $148.50, without interest.
At the effective time of the Merger, all of the Company Shares (other than Excluded Shares) will be cancelled and extinguished and will cease to exist and each holder of a certificate share or book-entry share representing any such Company Shares will cease to have any rights with respect to such shares, except the right to receive the Merger Consideration upon the surrender of such certificate share or book-entry share. Each Company Share owned immediately prior to the effective time of the Merger by Pfizer, Merger Sub or the Company will automatically be cancelled and extinguished and will cease to exist, and no consideration will be payable in exchange for such Company Shares.
If a holder of Company Shares properly exercises dissenters’ rights under the BCA prior to the effective time of the Merger, such Company Shares will automatically convert into the right to receive an amount calculated in accordance with Section 179 of the BCA, as described under “Dissenters’ Rights” beginning on page 113. If such a holder exercises dissenters’ rights after the effective time of the Merger, any right to the Merger Consideration will immediately and automatically be converted into such amount.
Company Stock Options
At the effective time of the Merger, each Company Stock Option that is outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled and converted into the right to receive (without interest): an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per share for such Company Stock Option and (ii) the total number of Company Shares subject to such Company Stock Options, less any withholding taxes.
Company Restricted Stock Units
At the effective time of the Merger, each Company Restricted Stock Unit that is outstanding immediately prior to the effective time of the Merger (after giving effect to the Spin-Off and the provisions of the Distribution Agreement), whether or not then vested, will be cancelled and converted into the right to receive (without interest): an amount in cash equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Unit, with any applicable performance conditions deemed achieved at 100% and (ii) the Merger Consideration, less any tax withholdings; provided, however, that each Company Restricted Stock Unit granted after the date of the Merger Agreement but prior to the effective time of the Merger in accordance with the terms of the Merger Agreement (other than certain Company Restricted Stock Units which may be granted in exchange for or in lieu of options to acquire common shares of BioShin Limited) will convert into a cash-based award if held by a continuing Surviving Company employee and otherwise will convert into a SpinCo award.
Company Preferred Shares
Prior to the effective time of the Spin-Off, each Series A Preferred Share and Series B Preferred Share of the Company, no par value (which we refer to collectively as the Company Preferred Shares) will be redeemed by the

Company. At the effective time of the Merger, subject to receipt of wire instructions and other customary information from such holders at least five business days prior to the closing of the Merger, Pfizer, on behalf of the Surviving Company, will pay the holders of the Company Preferred Shares the Series A Optional Redemption Price and the Series B Optional Redemption Price, as applicable and as such terms are defined in the A&R MAA. The Company will use its reasonable best efforts to terminate the certain purchase agreements relating to the Company Preferred Shares, including making all other payments required in connection with such agreements, effective immediately prior to the Spin-Off.
Employee Stock Purchase Plan
The Board of Directors or an appropriate committee thereof will take actions with respect to the ESPP necessary to provide that after May 9, 2022, (i) no new offering period will begin under the ESPP, (ii) no new participants will be permitted to participate in the ESPP, (iii) no participant may increase their payroll deductions or purchase elections from those in effect as of May 9, 2022, and (iv) each purchase right issued pursuant to the ESPP will be fully exercised not later than the earlier of (A) the last day of the applicable purchase period or (B) 10 business days prior to the effective time of the Merger, and, immediately following such purchases, contingent upon the consummation of the Merger, the ESPP will terminate.
Surrender and Payment Procedures
Promptly after the effective time of the Merger (and in any event on the same day as the effective time of the Merger to the extent that the effective time of the Merger is before 1:00 p.m. (New York time), or else, the next business day), Pfizer will deposit, or will cause to be deposited, with the paying agent, cash necessary for the paying agent to make payments in respect of the Merger Consideration, which cash amount is referred to as the exchange fund.
Promptly after the effective time of the Merger (and in any event within five business days), the paying agent to mail to each holder of record of a certificate representing Company Shares (other than holders of Excluded Shares) a letter of transmittal and instructions describing how such record holder may surrender his, her or its Company Shares (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration.
Upon surrender of a certificate (or affidavits of loss in lieu thereof) to the paying agent in accordance with the terms of the letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor the Merger Consideration (after giving effect to any required tax withholdings, as provided in the Merger Agreement) for each Company share formerly represented by such certificate (or affidavits of loss in lieu thereof), and the certificate will forthwith be cancelled.
Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration. Instead, each holder of record of one or more book-entry shares whose shares were converted into the right to receive the Merger Consideration will upon receipt by the paying agent of evidence (if any, as the paying agent may reasonably request) be entitled to receive, and Pfizer will cause the paying agent to pay, the Merger Consideration (after giving effect to any required tax withholdings, as provided in the Merger Agreement) in respect of each such Company Share and the book-entry shares of such holder will forthwith be cancelled.
No interest will be paid or accrued on any amount payable upon due surrender of the certificates.
At the effective time of the Merger, the register of members of the Company will be closed and no further registration of transfers of Company Shares will be made on the records of the Company. If, after the effective time of the Merger, any certificate or book-entry share is presented to the Surviving Company, it will be cancelled and exchanged for the Merger Consideration to which the holder of the certificate or book-entry share is entitled.
Twelve months after the effective time of the Merger, and any time thereafter, the Surviving Company may require the paying agent to deliver to the Surviving Company any funds (including any interest received with respect thereto) that are available to the paying agent and not disbursed or pending disbursement to holders of certificates or book-entry shares. Any holder of certificates or book-entry shares will thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) only as a general creditors thereof with respect to for payment of the Merger Consideration (after giving effect to any required tax withholdings, as provided in the Merger Agreement) upon due surrender of their certificates (or, as provided in the Merger Agreement in case of lost, stolen or destroyed certificates, such affidavit of loss) or book-entry shares, without any interest thereon.
None of the Surviving Company, Pfizer, or the paying agent will be liable to any holder of certificate or book-entry share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar laws. If the consideration owed to a former holder of Company Shares has not been paid prior to the date on which such consideration would otherwise escheat to, or become the property of any governmental entity, any such consideration will, to the extent permitted by applicable law, become the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Pfizer or the paying agent, the posting by such person of a bond in such amount as Pfizer of the paying agent may reasonably direct, the paying agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration.
Representations and Warranties
Representations and Warranties of the Company
We have made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished by the Company under the Exchange Act or the Securities Act of 1933 (as amended) (which we refer to as the Securities Act), at least one business day prior to the date of the Merger Agreement (including items incorporated by reference therein but excluding all cautionary and forward-looking disclosures) or in the Disclosure Letter. These representations and warranties relate to, among other things:
•the Company’s and its subsidiaries’ due incorporation, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as conducted at the date of the Merger Agreement;
•the Company’s ownership of its subsidiaries and their respective ownership interests in any other person;
•the Company’s capital structure in respect of, among other things, Company Shares and the number of Company Shares reserved for issuance under the Company’s Amended and Restated 1995 Equity Incentive Plan (which we refer to as the Company Stock Plan) and the ESPP, and the number of Company Shares issuable upon exercise of outstanding Company Stock Options and Company Restricted Stock Units;
•the Company’s corporate power and authority related to the Merger Agreement;
•required governmental filings, approvals, notices, reports, consents, registrations, approvals, permits or authorizations;
•the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, certain contracts and applicable law as a result of the Company’s entry into and performance under the Merger Agreement;
•the Company’s SEC filings since January 1, 2020, the financial statements included therein and the Company’s disclosure controls and procedures over financial reporting;
•the Company’s compliance with rules and regulations of the NYSE and the Sarbanes-Oxley Act of 2002;
•the absence of a material adverse effect (as described below) since January 1, 2022;

•the absence of undisclosed liabilities;
•the absence of certain legal proceedings pending;
•the absence of design defects, failures to warn, or breaches of guarantees, warranties or indemnities with respect to products of the Company;
•the Company’s and its subsidiaries’ possession of certain licenses, permits, and other authorizations and their compliance with applicable laws;
•employee benefits and compensation plans, contracts, policies, programs and arrangements of the Company and its subsidiaries;
•certain employment and labor matters of the Company and its subsidiaries;
•tax matters of the Company and its subsidiaries;
•certain material contracts to which the Company or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by the Company or its subsidiaries under any such contract;
•intellectual property of the Company and its subsidiaries;
•real property of the Company and its subsidiaries;
•the Company’s and its subsidiaries’ title to certain tangible and intangible assets;
•environmental matters of the Company and its subsidiaries;
•the status of the relationships of the Company and its subsidiaries with certain customers and suppliers;
•the Company’s and its subsidiaries’ compliance with applicable anti-bribery laws and certain global trade control laws;
•certain regulatory matters, including licenses of the FDA and compliance with health laws;
•certain matters pertaining to data privacy and information security;
•insurance policies of the Company and its subsidiaries;
•the inapplicability of certain anti-takeover statutes or regulations or any anti-takeover provision in the Company’s governance documents to the Company, Company Shares or the Merger;
•the absence of any undisclosed broker’s or finder’s fees;
•the Board of Directors’ receipt of a fairness opinion from Centerview;
•the absence of certain interested-party transactions;
•the accuracy of the information supplied by the Company in this proxy statement and the Spin-Off Registration Statement;
•the solvency of the Company after giving effect to the transactions contemplated in the Merger Agreement and the Distribution Agreement;
•the ownership of SpinCo and the absence of any business activities, operation, assets, liabilities or obligations on the part of SpinCo prior to the Spin-Off; and
•the Company’s submission to personal jurisdiction of the courts as specified in the Merger Agreement.

Company Material Adverse Effect
Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (b) on the ability of the Company to perform its obligations in accordance with the Merger Agreement, the Distribution Agreement or the Transition Services Agreement to be entered into between the Company and SpinCo, or to prevent the consummation of any of the Merger and the other transactions contemplated within the Merger Agreement. However:
•none of the following will be taken into account in determining whether there has been a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole:
◦any change, in and of itself, in the Company’s share price (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);
◦any failure, in and of itself, by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);
◦the negotiation, execution, public announcement or pendency of the Merger or the other transactions contemplated by the Merger Agreement (it being understood this exception does not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of the Merger Agreement, the Distribution Agreement or the Transition Services Agreement and the consummation of the transactions contemplated in those agreements or the performance of obligations of the Company under those agreements);
◦any event, occurrence, circumstance, change or effect resulting or arising from the identity of Pfizer or Merger Sub as the acquirer of the Company;
◦any steps required to be taken pursuant to the Merger Agreement, Distribution Agreement or Transition Services Agreement; and
◦changes to the extent that they relate to certain assets or liabilities of SpinCo and would not reasonably be expected to adversely affect the Company, certain of its subsidiaries, the CGRP Business, Pfizer or any of Pfizer’s affiliates.
•none of the following will be taken into account in determining whether there has been, is, or would be a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent such effect, change, event, development or occurrence has a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the biotechnology industry:
◦changes in general United States or global economic, regulatory or financial market conditions;
◦changes in the economic, business and financial environment generally affecting the biotechnology industry;
◦any change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions or any weather or natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any law issued by a governmental authority, the Centers for

Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such law or interpretation thereof or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, whether or not caused by any person, or other similar force majeure events, including any worsening of such conditions existing as of the date of the Merger Agreement;
◦any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP; and
◦any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates.
Representations and Warranties of Pfizer and Merger Sub
The merger agreement also contains customary representations and warranties made by Pfizer and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Pfizer and Merger Sub relate to, among other things:
•their valid existence and good standing under their respective jurisdictions of organization and their respective qualification and licensing to carry out their respective businesses;
•their corporate power and authority related to the Merger Agreement;
•the absence of any conflicts with organizational documents, law or contracts caused by the transactions contemplated by the Merger Agreement or compliance with the Merger Agreement;
•required governmental filings, approvals, notices, reports, consents, registrations, approvals, permits or authorizations;
•the absence of certain legal proceedings or investigations pending or threatened against Pfizer or Merger Sub that seek to enjoin, or would reasonably be expected to prevent or interfere with, any of the transactions contemplated in the Merger Agreement;
•the absence of any undisclosed broker’s or finder’s fees;
•Pfizer having sufficient funds necessary for the payment of the aggregate Merger Consideration;
•the capitalization, ownership and conduct of business of Merger Sub;
•the accuracy of the information supplied by Pfizer or Merger Sub in this proxy statement;
•the absence of any vote or consent required of any class or series of the capital stock of Pfizer in order to approve the Merger;
•Pfizer, Merger Sub and their affiliates not being or having been during the prior three years an “interested shareholder” of the Company, as defined in the Articles; and
•certain tax matters.
Conduct of Our Business Pending the Merger
Under the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the effective time of the Merger, except (i) as otherwise expressly contemplated or permitted by the Merger Agreement or the Distribution Agreement, (ii) as Pfizer may approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law or governmental entity, (iv) as set forth in the Disclosure Letter, (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or its subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (vi) with respect to the SpinCo Assets or SpinCo Liabilities, only to the extent an action would be reasonably expected to (A) adversely affect the Company, the RemainCo Subsidiaries or the CGRP Business or Pfizer, as the owner and operator thereof following the effective time of the Merger, in each case in any material respect, or (B) prevent, impede or materially delay the consummation of the transactions contemplated by the Merger Agreement or the Spin-Off Agreements, the Company and its subsidiaries will conduct their business in all material respects in the ordinary course of business consistent with past practice and use their respective commercially reasonable efforts to:
•preserve its material assets and business organization substantially intact; and
•maintain its material existing business relations and goodwill.
In addition, from the date of the Merger Agreement until the effective time of the Merger, except as (i) otherwise expressly contemplated or permitted by the Merger Agreement or the Distribution Agreement, (ii) as Pfizer may approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law or governmental entity, or (iv) as set forth in the Disclosure Letter, the Company will not, and will not permit its subsidiaries to:
•amend or otherwise change the governance documents of the Company or its subsidiaries;
•adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend the Company’s securities or its subsidiaries’ securities, other than with respect to the redemption of certain of the Company’s preferred shares, in connection with withholding to satisfy the exercise price or tax obligations with respect to certain options or restricted stock units, or to form any new subsidiary;
•issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any of its subsidiary’s securities, with certain exceptions for the exercise of options and vesting and settlement of Company Restricted Stock Units as required under the ESPP;
•declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any of its subsidiary’s securities;
•(A) establish, adopt, enter into, amend, modify or terminate any benefit plan, or any plan, program, policy, practice, agreement or other arrangement that would be a benefit plan if it had been in existence on the date of the Merger Agreement, (B) (I) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment or (II) increase the base salary and/or cash bonus opportunity of any current or former director, officer, employee or individual service provider with an annual salary or wage rate in excess of $250,000, except in each case, as required by law or required in accordance with a benefit plan in effect as of the date of this Agreement, (C) except as required by any benefit plan in effect as of the date of the Merger Agreement, accelerate or take action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (D) provide any broad-based written communication to employees of the Company or any subsidiary of the Company with respect to the compensation, benefits or other treatment they will receive following the effective time of the Merger unless such communication is (I) approved by Pfizer in advance of such communication (such approval not to be unreasonably withheld, conditioned or delayed) or (II) required by law, or (E) except as may be required by GAAP, materially change the manner in which contributions to such broad-based benefit plans are made or the basis on which such contributions are determined;
•hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee or individual independent contractor with annual base compensation in excess of $250,000, or hire any employee who is primarily employed in connection with the CGRP Business, in each case except as required to fulfill open positions in the Disclosure Letter;
•take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign law;
•make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any person (other than any wholly owned subsidiary of the Company) in excess of $150,000 in the aggregate;
•forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any of its affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any of the Company’s subsidiaries;
•acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the assets, business or properties of any person;
•(1) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur certain liens (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any of its subsidiaries (other than intellectual property) except in the ordinary course of business and consistent with past practice, (2) enter into any new line of business or (3) create any new subsidiary;
•(1) pay, discharge or satisfy any indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by the Company or any wholly owned subsidiary and owed to the Company or any wholly owned subsidiary) or (2) cancel any material indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;
•(1) incur, create, assume or otherwise become liable or responsible for any indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of any person, or (3) issue or sell any debt securities of the Company or any Company subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company subsidiary;
•negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with certain material contracts;
•negotiate, amend, modify, extend or enter into or terminate any labor agreement;
•make any material change to methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;
•make or agree to make any capital expenditure exceeding $1,000,000 individually and $5,000,000 the aggregate during any fiscal quarter (except as provided for in the Company’s capital expense budget delivered or made available to Pfizer or its representatives prior to the date of the Merger Agreement);
•write up, write down or write off the book value of any material assets;
•agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its subsidiaries of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;
•fail to use commercially reasonable efforts to maintain material insurance policies of the Company and its subsidiaries;
•take certain actions or fail to take certain actions with respect to the Company’s intellectual property and trade secrets;
•take certain actions with respect to tax matters;
•merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation, winding-up dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;
•change the Company’s jurisdiction of registration or incorporation;
•initiate any new clinical trials or activities, including initiation of a new institutional review board process, unless as set forth in the Disclosure Letter or under other specified circumstances; or
•agree, contract, commit or arrange to do, or adopt resolutions approving or authorizing, or announcing an intention to do, any of the foregoing.
The Merger Agreement is not intended to give Pfizer or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time of the Merger. The Company will not be required to take any action or prohibited from taking any action required or prohibited by the Merger Agreement if such action’s inclusion in the Merger Agreement would violate applicable law. Prior to the effective time of the Merger, each of Pfizer and the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
Special Meeting
The Company has agreed to schedule the Special Meeting to be held within 35 days of the initial mailing of the proxy statement. If there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt the Transaction Proposal, the Company will adjourn the meeting and reconvene it at the earliest practicable date on which the Board of Directors reasonably expects to have sufficient affirmative votes to adopt the Transaction Proposal; provided that without Pfizer’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company will not adjourn the Special Meeting more than 15 days past the originally scheduled date.
Subject to the provisions of the Merger Agreement discussed below under “—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 84, the Board of Directors will recommend that its shareholders adopt the Transaction Proposal, the Company will include the Company’s recommendation that the Company’s shareholders adopt the Transaction Proposal in the proxy statement (which we refer to as the Company Recommendation), the Company will furnish the information required to be provided to the holders of Company Shares pursuant to applicable laws and, unless a change of recommendation (as defined in “―Solicitation of Acquisition Proposals; Board Recommendation Changes―No Change in Recommendation or Alternative Acquisition Agreement”) has been effected, the Company will take all lawful action to solicit the adoption of the Merger Agreement and the approval of the Merger and take all other actions reasonably necessary or advisable to secure the approval of the Company’s shareholders required by the BVI Act, other applicable law and the Company’s governance documents.

Solicitation of Acquisition Proposals; Board Recommendation Changes
The Company has agreed that it will not, and will cause its affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives not to, directly or indirectly:
•initiate, solicit, knowingly encourage or knowingly facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to a company acquisition proposal;
•enter into any agreement with respect to an acquisition proposal; or
•engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Pfizer or any of its affiliates or representatives) relating to any acquisition proposal, or grant any waiver or release under any restriction from making an acquisition proposal, in each case, other than discussions solely to notify such person of the non-solicit terms of the Merger Agreement.
Exceptions to No Solicitation Covenants
Prior to the time the Merger Agreement is adopted by our shareholders, the Company and its representatives may take the following actions:
•provide non-public information concerning the Company’s business, properties or assets in response to a request therefor by a person who has made a bona fide written acquisition proposal if:
◦the Board of Directors has determined in good faith after consultation with its financial advisors, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal;
◦such acquisition proposal did not result from a material breach of the Company’s obligations under the provisions of the Merger Agreement described in this section “—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 84;
◦the Company receives from the person so requesting such information an executed confidentiality agreement on terms that are no less favorable in the aggregate to the Company than those contained the confidentiality agreement between the Company and Pfizer (which we refer to as the Confidentiality Agreement), and the Company complies with the Confidentiality Agreement; and
◦the Company promptly (and in any event within 48 hours) notifies Pfizer orally and in writing if it determines to begin providing information in connection with such acquisition proposal.
•engage or participate in any discussions or negotiations with any person who has made such a bona fide acquisition proposal, subject to the conditions set forth above if:
◦the Board of Directors has determined in good faith after consultation its financial advisors, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal;
◦such acquisition proposal did not result from a material breach of the Company’s obligations under the provisions of the Merger Agreement described in this section “—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 84; and
◦the Company promptly (and in any event within 48 hours) notifies Pfizer orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

•effect a company adverse recommendation change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a superior proposal if:
◦the Company receives an acquisition proposal from a third person that is not in violation of such third person’s contractual obligations to the Company;
◦a material breach of the non-solicit provisions of the Merger Agreement has not contributed to the making of such acquisition proposal; and
◦the Board of Directors determines in good faith after consultation with its outside counsel and financial advisors, and has promptly notified Pfizer of its determination, that such acquisition proposal is a superior proposal, after having complied with the provisions summarized under “—Solicitation of Acquisition Proposals; Board Recommendation Changes—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 85.
No Change in Recommendation or Alternative Acquisition Agreement
The Company has agreed that the Board of Directors and each committee thereof will not:
•take any action (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Pfizer or Merger Sub, the Board of Directors’ recommendation that the Company’s shareholders approve the adoption of the Merger Agreement and other transactions contemplated therein (which we refer to as the Company Board Recommendation), (b) failing to make the Company Board Recommendation in the proxy statement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any acquisition proposal, (d) if an acquisition proposal has been publicly disclosed, failing to publicly recommend against such acquisition proposal within 10 business days of the request of Pfizer and failing to publicly reaffirm the Company Board Recommendation within such ten-business day period upon such request or (e) failing to recommend against a tender or exchange offer related to an acquisition proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act (each of which actions we refer to as a Company Adverse Recommendation Change); or
•enter into any Alternative Acquisition Agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement as discussed above).
However, prior to the time the Merger Agreement is adopted by our shareholders, the Board of Directors may:
•withhold, withdraw, qualify or modify the Company Recommendation;
•fail to include the Company Recommendation in the proxy statement;
•following a publicly announced or disclosed bona fide acquisition proposal (other than an acquisition proposal that is a tender offer or exchange offer), fail to reaffirm or republish without qualification or modification the Company Recommendation within 10 business days following the receipt of a written request to do so from Pfizer;
•fail to recommend against a tender or exchange offer related to an acquisition proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or
•approve, recommend or otherwise declare advisable any superior proposal made after the date of the Merger Agreement (each of which actions we refer to as a change of recommendation).

In order for the Board of Directors to make a change of recommendation, the Company must meet the following requirements:
•the Board of Directors must determine in good faith, after consultation with outside counsel, that failure to take the actions described in the section directly above would reasonably be likely to be inconsistent with its fiduciary duties under applicable law; and
•solely in a circumstance where any of the actions described directly above is in respect of an acquisition proposal, an acquisition proposal has been made, the Board of Directors must have determined in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes a superior proposal.
The Board of Directors may also make a Company Adverse Recommendation Change if:
•the Board of Directors is responding to a material event, fact, circumstance, development, occurrence or change (other than an acquisition proposal) not known to or reasonably foreseeable by the Board of Directors at the time the Board of Directors initially resolved to make the Company Board Recommendation, provided that event, fact, circumstance, development, occurrence or change becomes known to the Board of Directors prior to the date on which approval is obtained of the Transaction Proposal (which we refer to as a Company Intervening Event);
•the Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of such Company Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties;
•the Company provides at least four business days prior written notice advising Pfizer that the Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail; and
•if requested by Pfizer, the Company has engaged in good faith negotiations with Pfizer during the four-business day period following its notice to amend the Merger Agreement in a manner that obviates the need or reason for the Company Adverse Recommendation Change.
Pfizer Match Rights with Respect to Superior Proposals
Prior to effecting a change of recommendation in connection with a superior proposal or terminating the Merger Agreement to enter into a superior proposal:
•the Company must notify Pfizer in writing, at least four business days in advance, that it intends to effect a change of recommendation in connection with a superior proposal or to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement for a superior proposal, specifying the identity of the party who made such superior proposal and all the material terms and conditions of such superior proposal and attach the most current version of such agreement;
•the Company must negotiate in good faith with Pfizer during such four business day period to make such adjustments to the terms of the Merger Agreement so that such acquisition proposal ceases to constitute a superior proposal;
•the Board of Directors must conclude in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal continues to constitute a superior proposal; and
•in the event of any material revisions to the superior proposal after the start of the notice period, the Company is required to deliver a new written notice to Pfizer of such modified acquisition proposal and must comply with the requirements directly above, except that references to four business days will be deemed to be two business days.

Nothing in the non-solicitation provisions of the Merger Agreement is deemed to prevent the Company or its Board of Directors from (A) complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (but any such disclosure that constitutes a change of recommendation by the Board of Directors will result in the consequences of a change of recommendation under the Merger Agreement) or (B) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to the shareholders; provided that no change of recommendation may be made except as provided above.
We have agreed to promptly (and, in any event, within 48 hours) notify Pfizer if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us or any of our representatives indicating, in connection with such notice, the material terms and conditions of any proposal or offer and thereafter will keep Pfizer reasonably informed, on a prompt basis, of the status and material terms of any such proposal or offer (including any amendments thereto) and the status of any such discussions or negotiations.
In this proxy statement, an “acquisition proposal” means an inquiry, proposal or offer (whether or not in writing) from any person (other than Pfizer or any of its subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions) any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or its subsidiaries, pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any of its subsidiaries or any resulting parent company of the Company or its subsidiaries; (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any of its subsidiaries) or any its subsidiaries representing 20% or more of the consolidated assets, net revenues or net income of the Company and its subsidiaries, taken as a whole, or to which 20% or more of the revenues, earnings or assets of Company and its subsidiaries, taken as a whole and on a consolidated basis, are attributable; (iii) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company; (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any person or group of related persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company; or (v) any combination of the foregoing.
In this proxy statement, a “superior proposal” means a bona fide written acquisition proposal that does not result from a material breach of the non-solicit provisions of the Merger Agreement and that proposes an acquisition of more than 50% of the equity securities or consolidated total assets of the Company and its subsidiaries on terms (x) which the Board of Directors determines in its good faith judgment to be more favorable to the holders of the Company’s shares than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement and the Distribution Agreement, and (y) which the Board of Directors has determined to be reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and the terms of the Merger Agreement and the Distribution Agreement.
Filings; Other Actions; Notification
Cooperation of the Parties
The Company, Pfizer and Merger Sub have agreed, as promptly as practicable, to cooperate in good faith with each other and use their respective reasonable best efforts to take any and all actions necessary to obtain any approvals or clearances required under or in connection with the HSR Act and any other applicable antitrust laws, and in any event will make all filings pursuant to the HSR Act within 15 business days of the date of the Merger Agreement, and to enable all waiting periods under the HSR Act and any other applicable antitrust laws to terminate or expire, including: (a) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with a regulatory approval,

(b) consulting with, and considering in good faith, any suggestions or comments made by the other parties with respect to the documentation relating to the regulatory approvals process, (c) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable and (d) cooperating in the preparation and submission of all applications, notices, filings, and submissions to governmental authorities.
Subject to applicable laws relating to the exchange of information, Pfizer, Merger Sub and the Company will have the right to review in advance and each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Pfizer, Merger Sub or the Company, as the case may be, including the tax, regulatory and commercial considerations of each party, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger.
Pfizer will have the right to direct and control the strategy of the parties’ efforts to gain regulatory clearance either before any governmental entity or in any action brought to enjoin the Merger and the other transactions contemplated in the Merger Agreement pursuant to any antitrust or competition law, including any divestiture activities, and, to the extent permissible, the Company will use its reasonable best efforts to act consistently with such strategy. Pfizer must consult in advance with, and consider in good faith the views of, the Company with respect to any efforts to gain regulatory clearance, and Pfizer’s right to direct and control the parties’ efforts to gain regulatory clearance does not limit Pfizer’s obligations to obtain regulatory clearance set forth in the Merger Agreement.
Undertakings Regarding Antitrust Clearance
In connection with the efforts to obtain all requisite approvals and authorizations for the transactions contemplated in the Merger Agreement under the HSR Act or any other antitrust law, the Company and Pfizer have agreed to take or cause to be taken the following actions:
•the Company and Pfizer and Merger Sub will use reasonable best efforts to respond promptly to any request or notice from any governmental authority requiring the parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by the Merger Agreement in respect of obtaining or concluding the regulatory approvals, including any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice; and
•neither Pfizer nor the Company will commit to or agree with any governmental authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust law, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Pfizer may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion; provided, that Pfizer will refile its HSR Act notification within two business days after withdrawal unless otherwise agreed by the parties.
However, Pfizer, the Company, the Surviving Company, and any other subsidiary of Pfizer and the Company will not be required to (i) undertake or enter into agreements with any governmental authority or agree to the entry of an order by any governmental authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Pfizer, the Company, the Surviving Company or any other subsidiary of Pfizer or the Company, (iii) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Pfizer, the Company, the Surviving Company or any other subsidiary of Pfizer or the Company, (iv) terminate any relevant venture or other arrangement of Pfizer, the Company, the Surviving Company or any other subsidiary of Pfizer or the Company or (v) effectuate any other change or restructuring of Pfizer, the Company, the Surviving Company or any other subsidiary of Pfizer or the Company.
Pfizer agreed that it will not, nor will any of its subsidiaries, enter into certain transactions that would reasonably be expected to prevent the consummation of the Merger by the Termination Date (as defined below).

Status
Subject to applicable laws and the instructions of any governmental entity, the Company, on the one hand, and Pfizer and Merger Sub, on the other hand, will keep the other parties promptly informed of the status of discussions relating to obtaining or concluding the regulatory approvals, promptly inform the other parties of any material communication received by that party in respect of obtaining or concluding the regulatory approvals, permit the other parties to review in advance any proposed applications, notices, filings and submissions to governmental authorities in respect of obtaining or concluding the government approvals, and will promptly provide the other parties with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any governmental authority) that were submitted to a governmental authority in respect of obtaining or concluding the regulatory approvals. Neither the Company nor Pfizer will, to the extent possible, permit any of its officers or any other representatives to participate in any substantive meeting or discussion with any governmental entity in respect of obtaining or concluding the regulatory approvals with respect to the Merger unless (i) it consults with the other parties in advance; and (ii) to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate in such substantive meeting or discussion.
Spin-Off Agreements
The Company agreed it will consummate the Spin-Off and the other transactions contemplated by the Distribution Agreement, in each case in accordance with the terms of the Distribution Agreement. The Company will, among other things, prepare and file, or confidentially submit, a registration statement on Form 10 to register the SpinCo Shares as soon as reasonably practicable and in any event within 60 calendar days from the date of the Merger Agreement, respond to all comments of the staff of the SEC, will seek effectiveness of such registration statement as promptly as possible, and thereafter will use its reasonable best efforts to maintain the effectiveness of such registration statement.
Legal Proceedings
The Company will promptly notify Pfizer of any proceedings instituted or threatened against the Company or any of its directors, officers or affiliates, by any holders of Company Shares, before any court or governmental authority, relating to the Merger Agreement or the transactions contemplated therein, or seeking damages or discovery in connection with such transactions.
In addition, the Company will:
•consult with Pfizer with respect to the defense or settlement of any such litigation; and
•consider Pfizer’s views with respect to such litigation.
The Company will not settle or materially stipulate with respect to any such litigation without Pfizer’s written consent (not to be unreasonably withheld, conditioned or delayed).
Employee Benefits Matters
During the period commencing at the effective time of the Merger and ending on the first anniversary thereof (or an earlier termination of the applicable employee’s employment), Pfizer will provide, or will cause to be provided, to each continuing Surviving Company employee (i) an annual base salary or wage rate and annual target cash bonus opportunity, in each case, no less favorable than those provide to such continuing employee immediately prior to the effective time, (ii) employee benefits substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits) in effect immediately prior to the date of the Merger Agreement or provided to similarly situated Pfizer employees based on levels of responsibility and seniority and (iii) severance benefits in accordance with the terms of the Merger Agreement.
At the effective time of the Merger, all continuing Surviving Company employees in the United States (and in any other jurisdiction where permitted by law) will become subject to Pfizer’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Pfizer.
For purposes of vesting, benefit accrual, and eligibility in respect of benefit plans of Pfizer and its subsidiaries, each continuing Surviving Company employee will receive service credit for all periods of employment with the Company or any of its subsidiaries (as applicable) prior to the effective time, except to the extent it would result in a duplication of benefits or for purposes of any “retirement savings contribution” under any Pfizer employee plan providing 401(k) plan benefits, any retiree medical plan or defined benefit plan or any benefit plan, program or policy of Pfizer or the surviving company that is frozen or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation.
With respect to any continuing Surviving Company employee who becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits, other than the plan in which such employee participated immediately prior to the effective time of the Merger, Pfizer will use commercially reasonable efforts to (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for continuing employees and their eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding prior plan), and (2) permit the continuing employee to take into account any eligible expenses incurred by such employee and their covered dependents during the plan year for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding prior plan.
If any continuing employee who participates in an annual cash bonus plan is terminated without “cause” (as determined by Pfizer or its relevant affiliate in a manner consistent with their analogous plans) prior to the date such annual cash bonuses are paid in respect of the calendar year in which the closing of the Merger occurs, the continuing employee will be provided a cash bonus in respect of such year with performance deemed achieved at no less than target performance, prorated based on the portion of the calendar year completed prior to termination of employment.
Conditions to the Merger
The respective obligations of the Company, Pfizer, and Merger Sub to consummate the Merger are subject to the completion of the Spin-Off and satisfaction or waiver at or prior to the effective time of the Merger of the following conditions:
•any approvals or clearances applicable to or advisable for the consummation of the Merger in accordance with the HSR Act and the other antitrust laws, and any agreements not to close the transaction with any governmental authority entered into in accordance with the Merger Agreement, will have expired, been terminated or obtained, as applicable;
•the Merger Agreement and Distribution Agreement must have been duly adopted by the holders of a majority of the Company Shares present in person or represented by proxy and entitled to vote on the proposal;
•the absence of any statute, rule or regulation which prohibits the consummation of the Merger, and the absence of any order or injunction of a court of competent jurisdiction in effect prohibiting or making illegal the consummation of the Merger;
•the Spin-Off registration statement will have become effective under the Exchange Act and will not be the subject of any stop order or related proceeding not concluded or withdrawn; and
•the Spin-Off must have been completed in accordance with the Distribution Agreement.

The obligations of Pfizer and Merger Sub to consummate the Merger are subject to the completion of the Spin-Off and satisfaction or waiver in writing (where permissible) of each of the following conditions:
•there must be no suit, action or proceeding by a governmental authority pending in connection with the transactions contemplated by the Merger Agreement (i) seeking to prohibit or impose any material limitations on Pfizer’s or Merger Sub’s ownership or operation of all or any material portion of their or the Company’s or any relevant subsidiary’s businesses or assets, taken as a whole, or to compel Pfizer or Merger Sub to dispose of or hold separate any material portion of such businesses or assets, (ii) seeking to prohibit or make illegal the making or consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Merger Sub or Pfizer effectively to exercise full rights of ownership of the Company’s shares or (iv) seeking to require divestiture by Pfizer or any of its affiliates of any of the Company’s shares;
•the Company’s representations and warranties regarding the organization, good standing and qualifications of the Company, the corporate authority and approval with regard to the Merger and the Merger Agreement by the Company, and disclosure of brokers’ and finders’ fees must be true and correct in all material respects when made and as of the closing of the Merger (except to the extent such representation or warranty address matters only as of an earlier date which will have been true and correct as of such earlier date);
•the Company’s representations and warranties regarding its capital structure must be true and correct in all respects when made and as of the closing of the Merger (except to the extent such representation or warranty address matters only as of an earlier date which will have been true and correct as of such earlier date), subject only to de minimis deviations;
•the other representations and warranties of the Company must be true and correct without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, as of the date of the Merger Agreement and as of the closing of the Merger (except to the extent any such representation or warranty address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a material adverse effect;
•the Company must have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under the Merger Agreement and the Distribution Agreement required to be performed at or prior to the closing of the Merger;
•since the date of the Merger Agreement, no company material adverse effect will have occurred; and
•the Company must have furnished Pfizer with a certificate signed by the Company’s Chief Executive Officer or Chief Financial Officer, dated the closing date of the Merger, certifying as to the satisfaction by the Company of certain conditions described above.
The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver in writing of each of the following conditions:
•Pfizer’s and the Merger Sub’s representations and warranties regarding the organization, good standing and qualifications of Pfizer and the Merger Sub and the corporate authority and approval with regard to the Merger and the Merger Agreement by Pfizer and the Merger Sub must be true and correct in all material respects when made and as of the closing of the Merger (except to the extent such representation or warranty address matters only as of an earlier date which will have been true and correct as of such earlier date);
•the other representations and warranties of Pfizer and the Merger Sub must be true and correct without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect”, as of the date of the Merger Agreement and as of the closing of the Merger (except to the extent any such representation or warranty address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a material adverse effect;
•each of Pfizer and Merger Sub must have performed, in all material respects, the covenants and obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger; and
•Pfizer must have furnished the Company with a certificate signed by a duly appointed officer of Pfizer, dated the date of the closing of the Merger, certifying as to the satisfaction by Pfizer and Merger Sub of the conditions described above.
Termination
By mutual written consent of the Company and Pfizer, the Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s shareholders.
The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the effective time of the Merger by action of the Board of Directors of either Pfizer or the Company upon delivery of written notice to the other party if:
•a court of competent jurisdiction or other governmental authority will have issued any order or ruling or other action permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable (which we refer to as the Regulatory Termination Event), provided that this termination right will not be available to any party whose action or failure to fulfill any obligation of the Merger Agreement proximately caused such Regulatory Termination Event or the failure to remove such Regulatory Termination Event;
•the closing of the Merger has not occurred by 5:00 p.m. (New York time) on May 9, 2023 (which we refer to as the Termination Date, and which circumstance we refer to as the End Date Termination Event), provided, however, that such date may be extended by mutual consent in a written instrument duly executed by each of the Company and Pfizer, provided that this termination right will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement proximately caused the failure of the closing of the Merger to occur prior to the Termination Date; or
•this Merger Agreement was not duly adopted by holders of a majority of the Company Shares present in person or represented by proxy and entitled to vote on the proposal (which we refer to as the Special Meeting Termination Event), provided, however, that this termination right will not be available to any party whose material breach of the Merger Agreement proximately caused, or resulted in, the failure to obtain such approval of the Merger Agreement by a majority of the holders of the Company Shares present in person or represented by proxy and entitled to vote on the proposal.
The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned by the Company upon delivery of written notice to Pfizer, if:
•at any time prior to the time the Merger Agreement is adopted by our shareholders, in order for the Company to accept a superior proposal, provided, however, that the Company has not materially breached any of its obligations under the non-solicit provisions of the Merger Agreement and the Company satisfies its obligations to disburse the Termination Fee (as described below) (which we refer to as the Alternative Acquisition Agreement Termination Event); or
•at any time prior to the effective time of the Merger, if there has been a breach by Pfizer of Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Pfizer or Merger Sub in the Merger Agreement, and such breach or inaccuracy would give rise to a failure of the conditions to closing of the Merger that the representations and warranties of Pfizer and Merger Sub be accurate as of the date of the Merger Agreement and the closing of the Merger (subject to certain conditions as described above) and Pfizer and Merger Sub perform in all material respects, the covenants and obligations in the agreement at or prior to the closing of the Merger to be satisfied and such breach is not curable or, if curable, is not cured prior within 20 days after written notice thereof is given by the Company to Pfizer (which we refer to as the Pfizer Breach Termination Event), provided, however, that this termination right will not be available to the Company if it is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of the closing conditions set forth in the Merger Agreement.
The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned by Pfizer or Merger Sub upon delivery of written notice to the Company if:
•at any time prior to the meeting of the Company’s shareholder held for the purpose of seeking to adopt the Transaction Proposal, the Board of Directors has effected a change of recommendation (which we refer to as the Change of Recommendation Termination Event), or the Company has materially breached its obligations under the non-solicit section of the Merger Agreement; or
•at any time prior to the effective time of the Merger, if there has been a breach by the Company of, or any inaccuracy in, any representation, warranty, covenant or other agreement of the Company in the Merger Agreement, and such breach or inaccuracy would give rise to a failure of the conditions to closing of the Merger that the Company perform in all material respects, the covenants and obligations in the agreement at or prior to the closing of the Merger, and that there has not occurred any company material adverse effect, to be satisfied and such breach is not curable or, if curable, is not cured within 20 days after written notice thereof is given by Pfizer to the Company (which we refer to as the Company Breach Termination Event), provided, however, that this termination right will not be available to Pfizer or Merger Sub if Pfizer or Merger Sub is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of the closing conditions set forth in the Merger Agreement.
Termination Fee
In certain circumstances, the Company may be required to disburse the Termination Fee of $450 million to Pfizer, if the Merger Agreement is terminated. The Termination Fee is disbursable in the following circumstances:
•if the Merger Agreement is terminated by Pfizer due to the Change of Recommendation Termination Event;
•if the Merger Agreement is terminated by the Company due to the Alternative Acquisition Agreement Termination Event; or
•if the Merger Agreement is terminated due to the Tail Period Event.
If a Tail Period Event occurs, the Company must disburse the Termination Fee upon signing a definitive agreement relating to an acquisition proposal, or upon the consummation of a transaction contemplated by an acquisition proposal, if it occurs earlier.
If a Change of Recommendation Termination Event occurs, the Company must disburse the Termination Fee promptly, but in no event later than two business days, after the date of receipt of Pfizer’s termination notice.
If an Alternative Acquisition Termination Event occurs, the Company must disburse the Termination Fee in connection with and as a condition to such termination.
Expenses
Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the other transactions contemplated thereunder (other than the Spin-Off) will be paid by the party incurring such expense. However, if the Company fails to promptly pay the Termination Fee if and when it is actually due pursuant to its obligations under the Merger Agreement, the Company will indemnify Pfizer for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment, and the Company will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable.

Remedies
In the event that the Merger Agreement is terminated in accordance with its terms set forth therein, there will be no liability on the part of Pfizer, Merger Sub or the Company (or any of their respective affiliates and their and their respective directors, officers, managers, partners, employees, shareholders, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives) except as provided with respect to Pfizer’s access to information, the Termination Fee, and with respect to specific performance and other remedies at law. Nothing the in the Merger Agreement, provided however, that nothing in the Merger Agreement will release a party from liability for fraud or intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. If the Termination Fee is required to be disbursed pursuant to the Merger Agreement, the receiving party’s right to the Termination Fee from the paying party and any additional amounts will be cumulative to, and not exclusive to or of any rights or remedies otherwise available. The parties further acknowledge that in the event of breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. Accordingly, the parties agreed that each party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement in any action without the posting of a bond or undertaking.
Indemnification; Directors’ and Officers’ Insurance
From and after the effective time of the Merger, Pfizer agrees that any rights to indemnification or exculpation existing in favor of the directors or officers of the Company and the directors or officers of each of its subsidiaries (which we collectively refer to as the Indemnified Parties), as provided in their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, with respect to matters occurring at or prior to the closing of the Merger will survive the Merger and will continue in full force and effect for a period of six years after the closing of the Merger. If any claim is asserted or made either prior to the closing of the Merger or within such six-year period, all rights to indemnification with respect to any such claim or claims will continue until disposition of such claims.
From the closing of the Merger until the sixth anniversary of that date, (i) Pfizer will cause the Surviving Company (which we refer to as the Indemnifying Party) to, and the Surviving Company agrees that it will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party in his or her capacity as an officer or director of the Company or a Company subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of the Company or a Company subsidiary in connection with any pending or threatened proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company or a Company subsidiary at or prior to the closing of the Merger and pertaining to any and all matters pending, existing or occurring at or prior to such closing, whether asserted or claimed prior to, at or after such closing, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement and (ii) the Indemnifying Parties will, to the fullest extent permitted under applicable laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified within 15 days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such indemnified party is not entitled to be indemnified.
The Company may maintain, at no expense to the beneficiaries, in effect for six years from the closing of the Merger, the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the closing of the Merger (including the transactions contemplated thereby), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Merger (which we refer to as the Maximum Premium). Alternatively, the Company may, on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy, purchase through a nationally recognized insurance broker a six-year “tail policy” for the existing policy effective as of the closing of the Merger, for a premium not in excess of the Maximum Premium and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Company will obtain, and Pfizer will cause the Surviving Company to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.
Amendments and Waivers
Subject to applicable laws and as provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, by written agreement of the parties. At any time prior to the closing of the Merger, either party may extend the time for performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements or conditions to its own obligations (but only to the extent those obligations, agreements and conditions are intended for its benefit). Any extension or waiver will be binding upon a party only if set forth in a writing executed by that party.
Governing Law
The parties to the Merger Agreement have agreed that the Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.
Jurisdiction
The parties to the Merger Agreement have agreed that any proceeding brought with respect to the Merger Agreement or the transactions contemplated thereby, or for recognition and enforcement of any judgment in respect thereof, brought by the either party thereto or its respective successors or assigns will be determined in the Court of Chancery of the State of Delaware. If the Court of Chancery declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, will have exclusive jurisdiction and venue.

THE DISTRIBUTION AGREEMENT
This section describes the material terms of the Distribution Agreement. The description of the Distribution Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Distribution Agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.
The Distribution Agreement, a copy of which is attached as Annex B, and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Distribution Agreement.
Overview
As a condition to the Merger, the Company will consummate the Spin-Off, with the distribution of all of the issued and outstanding shares of SpinCo to the Company’s shareholders, on a pro rata basis, at the ratio of one SpinCo Share for every two Company Shares. Prior to the Spin-Off, the Company will consummate or cause to be consummated certain restructuring transactions, including the Spin-Off. Prior to the date of the Spin-Off, the Company will prepare and file a registration statement on Form 10 (which we refer to, together with any amendments, supplements, prospectuses or information statements thereto, as the Spin-Off Registration Statement) to register the common shares of SpinCo.
Among other things, the Distribution Agreement specifies which assets of the Company are to be transferred to, and which liabilities of the Company are to be assumed by, SpinCo and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Distribution Agreement also includes procedures by which the Company and SpinCo will become separate and independent companies (subject only to the Transition Services Agreement). The matters addressed by the Distribution Agreement include the matters described below.
Transfer of Assets and Assumption of Liabilities
The Distribution Agreement identifies the assets to be transferred to (including the contracts to be assigned) or retained by, and the liabilities to be assumed or retained by, each of the Company and SpinCo, and it provides for when and how these transfers, assumptions and assignments will occur. For the purpose of the Distribution Agreement, and subject to terms of and any exceptions set forth in the Distribution Agreement, the assets consist of all right, title and ownership interests in and to all assets, properties, claims, contracts and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere on behalf of a person or entity), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any a person or entity, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement. Liabilities consist of any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any law (including environmental laws), proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
Generally, following the Spin-Off, SpinCo will own, assume or retain certain assets and liabilities of the Company and its subsidiaries related to the Company’s pipeline assets and businesses, and the Company will own assume or retain all other assets and liabilities, including those associated with the CGRP Business.

In particular, the Distribution Agreement provides that subject to the terms and conditions contained therein, the following assets will generally be retained by or transferred to SpinCo, subject to certain exceptions:
•certain specified registered intellectual property applications, registrations and issuances (including, as applicable, the common law rights and goodwill associated therewith), the “Biohaven” name and marks and any goodwill and common law rights thereto, and all other intellectual property (other than registered intellectual property) exclusively applicable to the SpinCo business;
•all interests in the capital stock of, or any other equity interests in, the subsidiaries of the Company that are designated in the Distribution Agreement as subsidiaries of SpinCo following the Spin-Off;
•all right, title and interest in and to specified real property and real property leases (which we refer to as SpinCo real property);
•all computers and other electronic data processing and communications equipment and other IT systems, fixtures, machinery, equipment (including, without limitation, all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property located at any SpinCo real property or otherwise exclusively related to the SpinCo business, including certain specified IT systems;
•all licenses, permits, registrations, approvals and authorizations which have been issued by any governmental authority and are held by SpinCo or any of its subsidiaries following the Spin-Off, or to the extent transferable, relate exclusively to, or are used exclusively in the SpinCo business;
•all deposits, letters of credit, prepaid expenses, trade accounts and other accounts exclusively related to or arising out of the SpinCo business;
•all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies exclusively related to the SpinCo business;
•all employment contracts, offer letters and restrictive covenant agreements entered into with the employees to be transferred SpinCo;
•all benefit plans not designated as benefit plans to remain with the Company;
•all rights in connection with and assets funding any obligation under each such benefit plan;
•all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents exclusively related to the SpinCo business;
•certain specified contracts, any other contracts exclusively related to the SpinCo business and specified shared contracts, and all rights and obligations and other liabilities (whether accrued or contingent) arising under any such contracts;
•all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution exclusively related to, or related to claims arising out of, the SpinCo business, including certain specified insurance policies;
•any goodwill related to the SpinCo business;
•any entitlement to payments to be made by the Company to SpinCo following the Spin-Off, as set forth in the Distribution Agreement; and

•any other assets (other than registered intellectual property) that are owned, leased or licensed, at or prior to the effective time of the Spin-Off, by the Company or any of its subsidiaries (including SpinCo or any of its subsidiaries following the Spin-Off) that are exclusively related to the SpinCo business.
All of the assets other than the assets allocated to SpinCo will generally be retained by, or transferred to, the Company. The Distribution Agreement identifies specific assets that will be allocated to the Company, including, subject to certain exceptions:
•all intellectual property used, practiced, held for the use or practice, or otherwise related to the CGRP Business (other than the name “Biohaven” or any derivative or variation thereof, and any trademarks associated with such name and certain licensed names and marks) including all such intellectual property applications, registrations and issuances, and all such intellectual property documentation relating to any of the foregoing;
•all interests in the capital stock of, or any other equity interests in, certain specified subsidiaries of the Company;
•all IT systems used, held for the use of or otherwise related to the CGRP Business;
•all licenses, permits, registrations, approvals and authorizations used, held for the use of or otherwise related to the CGRP Business, including all permits issued by the FDA and comparable governmental authorities relating to rimegepant, zavegepant, and the CGRP Business;
•all vehicles owned or leased by the Company or any of its subsidiaries;
•all deposits, letters of credit, prepaid expenses, trade accounts and other accounts related to or arising out of the CGRP Business;
•all inventories of products, goods, materials, parts, raw materials and supplies related to the CGRP Business;
•all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents related to the CGRP Business;
•all shared contracts and any other contracts related to the CGRP Business, and any rights or claims (whether accrued or contingent) arising under such contracts;
•all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution related to, or related to claims arising out of, the CGRP Business;
•any other assets that are owned, leased or licensed, at or prior to the effective time of the Spin-Off, by the Company or any of its subsidiaries (including SpinCo or any of its subsidiaries following the Spin-Off), that are related to the CGRP Business;
•all employment contracts, offer letters and restrictive covenant agreements entered into with the employees to be retained by the Company;
•certain specified benefit plans;
•all rights in connection with and assets funding any obligation under each such benefit plan; and
•any goodwill related to the CGRP Business.

The Distribution Agreement provides that liabilities arising out of or resulting from the ownership or operation of the SpinCo business or the assets allocated to SpinCo will generally be retained by or transferred to SpinCo, including the following, subject to certain exceptions:
•certain specified legal proceedings;
•liabilities arising out of or resulting from the employee benefit plans to be retained by or transferred to SpinCo;
•liabilities arising out of or resulting from the employment or engagement of the employees to be retained by or transferred to SpinCo, whether arising on, prior to or following the effective time of the Merger; and
•any liabilities allocated to SpinCo or any of its subsidiaries following the Spin-Off under the Distribution Agreement with respect to employee matters.
All of the liabilities other than the liabilities allocated to SpinCo will generally be retained by or transferred to the Company. The Distribution Agreement identifies specific liabilities that will not be allocated to the Company, including:
•any taxes;
•any agreements or obligations of SpinCo or any of its subsidiaries following the Spin-Off under the Distribution Agreement or the Transition Services Agreement;
•liabilities arising under applicable Law as the result of or in relation to the operation or condition of any asset allocated to SpinCo, including SpinCo real property whether arising prior to, on or after the effective time of the Spin-Off;
•liabilities arising from the violation, prior to, on or after the effective time of the Spin-Off, of any permits allocated to SpinCo issued under any environmental law; and
•any liability arising out of or resulting from the storage, disposal, generation, shipment or other management of hazardous materials on, at, under or from SpinCo real property or otherwise in connection with the CGRP Business prior to the effective time of the Spin-Off.
Consents and Delayed Transfers
The Distribution Agreement provides that the Company and SpinCo will use commercially reasonable efforts to obtain any consents, approvals, licenses, permits, waivers, orders or authorizations with respect to, among other things, contracts required in connection with the Spin-Off or, at the written request of the other party, the assignment or novation of certain obligations under contracts, licenses and other liabilities of the parties. The Distribution Agreement also requires the Company and SpinCo to cooperate with each other from and after the effective time of the Spin-Off to, among other things, execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings and obtain all consents, approvals, licenses, permits, waivers, orders or authorizations in order to effectuate the transfer of the applicable assets and assignment and assumption of the applicable liabilities pursuant to the Distribution Agreement.
From and after the Spin-Off, with respect to any asset whose transfer or assignment is delayed, the party retaining such delayed asset will hold for the use and benefit of the party or its subsidiary entitled thereto (at the expense of the entity entitled thereto) and use commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable party or its relevant subsidiary with the economic claims, rights, benefits and control over such delayed asset and assume the economic burdens and obligations with respect thereto in accordance with the Distribution Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible. From and after the Spin-Off, with respect to any liability whose assumption is delayed, the party or its relevant subsidiary intended to assume such delayed liability will, or will cause its relevant subsidiary to, pay or reimburse the party (or its relevant subsidiary) retaining such delayed liability for all amounts paid or incurred by such party in connection with the retention of such delayed liability. The party retaining any delayed asset or delayed liability will, or will cause its relevant subsidiary to, treat such delayed asset or delayed liability in the ordinary course of business in accordance with past practice.
Commingled Contracts
The Distribution Agreement provides that any contract to which SpinCo or any of its subsidiaries following the Spin-Off is a party that relates to both the SpinCo business and the CGRP Business will be treated as commingled contracts. From the date of the Distribution Agreement until the date that is 12 months after the Spin-Off, to the extent the rights and obligations under any commingled contract have not or are not contemplated to be provided to SpinCo or any of its subsidiaries following the Spin-Off pursuant to the Transition Services Agreement, replacement contracts have not been obtained or are not contemplated to be obtained pursuant to the Distribution Agreement, and as requested by SpinCo in writing, the Company will use commercially reasonable efforts to assist SpinCo to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the SpinCo business, to assign to SpinCo or any of its subsidiaries following the Spin-Off the rights and obligations under such commingled contract to the extent related to the SpinCo business, or to establish reasonable and lawful arrangements designed to provide SpinCo and its subsidiaries following the Spin-Off with the rights and obligations under such commingled contract to the extent related to the SpinCo business.
Financing of SpinCo
Immediately prior to the effective time of the Spin-Off, Pfizer or an affiliate of Pfizer will advance to the Company an amount equal to the remainder of $275 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any accounts held by SpinCo as of the close of business on the day prior to the date of the Spin-Off, and the Company will contribute such funding to SpinCo (we refer to the amount paid by Pfizer to SpinCo, after the deductions described herein, as the SpinCo Funding Amount). SpinCo’s liabilities under the Distribution Agreement include payment of certain expenses payable at closing of the Spin-Off and Merger, which amounts will be deducted from the cash paid by Pfizer to the Company immediately prior to the effective time of the Spin-Off. Such expenses are currently estimated at $5.8 million. The Company and Pfizer also entered into a side letter, which provided that the SpinCo Funding Amount will also be reduced by approximately $4 million in connection with the purchase by the Company of shares of capital stock of Artizan Biosciences Inc., and by approximately $7.4 million of transaction expenses allocated to SpinCo. Following the payment of SpinCo expenses, deductions and adjustments described above, we anticipate that SpinCo will have approximately $257.8 million in cash as of the effective time of the Spin-Off.
Following the Spin-Off, the Company will be required to make certain tiered royalty payments at percentage rates in the low-tens to mid-teens to SpinCo in respect of aggregate annual net sales of rimegepant and zavegepant in the U.S. in excess of $5.25 billion, subject to an annual cap on royalties of $400 million per year (which cap will be reached if the aggregate annual net sales of rimegepant and zavegepant in the U.S. amount to $8.15 billion), for all years ended on or prior to December 31, 2040.
The Spin-Off
In the Spin-Off, and pursuant to the Spin-Off, the Company will distribute to the Company’s shareholders all of the issued and outstanding SpinCo Shares, on a pro rata basis. The Company Board of Directors (or a committee thereof), in accordance with applicable law, will establish a record date for the Spin-Off. Each holder of Company Shares on the Distribution Record Date will be entitled to receive one SpinCo Share for every two Company Shares held by such holder on the Distribution Record Date.
On the date of the Spin-Off, but immediately prior to the effective time of the Merger, the Company will instruct the Company’s stock transfer agent to effect the Spin-Off by distributing the SpinCo Shares to holders of record of Company Shares, and to credit the appropriate number of SpinCo Shares to book entry accounts for each such holder of Company Shares. The Company will instruct the stock transfer agent to deliver the SpinCo Shares to a depositary and to mail each holder of record of Company Shares on the Distribution Record Date a statement of the SpinCo Shares credited to such holder’s account.

Conditions to the Spin-Off
The consummation of the Spin-Off is subject to the satisfaction or waiver by the Company and SpinCo of the following conditions:
•fulfillment or waiver by the party entitled to the benefit thereof of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger, in each case, other than the completion of the Spin-Off and the conditions that can only be satisfied at the closing of the transactions contemplated by the Merger Agreement, provided that such conditions are then capable of being satisfied, and confirmation by Pfizer in writing that it is prepared to consummate the Merger, subject only to the consummation of the Spin-Off;
•declaration of effectiveness of the Spin-Off Registration Statement by the SEC, no stop order suspending the effectiveness of the Spin-Off Registration Statement, no proceedings for such purposes pending before or threatened by the SEC, and mailing of the information statement to holders of Company Shares as of the Distribution Record Date;
•acceptance of the SpinCo Shares to be delivered in the Spin-Off for listing on a national securities exchange, subject to compliance with applicable listing requirements;
•no injunction no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing consummation of the Spin-Off, the Pre-Closing Reorganization or the Merger;
•execution of the Transition Services Agreement; and
•effectiveness in all material respects of the Pre-Closing Reorganization.
Access to Information
The Distribution Agreement provides for the following access to information:
•after the date of the Spin-Off, each of the Company and SpinCo agrees to provide to the other party, as soon as reasonably practicable after written request therefor, specific and identified agreements, documents, books, records or files (whether written or electronic) in the possession or under the control of such respective party or any of its subsidiaries which relate to the requesting party or to the SpinCo business, in the case of a request by SpinCo, or the CGRP Business, in the case of a request by the Company, or which are necessary or advisable for the requesting party to prepare its financial statements and any reports or filings to be made with any governmental authority;
•from and after the date of the Spin-Off, the Company and SpinCo will each use commercially reasonable efforts to make available, upon reasonable written request, its and its subsidiaries’ representatives as witnesses and any agreements, documents, books, records or files (whether written or electronic) within their control or which they may make available without undue burden, as reasonably required by the requesting party in connection with the prosecution or defense of any proceeding, with the requesting party to bear all reasonable out-of-pocket costs and expenses in connection therewith; and
•for a period of five years after the date of the Spin-Off, upon reasonable prior notice, each of the Company and SpinCo will make available to the other applicable party’s officers and other authorized representatives reasonable access, during normal business hours, to its employees and properties that relate to the other party’s business, and will furnish promptly all information concerning such other party’s business, and such other party’s properties and personnel related thereto, as may reasonably be requested, except (i) where any such inspection or disclosure of information would, in the reasonable judgment of such party, be detrimental to such party’s or its subsidiaries’ business or operations, result in the disclosure of trade secrets of third parties or violate confidentiality obligations, be reasonably likely to result in a violation of any law, or involve information that is reasonably pertinent to a litigation or proceeding between SpinCo and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, after the Spin-Off,

(ii) disclosure of any privileged information or (iii) submission to any invasive environmental testing or sampling;
Termination of Intercompany Contracts
The Distribution Agreement provides that the Company and SpinCo will cause all agreements that are between SpinCo and its post-distribution subsidiaries, on the one hand, and the Company and its post-distribution subsidiaries, on the other hand, other than the Distribution Agreement and the Transition Services Agreement, to be terminated as of the effective time of the Spin-Off. The Distribution Agreement also provides that as of the effective time of the Spin-Off, all intercompany receivables, payables and loans, and intercompany balances between SpinCo and its post-distribution subsidiaries, on the one hand, and the Company and its post-distribution subsidiaries, on the other hand, will be settled or otherwise eliminated.
The Distribution Agreement also provides that as of the effective time of the Merger, the parties will take, or cause to be taken, all actions necessary to amend all contracts and agreements governing all bank and brokerage accounts owned by SpinCo or SpinCo’s subsidiaries following the Spin-Off or the Company or the Company’s subsidiaries following the Spin-Off, to cause such accounts to be de-linked from the accounts owned by the other party or any of its subsidiaries. Further, any outstanding checks or payments initiated by the Company, SpinCo, or any of their respective subsidiaries prior to the effective time of the Merger will be honored from and after the effective time of the Merger by the person or entity or group owning the account on which the check is drawn or from which the payment was initiated, without limiting the ultimate allocation of liability for such amounts under the Distribution Agreement or the Transition Services Agreement.
Releases
The Distribution Agreement provides that, subject to certain exceptions specified in the Distribution Agreement, each party, on behalf of itself and each member of its group, and to the extent permitted by law, all persons who any time prior to the Spin-Off were shareholders, directors, officers, agents or employees of any member of its respective group, effective at the time of the Spin-Off, will remise, release and forever discharge the other party and the other members of the other party’s group and their respective successors, shareholders, directors, officers, agents or employees from any and all liabilities to the extent existing or arising from any acts and events occurring or failing to occur or alleged to have occurred or failed to occur, and any conditions existing or alleged to have existed, on or before the Spin-Off, including in connection with the Pre-Closing Reorganization, the Spin-Off or any of the other transactions contemplated under the Distribution Agreement or the Transition Services Agreement.
Indemnification
In the Distribution Agreement, the Company agrees to indemnify, defend and hold harmless SpinCo, each of its affiliates after giving effect to the Spin-Off, and each of their respective directors, officers, employees and agents, from and against all losses to the extent arising out of, by reason of or otherwise in connection with:
•any liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to the Company and its subsidiaries following the Spin-Off pursuant to the Distribution Agreement;
•the failure of the Company, any of its subsidiaries following the Spin-Off, or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the Spin-Off;
•any breach by the Company or any of its subsidiaries of the Distribution Agreement or the Transition Services Agreement;
•except to the extent related to liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to SpinCo or any of its subsidiaries as of the Spin-Off (which we refer to as the SpinCo Group) pursuant to the Distribution Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any subsidiary of the Company following the Spin-Off for the benefit of any subsidiary of SpinCo following the Spin-Off that survives the effective time of the Spin-Off;
•any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related information statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by the Distribution Agreement; and
•any liabilities relating to, arising out of or resulting from claims by any holders of Company Shares, in their capacity as such, in connection with the Spin-Off.
SpinCo agrees to indemnify, defend and hold harmless the Company, each of its affiliates after giving effect to the Spin-Off, and each of their respective directors, officers, employees and agents, from and against all losses to the extent arising out of, by reason of or otherwise in connection with:
•any liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to the SpinCo and its subsidiaries following the Spin-Off pursuant to the Distribution Agreement;
•the failure of SpinCo, any of its subsidiaries following the Spin-Off or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the Spin-Off;
•any breach by SpinCo or any of its subsidiaries of the Distribution Agreement or the Transition Services Agreement;
•except to the extent related to liabilities described under “Transfer of Assets and Assumption of Liabilities” as allocated to the Company and its subsidiaries following the Spin-Off pursuant to the Distribution Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by SpinCo or any of its subsidiaries following the Spin-Off for the benefit of SpinCo or any of its subsidiaries following the Spin-Off that survives the effective time of the Spin-Off;
•any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement or the related information statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by the Distribution Agreement, excluding any such liabilities to the extent relating to information supplied by the Company in writing expressly for inclusion in such filings;
•any liabilities relating to, arising out of or resulting from claims by any holders of the SpinCo Shares, in their capacity as such, in connection with the Spin-Off;
•certain tax liabilities that SpinCo is liable for pursuant to the Distribution Agreement; and
•any third party claims that Pfizer, the Company or its subsidiaries and affiliates use of the name “Biohaven” or any derivative or variation thereof, and any trademarks associated with such name, and certain other specified trademarks that infringes, dilutes, constitutes unfair competition or otherwise violates the rights of such third party in a trademark.
Under the Distribution Agreement, the amount of any indemnifiable loss will be reduced by (i) any insurance proceeds actually received, and any other amounts actually recovered from unaffiliated third parties in respect of the indemnifiable claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims. The Distribution Agreement provides that an insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility or have any subrogation rights solely by virtue of the indemnification provisions of the Distribution Agreement. Pursuant to the Distribution Agreement, the indemnified party will use its commercially reasonable efforts to seek to collect or recover any third party insurance proceeds or other indemnification, contribution or similar payments to which the indemnified party is entitled in connection with any liability for which the indemnified party seeks indemnification pursuant to the Distribution Agreement. The amount of any claim by an indemnified party under the Distribution Agreement will also be reduced to reflect any actual tax savings or insurance proceeds received by any indemnified party that result from the losses that gave rise to such indemnity, and will be increased by an amount equal to any tax cost incurred by any indemnified party that results from receipt of payments under the Distribution Agreement.
The Distribution Agreement also establishes procedures with respect to third-party claims subject to indemnification and related matters.
Tax Matters
The Distribution Agreement will govern the respective rights, responsibilities and obligations of the Company and SpinCo after the Spin-Off with respect to tax liabilities and benefits, tax returns, tax contests, and tax sharing regarding U.S. federal, state, local and foreign taxes. The Distribution Agreement also will provide special rules for allocating certain tax liabilities resulting from the Spin-Off and related transactions.
Under the Distribution Agreement, Company and SpinCo generally will not provide a tax indemnity to each other with the exception of certain taxes for which SpinCo will indemnify the Company. Such indemnified taxes include any taxes arising in respect of certain restructuring steps undertaken by the Company, SpinCo and its affiliates prior to the Spin-Off, any taxes arising in respect of the Spin-Off, deferred payroll taxes, and transfer taxes.
Non-Solicit
The Distribution Agreement provides that, for a period of 12 months following the effective time of the Merger, none of the Company, SpinCo or any of their respective subsidiaries will, without the prior written consent of the other party, subject to certain exceptions, directly or indirectly recruit, solicit, hire or retain certain specified employees of the other party, or, subject to certain exceptions, induce or attempt to induce any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other party or its subsidiaries.
Additional Covenants
The Distribution Agreement also addresses additional obligations of the parties relating to, among other matters, further assurances, guarantees, provision and retention of corporate records, confidentiality, privilege, ownership and exchanges of information and using their reasonable best efforts to, prior to the date of the Spin-Off, finalize the Transition Services Agreement and identify the services to be provided under the Transition Services Agreement, as well as other matters.
Pfizer Guaranty
The Distribution Agreement includes a guaranty by Pfizer of the performance by the Company of its obligations under the Distribution Agreement and the Transition Services Agreement following the effective time of the Merger.
Employee Matters
Prior to the effective time of the Spin-Off, SpinCo will transfer and assign the employment of all current and former employees, independent contractors or other service providers of the Company or any of its affiliates who primarily provide, or who have primarily provided, services to the CGRP Business (other than the SpinCo employees) and who are current employees as of immediately prior to the Spin-Off to the Surviving Company or a subsidiary of the Surviving Company (which we refer to as the Surviving Company Group). Such transfer will not be deemed to be a termination of employment by the SpinCo Group as of the effective time of the Spin-Off, as applicable, and will not trigger any obligation to pay severance, separation pay, salary continuation, or other similar benefits to any such transferred employee. The Spin-Off will not be a “change in control,” or term of similar import under any Surviving Company plan or SpinCo benefit plan, but the closing of the transactions contemplated by the

Merger Agreement will be a “change in control” or term of similar import for purposes of specified Surviving Company plans and SpinCo benefit plans.
Pursuant to the Distribution Agreement, Company equity awards will be subject to the treatment described above under “—Interests of Certain Persons in the Merger—Treatment of Company Equity Awards—Treatment of Company Equity Awards in connection with the Distribution Agreement.”
The Company will assume and honor, or will cause a member of the Surviving Company Group to assume and honor, certain specified employment and individual agreements between the Company and certain employees. SpinCo will, or will cause a member of the SpinCo Group to, retain all other employment and individual agreements with SpinCo employees.
Except as otherwise provided in the Transition Services Agreement, (i) the Company and members of the Surviving Company Group (as applicable) will each cease to be a participating company in any SpinCo benefit plan (if applicable) and (ii) each transferred employee will cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any SpinCo benefit plan. The parties agree that neither the Spin-Off nor any transfers of employment from SpinCo or its subsidiaries to the Surviving Company Group that occur as contemplated by the Distribution Agreement will constitute a “qualifying event” for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
SpinCo will have full responsibility with respect to any liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which SpinCo employees participate and the Company will have full responsibility with respect to any liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which Surviving Company employees participate (and with respect to the Company, will retain responsibility for payment of the bonuses thereunder with respect to the entire calendar year in which the closing occurs). Neither the Company nor any member of the Surviving Company Group will assume any annual cash or other short-term cash incentive plan or program maintained or sponsored by SpinCo or its subsidiaries.
Except for any SpinCo Options and SpinCo RSUs issued pursuant to Section 4.5(c)(iii) or Section 4.5(c)(iv) of the Distribution Agreement to current or former members of the Board of Directors, the Company will retain responsibility for the payment of any cash fees payable in respect of service on the Board of Directors pre-closing that are required by existing benefit plans as of the date of the Distribution Agreement and payable but not yet paid as of the Spin-Off. SpinCo will have no responsibility for any such payments.
The Company may implement a cash retention program in accordance with the terms of the Merger Agreement. SpinCo will retain responsibility for any payments in respect of outstanding employee stock options to purchase common shares of BioShin Limited, other than with respect to such stock options that the Company may, in accordance with the Merger Agreement, exchange for or convert into Company Restricted Stock Units or cash awards.
Licensed Names and Marks
In the Distribution Agreement, SpinCo, on behalf of itself and its subsidiaries following the Spin-Off, grants to Pfizer, the Company and each of their respective subsidiaries and affiliates a worldwide, non-exclusive, royalty-free license to use and display the name “Biohaven” or any derivative or variation thereof, and any trademarks associated with such name, and certain other specified trademarks for two years immediately following the date of the Spin-Off, solely in connection with the operation of the CGRP Business (or any natural evolutions or extension thereof) and on signage and materials owned or possessed by the Company and its subsidiaries as of the date of the Spin-Off, in accordance with SpinCo’s generally applicable trademark usage guidelines, and as otherwise required to comply with applicable law.

Shared IP
In the Distribution Agreement, the Company on behalf of itself and its subsidiaries grants to SpinCo and each of its subsidiaries a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty free, nontransferable (except as otherwise set forth in the Distribution Agreement), non-sublicensable (except as otherwise set forth in the Distribution Agreement) license under certain trade secrets included in the assets allocated to the Company that are necessary for the conduct of the SpinCo business. SpinCo, on behalf of itself and its subsidiaries, grants to the Company a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty free, nontransferable (except as otherwise set forth in the Distribution Agreement), non-sublicensable (except as otherwise set forth in the Distribution Agreement) license under certain trade secrets included in the assets allocated to SpinCo that are necessary for the conduct of the CGRP business.
Expenses
Except as otherwise set forth in the Distribution Agreement or Transition Services Agreement, costs and expenses incurred on or prior to the date of the Spin-Off in connection with the Distribution Agreement, the Transition Services Agreement, the Spin-Off Registration Statement or the related information statement, and the transactions contemplated thereby, including the Spin-Off, will be paid by SpinCo and deemed to be liabilities of SpinCo. Each party will bear their own costs and expenses incurred after the date of the Spin-Off.
Termination
The Distribution Agreement may be terminated, and the Spin-Off may be amended, modified or abandoned, at any time prior to the Spin-Off by and in the sole discretion of the Company. After the Spin-Off, the Distribution Agreement may only be terminated by an agreement in writing by an agreement in writing signed by the Company and SpinCo.
Governing Law
The parties to the Distribution Agreement have agreed that the Distribution Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.
Jurisdiction
The parties to the Distribution Agreement have agreed that any proceeding brought with respect to the Distribution Agreement or the transactions contemplated thereby, or for recognition and enforcement of any judgment in respect thereof, brought by the Company or SpinCo or its successors or assigns will be determined in the Court of Chancery of the State of Delaware. If the Court of Chancery declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, will have exclusive jurisdiction and venue.
No Third Party Beneficiary
The Distribution Agreement is solely for the benefit of the parties to the Distribution Agreement and it does not confer upon any person (other than the parties to the Distribution Agreement and their respective successors and permitted assigns), including any current employee of the Company or former employee or service provider of SpinCo, any right, benefit or remedy of any nature.
Waiver
The parties to the Distribution Agreement agreed that, at any time prior to the effective time of the Spin-Off, either party may extend the time for the performance of any of the obligations or other acts of the other party, or may waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit, provided that such extension or waiver is set forth in a writing executed by such party.

Specific Performance
The parties to the Distribution Agreement have agreed that irreparable harm would occur that monetary damages could not make whole in the event of any breach of the Distribution Agreement, and that the parties to the Distribution Agreement are entitled to compel specific performance to prevent or restrain breaches or threatened breaches of the Distribution Agreement without posting any bond or undertaking, in addition to any other remedy to which the parties may be entitled at law or in equity.

ADVISORY VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND THE SPIN-OFF (PROPOSAL NO. 2)
Proposal Regarding Compensatory Arrangements for Named Executive Officers
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory shareholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the Merger. This compensation is summarized in the table under “The Transactions—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 65 of this proxy statement, including the footnotes to the table. The proposal gives the Company’s shareholders the opportunity to express their views on the compensatory arrangements for the Company’s named executive officers.
Accordingly, the Company is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transactions—Interests of Certain Persons in the Merger—Golden Parachute Compensation” are hereby APPROVED.”
Vote Required and the Company Board of Directors Recommendation
The vote on this proposal is a vote separate and apart from the vote to adopt the Transaction Proposal. Accordingly, you may vote not to approve this proposal on the compensatory arrangements for the named executive officers and vote to adopt the Transaction Proposal and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the Merger Agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that will or may be received by the Company’s named executive officers in connection with the Merger is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to adopt the Transaction Proposal. Because the compensation for named executive officers to be paid in connection with the Merger is based on contractual arrangements with the named executive officers and the Merger Agreement, such compensation will or may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto).
The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the Merger will be approved if holders of a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class, vote “FOR” such proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

VOTE ON ADJOURNMENT (PROPOSAL NO. 3)
The Company is requesting shareholders to approve a proposal to, as permitted under the terms of the Merger Agreement, adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
If this proposal to adjourn the special meeting is approved, the special meeting could be adjourned by the Company as permitted under the terms of the Merger Agreement to any date, except that the Company will not adjourn the meeting more than fifteen calendar days past the originally scheduled date without Pfizer’s prior consent. Under the terms of the Merger Agreement, if this proposal to adjourn the special meeting is approved, the Company will reconvene the special meeting on the earliest practicable date on which the Board of Directors reasonably expects to have sufficient affirmative votes to adopt the Transaction Proposal. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal. The Company does not intend to call a vote on this proposal if the Transaction Proposal has been approved at a special meeting.
The special meeting may be adjourned to another place, date or time with a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class. Approval of the adjournment of the Special Meeting in a situation in which a quorum is not present or represented at the Special Meeting requires a majority of affirmative votes of the Company Shares and Series A Preferred Shares present in person or represented by proxy and entitled to vote on the proposal, voting as a single class.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, DESIRABLE OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF, AT THE TIME OF THE SPECIAL MEETING, THERE ARE AN INSUFFICIENT NUMBER OF VOTES IN FAVOR OF ADOPTING THE MERGER AGREEMENT, THE PLAN OF MERGER, AND THE DISTRIBUTION AGREEMENT.

MARKET PRICE OF COMPANY SHARES
Company Shares are listed for trading on the NYSE under the symbol “BHVN”. The table below shows the high and low sales price of the Company, for the periods indicated, as reported on the NYSE.

	Company Share Price
	High	Low
FY 2020
First quarter	$59.59	$26.56
Second quarter	$76.40	$28.33
Third quarter	$78.69	$57.80
Fourth quarter	$100.77	$64.20

FY 2021
First quarter	$92.98	$62.89
Second quarter	$106.565	$65.45
Third quarter	$141.48	$96.54
Fourth quarter	$151.26	$98.05

FY 2022
First quarter	$143.67	$107.17
Second quarter	$145.99	$83.14
Third quarter (through August 26, 2022)
The closing price of Company Shares on the NYSE on May 9, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $83.14 per Company share. If the Merger is completed, you will be entitled to receive: $148.50 in cash, without interest, less any applicable withholding taxes. The cash amount of $148.50 per Company share represents an approximately 78.6% premium over the Company’s closing share price on May 9, 2022, the last trading day before the transaction was announced, and an approximately 33% premium over the Company’s volume-weighted average trading price over the three months prior to the announcement of the transaction.
On August 26, 2022, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Shares on the NYSE was $ per Company share. You are encouraged to obtain current market quotations for Company Shares in connection with voting your Company Shares.
We have never declared or paid cash dividends on Company Shares. We do not anticipate paying cash dividends in the foreseeable future. Further, the terms of the Merger Agreement provide that, from the date of the Merger Agreement until the effective time of the Merger, we may not declare, set aside, or pay any dividends or other distribution on Company Shares unless Pfizer consents in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding beneficial ownership of our Company Shares as of June 30, 2022, at which time there were 71,111,071 Company Shares outstanding. Ownership information is included for: (i) our directors and the named executive officers; (ii) all directors and executive officers as a group; and (iii) each person or entity known by us to beneficially own more than 5% of our Company Shares. Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, Connecticut 06510.
Beneficial Share Ownership of Directors and Executive Officers

	Number of Common Shares Beneficially Owned
Beneficial Owner	Common Shares	Percent
Named Executive Officers and Directors
Vlad Coric, M.D.(1)	1,921,066	2.7%
James Engelhart(2)	317,831	0.4%
Matthew Buten(3)	12,677	—%
Kimberly Gentile(4)	188,175	0.3%
William Jones, Jr.(5)	114,226	0.2%
Elyse Stock, M.D.(6)	133,377	0.2%
Gregory H. Bailey, M.D.(7)	2,631,654	3.6%
John W. Childs(8)	3,046,997	4.3%
Julia Gregory(9)	47,996	0.1%
Michael Heffernan(9)	29,462	—%
Robert J. Hugin(10)	27,528	—%
Kishan Metha(11)	46,224	0.1%
All current directors and executive officers as a group (14 persons)	8,843,891	12.4%
__________________
(1)Consists of (i) 92,050 Company Shares held directly, (ii) 19,130 Company Shares held by 401K plan, (iii) 498,261 Company Shares held by The Vladimir Coric Family Trust 2013, (iv) 313,500 Company Shares held by The Vladimir Coric Marital Trust 2013 (Elizabeth Ann Coric, Dr. Coric’s spouse, serves as the sole trustee of both of the aforementioned trusts) and (v) 998,125 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022. As of the record date, the Coric Family Trusts have pledged the Company Shares that they own as collateral in connection with margin accounts. As of the record date, those margin accounts had an aggregate loan balance of approximately $3.7 million and the maximum aggregate loan balance in the margin accounts over the past 12 months prior to the record date did not exceed that amount.
(2)Consists of (i) 15,900 Company Shares held directly and (ii) 301,931 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022. As of the record date, 10,532 of the Company Shares held by Mr. Engelhart were pledged as collateral in connection with a margin account.
(3)Consists of (i) 6,177 Company Shares held directly and (ii) 6,500 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022.
(4)Consists of (i) 11,653 Company Shares held directly and (ii) 176,522 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022 and (iii) 3,250 Company Shares underlying RSUs that have vested and for which settlement has been deferred.
(5)Consists of (i) 14,226 Company Shares held directly and (ii) 100,000 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022.
(6)Consists of (i) 11,090 Company Shares held directly, (ii) 100,288 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022, (iii) 5,374 Company Shares owned by Dr. Steven Schnittman, Dr. Stock’s spouse, and (iv) 16,625 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022 held by Dr. Steven Schnittman, Dr. Stock’s spouse.
(7)Consists of (i) 2,583,658 Company Shares held directly and (ii) 47,996 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022.
(8)Consists of (i) 3,025,001 Company Shares held directly and (ii) 10,000 Company Shares held by John Childs 2013 Revocable Trust, and (iii) 11,996 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022. As of the record date, 26,938 of the Company Shares held by Mr. Childs were pledged as collateral in connection with an interest rate swap.
(9)Consists of Company Shares underlying options that are vested and exercisable within 60 days of June 30, 2022.

(10)Consists of (i) 2,900 Company Shares held directly and (ii) 24,628 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022.
(11)Consists of (i) 10,640 Company Shares held directly and (ii) 35,584 Company Shares underlying stock options that are vested and exercisable within 60 days of June 30, 2022.
Security Ownership of Certain Beneficial Owners

	Number of Shares Beneficially Owned
Beneficial Owner	Shares		Percent
RPI Finance Trust(1)	1,559	(2)	100.0%
BlackRock, Inc.(3)	4,635,280		6.5%
__________________
(1)The principal business address of RPI Finance Trust is c/o RP Management LLC 110 East 59th Street, 33rd Floor, New York, NY 10022.
(2)Consists of Series A Preferred Shares of the Company.
(3)The amounts shown and the following information were provided by BlackRock, Inc. ("BlackRock") pursuant to a Schedule G filed with the SEC on February 3, 2022. BlackRock reports that it has sole voting power and sole dispositive power over 4,635,280 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

DISSENTERS’ RIGHTS
If the Merger is completed, shareholders will be entitled to dissenters rights under Section 179 of the BCA, provided that they strictly comply with the requirements of Section 179 of the BCA.
Under the BCA, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement and if the Merger is completed, you have the right to receive payment in cash for the “fair value” of your Company Shares. The “fair value” of your Company Shares may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as dissent rights. Shareholders who do not vote in favor of the Merger Agreement and who properly exercise dissent rights in respect of their shares in compliance with the provisions of Section 179 of the BCA and who do not thereafter fail to perfect, validly withdraw or otherwise lose such dissent rights will be entitled to dissent rights. Strict compliance with the statutory procedures in Section 179 of the BCA is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your dissent rights.
This section is intended only as a brief summary of certain provisions of the BVI statutory procedures that a shareholder must follow in order to exercise dissent rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to dissent rights under the BCA, and is qualified in its entirety by reference to Section 179 of the BCA, the full text of which appears in Annex E to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their dissent rights under Section 179 of the BCA. All references in Section 179 of the BCA and in this summary to a “shareholder” or a “holder” are to the record holder of the shares of Company Shares as to which dissent rights are exercised.
A dissenter is in most circumstances required to give to the company written objection to the merger, which must include a statement that the dissenter proposes to demand payment of the fair value of his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom the company did not give notice of the meeting of shareholders.
This proxy statement constitutes the Company’s notice to our shareholders that dissent rights are available in connection with the Merger and the full text of Section 179 of the BCA is attached to this proxy statement as Annex E. If you wish to consider exercising your dissent rights, you should carefully review the text of Section 179 of the BCA contained in Annex E. Failure to comply timely and properly with the requirements of Section 179 of the BCA will result in the loss of your dissent rights under the BCA. Moreover, because of the complexity of the procedures for exercising the right to exercise dissent rights in respect of Company Shares, the Company believes that if a shareholder is considering exercising such rights, such shareholder should seek the advice of legal and financial advisors.
Any shareholder wishing to exercise dissent rights in respect of his, her or its Company Shares must deliver to the Company at the address in the next paragraph below written objection to the Merger, which must include a statement that the dissenter proposes to demand payment for his shares if the Merger takes place, before the vote is taken to approve the Merger Agreement. A shareholder’s failure to deliver to the Company the written objection to the Merger prior to the taking of the vote on the Merger Agreement at the Special Meeting of shareholders will result in the loss of dissent rights. A shareholder seeking to exercise dissent rights must not vote or submit a proxy in favor of the Merger Agreement. A shareholder who submits a proxy and who wishes to exercise dissent rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Agreement or abstain from voting on the Merger Agreement. Voting against or abstaining from voting or failing to vote on the Merger Agreement by itself does not constitute written objection to the Merger within the meaning of Section 179 of the BCA. The written objection to the Merger must be in addition to and separate from any proxy or vote on the Merger Agreement. A shareholder seeking to exercise dissent rights must hold of record the shares of Company Shares on the date the written objection to the Merger is given. A shareholder will lose his, her or its dissent rights if the shareholder transfers the shares for which it is seeking to exercise dissent rights.

All notices under Section 179 of the BCA should be addressed to Biohaven Pharmaceutical Holding Company Ltd., Attention: Corporate Secretary, 215 Church Street, New Haven, Connecticut 06510, and may also be submitted via email to warren.volles@biohavenpharma.com. All written objections to the Merger must be delivered to the Company before the vote is taken to approve the Merger Agreement at the Special Meeting, and must be executed by, or on behalf of, the record holder of the Company Shares.
Only a holder of record of shares of Company Shares is entitled to exercise dissent rights in respect of the shares registered in that holder’s name.
Accordingly, any written notice of a shareholder’s election to dissent must be executed by or on behalf of the record shareholder. The written notice should set forth, fully and correctly, the record shareholder’s name as it appears in the transfer agent’s records and in the case of uncertificated shares, should specify the shareholder’s mailing address and the number of shares registered in the shareholder’s name. The written notice must state the number and classes of shares in respect of which he dissents (which must be all shares that he holds in the Company) stating that the shareholder intends to elect dissent rights in respect of the shareholder’s shares in connection with the Merger. The written notice must include a demand for payment of the fair value of the shares. The written notice cannot be made by the beneficial owner if he, she or it is not also the shareholder of record of such Company Shares. A beneficial owner of shares of Company Shares held in “street name” who wishes to exercise dissent rights should take such actions as may be necessary to ensure that a timely and proper demand for payment of fair value is made by the record holder of the shares. The beneficial holder must have the applicable shareholder of record, such as a bank, brokerage firm or other nominee, submit the required written notice in respect of those Company Shares. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for payment of fair value of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record shareholder. If you hold your Company Shares through a bank, brokerage firm or other nominee and you wish to exercise dissent rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for payment of fair value by the nominee. Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.
If Company Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for payment of fair value must be made in that capacity. If the Company Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for payment of fair value for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A shareholder of record, such as a bank, brokerage firm or other nominee, who holds Company Shares as a nominee for others, may exercise his, her or its right of dissent with respect to the Company Shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of Company Shares as to which payment of fair value is sought. If a shareholder holds shares of Company Shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for payment of fair value of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as shareholder of record. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissent rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
Following the expiration of the notice period as prescribed under Section 179 of the BCA, the Company shall make a written offer to each dissenter to purchase his shares at a specified price that the Company determines to be their fair value. Such offer must be given within seven days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within seven days immediately following the date on which the Merger is put into effect, whichever is later.

If the Company and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:
1.the Company and the dissenter shall each designate an appraiser;
2.the two designated appraisers together shall designate an appraiser;
3.the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the Company and the dissenter for all purposes; and
4.the Company shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.
You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 179 of the BCA. Although we believe that the Transaction Consideration is fair, no representation is made as to the outcome of the fair value as determined by the appraisers and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Transaction Consideration.
Failure to comply strictly with all of the procedures set forth in Section 179 of the BCA will result in the loss of a shareholder’s dissent rights.
In view of the complexity of Section 179 of the BCA, shareholders who may wish to pursue dissent rights should consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 179 of the BCA, Section 179 of the BCA will govern.

OTHER MATTERS
Other Matters
As of the date of this proxy statement, the Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.
Important Notice Regarding Internet Availability of Materials
Pursuant to the SEC “notice and access” rules, we may furnish proxy materials, including this Preliminary Proxy Statement on Schedule 14A and our 2021 Annual Report on Form 10-K for the year ended December 31, 2021, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them prior to distribution of the Preliminary Proxy Statement on Schedule 14A. Instead, a Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) was mailed, which explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. We believe that this makes the proxy distribution process more efficient, less costly, and helps to conserve natural resources. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.
Householding of Proxy Materials
Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal operating offices, Investor Relations, 215 Church Street, New Haven, Connecticut 06510, telephone: (203) 404-0410. In the future, if you want to receive separate copies of the proxy statement or annual report to shareholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
Submission of Shareholder Proposals
If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed, we expect to hold an annual meeting of shareholders in 2023 (which we refer to as our 2023 Annual Meeting).
In accordance with the SEC’s Rule 14a-8, to be considered for inclusion in the proxy statement for the 2023 Annual Meeting, your proposal must be submitted in writing by November 18, 2022 to our Corporate Secretary at 215 Church Street, New Haven, CT 06510. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before the 2023 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between November 18, 2022 and December 18, 2022, which is at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the 2022 Annual Meeting of shareholders. Your notice to the Corporate Secretary must set forth information specified in the A&R MAA, including your name and address and the class and number of our shares that you beneficially own.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting; and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must include, as to each person you propose to nominate for election as a director, the information required by the A&R MAA and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our A&R MAA, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 17, 2020.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. the Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its website at www.biohavenpharma.com. Information included on the Company’s website is not a part of, and is not incorporated in, this proxy statement.
The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.
The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:
•Annual Report on Form 10-K, for the fiscal year ended December 31, 2021 filed with the SEC on February 25, 2022;
•Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 10, 2022;
•Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 5, 2022;
•Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Common Shareholders, filed on March 11, 2022; and
•Current Reports on Form 8-K, filed with the SEC on August 5, 2022, June 28, 2022, May 11, 2022, May 10, 2022, May 10, 2022, April 29, 2022, April 15, 2022, April 5, 2022, February 25, 2022, January 10, 2022 and January 7, 2022.
All documents that the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the Special Meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:
Biohaven Pharmaceutical Holding Company Ltd..
215 Church Street
New Haven, CT 06510
Telephone: (203) 404-0410
Attn: Corporate Secretary

If you would like to request documents, please do so by         to receive them before the Special Meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your Company Shares at the Special Meeting of Company shareholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated         , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
PFIZER INC.,
BULLDOG (BVI) LTD. and
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,
Dated as of May 9, 2022

3.25. Insurance	A-47
3.26. Takeover Statutes	A-47
3.27. Brokers	A-47
3.28. Opinion of Financial Advisor	A-48
3.29. Interested-Party Transactions	A-48
3.30. Information in the Proxy Statement and Spin-Off Registration Statement	A-48
3.31. Solvency	A-49
3.32. SpinCo Activities	A-49
3.33. Valid Choice of Law	A-49
SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-49
4.1. Organization; Qualification	A-49
4.2. Authority; Binding Nature of Agreement.	A-50
4.3. No Conflict; Required Filings and Consents	A-50
4.4. Litigation	A-51
4.5. Brokers	A-51
4.6. Sufficient Funds	A-51
4.7. Merger Sub	A-51
4.8. Proxy Statement.	A-51
4.9. Vote/Approval Required.	A-51
4.10. No Interested Shareholder.	A-52
4.11. Taxes	A-52
4.12. No Other Representations or Warranties.	A-52
SECTION 5 - COVENANTS AND OTHER AGREEMENTS	A-52
5.1. Conduct of Business by the Company Pending the Merger	A-52
5.2. No Solicitation	A-57
5.3. Proxy Statement	A-61
5.4. Shareholders Meeting	A-62
5.5. Merger Sub	A-62
5.6. Rule 16b-3 Matters	A-62
5.7. Director Resignations	A-62
5.8. Company Financing Facilities.	A-63
5.9. Spin-Off Agreements	A-63
SECTION 6 - ADDITIONAL AGREEMENTS	A-64
6.1. NYSE; Post-Closing SEC Reports	A-64
6.2. Access to Information	A-64
6.3. Public Disclosure	A-65
6.4. Regulatory Filings; Reasonable Efforts	A-66
6.5. Notification of Certain Matters; Litigation	A-68
6.6. Indemnification	A-69
6.7. Employee Benefits	A-71

6.8. Takeover Laws	A-72
6.9. Certain Tax Matters.	A-72
6.10. Further Assurances.	A-73
6.11. Promissory Note.	A-73
SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER	A-74
7.1. Conditions to Obligations of Each Party to Effect the Merger	A-74
7.2. Additional Conditions to the Obligations of Parent and Merger Sub	A-74
7.3. Additional Conditions to the Obligations of the Company	A-75
7.4. Frustration of Closing Conditions	A-76
SECTION 8 - TERMINATION, AMENDMENT AND WAIVER	A-76
8.1. Termination	A-76
8.2. Effect of Termination	A-77
8.3. Fees and Expenses	A-78
8.4. Amendment	A-78
8.5. Waiver	A-78
SECTION 9 - MISCELLANEOUS	A-79
9.1. No Survival	A-79
9.2. Notices	A-79
9.3. Entire Agreement	A-80
9.4. Governing Law	A-80
9.5. Binding Effect; No Assignment; No Third-Party Beneficiaries	A-81
9.6. Counterparts and Signature	A-81
9.7. Severability	A-81
9.8. Submission to Jurisdiction; Waiver	A-82
9.9. Service of Process	A-82
9.10. Rules of Construction	A-82
9.11. Specific Performance	A-83
9.12. No Waiver; Remedies Cumulative	A-83
9.13. Waiver of Jury Trial	A-83

Annexes
Annex I	Definitions
Annex II	Articles of Merger
Annex III	Plan of Merger
Annex IV	Promissory Note

AGREEMENT AND PLAN OF MERGER
PREAMBLE
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 9, 2022, is by and among Pfizer Inc., a Delaware corporation (“Parent”), Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097955 formed under the laws of the territory of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares with BVI company number 1792178 formed under the laws of the territory of the British Virgin Islands (the “Company”).
RECITALS
WHEREAS, each of the board of directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company being the surviving company (the “Merger”) in accordance with the BVI Business Companies Act, 2004 of the British Virgin Islands, as amended (the “BVI Act”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger, the Articles of Merger and the Spin-Off Agreements; (iii) directed that the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting (as defined below); and (iv) subject to the terms and conditions of this Agreement, the Plan of Merger and the Articles of Merger resolved to recommend that the Company’s shareholders approve the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement and approve the Merger and the Spin-Off on the terms and subject to the conditions set forth herein and in the Separation and Distribution Agreement (the “Company Board Recommendation”);
WHEREAS, it is a condition to the Merger that, immediately prior to the Effective Time, the Company will, in one or a series of transactions, including by operation of applicable Law, (i) assign, and cause SpinCo to assume, certain of the operating assets and liabilities of the Company; and (ii) distribute all outstanding equity interests of SpinCo to the Company’s shareholders as of the record date pro rata (the “Spin-Off”), in each case in accordance with the Spin-Off Agreements (each as defined herein);
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and SpinCo are executing and delivering the Separation and Distribution Agreement;
WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1 - THE MERGER
1.1.The Merger. On the terms and subject to the conditions of this Agreement, the Company and Merger Sub will consummate the Merger in accordance with the BVI Act, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving company in the Merger and will continue to be governed by the Laws of the British Virgin Islands, (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers, objects and purposes will continue and (iv) the Company will automatically assume all the rights and obligations of Merger Sub; provided, that in the event the Closing has not occurred on or prior to December 30, 2022, Parent may elect in its sole discretion to consummate the Merger in accordance with Section 1.1 of the Company Disclosure Letter (and otherwise in accordance with the steps plan attached as Schedule H to the Separation and Distribution Agreement) rather than in accordance with the provisions of this Section 1.1 and the parties hereto will cooperate and use reasonable best efforts to amend necessary documentation, obtain consents and otherwise to further consummation of the Merger in accordance with the step plan set forth on Section 1.1 of the Company Disclosure Letter. The company surviving the Merger is sometimes referred to pursuant to the BVI Act as the “Surviving Company.” The Merger will have the effects set forth in the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, objects and purposes of the Company and Merger Sub will be vested in the Surviving Company, and all claims, debts, liabilities and obligations of the Company and Merger Sub will be the claims, debts, liabilities and obligations of the Surviving Company.
1.2.Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated by (i) executing and filing the Articles of Merger containing: (x) the Plan of Merger approved by the directors and shareholders of the Company and approved by the directors and shareholder(s) of Merger Sub, with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar”), and (ii) make any and all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger). The Merger will become effective at such time as the Articles of Merger are duly registered by the BVI Registrar, or at such other date or time as the parties hereto will agree in writing (subject to the requirements of the BVI Act) and will specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).
1.3.The Closing. On the terms and subject to the conditions of this Agreement and in accordance with the BVI Act, the closing of the Merger (the “Closing”) will occur at 9:00 a.m. (New York time) on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in SECTION 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (the date on which the Closing occurs, the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.
1.4.Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Company, and the officers of the Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Company, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Company’s M&A.
1.5.Subsequent Actions. At and after the Effective Time, the Merger will have the effects set forth in the BVI Act. If at any time after the Effective Time the Surviving Company determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement. From and after the Effective Time, the Surviving Company will succeed to all the rights, privileges, immunities, powers, objects and purposes and be subject to all of the claims, debts, liabilities and obligations of the Company and Merger Sub, all as provided under this Agreement, the Articles of Merger and the applicable provisions of the BVI Act.
1.6.Registered Agent. On or prior to the Closing Date, the Company will deliver to Parent evidence reasonably satisfactory to Parent that the registered agent of the Company will recognize the authority of the board of directors of the Company validly appointed in accordance with Section 1.4 and any authorized representatives acting on behalf of the board of directors so appointed to give instructions in relation to the Surviving Company with effect from the Effective Time, including for the purposes of updating the corporate records of the Company to reflect the Merger and the changes to the board of directors contemplated by Section 1.4.
SECTION 2 - CONVERSION OF SECURITIES
2.1.Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common shares of the Company, no par value per share (the “Common Shares”), or any ordinary shares of Merger Sub, no par value per share (“Merger Sub Common Shares”):
(a)Merger Sub Common Shares. Each issued and outstanding Merger Sub Common Share will be converted into and become one (1) fully paid and nonassessable common share of the Surviving Company and such fully paid and non-assessable common share(s) will constitute the entire issued and outstanding share(s) of the Surviving Company.
(b)Cancellation of Treasury Shares and Parent-Owned Shares. All Common Shares that are owned by the Company as treasury shares and any Common Shares owned by Parent or Merger Sub will automatically be cancelled and extinguished and will cease to exist, and no consideration will be payable in exchange therefor.
(c)Conversion of Common Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $148.50 (the “Merger Consideration”). From and after the Effective Time, all such Common Shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “Certificate”) or book-entry share (a “Book-Entry Share”) (as applicable) representing any such Common Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or transfer of such Book-Entry Share (as applicable) in accordance with Section 2.2.
2.2.Exchange of Certificates.
(a)Paying Agent. Parent will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Common Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Common Shares will become entitled in accordance with Section 2.1(c). Parent will deposit or cause to be deposited with the Paying Agent on a timely basis, promptly after the Effective Time (and no later than the same day as the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. (New York time), or else, the next business day) and as and when needed after the Effective Time, cash necessary to pay for the Common Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of the Common Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Company promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Company will in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be paid to Parent.
(b)Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Common Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.5) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Company. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this SECTION 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Common Share, and the Book-Entry Shares of such holder will forthwith be cancelled.
(c)Certain Transfer Taxes. If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (i) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. None of Parent, Merger Sub and the Surviving Company will have any liability for the transfer Taxes and other similar Taxes described in this Section 2.2(c) under any circumstances.
(d)Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the register of members of the Company will be closed and, thereafter no further registration of transfers of Common Shares will be made on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, then they will be cancelled and exchanged as provided in this SECTION 2.

(e)Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Company will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Nonetheless, none of Parent, the Surviving Company nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority will become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f)Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
2.3.Dissenting Shares.
(a)Notwithstanding anything in this Agreement to the contrary, and to the extent available under the BVI Act, if a holder of Shares properly demands in writing, and does not withdraw or lose its dissenters’ rights for such Shares in accordance with Section 179 of the BVI Act (the “Dissenting Shares”) and otherwise complies with all provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights, (i) if such demand occurs before the Effective Time, the Dissenting Shares will automatically convert at the Effective Time into a right to receive an amount for such Dissenting Shares calculated in accordance with Section 179 of the BVI Act (the “Dissenter Consideration”), and (ii) if such demand occurs at or after the Effective Time, any right to receive the Merger Consideration in respect of such Dissenting Shares will immediately and automatically convert into the right to receive the Dissenter Consideration. For the avoidance of doubt, from and after the Effective Time, the Dissenting Shares will automatically be cancelled and will cease to exist or be outstanding and each shareholder who has properly exercised such dissenters’ rights will cease to be a member of the Company (and will not be a member of the Surviving Company) and will not have any rights of a shareholder of the Company or the Surviving Company with respect to the Dissenting Shares (including any right to receive such holder’s portion of the Merger Consideration), except the right to receive payment of the fair value of the Dissenting Shares held by such holder as determined in accordance with Section 179 of the BVI Act, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to dissent, in which case the Dissenting Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.
(b)The Company will give Parent (i) prompt written notice of any objection, notice of dissent or written demands to exercise dissent rights under Section 179 of the BVI Act (including copies of such objections, notices or demands), attempted withdrawals of such objections, notices or demands and any other communications received by the Company relating to rights of dissent and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any dissent rights. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for dissent or settle or offer to settle any such demands for dissent.
2.4.Company Incentive Plans.
(a)As of the Effective Time, each option to purchase Common Shares (each, a “Company Option”) granted by the Company under each of the Company’s 2017 Incentive Plan and Prior Share Plans (collectively, the “Company Share Plans”) that is outstanding as of immediately prior to the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement), whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Option described in the immediately preceding sentence, Parent will cause the Surviving Company, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, to the holder of such Company Option (which, for employees of the Company or any of its Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Company), an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, multiplied by (ii) the number of Common Shares then subject to such Company Option (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Merger Consideration. As of the Effective Time, after giving effect to the Spin-Off, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive the payment contemplated by this Section 2.4(a) or under the Separation and Distribution Agreement, as applicable.
(b)As of the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement), whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company RSU described in the immediately preceding sentence, Parent will cause the Surviving Company, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company RSU (which, for employees of the Company or any of its Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Company), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company RSU, with any performance conditions applicable to Company PRSUs deemed achieved at 100% (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, after giving effect to the Spin-Off, no Person will retain any rights with respect to any previously outstanding Company RSUs other than the rights of a holder to receive the payment contemplated by this Section 2.4(b) or under the Separation and Distribution Agreement, as applicable.
(c)As of the Effective Time, the Company Share Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the shares of the Company or any Company Subsidiary will be cancelled. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.4, including sending any requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Section 2.4(a) and Section 2.4(b), all Company Options and Company RSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Share Plans other than rights to receive the payments contemplated by Sections 2.4(a) or 2.4(b) or under the Separation and Distribution Agreement, as applicable. The Company and Parent each will provide the other with copies of all such notices, resolutions and other materials in connection with their respective obligations prior to Closing for its reasonable review and comment prior to distribution.
(d)As soon as practicable after the date hereof, the Company Board of Directors (or, if appropriate, the committee administering the Company’s 2017 Employee Share Purchase Plan (the “Company ESPP”)) will pass such resolutions and take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement; and (iii) each purchase right issued pursuant to the Company ESPP will be fully exercised not later than the earlier of (A) the last day of the applicable purchase period or (B) ten (10) business days prior to the Effective Time, and, immediately following such purchases, contingent upon the consummation of the Merger, the Company ESPP will terminate.
2.5.Withholding. Each of Parent, Merger Sub and the Surviving Company will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or non-U.S. Tax Law; provided, however, that, other than with respect to compensatory amounts or backup withholding under Section 3406 of the Code, the party required to make such deduction or withholding shall use commercially reasonable efforts to provide each other party that is subject to such deduction or withholding with a written notice of its intention to deduct or withhold and each of the applicable parties hereto shall reasonably cooperate to minimize or eliminate any such Taxes. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.
SECTION 3- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents) and 3.5, as disclosed in the Company SEC Documents filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Company at least one (1) business day prior to the date of this Agreement or in the Company’s draft Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2022 provided to Parent on May 8, 2022 (but, in each case, excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other precautionary or other forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1.Organization; Qualification. The Company and each Company Subsidiary (i) is a legal entity duly incorporated, registered, organized and validly existing, (ii) in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and (iii) has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or local equivalent) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or local equivalent) has not had, individually or in the aggregate, a Company Material Adverse Effect. True and correct copies of the M&A have been made available to Parent and are in full force and effect and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries is in material violation of any of the respective provisions thereof.

3.2.Capitalization; Subsidiaries.
(a)As of the close of business on May 6, 2022 (the “Capitalization Date”), the Company was authorized to issue a maximum of (i) 200,000,000 Common Shares, 71,043,181 of which were issued and outstanding and none of which were held by the Company as treasury shares, (ii) 3,992 shares of series A preferred shares, no par value (“Series A Preferred Shares”), 1,715 of which were issued and outstanding, and (iii) 3,992 shares of series B preferred shares, no par value (“Series B Preferred Shares”), 1,697 of which were issued and outstanding, and (iv) 9,992,016 shares of unclassified preferred shares of the Company, no par value per share (“Unclassified Preferred Shares” and, together with the Series A Preferred Shares and the Series B Preferred Shares, the “Company Preferred Shares”), no shares of which were issued and outstanding. There are no other classes of shares of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of any class of shares of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 8,379,746 Common Shares, (B) 2,032,586 outstanding Company RSUs, including 40,000 outstanding Company PRSUs (assuming target performance) and 25,500 Company RSUs that have been deferred under the Company’s 2022 deferral election agreements, (C) rights to purchase a maximum of 2,657,085 Common Shares pursuant to the Company ESPP were outstanding (determined based on the fair market value of a Common Share on the first day of the current offering period) and (D) 1,711,774 Common Shares reserved for future issuance under the Company Share Plans. Since the close of business on the Capitalization Date, and except as disclosed on Section 3.2(a) of the Company Disclosure Letter, there has been no issuance or grant of any Common Shares, Company Preferred Shares or any other securities of the Company, other than any de minimis issuances of Common Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Share Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the Company Share Plan Awards and disclosed on Section 3.2(a) of the Company Disclosure Letter.
(b)Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Share Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Common Shares issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vi) the Company Share Plan in accordance with which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action. No Company Option has been granted with a per share exercise price less than the fair market value of a Common Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code. Each grant of a Company Share Plan Award or right to purchase Common Shares under the Company ESPP was made in accordance with, to the extent applicable, (A) the applicable Company Share Plan or Company ESPP, (B) all applicable securities Laws and any applicable listing and governance rules and regulations of the NYSE, (C) the Code and (D) all other applicable Laws. The Company has the requisite power and authority, in accordance with the applicable Company Share Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4 and the treatment of Company Share Plan Awards as described in Section 2.4, as of the Effective Time will be binding on the holders of Company Share Plan Awards. All of the outstanding Shares have been issued pursuant to an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.
(c)All of the issued and outstanding Shares have been, and all of the Common Shares that may be issued in accordance with any of the Company Share Plan Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of each Company Share Plan and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Share Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Common Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains terms that are not consistent with, or in addition to, such forms.
(d)As of the date of this Agreement, other than the Company Share Plan Awards and rights to purchase Common Shares under the Company ESPP, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of, or other securities of, the Company or any RemainCo Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any RemainCo Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any RemainCo Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any RemainCo Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any RemainCo Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any RemainCo Subsidiary or (B) affecting the voting rights of securities of the Company or any RemainCo Subsidiary (including shareholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any RemainCo Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any RemainCo Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any RemainCo Subsidiary. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.
(e)Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(e) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws), and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Company Subsidiary, and such organizational or governing documents of each of the Company Subsidiaries are in full force and effect. Other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities of any Person other than a Company Subsidiary or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
(f)All dividends or distributions on any securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.
3.3.Authority Relative to Agreement.
(a)The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Spin-Off Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement is in proper form under the laws of the British Virgin Islands for the enforcement thereof against the Company, and to ensure the legality, validity, enforceability or admissibility into evidence in the British Virgin Islands of this Agreement. The execution, delivery and performance of this Agreement and the Spin-Off Agreements by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Spin-Off Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than the approval of the holders of a majority of the outstanding Common Shares and Series A Preferred Shares entitled to vote on such matters at the Shareholders Meeting and who are present at the Shareholders Meeting, in person or by proxy (the “Company Requisite Vote”). This Agreement and the Spin-Off Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Spin-Off Agreements by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b)The Company Board of Directors has, by resolutions unanimously adopted by the Company Board of Directors: (i) determined that the Merger and the transactions contemplated hereby, including the Spin-Off, are advisable, fair to and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger, the Articles of Merger and the Spin-Off Agreements; (iii) directed that the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting; and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.
3.4.No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement or the Spin-Off Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with this Agreement or the Spin-Off Agreements, will (i) violate any provision of the M&A or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming compliance with and that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Spin-Off Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act, (ii) the registration of the Articles of

Merger by the BVI Registrar, (iii) compliance with applicable rules and regulations of the NYSE, (iv) as may be required pursuant to Antitrust Laws and (v) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect.
3.5.Company SEC Documents; Financial Statements.
(a)Since January 1, 2020, the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (the “Company SEC Documents”). Correct and complete copies of all Company SEC Documents are publicly available on EDGAR. To the extent that any Company SEC Document filed (including by incorporation by reference) after January 1, 2020 available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, no amendments or modifications to the Company SEC Documents are required to be filed with, or furnished to, the SEC. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iv) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material). No Company Subsidiary is required to file or furnish any form, report or other document with the SEC. Section 3.5(a) of the Company Disclosure Letter sets forth all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 promulgated under the Securities Act.
(b)Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since January 1, 2020 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto to the extent such correspondence is not available on EDGAR. No comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.
(c)The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting.
(d)The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.
(e)As of the date of this Agreement, no SEC Proceedings are pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary. Since January 1, 2020, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted.
(f)Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(g)Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written or to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.
(h)Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).
3.6.Absence of Certain Changes or Events. Since January 1, 2022, through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in all material respects in the ordinary course of business consistent with past practice, other than (i) reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Authorities in connection with the COVID-19 pandemic and (ii) discussions and negotiations related to this Agreement, the Spin-Off

Agreements or any other potential strategic transactions, (b) the Company has not had a Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 5.1(b) (other than clauses (E), (F) or (N) thereof).
3.7.No Undisclosed Liabilities. Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, (b) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), (c) incurred pursuant to the terms of this Agreement or the Spin-Off Agreements, (d) incurred in the ordinary course of business consistent with past practice since December 31, 2021 or (e) incurred in connection with the performance of Contracts as to which the Company or one of the Company Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available for Parent's review in the Data Room at least one (1) day prior to the date hereof), neither the Company nor any Company Subsidiary has incurred any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.
3.8.Litigation. As of the date of this Agreement, (a) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no Order is outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above in this Section 3.8, (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.
3.9.Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any Company Products now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary. There are no claims or other Proceedings pending or, to the Knowledge of the Company, threatened, alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any Company Products.

3.10.Permits; Compliance with Laws.
(a)(i) the Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, Orders and other authorizations, including any supplements and amendments thereto, necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and assets in accordance with all Laws or to carry on their respective businesses in accordance with all Laws (the “Company Permits”) except where the failure to obtain or have any such Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) all such Company Permits are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit and (iv) no modification, suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened. The consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Permit that is material to the Company and its Subsidiaries, taken as a whole.
(b)The Company and each Company Subsidiary are, and have been since January 1, 2020, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.
(c)Since January 1, 2020, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Laws or Company Permits.
3.11.Employee Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Letter contains a correct and complete list of each material Benefit Plan. “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise (in each case prior to giving effect to the Spin-Off). “RemainCo Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to or required to be contributed to, by the Company or any RemainCo Subsidiary or to which the Company or any RemainCo Subsidiary is a party, or under which the Company or any RemainCo Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise, in each case after giving effect to the Spin-Off. With respect to each material Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of the plan document (including all amendments thereto) or a written description if such Benefit Plan is not otherwise in writing. With respect to each material RemainCo Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of, to the extent applicable, (A) the three (3) most recent annual reports on Form 5500 and all schedules thereto, (B) the most recent summary plan description and summary of material modifications, as well as all similar employee communications, (C) each current trust agreement, insurance Contract or policy, group annuity Contract and any other funding arrangement documents relating to such Benefit Plan, (D) the most recent actuarial report, financial statement or valuation report, (E) a current Internal Revenue Service opinion or favorable determination letter, (F) all material correspondence to or from any Governmental Authority relating to such Benefit Plan for the three (3) most recent plan years and (G) all discrimination tests for each Benefit Plan for the three (3) most recent plan years. “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.
(b)Each Benefit Plan is and has at all times been maintained, operated and administered in accordance with its terms and in compliance in all material respects with Law, including ERISA and the Code. Each Benefit Plan has been administered, maintained, and operated in all material respects in both documentary and operational compliance with Section 409A of the Code to the extent applicable.
(c)Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification or result in material liability to the Company.

(d)None of the Benefit Plans is, and none of the Company, any Company Subsidiary or any ERISA Affiliate has, in the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). There are no material unpaid contributions due with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance Contract or any Law, or to the extent not yet due, such contributions have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA to the Company, any Subsidiary or, following the Effective Time, the Surviving Company.
(e)Neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any Company Subsidiary or the Surviving Company to any material Tax or material penalty.
(f)With respect to any Benefit Plan, there is no Proceeding pending or threatened in writing, with or by a current or former participant, employee, officer, director or other individual service provider of the Company, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any Company Subsidiary or the Surviving Company to any material liability.
(g)Neither the Company nor any Subsidiary has any obligation to provide any post-termination health or welfare benefits (whether or not insured) to current or former employees, officers, directors or individual service providers, except as specifically required by Part 6 of Title I of ERISA for which the covered Person pays the full premium cost of coverage or under individual employment agreements listed on Section 3.11(a) of the Company Disclosure Letter.
(h)Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, either alone or in combination with any termination of employment or service (or other event or occurrence), could (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any RemainCo Benefit Plan following the Effective Time or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(i)No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.
(j)Each Non-U.S. Benefit Plan (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law, in each case, in all material respects. No Non-U.S. Benefit Plan is in the nature of a defined benefit pension plan.
3.12.Labor Matters.
(a)(i) No labor disruptions or organizing activities (including any strike, labor dispute, work slowdown, work stoppage, picketing or lockout) are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred since January 1, 2020, (ii) neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), (iii) none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary and (iv) no demand has been made or petition has been filed or Proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Authority seeking recognition of any Union. No notice, consent or consultation obligations with respect to any employees of Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of the Agreement or the consummation of the transactions contemplated hereby.
(b)The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2020, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining

Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any liability or obligations under the WARN Act or any similar state, local or foreign Law.
(c)There is not, and since January 1, 2020 there has been no, (i) Proceeding pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary, in each case except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
(d)All employees of the Company have provided appropriate documentation demonstrating their authorization to work in the jurisdiction in which they are working. Each Person who requires a visa, employment pass or required permit to work in the jurisdiction in which he or she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary.
(e)The Company has provided to Parent correct and complete information as to each employee of the Company or any Company Subsidiary: current job title, date of hire, location, status as active or inactive, whether such individual is on a time limited visa, base pay, bonus target, whether such position is full- or part-time, exempt or non-exempt classification (for U.S. employees) and leave status and expected return date.
(f)No current officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above has in the past five (5) years been the subject of any sexual harassment, sexual assault, sexual discrimination or other material misconduct allegations in connection with his or her employment with the Company or any Company Subsidiary. As of the date of this Agreement, no RemainCo Employee at the level of Vice President or above has given notice of termination of employment or otherwise disclosed plans to terminate his or her employment with the Company or any Company Subsidiary within the twelve (12) month period following the date of this Agreement.
3.13.Taxes.
(a)The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns).
(b)The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Company Subsidiaries in filing its Tax Returns. The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.
(c)There are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to material Taxes of or with respect to the Company or any Company Subsidiary. No deficiencies for material Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Since January 1, 2020, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(d)All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose. The Company and each Company Subsidiary has complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.
(e)There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to material Taxes of the Company or of any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.
(f)Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing.
(g)Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary Tax group (other than such a group comprised solely of the Company or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) in accordance with Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the ordinary course of business and the principal subject matter of which is not Taxes). No act or transaction has been effected in consequence of which the Company or any Company Subsidiary are liable for any Tax primarily chargeable against some other Person.
(h)Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary, (B) customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes or (C) this Agreement and the Spin-Off Agreements) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.
(i)There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than those described in clause (a) of the definition of “Permitted Lien.”
(j)Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.
(k)Other than the Company Subsidiaries set forth on Section 3.13(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary was created or organized in the United States or any state or locality thereof. Neither the Company nor any Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
(l)Neither the Company nor any Company Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.
(m)Each of the Company and each Company Subsidiary is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax in any country other than the country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.
(n)The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations. All transactions or arrangements by the Company or any Company Subsidiary have been made on arm’s length terms and have been documented in accordance with Law, and no notice, inquiry or adjustment has been made by a Governmental Authority in connection with any such transactions or arrangements.

(o)Each of the Company and Company Subsidiaries is, and has always been, treated for U.S. federal income tax purposes as set forth on Section 3.13(o) of the Company Disclosure Letter.
(p)Neither the execution of this Agreement nor the Closing will result in the loss, withdrawal or restriction of any exemption or relief from Tax granted to or claimed by the Company or any Company Subsidiary on or before the Closing, provided there is no major change in the nature or conduct of the trade of the Company or any Company Subsidiary after Closing.
(q)All material capital expenditures in respect of which capital allowances have been claimed under Section 291A of the Irish Taxes Consolidation Act 1997 (as amended) (the “TCA”) have been properly claimed and meet the conditions under Section 291A of the TCA.
(r)The use of any Case I trading tax losses which may be available to the Company or any Company Subsidiary will not be restricted after the Closing pursuant to the provisions of section 1085 Taxes Consolidation Act 1997 (TCA) save where after the Closing the Company or any Company Subsidiary fails to comply with the provisions of the TCA to deliver any return of income in relation to a chargeable period on or before the specified return date.
(s)To the extent that the Company or any Company Subsidiary have claimed relief under Part 29 of the TCA in respect of expenditure on research and development they have complied with the requirements of Part 29 of the TCA and have maintained adequate records to support any research & development tax credits claimed.
(t)No transaction in respect of which any formal consent or clearance was required or sought from any tax authority has been entered into or carried out by the Company or any Company Subsidiary without such consent or clearance having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with the obtaining of any such consent or clearance was fully and accurately disclosed. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective and no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.
3.14.Material Contracts.
(a)Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which, together with all material amendments, waivers or other changes thereto, has been made available to Parent. “Company Material Contract” means any Contract, other than any Contract that is a SpinCo Asset, to which the Company or any of the

Company Subsidiaries is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than a Benefit Plan, that:
(i)is a Contract involving payment by or to the Company or a Company Subsidiary of more than $5,000,000 in the past twelve (12) months or is expected to involve payment by or to the Company or a Company Subsidiary of more than $5,000,000 within twelve (12) months after the date of this Agreement;
(ii)is a Contract (i) with a supplier of materials or manufacturing sources in the supply chain for the Company’s calcitonin gene related peptide platform or (ii) with a contract manufacturing organization relating to the Company’s calcitonin gene related peptide platform;
(iii)constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);
(iv)is a joint venture, alliance, partnership, shareholder, development, co-development or similar profit-sharing Contract;
(v)is an agency, sales, marketing, commission, distribution, formulary or medical benefit coverage, international or domestic sales representative or similar Contract that resulted in the payment by or to the Company or any Company Subsidiary of more than $3,000,000 in the aggregate in the past twelve (12)-month period or is expected to involve payment by the Company of more than $3,000,000 within twelve (12) months after the date of this Agreement;
(vi)is a Contract (other than those solely between or among the Company and any wholly owned RemainCo Subsidiary) relating to Indebtedness in excess of $5,000,000 of the Company or any Company Subsidiary (whether outstanding or as may be incurred);
(vii)is a Contract (other than those solely between or among the Company and any wholly owned RemainCo Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary in excess of $5,000,000;
(viii)is a Contract not otherwise listed under any other prong of this Section 3.14(a) that creates future payment obligations, including settlement agreements, in excess of $5,000,000, or creates or could create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary, or restricts the payment of dividends;
(ix)is a Contract under which the Company or any RemainCo Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights) that does not terminate by its terms in connection with the transactions contemplated hereby;
(x)is a Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interest or material assets of the Company or any RemainCo Subsidiary;

(xi)is a Contract that contains exclusivity obligations or otherwise materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services for any Person;
(xii)is a Contract with any Governmental Authority;
(xiii)is a non-competition Contract or any other Contract that materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company or any RemainCo Subsidiary is or could be conducted or (B) the lines or types of businesses that the Company or any RemainCo Subsidiary conducts or has a right to conduct;
(xiv)is a Contract relating to the acquisition or disposition of any Person or any business division thereof that contains material indemnities, deferred or contingent purchase price obligations or other payment obligations that remain outstanding;
(xv) is an Intellectual Property Agreement;
(xvi)is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and the RemainCo Subsidiaries, taken as a whole;
(xvii)is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);
(xviii)any Contract pursuant to which the Company or any Company Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Company or any Company Subsidiary of more than $5,000,000 in the aggregate over a twelve (12)-month period, in either milestone or contingent payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;
(xix)is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business and consistent with past practice; or
(xx)is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of the Company or any Company Subsidiary and is reasonably expected to require payment of more than $2,000,000 within twelve (12) months prior to or after the date of this Agreement.

(b)(i) Neither the Company nor any Company Subsidiary is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect.
3.15.Intellectual Property.
(a)The Company or a Company Subsidiary owns, is licensed to use or otherwise has the right to use and, as of the Closing, subject to the receipt of any necessary third-party consents set forth in Section 6.10 of the Company Disclosure Letter and the receipt by Company of the services to be provided under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, will have the right to use, all Patents, Trademarks, Trade Secrets, Copyrights, Database Rights, Design Rights and all other Intellectual Property (including biological materials), all registrations of any of the foregoing, or applications therefor, in each case, that are used in, intended to be used with, developed, filed or registered for, practiced in or necessary to the conduct of the CGRP Business as presently conducted (collectively, the “Company Intellectual Property,” and all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”). The Company and the Company Subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use, and as of the Closing, subject to the receipt of any necessary third-party consents in Section 6.10 of the Company Disclosure Letter and the receipt by Company of the services and benefits provided under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, will have the right to use, all Company Intellectual Property that is used in, intended to be used with, developed, filed or registered for, practiced in, or necessary to the conduct of the CGRP Business and that is not solely owned by the Company or a Company Subsidiary, except as would not reasonably be expected to be material to the CGRP Business as presently conducted or contemplated to be conducted. This Section 3.15(a) shall not constitute or be deemed to be a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any third Person.

(b)Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all issued Patents, Patent applications, registered Trademarks, Trademark registration applications, registered Copyrights, Copyright registration applications, registered Design Rights, Design Rights registration applications, social media handles and internet domain names within the scope of the CGRP Business (i) that are owned or purported to be owned by the Company or a Company Subsidiary, (ii) in which the Company or a Company Subsidiary has any ownership rights, (iii) that are exclusively licensed to the Company or a Company Subsidiary, or (iv) that are non-exclusively licensed to the Company or a Company Subsidiary and the Company or a Company Subsidiary controls prosecution thereof (collectively, the “Registered Company Intellectual Property” and clauses (i) and (ii), the “Owned Registered Company Intellectual Property”). Section 3.15(b) of the Company Disclosure Letter also identifies each proprietary Software program, trade name and unregistered Trademark, in each case, that is (x) material to the CGRP Business as presently conducted or contemplated to be conducted, and (y) owned or purported to be owned by the Company or a Company Subsidiary or licensed, either exclusively or non-exclusively, to the Company or a Company Subsidiary. Such list indicates for each item, as applicable, the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, registration or application date, and current status. Other than items denoted as “expired” in Section 3.15(b) of the Company Disclosure Letter, the Registered Company Intellectual Property owned by the Company or any Company Subsidiary is subsisting and all issued or granted items included therein are in full force and effect, and have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable.
(c)Prior to the Effective Time, subject to applicable Law, the Company will use reasonable best efforts to provide Parent with (i) a schedule of any annuities and maintenance fees with respect to Owned Registered Company Intellectual Property, including in particular those necessary for maintaining the Owned Registered Company Intellectual Property in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of the Effective Time, (ii) a copy of all material documentation and correspondence relating to any of the Registered Company Intellectual Property in the possession of the Company or any Company’s Subsidiaries, (iii) electronic copies of material documentation relating to any of the Owned Registered Company Intellectual Property to the extent maintained on the Company’s system or the Company’s patent or trademark counsel’s system, (iv) a docket report showing all outstanding deadlines for Owned Registered Company Intellectual Property, and (v) a copy of bibliographic and docketing information in an electronic form as maintained by the Company. Up to and until the Effective Time, subject to applicable Law, should the Company develop, file or register for any Intellectual Property that would have been required to be included in Section 3.15(b) of the Company Disclosure Letter prior to the date of this Agreement, the Company will use reasonable best efforts to supplement Section 3.15(b) of the Company Disclosure Letter to reflect such additions and promptly provide Parent with any applicable supplements to Section 3.15(b) of the Company Disclosure Letter. The Company will remain responsible for taking care of all pending fees and actions (whether or not set out in the Fee Schedule) for Registered Company Intellectual Property that fall due prior to the Effective Time. As of the Effective Time, the Company or the Company’s patent or trademark counsel, at Parent’s cost, will have completed the payment or filing of any pending taxes, fees and actions for Registered Company Intellectual Property that fall due within thirty (30) days following the Effective Time.
(d)(i) With respect to Registered Company Intellectual Property for which it controls the prosecution thereof, the Company has taken commercially reasonable steps to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Registered Company Intellectual Property, (ii) all filings, payments and other actions required to be made or taken by the Company or the Company Subsidiaries to maintain registration, prosecution and/or maintenance of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, (iii) with respect to Registered Company Intellectual Property, the Company and the applicable Company Subsidiaries have complied with all of their respective duties of disclosure, candor and good faith to the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office, (iv) with respect to the Registered Company Intellectual Property for which it controls the prosecution thereof, the Company and the applicable Company Subsidiaries have complied with all other procedural requirements of the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office to maintain the validity of such Registered Company Intellectual Property, including properly identifying Company inventors on all such Patents, filing all necessary and applicable affidavits of inventorship, ownership, use and continuing use and other filings in a timely manner, and paying all necessary and applicable maintenance fees and other fees in a timely manner to file, prosecute, obtain and maintain in effect all such rights in all material respects and (v) the Company and the applicable Company Subsidiaries have validly executed and filed assignment documents with relevant Governmental Authorities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s or the Company Subsidiary’s owned Registered Company Intellectual Property previously owned by a third party and to record such transfer. Each of the Patents in the Owned Registered Company Intellectual Property and, to the Knowledge of the Company, each of the Patents in the Registered Company Intellectual Property that is not Owned Registered Company Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of the Patents in the Owned Registered Company Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively. All such assignments to the Company or a Company Subsidiary of the Owned Registered Company Intellectual Property are valid and, to the Knowledge of the Company, enforceable.
(e)To the Knowledge of the Company, the Company and the Company Subsidiaries have not, nor has the practice and exploitation of the Company Intellectual Property or the conduct of the CGRP Business infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of others since January 1, 2020. Since January 1, 2020, neither the Company nor a Company Subsidiary has received any written (or to the Knowledge of the Company, any non-written) charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging or threatening to allege any interference, infringement, misappropriation, dilution, violation or conflict of the Intellectual Property rights of others

(including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights) within the scope of the CGRP Business.
(f)Except as disclosed in Section 3.15(f) of the Company Disclosure Letter to the Knowledge of the Company, since January 1, 2020, no third party has interfered with, infringed upon, diluted, misappropriated, violated, or asserted any competing claim of right to use or own any Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that is owned or exclusively licensed to the Company. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or Proceeding pending, asserted or threatened against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property that is owned or exclusively licensed to the Company. Since January 1, 2020, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective Representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that is owned or exclusively licensed to the Company.
(g)The Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property free and clear of any Liens, other than Permitted Liens and licenses of Intellectual Property granted under the Owned Company Intellectual Property. The Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted free and clear of any Liens, other than Permitted Liens and licenses of Intellectual Property granted under the Intellectual Property Agreements. Except as disclosed in Section 3.15(g) of the Company Disclosure Letter, and to the Knowledge of the Company, the Company and Company Subsidiaries own or have adequate rights to use all Intellectual Property developed, filed, registered for, used or intended to be used in the CGRP Business as presently conducted without any infringement, misappropriation or violation of the Intellectual Property of others. Subject to the Spin-Off, the Company and Company Subsidiaries will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and Company Subsidiaries to the same extent as prior to the Closing.
(h)All prior art and information known to the Company and any Company Subsidiary and material to the patentability of the Patents included in the Registered Company Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Registered Company Intellectual Property in accordance with applicable Laws. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Registered Company Intellectual Property.

(i)Section 3.15(i) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has been granted an exclusive or non-exclusive license under any Company Intellectual Property from a third party, excluding licenses for commercially available shrink-wrap, online or off-the-shelf Software with total annual license, maintenance, support and other fees not in excess of $50,000 in the aggregate per vendor.
(j)Section 3.15(j) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has granted an exclusive or non-exclusive license under any Company Intellectual Property to a third-party development or commercialization partner.
(k)Section 3.15(k) of the Company Disclosure Letter sets forth all agreements to which the Company or a Company Subsidiary is a party and under which royalties or other payment obligations are owed to third parties in connection with the CGRP Business, including the sale of products and services relating to such business. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has agreed to, nor has an obligation to, indemnify any third-party development or commercialization partner for or against any interference, infringement, misappropriation, dilution, violation or other conflict with respect to Company Intellectual Property. No infringement, misappropriation, dilution, violation or similar claim or action is pending or, to the Knowledge of the Company, threatened against the Company, a Company Subsidiary or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a Company Subsidiary with respect to such claim or action.
(l)To the Knowledge of the Company, (i) none of the activities of the employees of the Company or any Company Subsidiary within the scope of the CGRP Business violates any agreement or arrangement which any such employees have with former employers and (ii) all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary.
(m)Except as set forth on Section 3.15(m) of the Company Disclosure Letter, assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide where the Company conducts the CGRP Business for all patent applications and patents owned in whole or in part by the Company or any Company Subsidiary within the scope of the CGRP Business. Each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has proprietary knowledge of or information relating to Trade Secrets of the Company or any Company Subsidiary within the scope of the CGRP Business has entered into an agreement or agreements restricting such Person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary.

(n)No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the CGRP Business as presently conducted; or (iii) grant third parties any material or exclusive (including field- and territory-limited rights) rights under Company Intellectual Property. After giving effect to the Merger, no past or present director, officer, employee, consultant or independent contractor of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property.
(o)The Company and each Company Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all Trade Secrets and other confidential information that are owned, used or held in confidence by the Company or any Company Subsidiary within the scope of the CGRP Business, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to such Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To the Knowledge of the Company, no Trade Secret of the Company or any Company Subsidiary within the scope of the CGRP Business has been authorized to be disclosed or disclosed to any third party in violation of confidentiality obligations to the Company or any Company Subsidiary. To the Knowledge of the Company, no party to a nondisclosure agreement with the Company or any Company Subsidiary is in material breach or default thereof or in breach with respect to any confidential information that is material to the CGRP Business as conducted or proposed to be conducted.
(p)The execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property; (ii) release, disclosure or delivery of any proprietary Software included in the Company Intellectual Property by or to any escrow agent or other person; (iii) breach of any Intellectual Property Agreement; or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the under Company Intellectual Property.
(q)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the Knowledge of the Company, any other Company Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Authority or agency.
(r)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) the IT Systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or the Company Subsidiaries and used by the Company or the

Company Subsidiaries in conducting the CGRP Business (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient for the conduct of the CGRP Business as presently conducted and as reasonably contemplated to be conducted, (ii) since January 1, 2020, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the CGRP Business as presently conducted, (iii) to the Knowledge of the Company, since January 1, 2020, there have not been any material incidents of unauthorized access or other Security Breaches of the Company Systems, (iv) the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable or assist any Person to access without authorization any Company System and (v) to the Knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data. The Company and Company Subsidiaries are not in material breach of any of their Contracts relating to Company Systems or any breach of such Contracts with respect to Company Systems that are material to the conduct of the CGRP Business as conducted or contemplated to be conducted. Since January 1, 2020, the Company and Company Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party IT System, nor received any written or, to the Knowledge of the Company, oral notice of intent to conduct any such audit.
3.16.Real and Personal Property.
(a)Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement. Each of the Company and each Company Subsidiary has good, valid and marketable fee title to, or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets except for Permitted Liens or minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially decrease the value of such properties and assets or materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.
(b)Section 3.16(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use, co-working service and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary (other than SpinCo and its Subsidiaries) leases, subleases or otherwise uses or occupies any real property or obtains co-working services from or to any other Person (whether as a tenant or subtenant or in accordance with other occupancy or service arrangements) (the “Company Leased Real Property”) as of the date of this Agreement. The Company has provided Parent a correct and complete copy of each such Lease, and all amendments thereto.

(c)The Company and each Company Subsidiary, as applicable, have valid leasehold or sublease interests in all of the Company Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property in all material respects, and are using such Company Leased Real Property for the purposes permitted by the applicable Leases.
(d)Each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.
(e)Neither the Company nor any Company Subsidiary has received any written communication from, or delivered any written communication to, any other party to a Lease for any Company Leased Real Property or any lender, nor, to the Knowledge of the Company, is there any other party alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in material breach or violation of or default under such Lease.
(f)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Leased Real Property, (ii) neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein, and (iii) to the Knowledge of the Company, there are no pending Proceedings or Proceedings threatened in writing to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.
3.17.Title to and Sufficiency of Assets.
(a)The Company and the Company Subsidiaries have, and from and after the Effective Time, the Company and the RemainCo Subsidiaries will have (i) with respect to all RemainCo Assets (as defined in the Separation and Distribution Agreement) other than leased assets, good and valid title to all of the tangible and intangible RemainCo Assets, and (ii) with respect to leased RemainCo Assets, good and valid leasehold interests therein, in each case free and clear of all Liens, except for Permitted Liens.
(b)Upon the receipt of any of the third-party consents set forth in Section 6.10 of the Company Disclosure Letter and the receipt by Parent of the services and benefits to be provided by the Company and any Company Subsidiaries under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, Parent shall have, directly or indirectly, immediately following the Closing, the assets, properties and rights (except for the Restricted Names and Marks) of every type and description, whether real or personal, tangible or intangible, material to the conduct of the CGRP Business as it is currently conducted by the Company or contemplated to be conducted by the Company immediately prior to Closing, and such assets, properties and rights shall be adequate for the continued conduct of the CGRP Business after the Effective Time in the same manner as conducted by the Company immediately prior to the Effective Time; provided, that the foregoing is not a representation or warranty with respect to infringement, or misappropriation or other violation of the Intellectual Property rights of any third Person.
3.18.Environmental.
(a)The Company and each Company Subsidiary are and since January 1, 2020 have been in material compliance with all applicable Environmental Laws, including possessing and materially complying with all material Company Permits required for their operations in accordance with Environmental Laws.
(b)(i) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or threatened in writing, (ii) neither the Company nor any Company Subsidiary has received written notice or a written request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual material violation of any Environmental Law or otherwise may have material liability under any Environmental Law, the subject of which notice or request is unresolved and (iii) neither the Company nor any Company Subsidiary is a party or subject to any material ongoing obligations pursuant to any Order or agreement resolving any alleged violation of or liability under any Environmental Law.
(c)No Hazardous Materials have been released by the Company or any RemainCo Subsidiary, or, to the Knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any RemainCo Subsidiary in a manner or to a degree that has resulted in or is reasonably likely to result in an obligation for the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or that otherwise has resulted in or is reasonably likely to result in material liability to the Company or any Company Subsidiary under any Environmental Law.
(d)Neither the Company nor any RemainCo Subsidiary has entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against material liabilities or costs in connection with any Environmental Law, or relating to the registration, labeling, generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.
3.19.Customers and Suppliers.
(a)Section 3.19(a) of the Company Disclosure Letter sets forth the twenty (20) largest customers (by revenue) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021. Since December 31, 2020 until the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)Section 3.19(b) of the Company Disclosure Letter sets forth the twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021. Since December 31, 2020 and until the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.20.Anti-Corruption.
(a)Since January 1, 2020, neither the Company, nor any Company Subsidiary, nor any of the Company’s or Company Subsidiary’s respective current or former officers, directors, or, to the Knowledge of the Company, any Representative acting at the direction of the Company or any Company Subsidiary has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, or has otherwise violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).
(b)Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative acting at the direction of the Company or any Company Subsidiary (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has received any notice or other communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.
(c)The Company and each Company Subsidiary maintain policies and procedures designed to ensure compliance with the Anti-Corruption Laws.

3.21.Global Trade Control Laws.
(a)Neither the Company, nor any Company Subsidiary, nor any director, officer or employee of any of the Company or its Subsidiaries, is, or since January 1, 2020 has been, (i) a Restricted Party or (ii) majority owned or Controlled by a Restricted Party.
(b)The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all Global Trade Control Laws, which includes, but is not limited to, possession of and material compliance with all licenses, permits, variances, registrations, exemptions, Orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.
(c)The transactions contemplated by this Agreement will not result in the transfer of any goods, Software, technology, or services to Parent that are: (i) controlled at a level other than EAR99 under the U.S. Export Administration Regulations (the “EAR”); (ii) controlled under the U.S. International Traffic in Arms Regulations (the “ITAR”); (iii) specifically identified as an E.U. Dual Use Item; or (iv) on an applicable export control list of a foreign country.
(d)Since January 1, 2020, all of the Company Products have been imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed, and distributed by or on behalf of the Company or any Company Subsidiary in compliance with all applicable Global Trade Control Laws.
(e)Since January 1, 2020, neither the Company nor any Company Subsidiary has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so. The Company acknowledges that activities under this Agreement will not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market.
(f)To the Knowledge of the Company, (i) since January 1, 2020, neither the Company nor any of its Subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry by any Governmental Authority with respect Global Trade Control Laws is pending or threatened.
3.22.FDA and Related Matters.
(a)There are no actual or, to the Knowledge of the Company, threatened enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority against the Company or any Company Subsidiary. Since January 1, 2020, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened claim, suit, Proceeding, hearing, audit, inspection, investigation, arbitration or other action by the FDA or any comparable Governmental Authority against the

Company or any Company Subsidiary, and, to the Knowledge of the Company, neither the FDA nor any comparable Governmental Authority is considering such action.
(b)Since January 1, 2020, all material applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to the FDA or any comparable Governmental Authority, including all adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, by the Company or any Company Subsidiary, have been so filed, maintained or furnished. All such material applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application (“IND”) and New Drug Application (“NDA”) sponsored and presently held by the Company with respect to each Company Product or product candidate, including all supplements and amendments thereto, (ii) copies of all clinical study reports under such INDs and (iii) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Authority with respect to such INDs and NDAs, in each case of clauses (i), (ii) and (iii), relating to the CGRP Business.
(c)Since January 1, 2020, neither the Company nor any Company Subsidiary has received any FDA Form 483, notice of violation, warning letter, untitled letter or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Company Permits. Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice from any Person alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any Healthcare Law.
(d)Since January 1, 2020, any and all preclinical studies and clinical trials, and other studies and tests, being conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in material compliance with all applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2020, no clinical studies conducted by or on behalf of the Company or any Company Subsidiary related to the CGRP Business have been placed on clinical hold or terminated or suspended prior to completion. Since January 1, 2020, neither the Company nor any Company Subsidiary has received any notice, correspondence or other communication from the FDA, any other Governmental Authority, any Institutional Review Board or clinical investigator alleging a lack of material compliance with any Healthcare Laws or requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable, and (ii) “Good Laboratory Practices” means applicable FDA regulations for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on

Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable, and (iii) “Institutional Review Board” means the entity defined in 21 C.F.R. § 50.3(i).
(e)Since January 1, 2020, the development, testing, manufacture, processing, packaging, labeling, import, export, advertising, promotion, distribution, storage, marketing, commercialization and sale, as applicable, of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform have been and are being conducted in compliance in all material respects with all applicable Healthcare Laws, including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. For the purposes of this Agreement, “Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R. Parts 210- 211 and any similar state, local or foreign Laws, as applicable.
(f)Since January 1, 2020, there have been no recalls, field notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, IND safety reports, serious adverse event reports or other notices of action relating to a safety concern or alleged lack of regulatory compliance of any of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling of or the termination or suspension of the development and testing of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform.
(g)Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents or clinical investigators have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. No claims, actions, Proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective officers, employees or agents.
(h)Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

3.23.Healthcare Regulatory Compliance.
(a)The Company and each Company Subsidiary are, and at all times since January 1, 2020 have been, in material compliance with all applicable Healthcare Laws. As of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, Proceeding, written notice or demand pending, received by or, to the Knowledge of the Company, threatened orally or in writing against the Company or any Company Subsidiary related to such Healthcare Laws.
(b)Neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.
(c)The Company has implemented a compliance program that conforms to and materially ensures compliance with applicable Healthcare Laws and industry standards.
(d)No Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
3.24.Data Privacy and Information Security.
(a)The Company and each Company Subsidiary have complied with all applicable (i) Laws, (ii)  contractual obligations and (iii) publicly posted privacy policies to which the Company and each Company Subsidiary is subject that are related to privacy, patient confidentiality, information security, data protection or the Processing of Personal Information (collectively, the “Privacy Obligations”). Neither the Company nor any of the Company Subsidiaries have received written notices or complaints, and no claims (whether by a Governmental Authority or Person) are pending or threatened against the Company or any of the Company Subsidiaries, alleging any violation of Privacy Obligations.
(b)The Company and each Company Subsidiary maintains appropriate (i) written policies and procedures, and (ii) organizational, physical, administrative and technical safeguards designed to protect Personal Information against a Security Breach. The Company and each Company Subsidiary periodically assesses risks to privacy and the confidentiality and security of Personal Information. Since January 1, 2020, (i) there have been no Security Breaches of any of the IT Systems of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on its/their behalf and (ii) there have been no material disruptions in the IT Systems of Company, any of the Company Subsidiaries or any of their respective vendors that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations.
(c)The Company and each Company Subsidiary (i) has operated its respective business in material compliance with all Privacy Obligations in connection with the operation of the CGRP Business, and (ii) has implemented all confidentiality, security and other protective measures required in connection with (i) of this subsection (c), including, as required by applicable Law, by obtaining study subjects’ consent and/or authorization to use and disclose Personal Information for research.
(d)Since January 1, 2020, none of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on their behalf has experienced any Security Breach for which written notification was provided or required to be provided to any Person or Governmental Authority under any applicable Laws related to privacy, information security, data protection or the Processing of Personal Information.
(e)The Company and each Company Subsidiary (i) has obtained or will obtain all rights, permissions, and consents necessary to permit the transfer of Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement; or (ii) has otherwise verified that applicable Privacy Obligations permits it to transfer Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement.
3.25.Insurance. Section 3.25 of the Company Disclosure Letter sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such material insurance policies are in full force and effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that they are in default with respect to any obligations under such material policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such material insurance policies. No insurer of any such material policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, other than in accordance with the expiration of a term in accordance with the terms thereof, has been received with respect to any such material policy.
3.26.Takeover Statutes. The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price”, “moratorium”, “control share acquisition” or any other takeover or anti-takeover statute or similar U.S. federal or state or BVI Law inapplicable to this Agreement, the Merger or any other transactions contemplated hereby.
3.27.Brokers. No investment banker, broker, finder or other intermediary (other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Spin-Off Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company or any of its

Affiliates. Correct and complete copies of all agreements between the Company and Centerview Partners LLC have been delivered to Parent.
3.28.Opinion of Financial Advisor. The Company Board of Directors (in such capacity) has received an opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such written opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Consideration (as defined therein) to be paid to the holders of Shares in the Merger (other than Common Shares to be cancelled in accordance with Section 2.1(b) of this Agreement, Dissenting Shares and any Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent a signed copy of such opinion as soon as possible following the date of this Agreement for informational purposes only and on a non-reliance basis. As of the date of this Agreement, such opinion has not been withdrawn, revoked or otherwise modified.
3.29.Interested-Party Transactions. Neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans) with any Affiliate, shareholder that beneficially owns five percent (5%) or more of the outstanding Common Shares, or current or former director or executive officer of the Company. To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.
3.30.Information in the Proxy Statement and Spin-Off Registration Statement. The proxy statement to be provided to the Company’s shareholders in connection with the Shareholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub about Parent or its Affiliates for inclusion therein. The Spin-Off Registration Statement (as defined below) on the date confidentially submitted or filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Spin-Off Registration Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Spin-Off Registration Statement including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub about Parent or its Affiliates for inclusion therein.
3.31.Solvency. As of immediately after giving effect to the transactions contemplated by this Agreement and the Spin-Off Agreements (including the payment of all fees and expenses in connection therewith), the Company, each RemainCo Subsidiary and SpinCo will be Solvent. For the purposes of this section, the term “Solvent”, when used with respect to a company, has the meaning given to a company that satisfies the solvency test as set out in Section 56 of the BVI Act being as of any date of determination, (i) the value of the company’s assets exceed its liabilities, and (ii) the company is able to pay its debt as they fall due.
3.32.SpinCo Activities. SpinCo is a wholly owned Subsidiary of the Company, has not engaged in any business activities or conducted any operations and has no, and prior to the Spin-Off will have no, assets, liabilities or obligations of any nature other than as required in connection with the Merger and the Spin-Off and the other transactions contemplated hereby and as incidental to its organization and existence.
3.33.Valid Choice of Law. The Company has the power to submit, and pursuant to Section 9.8 of this Agreement, has legally, validly, effectively and irrevocably submitted, to the personal jurisdiction of the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Permitted Court”) and has validly and irrevocably waived any objection to the laying of venue of any suit, action or Proceeding brought in such court; and the Company has the power to designate, appoint and authorize, and pursuant to Section 9.9, has legally, validly, effectively and irrevocably designated, appointed and authorized, an agent for service of process in any action arising out of or relating to this Agreement in any Permitted Court, and service of process in any manner permitted by applicable laws effected on such authorized agent will be effective to confer valid personal jurisdiction over the Company as provided hereof.
SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:
4.1.Organization; Qualification. Each of Parent and Merger Sub is a corporation or company validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, prevent Parent and Merger Sub from consummating the Merger and the other transactions contemplated hereunder to be consummated by Parent or Merger Sub by the Outside Date (a “Parent Material Adverse Effect”).

4.2.Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Merger. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
4.3.No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the registration of the Articles of Merger by the BVI Registrar, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole shareholder of Merger Sub as at the date hereof (or the approval of a Subsidiary of Parent), of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4.Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.5.Brokers. No investment banker, broker, finder or other intermediary other than J.P. Morgan Chase & Co. is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
4.6.Sufficient Funds. As of the date of this Agreement and when required pursuant to this Agreement, Parent has and will have the cash necessary to pay the amounts required to be paid by Parent pursuant to this Agreement, and as of the date of this Agreement and as of the Closing, Parent will have, and will cause Merger Sub to have, the cash necessary to consummate the Merger. The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.
4.7.Merger Sub. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.
4.8.Proxy Statement. None of the information supplied by Parent or its Subsidiaries about Parent or its Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.
4.9.Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent or its Subsidiary as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

4.10.No Interested Shareholder. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their Affiliates is, or at any time during the last three years has been, an “interested member” (as defined in Section 1.1 of the M&A).
4.11.Taxes. As of the date hereof, Parent and Merger Sub do not believe that the Company or any Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
4.12.No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses (including SpinCo) unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement or any ancillary agreement or other document delivered in connection with this Agreement or the transactions contemplated hereby, or (b) any oral or, except for the representations and warranties made by the Company in SECTION 3 or any ancillary agreement or other document delivered in connection with this Agreement or the transactions contemplated hereby, written information made available to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Company, SpinCo, the SpinCo Assets or the SpinCo Liabilities, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
SECTION 5 - COVENANTS AND OTHER AGREEMENTS
5.1.Conduct of Business by the Company Pending the Merger.
(a)The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as required by Law, (ii) as may be consented to in writing by Parent (including via e-mail from one of the Parent notice individuals listed in Section 9.2) (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as may be required in accordance with this Agreement or the Spin-Off Agreements, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), the Company will, and will cause the Company Subsidiaries to conduct in all material respects the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill; provided, that the Company and the Company Subsidiaries will be restricted pursuant to this Section 5.1 with respect to the SpinCo Assets or SpinCo Liabilities solely to the extent that an action set forth above or below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by the Company or the Company Subsidiaries with respect to the SpinCo Assets or SpinCo Liabilities would reasonably be expected to adversely affect the Company, the RemainCo Subsidiaries or the CGRP Business or Parent, as the owner and operator thereof following the Effective Time, in each case in any material respect, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreements (the “Spin-Off Carveout”).
(b)Without limiting the generality of clause (a) above, except (i) as required by Law, (ii) as may be consented to in writing by Parent (including via e-mail from one of the Parent notice individuals listed in Section 9.2) (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement or the Spin-Off Agreements, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), and subject to the Spin-Off Carveout, the Company will not, and will cause each Company Subsidiary not to:
(A)amend or otherwise change the M&A (or such similar organizational or governing documents of any Company Subsidiary);
(B)adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, other than the redemption of the Series A Preferred Shares and the Series B Preferred Shares in accordance with the terms of the RPI Purchase Agreements and M&A and as contemplated in Section 5.8(b), the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities, other than in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options, Company RSUs or Company PRSUs pursuant to the terms thereof (as in effect as of the date hereof), or form any new Company Subsidiary;
(C)issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any

Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire such securities or the value of which is measured by such securities; provided, however, that the Company may issue Common Shares upon the exercise of Company Options or vesting and settlement of Company RSUs outstanding on the Capitalization Date or granted following the Capitalization Date in accordance with this Agreement as required by their respective terms or issuable to participants in the Company ESPP as required by the terms thereof;
(D)declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities;
(E)(1) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement, (2) (I) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment or (II) increase the base salary and/or cash bonus opportunity of any current or former director, officer, employee or individual service provider with an annual salary or wage rate in excess of $250,000, except in each case, as required by Law or required in accordance with a Benefit Plan in effect as of the date of this Agreement, (3) except as required by any Benefit Plan in effect as of the date of this Agreement, accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (4) provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is (I) approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed) or (II) required by Law, or (5) except as may be required by GAAP, materially change the manner in which contributions to such broad-based Benefit Plans are made or the basis on which such contributions are determined;
(F)hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee or individual independent contractor with annual base compensation in excess of $250,000, or hire any employee who is primarily employed in connection with the CGRP Business, in each case except as required to fulfill open positions as set forth on Section 5.1(b)(F) of the Company Disclosure Letter;
(G)take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;
(H)make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than any wholly owned Company Subsidiary) in excess of $150,000 in the aggregate;

(I)forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;
(J)acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the assets, business or properties of any Person;
(K)(1) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary (other than Intellectual Property, which is the subject of Section 5.1(b)(U) except in the ordinary course of business and consistent with past practice, (2) enter into any new line of business or (3) create any new Subsidiary;
(L)(1) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or any wholly owned Company Subsidiary and owed to the Company or any wholly owned Company Subsidiary) or (2) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;
(M)(1) incur, create, assume or otherwise become liable or responsible for any Indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness of any Person, or (3) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;
(N)negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except in the case of any Contract of the type described in Sections 3.14(a)(i) (with the exception of any Contract also listed under Section 3.14(a)(ii) of the Company Disclosure Letter), 3.14(a)(viii) and 3.14(a)(xx), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception will not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated hereby;

(O)negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;
(P)make any material change to the Company’s or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;
(Q)make or agree to make any capital expenditure exceeding $1,000,000 individually and $5,000,000 the aggregate during any fiscal quarter (except any capital expenditure that is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures will be in accordance with the categories set forth in such budget);
(R)write up, write down or write off the book value of any material assets;
(S)agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;
(T)fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;
(U)(1) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person (including any Affiliate, except pursuant to the Spin-Off Agreements) any rights to any Company Intellectual Property, other than licensing non-exclusive rights in the ordinary course of business consistent with past practice, (2) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Design Rights, Copyrights or Trademarks expiring in accordance with their terms)) any Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (3) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (4) make any change in Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that does or would reasonably be expected to impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto; provided, however, the foregoing shall not be construed to limit the Company’s ordinary course prosecution of patent or trademark applications, (5) disclose to any Person (other than Representatives of Parent and Merger Sub) any confidential or proprietary information that is material to the conduct of the CGRP Business as conducted or contemplated to be conducted or any Trade Secrets within the scope of the CGRP Business except, as permitted in Section 5.2(b) of this Agreement or in the ordinary course of business to a Person that is subject to confidentiality obligations or (6) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Company Intellectual Property;
(V)except as required by Law or with respect to the matters described in Schedule 5.1(b)(V), (1) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (2) file any material amended Tax Return, (3) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (4) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to federal income Taxes or other material Taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, (6) surrender any right to claim a material Tax refund, (7) fail to pay any income or other material Tax that becomes due and payable (including any material estimated Tax payments) or (8) take any action or step which could change the tax residence of the Company or any Company Subsidiary for Tax purposes or cause it to be treated as having a branch or permanent establishment in any jurisdiction other than its jurisdiction of incorporation;
(W)merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, winding-up dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(X)continue or migrate its jurisdiction of registration or incorporation to a jurisdiction other than that as of the date of this Agreement;
(Y)initiate (or commit to initiating) any new clinical trials or activities, including initiation of a new institutional review board process, other than those trials and activities (i) set forth on Section 5.1(b)(Y) of the Company Disclosure Letter, (ii) that would not result in additional expenditures of more than $5,000,000 in the aggregate, or (iii) where such action is required by Law or a Governmental Authority; or
(Z)enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.
Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and any Company Subsidiary prior to the Effective Time, and the Company will not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would violate applicable Law (including any Antitrust Law). Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
5.2.No Solicitation.
(a)The Company will cease and terminate, and will use reasonable best efforts to cause its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving a Company Acquisition Proposal as of the date of this Agreement. Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to a Company Acquisition Proposal, (B) enter into any agreement with respect to a Company Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal, or grant any waiver or release under any restriction from making a Company Acquisition Proposal, in each case, other than discussions solely to notify such Person of the terms of this Section 5.2 or to clarify the terms and conditions of such proposal or offer. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.
(b)Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the date on which the Company Requisite Vote is obtained, the Company and its Representatives may furnish non-public information concerning the Company’s business, properties or assets to any Person in accordance with a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and may participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal if, but only if, such Person has, in the absence of any material breach of Section 5.2(a), submitted a bona fide proposal to the Company relating to such Company Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with its financial advisors, either constitutes or is reasonably expected to lead to a Superior Proposal. From and after the date of this Agreement and prior to the Shareholders Meeting, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if the Company or any Company Subsidiary or Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of such Person and a correct and complete copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company will keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence, and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any Company Subsidiary is currently party to any agreement that prohibits the Company from providing to Parent the information described in this Section 5.2(b). The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s shareholders under applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make, a Company Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.2. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is a written Company Acquisition Proposal that did not result from a material breach of this Section 5.2 and that proposes an acquisition of more than fifty percent (50%) of the equity securities or consolidated total assets of the Company and the Company Subsidiaries on terms (x) which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement and the Spin-Off Agreements, and (y) which the Company Board of Directors has determined to be reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and the terms of this Agreement and the Spin-Off Agreements.
(c)Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Company Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)). The Company, promptly following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Superior Proposal, will notify Parent of such determination.
(d)Notwithstanding anything in Section 5.2(c) to the contrary, prior to the date on which the Company Requisite Vote is obtained, if (i) the Company receives a Company Acquisition Proposal from a third Person that is not in violation of such third Person’s contractual obligations to the Company, (ii) a material breach by the Company of this Section 5.2 has not contributed to the making of such Company Acquisition Proposal, and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the holders of the Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee in accordance with Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a change of its recommendation in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) no material breach of the Company’s obligations in this Section 5.2 has occurred, (II) the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (III) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in clause (3) above, the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four (4) business days will be deemed two (2) business days. Any Company Adverse Recommendation Change will not change the approval of the Company

Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.
(e)The Company Board of Directors may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Company Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board of Directors will not make a Company Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four (4)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.
(f)The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.
(g)Nothing in this Section 5.2 or elsewhere in this Agreement will prohibit the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Sections 5.2(d).
5.3.Proxy Statement. The Company will, as soon as practicable following the date of this Agreement and in any event within sixty (60) calendar days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Requisite Vote there will occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Parent and their counsel will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company will give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company will (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (iii) thereafter commence mailing the Proxy Statement to the Company’s shareholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the third business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.
5.4.Shareholders Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Requisite Vote and take all lawful action to solicit approval of this Agreement. The Company will schedule the Shareholders Meeting to be held within thirty-five (35) days of the initial mailing of the Proxy Statement and, if there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt this Agreement, will adjourn the Shareholders Meeting and reconvene the Shareholders Meeting at the earliest practicable date on which the Company Board of Directors reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided, that, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company will not adjourn the Shareholders Meeting more than fifteen (15) calendar days past the originally scheduled date. Following receipt of the Company Requisite Vote, the Company will promptly deliver written notice of authorization or consent to the Merger to each shareholder of the Company who gave written objection to the Merger in accordance with Section 179(2) of the BVI Act and each shareholder of the Company from whom written objection was not required in accordance with Section 179(2) of the BVI Act.
5.5.Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
5.6.Rule 16b-3 Matters. Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.
5.7.Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

5.8.Company Financing Facilities.
(a)The Company will terminate the Sixth Street Financing Agreement at the Closing, and will obtain at the Closing customary payoff letters from the lenders under the Sixth Street Financing Agreement, including, subject to the payment of any applicable payoff amount, the release of all Liens granted in connection with the Sixth Street Financing Agreement. Parent shall irrevocably pay off or cause to be paid off at Closing the applicable payoff amount on behalf of the Company and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 5.8(a).
(b)Prior to the effective time of the Spin-Off, the Company shall cause each Series A Preferred Share and Series B Preferred Share that is issued and outstanding to be redeemed by the Company effective as of one business day prior to the record date for, and effective time of, the Spin-Off for cash at the Series A Optional Redemption Price and Series B Optional Redemption Price, respectively (collectively, the “Preferred Share Redemption Amount”), pursuant to Section 3.9 of the M&A (the “Preferred Share Redemption”). In furtherance of the foregoing: (i) at least five (5) business days prior to the Closing, the Company shall deliver a notice of redemption (a “Redemption Notice”) to each holder of record of Series A Preferred Shares and Series B Preferred Shares pursuant to Section 3.11 of the M&A with respect to the Preferred Share Redemption, which Redemption Notice shall state that the Company Preferred Shares (including those issued in the Put Closing, as defined in the RPI Series B Preferred Share Purchase Agreement) shall be redeemed (the “Redemption”) effective as of one business day prior to, and conditioned upon the occurrence of, the Spin-Off, (ii) the Company shall complete the Put Closing (as defined in the RPI Series B Preferred Share Purchase Agreement) prior to the time of the Redemption, and (iii) at the Closing, Parent, on behalf of the Surviving Company, shall pay to the holders of Company Preferred Shares, the Preferred Share Redemption Amount in immediately available funds (subject to receipt of wire instructions and other customary information from such holders at least five (5) business days prior to the Closing). The Company shall use its reasonable best efforts to terminate the RPI Purchase Agreements, including making all other payments required in connection therewith, effective immediately prior to the Spin-Off.
5.9.Spin-Off Agreements. Upon the terms and subject to the conditions of the Spin-Off Agreements and subject to compliance with applicable Law and to the satisfaction of the conditions set forth in Section 7.1(a) and 7.1(c), immediately prior to the Closing, the Company will consummate the Spin-Off and the other transactions contemplated by the Spin-Off Agreements, in each case in accordance with the terms of the Spin-Off Agreements. Without limiting the foregoing, the Company will cause each condition set forth in Section 7.1 of the Separation and Distribution Agreement and the conditions in Section 7.1(d) and Section 7.1(e) of this Agreement to be satisfied as promptly as practicable following the date hereof, including by preparing and filing, or confidentially submitting, a registration statement on Form 10 (or Form S-1 if the Company so determines after consultation with Parent) (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register the common shares of SpinCo as soon as reasonably practicable and in any event within sixty (60) calendar days after the date of this

Agreement. The Company will timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplement thereto) to Parent for review and comment (which comments will be considered by the Company in good faith). Following such initial filing or confidential submission of the Spin-Off Registration Statement, the Company will respond to all comments from the staff of the SEC and file all necessary amendments to the Spin-Off Registration Statement as promptly as possible following receipt of such comments. The Company will seek effectiveness of the Spin-Off Registration Statement as promptly as possible following resolution of the SEC Staff’s comments, and thereafter will use reasonable best efforts to maintain the effectiveness of the Spin-Off Registration Statement. Each of the Company and Parent will cooperate reasonably with each other, and will cause their respective Affiliates to so cooperate, to effectuate the Spin-Off. Neither the Company nor any Company Subsidiary will amend, modify or supplement, or agree to amend, modify or supplement, any Spin-Off Agreement without the prior written consent of the Parent.
5.10.Parent Vote. Parent shall vote or cause to be voted any Common Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the adoption of this Agreement at the Shareholders Meeting or any other meeting of shareholders of the Company at which this Agreement shall be submitted for adoption, and at all postponements or adjournments thereof.
SECTION 6 - ADDITIONAL AGREEMENTS
6.1.NYSE; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of NYSE to delist the Common Shares from NYSE and terminate the registration of the Common Shares under the Exchange Act promptly after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Company to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Company is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.
6.2.Access to Information. Subject to applicable Law, including Antitrust Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent will be entitled, through its employees and Representatives, to have such access to the assets, properties, business, operations, personnel and

Representatives of the Company and each Company Subsidiary as is reasonably necessary in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and will be subject to the Company’s reasonable security measures and insurance requirements, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein. No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company will furnish the Representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its Representatives to cooperate fully with such representatives of Parent in connection with such investigation. Nothing herein will require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law (so long as the Company has used reasonable best efforts to provide such information in a way that does not contravene applicable Law) or (iii) result in the disclosure of any Trade Secrets of third parties; provided,  that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.2, Parent will comply with, and will instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.
6.3.Public Disclosure. The initial press release concerning the Merger will be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. Without prior consent of the other parties hereto, each party hereto may disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto. Each party hereto will promptly make available to the other parties hereto copies of any written communications made without prior consultation with the other parties hereto pursuant to the immediately preceding sentence. The restrictions of this Section 6.3 will not apply to communications by Parent, Merger Sub or the Company regarding a Company Acquisition Proposal or a Company Adverse Recommendation Change or following a Company Adverse Recommendation Change.

6.4.Regulatory Filings; Reasonable Efforts.
(a)Each of Parent, Merger Sub and the Company will:
(i)as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement, unless otherwise agreed by the parties hereto, file Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice if required by the HSR Act and, unless otherwise agreed by the parties, commence the regulatory process by filing initial pre-notification submissions or briefing papers as required or advisable by or under the Antitrust Laws of any other applicable jurisdiction. Each of Parent and the Company will cause all documents that it is responsible to file with any Governmental Authority in accordance with this Section 6.4 to comply in all material respects with all Laws and rules and regulations of any Governmental Authority;
(ii)promptly supply the other with any information which may be reasonably required in order to effectuate any filings and responses to information requests in accordance with this Section 6.4;
(iii)as promptly as practicable, cooperate in good faith and use their respective reasonable best efforts to take any and all actions necessary to obtain any approvals or clearances required under or in connection with the HSR Act and any other applicable Antitrust Laws, and to enable all waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire (the “Regulatory Approvals”), including: (A) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with a Regulatory Approval, (B) consulting with, and considering in good faith, any suggestions or comments made by the other parties with respect to the documentation relating to the Regulatory Approvals process, (C) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable and (D) cooperating in the preparation and submission of all applications, notices, filings, and submissions to Governmental Authorities;
(iv)promptly inform the other parties of any material communication received by that party in respect of obtaining or concluding the Regulatory Approvals;
(v)use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals, including any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.
(vi)permit the other parties to review in advance any proposed applications, notices, filings and submissions to Governmental Authorities (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals;

(vii)promptly provide the other parties with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any Governmental Authority) that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals;
(viii)whenever possible, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Authorities in respect of obtaining or concluding the Regulatory Approvals unless it consults with the other parties in advance and gives the other parties or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Authority requests otherwise; and
(ix)keep the other parties promptly informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals.
(b)Notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations of Parent under this Section 6.4, Parent will, on behalf of the parties, determine and control strategy for dealing with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals, and, to the extent permissible, the Company will use its reasonable best efforts to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining or concluding the Regulatory Approvals. Notwithstanding the foregoing, neither Parent nor the Company will commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion; provided, that Parent will refile its HSR Act notification within two (2) business days after withdrawal unless otherwise agreed by the parties hereto.
(c)Notwithstanding any other requirement in this Section 6.4, where a party (a “Disclosing Party”) is required under this Section 6.4 to provide information to another party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party, provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
(d)Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company to: (i) undertake or enter into agreements with any Governmental Authority or agree to the entry of an Order by any Governmental Authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company, (iii) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company, (iv) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company or (v) effectuate any other change or restructuring of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company.
(e)Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all Regulatory Approvals, including under the HSR Act. The Parent will be responsible for payment of the applicable fees associated with such Regulatory Approvals.
(f)Parent agrees that, between the date of this Agreement and the satisfaction of the condition set forth in Section 7.1(a), neither Parent nor any of its Subsidiaries shall enter into any Contract with respect to a transaction described in Section 6.4(f) of the Company Disclosure Letter, if such transaction would reasonably be expected to prevent the consummation of the Merger by the Outside Date.
(g)If, prior to the Effective Time, a merger control inquiry is initiated by a Governmental Authority other than a Governmental Authority listed in Section 7.1(a), and that inquiry was (1) initiated at a Governmental Authority’s own initiative, and/or (2) initiated in the United Kingdom as a result of engagement with that Governmental Authority by the Parent, approval in that jurisdiction, or confirmation that the inquiry has ended, will be deemed a condition to the completion of the Merger under Section 7.1(a).
6.5.Notification of Certain Matters; Litigation. Each party hereto will deliver prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which both (i) is materially adverse to the Company and its subsidiaries, taken as a whole, or is adverse to the rimegepant or zavegepant supply chain, and (ii) would cause any representation or warranty made in this Agreement by such party to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, (b) any condition set forth in Section 7.1, Section 7.2 and Section 7.3 that is unsatisfied at any time between the date of this Agreement and the Effective Time, and (c) any material failure of such party or any of its Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of such party, the conditions to the obligations of the other parties under this Agreement or the remedies available to a party receiving such notification. Without limiting the foregoing, the Company will promptly after it has notice of any of the following notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby. The Company will promptly notify Parent of any Proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, by any holders of the Shares of the Company, before any court or Governmental Authority, relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions (“Transaction Litigation”). The Company will consult with Parent with respect to the defense or settlement of any Transaction Litigation, will consider Parent’s views with respect to such Transaction Litigation, and will not settle or materially stipulate with respect to any such Transaction Litigation without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).
6.6.Indemnification.
(a)Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents or indemnification agreements, in effect as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent will not, nor will it permit the Surviving Company to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors or officers of the Company or directors or officers of any Company Subsidiary with respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by Law; provided, however, that if any claim is asserted or made either prior to the Effective Time or within such six (6)-year period, all rights to indemnification with respect to any such claim or claims will continue until disposition of all such claims.
(b)For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company or any Company Subsidiary and any indemnification or other similar agreements of the Company or any Company Subsidiary set forth on Section 6.6(b) of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, will continue in full force and effect in accordance with their terms, and Parent will cause the Company and each Company Subsidiary to perform their obligations thereunder. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, (i) Parent will cause the Surviving Company (together with its successors and assigns, the “Indemnifying Parties”) to, and the Surviving Company agrees that it will, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party in his or her capacity as an officer or director of the Company or a Company Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of the Company or a Company Subsidiary in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company or a Company Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby and (ii) the Indemnifying Parties will, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to this Section 6.6(b) within fifteen (15) days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 6.6(b).
(c)Subject to the next sentence, the Company may (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such three hundred percent (300%), the “Maximum Premium”), or (ii) on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy, purchase (through a nationally recognized insurance broker) a six (6)-year “tail policy” for the existing policy effective as of the Effective Time, for a premium not in excess of the Maximum Premium, with respect to the Current D&O Insurance and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Company’s existing insurance expires, is terminated or canceled during such six (6)-year period or exceeds the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.
(d)In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of such Surviving Company assume the obligations set forth in this Section 6.6, unless such result occurs by operation of Law.
(e)The provisions of this Section 6.6 will survive the consummation of the Merger and (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, and his or her heirs, successors, assigns and Representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by Contract or otherwise. Unless required by applicable Law, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.

6.7.Employee Benefits.
(a)Until the first anniversary of the Effective Time (or an earlier termination of the relevant employee’s employment), each employee of the Company or any of its Subsidiaries who continues to be employed by the Surviving Company or any of its Subsidiaries following the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement) (a “Continuing Employee”) will be provided (i) an annual base salary or wage rate and annual target cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits (the “Excluded Benefits”)) that are (A) in effect immediately prior to the date of this Agreement or (B) provided to similarly situated Parent employees based on levels of responsibility and seniority (excluding the Excluded Benefits) and (iii) severance benefits in accordance with the terms set forth on Section 6.7(a) of the Company Disclosure Letter.
(b)As of the Effective Time, all Continuing Employees in the United States (and in any other jurisdiction where permitted by Law) will become subject to Parent’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Parent.
(c)With respect to each applicable benefit plan of Parent or its Affiliates, each Continuing Employee who participates in any such plan will receive service credit for all periods of employment with the Company or any of its Subsidiaries, as applicable, prior to the Effective Time for purposes of vesting, benefit accrual and eligibility, in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Benefit Plan in effect on the date of this Agreement; provided, that the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of (x) any “retirement savings contribution” under any Parent employee plan providing 401(k) plan benefits, (y) any retiree medical plan or defined benefit plan or (z) any benefit plan, program or policy of Parent or the Surviving Company that is a frozen plan or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation; provided, further, that the Company has made available to Parent such information as is reasonably requested by Parent to satisfy its obligations under this Section 6.7(c). If, on or after the Effective Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), Parent will use commercially reasonable efforts to (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and (2) permit such Continuing Employee to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.
(d)In the event that any Continuing Employee who participates in an annual cash bonus plan is terminated by the Surviving Company or any of its Subsidiaries without “cause” (as determined by Parent or its relevant Affiliate in a manner consistent with their analogous plans) prior to the date such annual cash bonuses are paid by the Surviving Company or any of its Subsidiaries in respect of the calendar year in which the Closing occurs, such Continuing Employee shall be provided a cash bonus in respect of such year with performance deemed achieved at no less than target performance and prorated to reflect the portion of the calendar year completed prior to such termination of employment.
(e)The Company shall provide an updated version of the employee census referenced in Section 3.12(e) no later than thirty (30) days following satisfaction of the condition set forth in Section 7.1(a).
(f)The provisions contained in this Section 6.7 are included for the sole benefit of the parties hereto, and nothing in this Section 6.7, whether express or implied, will create any third-party beneficiary or other rights in any other person, including, without limitation, any current or former employee, director, officer, other service provider, any participant in any Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment or service, or any term or condition of employment with the Company, any Company Subsidiary, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, will be treated as the establishment of, amendment to, waiver or other modification of any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement, or will limit the right of the Company, any Company Subsidiary, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement in accordance with its terms.
6.8.Takeover Laws. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.
6.9.Certain Tax Matters.
(a)Tax Cooperation. The parties hereto will (and will cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with Tax matters relating to the Merger and the Spin-Off, including any assistance relating to Parent’s acquisition structure and integration planning. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed among the parties that Parent may make, or cause its Affiliates (including on or after the Effective Time, the Company and the Company Subsidiaries) to make, any Section 338(g) Election with respect to the acquisition of the Company and the Company Subsidiaries pursuant to this Agreement as Parent determines in its sole discretion; provided, that it is further understood and agreed that neither the Company nor any of the Company Subsidiaries makes any representations regarding the availability or effectiveness of such election. The Company, the Company Subsidiaries and SpinCo will not knowingly take any action inconsistent with such election, and shall take reasonable steps in making reasonably available any relevant third-party advisors and employees on a mutually convenient basis to provide explanatory and other information relating to the Merger and the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information relevant to such matters; provided, that such cooperation shall not require any party to disclose any information subject to applicable privileges, including the attorney-client privilege. The Company and Company Subsidiaries shall also make reasonable efforts to assist with Parent planning with a view toward obtaining a step-up in the assets of the Company for U.S. and Irish tax purposes. For the avoidance of doubt, this Section 6.9 will not require the Company to take any actions that are effective prior to the Closing that would (i) have a greater than de minimis effect on the Company and the Company Subsidiaries, its shareholders, or SpinCo, or (ii) would reasonably be expected to prevent or delay the consummation of the Merger. Except to the extent the representation in Section 3.13(k) is breached (as reasonably determined by Parent), prior to and following the Closing, Parent shall not assert (or cause any of its Affiliates to assert) the application of Section 7874 with respect to the Company or any Company Subsidiary.
(b)Tax Treatment. Parent and the Company intend to treat the consideration paid pursuant to the Merger as cash consideration for Shares in a transaction to which Section 1001 of the Code applies unless required otherwise under applicable Law.
6.10.Further Assurances. Other than with respect to antitrust matters which will be governed by Section 6.4, on the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, in accordance with the terms of this Agreement. The Company will use its reasonable best efforts to obtain any consent, approval or waiver, or give any notice, with respect to (i) Company Material Contracts listed on Section 6.10 of the Company Disclosure Letter and (ii) any other Company Contracts where such consent, approval, or waiver of notice, as applicable, is necessary or desirable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Company and Parent will use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent will cause Merger Sub to fulfill all Merger Sub’s obligations in accordance with this Agreement.
6.11.Promissory Note. Immediately prior to the Distribution Effective Time, (i) Parent or a Subsidiary of Parent will pay to the Company the amount of the SpinCo Funding and the Company will concurrently issue to Parent a promissory note in form attached hereto as Annex

IV evidencing the SpinCo Funding indebtedness and (ii) Company shall contribute the SpinCo Funding to SpinCo as a capital contribution.
SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION
OF PARTIES TO CONSUMMATE THE MERGER
7.1.Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger will be subject to the satisfaction or written waiver at or prior to Effective Time of the following conditions:
(a)Antitrust Clearance. Any approvals or clearances applicable to or advisable for the consummation of the Merger in accordance with the HSR Act and the other Antitrust Laws set forth on Section 7.1(a) of the Company Disclosure Letter, and any agreements not to close the transaction with any Governmental Authority entered into in accordance with this Agreement, will have expired, been terminated or obtained, as applicable. For the avoidance of doubt, the receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 7.1 and Section 7.2.
(b)Company Requisite Vote. This Agreement and the Separation and Distribution Agreement will have been duly adopted by shareholders of the Company constituting the Company Requisite Vote in accordance with applicable Law and the M&A at the Shareholders Meeting.
(c)Statutes; Court Orders. No statute, rule or regulation will have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority which prohibits the consummation of the Merger, and there will be no Order or injunction of a court of competent jurisdiction in effect prohibiting or making illegal the consummation of the Merger.
(d)Spin-Off Registration Statement. The Spin-Off Registration Statement will have become effective under the Exchange Act and will not be the subject of any stop Order or Proceedings seeking a stop Order and no Proceedings for that purpose will have been initiated or overtly threatened by the SEC and not concluded or withdrawn.
(e)The Spin-Off. The Spin-Off will have been completed in accordance with the terms of Spin-Off Agreements and the step plan attached as Schedule H (subject to the Parent’s election right as set forth in Section 1.1 of this Agreement) to the Separation and Distribution Agreement (as such step plan may be amended, supplemented or otherwise modified pursuant to the terms of the Separation and Distribution Agreement).
7.2.Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:
(a)Legal Proceedings. No suit, action or Proceeding by a Governmental Authority is pending in connection with the transactions contemplated by this Agreement (1) seeking to prohibit or impose any material limitations on Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or any material portion of their or the Company’s or any RemainCo Subsidiary’s businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, the RemainCo Subsidiaries or Parent or its Subsidiaries, (2) seeking to prohibit or make illegal the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, (3) seeking to impose material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares or (4) seeking to require divestiture by Parent or any of its Subsidiaries or Affiliates of any Shares.
(b)Representations, Warranties and Covenants. Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.27, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.1, Section 3.2(b)-(f), Section 3.3, Section 3.4(a)(i) and Section 3.27 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.2(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), subject only to de minimis deviations.
(c)Performance of Obligations of the Company. The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement and the Separation and Distribution Agreement at or prior to the Effective Time.
(d)No Company Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Company Material Adverse Effect.
(e)Closing Certificate. The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(b), (c) and (d) have been satisfied.
7.3.Additional Conditions to the Obligations of the Company.
(a)Representations, Warranties and Covenants. Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in SECTION 4 of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)Closing Certificate. Parent will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
7.4.Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in SECTION 7 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 6.4.
SECTION 8- TERMINATION, AMENDMENT AND WAIVER
8.1.Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company:
(i)if a court of competent jurisdiction or other Governmental Authority will have issued an Order or ruling or taken any other action, and such Order or ruling or other action will have become final and non-appealable, or there will exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, the “Restraints”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(i) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has proximately caused such Restraint or the failure to remove such Restraint;
(ii)if the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on May 9, 2023 (the “Outside Date”); provided, that such date may be extended by mutual consent in a written instrument duly executed by each of the Company and the Parent; provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has proximately caused the failure of the Effective Time to occur by such date; or
(iii)if the Company Requisite Vote is not obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to any party whose material breach of this Agreement has proximately caused, or resulted in, the failure to obtain the Company Requisite Vote.
(c)by Parent or the Merger Sub:
(i)if there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 7.2(c) or Section 7.2(d) would not be then satisfied measured as of the time Parent asserts a right of termination under this Section 8.1(c) (and any such breach has not been cured within twenty (20) days following notice by Parent thereof or such breach is not reasonably capable of being cured); provided, that Parent and Merger Sub will not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3; or
(ii)if at any time prior to the Shareholders Meeting, (A) the Company Board of Directors has effected a Company Adverse Recommendation Change or (B) the Company has materially breached its obligations under Section 5.2.
(d)By the Company:
(i)if, prior to the Effective Time, there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.1(d) (and such breach or inaccuracy has not been cured within twenty (20) days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured); provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3; or
(ii)at any time prior to the receipt of the Company Requisite Vote, in order to accept a Superior Proposal; provided, however, that the Company (i) has not materially breached any of its obligations under Section 5.2 and (ii) has paid the Termination Fee.
8.2.Effect of Termination.
(a)Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee. If this Agreement is terminated in accordance with Section 8.1, this Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or Representatives), except as set forth in the last sentence of Section 6.2, SECTION 8 and SECTION 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for fraud or intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
(b)If Parent terminates this Agreement in accordance with Section 8.1(c)(ii)(A), the Company will promptly pay Parent a termination fee (the “Termination Fee”) of $450,000,000 in cash, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice. If the Company terminates this Agreement in accordance with Section 8.1(d)(ii), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee. If (i) Parent or the Company, as applicable, terminates this Agreement in accordance with Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(c)(i) as a result of a breach or inaccuracy described in such Section that (except with respect to a breach of Section 5.2) that first occurred following the making of a Company Acquisition Proposal of the type referenced in the following clause (ii), (ii) prior to such time, a Company Acquisition Proposal has been made or publicly announced and not subsequently publicly withdrawn, and (iii) within twelve (12) months after the date on which this Agreement is terminated the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated (provided that, for purposes of this clause (iii), the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company will pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to a Company Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by a Company Acquisition Proposal). All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b).
8.3.Fees and Expenses. Except as set forth in Section 6.4, Section 6.6 and Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.
8.4.Amendment. Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.5.Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.
SECTION 9 - MISCELLANEOUS
9.1.No Survival. None of the representations and warranties contained herein will survive the Effective Time.
9.2.Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
(a)if to Parent or Merger Sub or, after the Effective Time, to the Surviving Company, to it at:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn:	Bryan A. Supran
Andrew Muratore

Email:	[***********]

with a copy (which does not constitute notice under this Agreement) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn:	Emily Oldshue

Email:	[***********]

Telephone:	[***********]

(b)if to the Company, to it at:

Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, New Haven, Connecticut 0651
Attn:	Vlad Coric
Warren Volles
Email:	[***********]
[***********]

with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:	Francis J. Aquila
Scott B. Crofton

Email:	[***********]
[***********]

Telephone:	[***********]
Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.
9.3.Entire Agreement. This Agreement (including the Company Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein) contains the entire agreement among the parties hereto with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions which will expire concurrently with the execution and delivery of this Agreement).
9.4.Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law. The selection of the laws of the State of Delaware as the governing law of this Agreement and the transactions contemplated hereby is a valid choice of law under the laws of the British Virgin Islands and will be honored by courts in the British Virgin Islands, except that (a) the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger, the Plan of Merger and the Articles of Merger and (b) the applicable law of the British Virgin Islands will apply to the statutory and fiduciary duties of the directors of the Company and Merger Sub.
9.5.Binding Effect; No Assignment; No Third-Party Beneficiaries.
(a)This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that (i) Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (A) Parent, (B) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (C) to one or more direct or indirect wholly owned Subsidiaries of Parent (each, a “Merger Sub Assignee”) and (ii) Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, a “Parent Assignee”). Any Merger Sub Assignee and any Parent Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Merger Sub Assignees or Parent Assignees, respectively; provided, however, that in connection with any assignment to any Merger Sub Assignee or Parent Assignee, Parent and Merger Sub (or the assignor), as applicable will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
(b)Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
9.6.Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
9.7.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8.Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.
9.9.Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8 in any such action or Proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method. The Company hereby irrevocably appoints C T Corporation System, located at 28 Liberty Street, New York, NY 10005, as its authorized agent upon which process may be served in any suit or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and the Company agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven (7) years from the date of this Agreement.
9.10.Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its Affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter or which become available after the date of this Agreement.
9.11.Specific Performance.
(a)The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.
(b)Notwithstanding the parties’ rights to specific performance pursuant to Section 9.11(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.
9.12.No Waiver; Remedies Cumulative. No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
9.13.Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.
* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vladimir Coric
Name:	Vladimir Coric
Title:	Chief Executive Officer

PFIZER INC.

By:	/s/ Albert Bourla
Name:	Albert Bourla
Title:	Chairman and Chief Executive Officer

BULLDOG (BVI) LTD.

By:	/s/ Deborah Baron
Name:	Deborah Baron
Title:	President and Treasurer

Annex I
DEFINITIONS
“2017 Incentive Plan” means the Company’s 2017 Equity Incentive Plan.
“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(c).
“Anti-Corruption Laws” has the meaning set forth in Section 3.20(a).
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.
“Articles of Merger” means the articles of merger substantially in the form set out as Annex II to this Agreement, containing such information as is prescribed by Section 171(1) of the BVI Act.
“Benefit Plan” has the meaning set forth in Section 3.11(a).
“Book-Entry Share” has the meaning set forth in Section 2.1(c).
“business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York or New Haven, Connecticut are permitted or required by Law to remain closed.
“BVI Act” has the meaning set forth in the Recitals.
“BVI Registrar” has the meaning set forth in Section 1.2.
“Capitalization Date” has the meaning set forth in Section 3.2(a).
“Certificate” has the meaning set forth in Section 2.1(c).
“CGRP” means any isoforms of the signaling peptide calcitonin gene-related peptide.
“CGRP Business” has the meaning set forth in the Separation and Distribution Agreement.
“CGRP Receptor” means the heteromeric transmembrane receptor comprised of (a) a 7 transmembrane calcitonin receptor-like receptor (“CRLR”), (b) a single transmembrane receptor activity modifying protein type 1 (“RAMP 1”), and (c) an intracellular receptor component protein (“RCP”), in which CRLR and RAMP 1 components are required for ligand binding to the CGRP Receptor, and RCP is required for subsequent signal transduction, including any and all isoforms of (a) through (c), and any combination of any of the foregoing.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” has the meaning set forth in Section 2.5.
“Common Shares” has the meaning set forth in Section 2.1.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Proposal” means an inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions) any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Company Subsidiary, pursuant to which any Person or group of related Persons would beneficially own or Control, directly or indirectly, twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any Company Subsidiary or any resulting parent company of the Company or any Company Subsidiary, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any Company Subsidiary) or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and each Company Subsidiary, taken as a whole, or to which twenty percent (20%) or more of the revenues, earnings or assets of Company and each Company Subsidiary, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or (v) combination of the foregoing.
“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Company Acquisition Proposal, (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) business days of the request of Parent and failing to publicly reaffirm the Company Board Recommendation within such ten (10)-business day period upon such request, or (e) failing to recommend against a tender or exchange offer related to a Company Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.
“Company Board of Directors” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company ESPP” has the meaning set forth in Section 2.4(d).
“Company Financing Facilities” means, collectively, the Sixth Street Financing Agreement and the RPI Purchase Agreements.
“Company Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable (with respect to substance or timing) by the Company Board of Directors at the time the Company Board of Directors initially resolved to make the Company Board Recommendation, which event, fact, circumstance, development, occurrence or change becomes known to the Company Board of Directors prior to the date on which the Company Requisite Vote is obtained; provided, however, that no Company Acquisition Proposal will constitute a Company Intervening Event.
“Company Leased Real Property” has the meaning set forth in Section 3.16(b).
“Company Material Adverse Effect” means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and each Company Subsidiary, taken as a whole; provided, however, that any effect, change, development or occurrence resulting from the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the biotechnology industry; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iv) any change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions or any weather or natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, whether or not caused by any Person, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement; (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP; (vi) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; (vii) the negotiation, execution, public announcement or pendency of the Merger or the other transactions contemplated hereby (it being understood and agreed that this clause (vii) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the Spin-Off Agreements or the consummation of the transactions contemplated hereby or thereby or the performance of obligations of the Company hereunder or thereunder); (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Merger Sub as the acquiror of the Company; (ix) any steps required to be taken pursuant to this Agreement or any of the Spin-Off Agreements; and (x) changes to the extent that they (A) relate to the SpinCo Assets or SpinCo Liabilities and (B) would not reasonably be expected to adversely affect the Company, the RemainCo Subsidiaries, the CGRP Business, Parent or any of Parent’s Affiliates; provided, further, that if the effects, changes, developments, events or occurrences set forth in clauses (i), (ii), (iv), (v) and (vi) above, have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the biotechnology industry, such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations in accordance with this Agreement or the Spin-Off Agreements or to prevent the consummation of any of the Merger and the other transactions contemplated hereby or thereby.
“Company Material Contract” has the meaning set forth in Section 3.14(a).
“Company Option” has the meaning set forth in Section 2.4(a).
“Company Option Grant Date” has the meaning set forth in Section 3.2(b).
“Company Permits” has the meaning set forth in Section 3.10(a).
“Company Preferred Shares” has the meaning set forth in Section 3.2(a).
“Company Product” means each product researched, developed, designed, manufactured, or marketed, or that has been sold or offered for sale, marketed, distributed, developed, designed, or manufactured by or on behalf of the Company or a Company Subsidiary.
“Company PRSU” means a Company RSU that is subject to performance-based vesting conditions.
“Company Requisite Vote” has the meaning set forth in Section 3.3(a).
“Company RSU” means a restricted stock unit granted by the Company under a Company Share Plan.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).
“Company Share Plan Awards” means, collectively, the Company Options, the Company RSUs, and the Company PRSUs.
“Company Share Plans” has the meaning set forth in Section 2.4(a).
“Company Subsidiary” means any Subsidiary of the Company.
“Company Systems” has the meaning set forth in Section 3.15(r).
“Confidentiality Agreement” means the Confidential Disclosure Agreement entered into as of February 3, 2021 between the Company and Parent, as amended by the First Amendment to Confidentiality Agreement made as of April 20, 2022, as it may be further amended from time to time.
“Consent” has the meaning set forth in Section 3.4(b).
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contract” means any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement or other instrument, in each case, whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. A general partner or managing member of a Person will always be considered to Control such Person. The terms “Controlling” and “Controlled” and similar words have correlative meanings.
“Copyrights” means works of authorship (whether or not copyrightable, including all software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.
“COVID-19” means the novel coronavirus (SARS-CoV-2) or related variant thereof.
“Current D&O Insurance” has the meaning set forth in Section 6.6(c).
“Database Rights” means any statutory rights in databases and data collections.
“Data Room” means the virtual data room hosted by ShareVault and maintained by the Company.
“Delisting Period” has the meaning set forth in Section 6.1.
“Design Rights” means rights (registered or unregistered and applications for same) in any design.
“Disclosing Party” has the meaning set forth in Section 6.4(c).

“Dissenter Consideration” has the meaning set forth in Section 2.3(a).
“Dissenting Shares” has the meaning set forth in Section 2.3(a).
“Distribution Effective Time” has the meaning set forth in the Separation and Distribution Agreement.
“EAR” has the meaning set forth in Section 3.22(c).
“EDGAR” has the meaning set forth in SECTION 3.
“Effective Time” has the meaning set forth in Section 1.2.
“Environmental Laws” means all Laws relating to pollution or the protection or preservation of human health or safety or the environment (including occupational), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials.
“ERISA” has the meaning set forth in Section 3.11(a).
“Exchange Act” has the meaning set forth in Section 3.4(b).
“Exchange Fund” has the meaning set forth in Section 2.2(a).
“Excluded Benefits” has the meaning set forth in Section 6.7(a).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“FDA” has the meaning set forth in Section 3.22(a).
“Fee Schedule” has the meaning set forth in Section 3.15(c).
“GAAP” has the meaning set forth in Section 3.5(a).
“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other laws, regulations, legislation, Orders and requirements imposed by a relevant governmental entity.
“Good Clinical Practices” has the meaning set forth in Section 3.22(d).
“Good Laboratory Practices” has the meaning set forth in Section 3.22(d).

“Good Manufacturing Practices” has the meaning set forth in Section 3.22(e).
“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or Controlled by a government (e.g., a healthcare professional employed by a government-owned or -Controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.
“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.
“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.
“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any Company Subsidiary’s business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirements promulgated thereunder, and

(h) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“ICH” has the meaning set forth in Section 3.22(d).
“IND” has the meaning set forth in Section 3.22(b).
“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money (including the issuance of any debt security), whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon (other than letters of credit used as security for leases), (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business), and (g) guarantees with respect to clauses (a) through (f) above, including guarantees of another Person’s Indebtedness or any obligation of another Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).
“Indemnified Parties” has the meaning set forth in Section 6.6(a).
“Indemnified Party” has the meaning set forth in Section 6.6(a).
“Indemnifying Parties” has the meaning set forth in Section 6.6(b).
“Institutional Review Board” has the meaning set forth in Section 3.22(d).
“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and Software, (b) internet domain names and social media designations, (c) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (d) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (e) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and (f) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.
“Intellectual Property Agreement” means any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract pursuant to which the Company or any Company Subsidiary grants or receives a license or other right to or from a third party under Company Intellectual Property (including Software) used by the Company or any Company Subsidiary that is material to the CGRP Business as presently conducted and as contemplated to be conducted, other than (a) non-customized Software subject to customary “shrink-wrap”- or “click-through”-type Contracts, and (b) agreements with employees or independent contractors on the Company’s standard form of agreement.
“ITAR” has the meaning set forth in Section 3.22(c).
“IT Systems” means hardware, servers, databases, Software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.
“Knowledge of the Company” means with respect to any matter in question the actual knowledge, after reasonable inquiry, of the individuals set forth on Annex II of the Company Disclosure Letter.
“Labor Agreement” has the meaning set forth in Section 3.12(a).
“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.
“Lease” has the meaning set forth in Section 3.16(b).
“Lien” means any lien, restrictive covenant, charge, security interest, claim, mortgage, pledge, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.
“M&A” means the amended and restated memorandum and articles of association of the Company in force on the date of this Agreement.
“Maximum Premium” has the meaning set forth in Section 6.6(c).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.1(c).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Assignee” has the meaning set forth in Section 9.5(a).
“Merger Sub Common Shares” has the meaning set forth in Section 2.1.
“NDA” has the meaning set forth in Section 3.22(b).

“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of current or former employees or other individual service providers outside of the United States.
“Notice Period” has the meaning set forth in Section 5.2(d).
“NYSE” means New York Stock Exchange LLC.
“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Owned Company Intellectual Property” has the meaning set forth in Section 3.15(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Assignee” has the meaning set forth in Section 9.5(a).
“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.
“Parent Organizational Documents” means the certificate of incorporation and memorandum and articles of association and/or bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.
“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.
“Paying Agent” has the meaning set forth in Section 2.2(a).
“Pension Plans” has the meaning set forth in Section 3.11(a).
“Permitted Court” has the meaning set forth in Section 3.33.
“Permitted Lien” means (a) Liens for Taxes (i) that are not yet due and payable or (ii) the amount and/or validity of which are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar Liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice and which are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted), (e) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property), and (f) non-exclusive licenses of Intellectual Property rights granted by the Company or a Company Subsidiary to their customers in the ordinary course of business consistent with past practice.
“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Information” means any information or data in any media that, alone or in combination with other information, (i) can be used to identify a natural person or (ii) constitutes “personal information,” “personal data,” “protected health information” or any other equivalent term as defined under applicable Law.
“Plan of Merger” means the plan of merger substantially in the form set out as Annex III to this Agreement, containing such information as is prescribed by Section 170(2) of the BVI Act.
“Post-Closing SEC Reports” has the meaning set forth in Section 6.1.
“Preferred Share Redemption” has the meaning set forth in Section 5.8(b).
“Preferred Share Redemption Amount” has the meaning set forth in Section 5.8(b).
“Prior Plan” has the meaning set forth in Section 6.7(c).
“Prior Share Plans” means the Company’s 2014 Equity Incentive Plan.
“Privacy Obligations” has the meaning set forth in Section 3.24(a).
“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation.
“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or Control of the Company, the Company Subsidiaries, or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company or the Company Subsidiaries, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Proxy Statement” has the meaning set forth in Section 3.30.
“Receiving Party” has the meaning set forth in Section 6.4(c).
“Redemption Notice” has the meaning set forth in Section 5.8(b).
“Registered Company Intellectual Property” has the meaning set forth in Section 3.15(b).
“Regulatory Approvals” has the meaning set forth in Section 6.4(a)(iii).
“RemainCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“RemainCo Benefit Plan” has the meaning set forth in Section 3.11(a).
“RemainCo Employee” has the meaning set forth in the Separation and Distribution Agreement.
“RemainCo Subsidiaries” means the Subsidiaries of the Company after giving effect to the Spin-Off.
“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.
“Restraints” has the meaning set forth in Section 8.1(b)(i).
“Restricted Markets” currently include the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, Venezuela, North Korea and Syria.
“Restricted Names and Marks” has the meaning set forth in the Separation and Distribution Agreement.
“Restricted Parties” include, but are not limited to, those on the following lists: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List, as administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the governmental entities of the jurisdictions of business, import, and export.
“RPI Purchase Agreements” means, collectively, the RPI Series A Preferred Share Purchase Agreement and the RPI Series B Preferred Share Purchase Agreement.

“RPI Series A Preferred Share Purchase Agreement” means the Series A Preferred Share Purchase Agreement dated March 18, 2019, by and between the Company and RPI Finance Trust.
“RPI Series B Preferred Share Purchase Agreement” means the Series B Preferred Share Purchase Agreement dated August 7, 2020, by and between the Company and RPI 2019 Intermediate Finance Trust.
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the UN Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person fifty percent (50%) or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).
“SEC” has the meaning set forth in SECTION 3.
“Section 338(g) Election” means any election under Section 338(g) of the Code or any similar provision under state, local or non-U.S. Law.
“Securities Act” has the meaning set forth in Section 3.5(a).
“Security Breach” means any unauthorized and/or unlawful access to or acquisition, disclosure, destruction, loss, compromise, Processing, misuse, alteration or corruption of Personal Information.
“Separation and Distribution Agreement” means the Separation and Distribution Agreement entered into between SpinCo and the Company on or about the date hereof.
“Series A Preferred Shares” has the meaning set forth in Section 3.2(a).
“Series B Preferred Shares” has the meaning set forth in Section 3.2(a).
“Shareholders Meeting” has the meaning set forth in Section 5.4.
“Shares” means, collectively, the Common Shares and the Company Preferred Shares.
“Sixth Street Financing Agreement” means the financing agreement dated August 7, 2020 among the Company and Biohaven Pharmaceuticals, Inc., as borrowers, Sixth Street Specialty Lending, Inc., as administrative agent, certain subsidiaries of the Company as guarantors, and various lenders named therein, as amended by Amendment No. 1 dated as of

March 1, 2021, as further amended by Amendment No. 2 dated as of September 30, 2021, as further amended by Amendment No. 3 and Limited Consent dated as of November 9, 2021, as further amended by Amendment No. 4 dated as of December 28, 2021.
“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.
“Solvent” has the meaning set forth in Section 3.31.
“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to %20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.
“Spin-Off” has the meaning set forth in the Recitals.
“Spin-Off Agreements” means the Separation and Distribution Agreement and the Transition Services Agreement.
“SpinCo” means Biohaven Research Ltd.
“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“Spin-Off Carveout” has the meaning set forth in Section 5.1(a).
“SpinCo Funding” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“Spin-Off Registration Statement” has the meaning set forth in Section 5.9.
“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Successor Plan” has the meaning set forth in Section 6.7(c).
“Superior Proposal” has the meaning set forth in Section 5.2(b).
“Surviving Company” has the meaning set forth in Section 1.1.
“Superior Proposal” has the meaning set forth in Section 5.2(b).
“Tax” or “Taxes” means all taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental (including taxes under former Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty, or addition thereto.
“Tax Returns” means any return, report, information statement, election, notice, designation, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes (whether in tangible, electronic or other form).
“TCA” has the meaning set forth in Section 3.13(q).
“Termination Fee” has the meaning set forth in Section 8.2(b).
“Trade Secrets” means trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists, supplier lists and any “trade secret” as defined under applicable Law.
“Trademarks” means trademarks, service marks, corporate names, business names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.
“Transaction Litigation” has the meaning set forth in Section 6.5.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit A to the Separation and Distribution Agreement to be entered into between the Company and SpinCo.
“Unclassified Preferred Shares” has the meaning set forth in Section 3.2(a).
“Union” has the meaning set forth in Section 3.12(a).
“WARN Act” has the meaning set forth in Section 3.12(b).

Annex II
ARTICLES OF MERGER
[Attached.]
* * *

Annex III
PLAN OF MERGER
[Attached.]
* * *

Annex IV
PROMISSORY NOTE
[Attached.]
* * *

Annex B
SEPARATION AND DISTRIBUTION AGREEMENT
BY AND AMONG
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,
BIOHAVEN RESEARCH LTD.,
AND,
SOLELY WITH RESPECT TO SECTION 2.7(B), SECTION 2.10, SECTION 4.2, SECTION 4.3, SECTION 4.5(C), SECTION 4.7, SECTION 5.1(A), SECTION 6.6(I), SECTION 8.3, SECTION 8.6, AND SECTION 8.7,
PFIZER INC.
Dated as of May 9, 2022

EXHIBITS AND SCHEDULES

Exhibit A	Transition Services Agreement
Exhibit B	SpinCo Memorandum of Continuance and Bye-Laws
Exhibit C	Certain Licensed Marks

Schedule A	SpinCo Assets
Schedule B	SpinCo Employees
Schedule C	SpinCo Liabilities
Schedule D	SpinCo Plans
Schedule E	RemainCo Plans
Schedule F	RemainCo Employment Agreements
Schedule G	Restricted Employees
Schedule H	Steps Plan
Schedule I	Royalty Payments

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of May 9, 2022, is entered into by and between Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares with BVI company number 1792178 incorporated under the laws of the British Virgin Islands (together with its successor entities, the “Company”) and Biohaven Research Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097693 incorporated under the laws of the British Virgin Islands and a wholly owned Subsidiary of the Company (“SpinCo” and, together with the Company, the “Parties” and each a “Party”), and, solely with respect to Section 2.7(b), Section 2.10, Section 4.2, Section 4.3, Section 4.5(c), Section 4.7, Section 5.1(a), Section 6.6(i), Section 8.3, Section 8.6, and Section 8.7, Pfizer Inc., a Delaware corporation (“Parent”).
RECITALS
WHEREAS, the Company, Parent and Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097955 incorporated under the laws of the British Virgin Islands (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 9, 2022 (the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent;
WHEREAS, it is a condition to the Merger that, immediately prior to the Effective Time of the Merger, the Company distribute to the Company’s shareholders as of the Distribution Record Date all of the issued and outstanding common shares of SpinCo (“SpinCo Common Shares”), on a pro rata basis, in accordance with the terms and conditions of this Agreement and subject to compliance with applicable Law (such distribution, the “Distribution”);
WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders to separate certain businesses, product candidates and corporate infrastructure of the Company, such that at the time of the Distribution, (i) the Company will own and conduct the CGRP Business and (ii) SpinCo will own and conduct the Therapeutics Business;
WHEREAS, the Company Board has authorized the Distribution of the SpinCo Common Shares to the holders of the Company’s issued and outstanding common shares, no par value (“Company Common Shares”), as of the Distribution Record Date, at the ratio of one SpinCo Common Share for every two Company Common Shares;
WHEREAS, the shareholders of the Company have duly adopted the Distribution and the transactions contemplated by this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall be a taxable distribution by the Company to its shareholders in respect of their stock governed by Section 311(b) of the Code and shall not be governed by Sections 355 or 7874 of the Code (the “Intended Tax Treatment”);
WHEREAS, prior to the Distribution, the Company shall, on the terms and subject to the conditions set forth in this Agreement, (i) cause SpinCo to continue in Bermuda as a Bermuda exempted company, and (ii) consummate (or caused to be consummated) the restructuring transactions in accordance with the structure and steps set forth in Schedule H up to, but not including, the Distribution (which Schedule may be amended, supplemented or otherwise modified jointly by SpinCo and Parent after mutual consultation and with the consent of both parties), which will result in (A) the Company and/or one or more of its Subsidiaries, collectively, owning all of the RemainCo Assets and assuming (or retaining) all of the RemainCo Liabilities, (B) SpinCo and/or one or more of its Subsidiaries, collectively, owning all of the SpinCo Assets and assuming (or retaining) all of the SpinCo Liabilities, and (C) all actions contemplated by Article II to be performed by their terms prior to the Distribution have been completed (the “Pre-Closing Reorganization”);
WHEREAS, following the Distribution, and in connection with the transactions contemplated herein and in the Merger Agreement, the Company will make certain payments to SpinCo in accordance with the terms set forth in Schedule I; and
WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:
“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the time of the Distribution, none of Parent, the Company or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.
“Agent” has the meaning set forth in Section 3.2(a).
“Agreement” has the meaning set forth in the Preamble.
“Assets” means all right, title and ownership interests in and to all assets, properties, claims, Contracts and rights (including goodwill) wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the Person), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Assignee” has the meaning set forth in Section 8.6(a).
“Benefit Plan” has the meaning set forth in the Merger Agreement.
“Biohaven Equity Plan” means the 2014 Equity Incentive Plan and 2017 Equity Incentive Plan sponsored by the Company.
“BSP” means Biohaven Specialty Pharmaceutical Ltd., a British Virgin Islands business company limited by shares with BVI company number 2010773 incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of the Company.
“BSP Assignment” has the meaning set forth in Section 2.2(a)(iii).
“Business” means the CGRP Business or the Therapeutics Business, as applicable.
“business day” has the meaning given to such term in the Merger Agreement.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Public Law 116 – 136).
“CGRP Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Distribution Effective Time by either the Company or SpinCo or any member of their respective Groups, with respect to the Company and its Subsidiaries’ platform for the research, development, manufacture and commercialization of calcitonin gene-related peptide receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited preclinical CGRP portfolio.
“Claim Notice” has the meaning set forth in Section 5.4(a).
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Combined Per Share Value” means the “regular way” volume-weighted average trading price of a Company Common Share (inclusive of the SpinCo value) during the period commencing on the first trading day following the Distribution Record Date through and including the last trading day prior to the Distribution Effective Time.
“Commingled Contract” means any Contract to which any member of the SpinCo Group is a party and relating to both (a) the Therapeutics Business and (b) the CGRP Business.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Common Shares” has the meaning set forth in the Recitals.
“Confidential Information” means all non-public, confidential or proprietary information concerning a Party and/or its Subsidiaries or with respect to the Company, the CGRP Business, any RemainCo Assets or any RemainCo Liabilities, or with respect to SpinCo, the Therapeutics Business, any SpinCo Assets or any SpinCo Liabilities, which, prior to or following the Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 6.1 or 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Confidential Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.
“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.
“Consent” has the meaning given to such term in the Merger Agreement.
“Contract” has the meaning given to such term in the Merger Agreement.
“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Distribution and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Distribution, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law) including to record or register transfer of title in each applicable jurisdiction, which shall be on an “as is,” “where is,” and “with all faults” basis.
“Current Employee” means, with respect to a Person, any individual who is actively employed by such Person or on a short-term leave of absence (including maternity, paternity, family, sick or short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leave but excluding, for the avoidance of doubt, any individual who is on long-term disability).
“Data Room” has the meaning given to such term in the Merger Agreement.
“Delayed Asset” has the meaning set forth in Section 2.6(b).
“Delayed Liability” has the meaning set forth in Section 2.6(b).
“Designated Person” has the meaning set forth in Section 6.6(i).
“Discharge” has the meaning set forth in Section 4.6 of this Agreement.
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” means the day on which the Distribution is effected.
“Distribution Effective Time” means the time, on the Distribution Date, that the Company effects the Distribution.
“Distribution Ratio” means 0.5, which is the ratio of one SpinCo Common Share for every two Company Common Shares.
“Distribution Record Date” means such date as may be determined by the Company Board or a committee of the Company Board, as the record date for the Distribution.
“Effective Time” has the meaning given to such term in the Merger Agreement.
“Environmental Laws” has the meaning given to such term in the Merger Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Representation” has the meaning set forth in Section 6.6(i).

“Governmental Authority” has the meaning given to such term in the Merger Agreement.
“Group” means the RemainCo Group or the SpinCo Group, as applicable.
“Guaranteed Obligations” has the meaning set forth in Section 8.7(a).
“Hazardous Materials” has the meaning given to such term in the Merger Agreement.
“Indemnified Party” has the meaning set forth in Section 5.4(a).
“Indemnifying Party” has the meaning set forth in Section 5.4(a).
“Information Statement” means the Information Statement filed with the SEC as an exhibit to the Spin-Off Registration Statement and mailed to the holders of Company Common Shares in connection with the Distribution, including any amendments or supplements thereto.
“Intellectual Property” has the meaning given to such term in the Merger Agreement.
“Intended Tax Treatment” has the meaning set forth in the Recitals.
“IT System” has the meaning given to such term in the Merger Agreement.
“Law” has the meaning given to such term in the Merger Agreement.
“Liability” or “Liabilities” means any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
“Liable Party” has the meaning set forth in Section 2.8(b).
“Licensed Names and Marks” has the meaning set forth in Section 4.2(a).
“Lien” has the meaning given to such term in the Merger Agreement.
“Linked” has the meaning set forth in Section 2.11(a).
“Losses” means all losses, damages, claims, demands, payments, penalties, judgments or settlements, including all reasonable costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) relating thereto, suffered by an Indemnified Party; provided, that, Losses shall not include any special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market.
“Other Party” has the meaning set forth in Section 2.8(a).
“Parent” has the meaning set forth in the Preamble.
“Parties” and “Party” have the meaning set forth in the Preamble.
“Permitted Lien” has the meaning given to such term in the Merger Agreement.
“Person” has the meaning given to such term in the Merger Agreement.
“Post-Closing Matter” has the meaning set forth in Section 6.6(i).
“Post-Closing Representation” has the meaning set forth in Section 6.6(i).
“Post-Spin Biohaven Option” has the meaning set forth in Section 4.5(c)(i).
“Post-Spin Biohaven RSU” has the meaning set forth in Section 4.5(c)(i).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Tax Period ending on or before the Distribution Date.
“Pre-Spin Biohaven Option” has the meaning set forth in Section 4.5(c)(i).
“Pre-Spin Biohaven RSU” has the meaning set forth in Section 4.5(c)(i).
“Prior Company Counsel” has the meaning set forth in Section 6.6(i).
“Privileged Information” means all information subject to the privileges, immunities or other protections from disclosure which may be asserted under applicable

Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine.
“Proceeding” has the meaning given to such term in the Merger Agreement.
“Records” has the meaning set forth in Section 6.1(a).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority, social media platform, or Internet domain name registrar.
“RemainCo” means the Company after the Distribution Effective Time and consummation of the Merger.
“RemainCo Accounts” has the meaning set forth in Section 2.11(a).
“RemainCo Assets” means any and all right, title and interest in and to, immediately prior to the Distribution Effective Time, any and all Assets owned, leased or licensed by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), including: (i) all Intellectual Property used, practiced, held for the use or practice, or otherwise related to the CGRP Business (other than the Restricted Names and Marks and Licensed Names and Marks), including all such Intellectual Property applications, registrations and issuances, and all such Intellectual Property documentation relating to any of the foregoing (for the avoidance of doubt, not including any SpinCo Intellectual Property); (ii) all interests in the capital stock of, or any other equity interests in, the members of the RemainCo Group; (iii) all IT Systems used, held for the use of or otherwise related to the CGRP Business (for the avoidance of doubt, not including any SpinCo IT Systems); (iv) all licenses, permits, registrations, approvals and authorizations used, held for the use of or otherwise related to the CGRP Business, including all permits issued by the FDA and comparable Governmental Authorities relating to rimegepant, zavegepant, and the CGRP Business, including but not limited to FDA Investigational New Drug Applications 109886, 142423, 158957 for rimegepant and 134120, 149143, 151524 for zavegepant and FDA New Drug Applications 212720, 212728 for NURTEC ODT and 216386 for zavegepant (and for the avoidance of doubt, not including any SpinCo Permits) (“RemainCo Permits”); (v) all vehicles owned or leased by the Company or any of its Subsidiaries; (vi) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts related to or arising out of the CGRP Business; (vii) all inventories of products, goods, materials, parts, raw materials and supplies related to the CGRP Business; (viii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents related to the CGRP Business; (ix) all Commingled Contracts and any other Contracts related to the CGRP Business, and any rights or claims (whether accrued or contingent) arising under such Contracts, for the avoidance of doubt, not including any SpinCo Shared Corporate Contracts; (x) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution related to, or related to claims arising out of, the CGRP Business; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (xi) any other Assets that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), that are related to the CGRP Business; (xii) all employment Contracts, offer letters and restrictive covenants agreements entered into with the RemainCo Employees, as set forth in Schedule F; (xiii) all RemainCo Plans; (xiv) all rights in connection with and Assets funding any obligation under each RemainCo Plan; and (xv) any goodwill related to the CGRP Business; provided, however, that the RemainCo Assets will exclude (A) for the avoidance of doubt, the SpinCo Assets; (B) all bank or brokerage accounts to which a member of the RemainCo Group acts as legal custodian, and any cash or cash equivalents of the Company and its Subsidiaries contained therein as of the Distribution Effective Time; (C) all Assets that are acquired or otherwise become an Asset of the SpinCo Group after the Distribution Effective Time; and (D) the Restricted Names and Marks, the Licensed Names and Marks, and all common law rights and goodwill associated therewith.
“RemainCo Employees” means all current and former employees, contractors or other service providers of the Company or any of its Affiliates who primarily provide, or who have primarily provided, services to the CGRP Business, other than the SpinCo Employees.
“RemainCo Group” means the Company (or, after effectiveness of the Distribution, RemainCo) and each Person (other than any member of the SpinCo Group) that is a Subsidiary of the Company immediately after the Distribution.
“RemainCo Indemnitees” means: (i) the Company and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except in the case of clauses (i) and (ii), the SpinCo Indemnitees.
“RemainCo Liabilities” means all Liabilities immediately prior to the Distribution Effective Time of the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), without duplication and in each case, not expressly allocated to or retained by SpinCo or any member of the SpinCo Group pursuant to this Agreement, including Liabilities to the extent arising out of or resulting from: (i) any RemainCo Assets (other than Liabilities arising under any Commingled Contracts to the extent such Liabilities relate to the Therapeutics Business pursuant to Section 2.3); (ii)  the ownership or operation of the CGRP Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Effective Time, including any product liability claims arising out of rimegepant or zavegepant and all Proceedings that are not SpinCo Liabilities; (iii) the ownership or operation of any business conducted by the Company or any member of the RemainCo Group at any time after the Distribution Effective Time; (iv) any transaction expenses incurred by the Company or any of its Subsidiaries in connection with the Merger Agreement; (v) the RemainCo Plans; (vi) the employment of RemainCo Employees, whether arising on, or prior to, or after the Effective Time (other than with respect to any Liabilities related to or with respect to the RemainCo Employees under the SpinCo Plans, which shall be retained by the SpinCo Group); and (vii) any Liabilities allocated to the Company or any member of the RemainCo Group pursuant to Section 4.5. For the avoidance of doubt, the RemainCo Liabilities shall not include: (A) any Taxes; (B) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as SpinCo Liabilities; (C) any agreements or obligations of any member of the SpinCo Group under this Agreement or the Transition Services Agreement; (D) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any SpinCo Asset, including the SpinCo Real Property prior to, on or after the Distribution Effective Time; (E) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any SpinCo Permits issued under Environmental Law; or (F) any Liability arising out of or resulting from the storage, disposal, generation, shipment or other management of Hazardous Materials on, at, under or from the SpinCo Real Property or otherwise in connection with the CGRP Business prior to the Distribution Effective Time. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.
“RemainCo Per Share Value” means the “ex-distribution way” volume-weighted average trading price of a Company Common Share (exclusive of the SpinCo value) during the period commencing on the first trading day following Distribution Record Date through and including the last trading day prior to the Distribution Effective Time.
“RemainCo Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, any member of the RemainCo Group or to which a member of the RemainCo Group is a party. Each RemainCo Plan is set forth on Schedule E.
“RemainCo Shared IP” means the Trade Secrets included in the RemainCo Assets that are (a) owned or otherwise licensable by the Company or the RemainCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in the Therapeutics Business as of the date of this Agreement.
“Representative” has the meaning given to such term in the Merger Agreement.
“Restricted Names and Marks” means the name “Biohaven” or any derivative or variation thereof, and any Trademarks associated with such name.
“Royalty Payment” has the meaning set forth in Section 2.10(b).
“SEC” means the United States Securities and Exchange Commission.
“Section 338(g) Election” has the meaning given to such term in the Merger Agreement.

“Shared IP” means the RemainCo Shared IP and the SpinCo Shared IP, as applicable.
“Spin-Off Registration Statement” means any registration statement to be submitted and/or filed with the SEC to effect the registration of the SpinCo Common Shares pursuant to the Exchange Act, including any amendment or supplement thereto, information statement or prospectus, periodic report or similar disclosure document, whether or not filed by the SEC or any other Governmental Authority.
“SpinCo” has the meaning set forth in the Preamble.
“SpinCo Accounts” has the meaning set forth in Section 2.11(a).
“SpinCo Assets” means any and all right, title and interest in and to the following Assets: (i) all Registered Intellectual Property applications, registrations and issuances set forth on Schedule A-1 (including, as applicable, the common law rights and goodwill associated therewith), the “Biohaven” name and mark and any goodwill and common law rights thereto, and all other Intellectual Property (other than Registered Intellectual Property) exclusively applicable to, as between the CGRP Business and the Therapeutics Business, the Therapeutics Business (the “SpinCo Intellectual Property”); (ii) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group, including the Persons set forth on Schedule A-2; (iii) all right, title and interest in and to the real property set forth on Schedule A-3(a) and all real property leases set forth on Schedule A-3(b) (collectively, the “SpinCo Real Property”); (iv) all computers and other electronic data processing and communications equipment and other IT Systems, fixtures, machinery, equipment (including, without limitation, all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property located at any SpinCo Real Property or otherwise exclusively related to the Therapeutics Business, including the IT Systems set forth on Schedule A-4 (the “SpinCo IT Systems”); (v) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Authority and are held by a member of the SpinCo Group, or to the extent transferable, relate exclusively to, or are used exclusively in the Therapeutics Business (“SpinCo Permits”); (vi) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts exclusively related to or arising out of the Therapeutics Business; (vii) all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies exclusively related to the Therapeutics Business; (viii) all employment Contracts, offer letters and restrictive covenant agreements entered into with the SpinCo Employees, listed in Schedule B as of the Effective Time; (ix) all SpinCo Plans; (x) all rights in connection with and Assets funding any obligation under each SpinCo Plan; (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents exclusively related to the Therapeutics Business; (xii) the Contracts set forth on Schedule A-5(a), any other Contracts exclusively related to the Therapeutics Business and the Commingled Contracts set forth on Schedule A-5(b) (the “SpinCo Shared Corporate Contracts”), and all rights and obligations and other Liabilities (whether accrued or contingent) arising under any such Contracts; (xiii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution exclusively related to, or related to claims arising out of, the Therapeutics Business, including the insurance policies set forth on Schedule A-6; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (xiv) any goodwill related to the Therapeutics Business; (xv) any entitlement to Royalty Payments; and (xvi) any other Assets (other than Registered Intellectual Property) that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group) that are exclusively related to the Therapeutics Business; provided, however, that the SpinCo Assets will exclude (A) all bank or brokerage accounts to which a member of the SpinCo Group acts as legal custodian, and any cash or cash equivalents of SpinCo and its Subsidiaries contained therein as of the Distribution Effective Time; and (B) all Assets that are acquired or otherwise become an Asset of the RemainCo Group after the Distribution Effective Time.
“SpinCo Common Shares” has the meaning set forth in the Recitals.
“SpinCo Controlled Claim” has the meaning set forth in Section 5.7(b).
“SpinCo Employees” means (i) the Current Employees of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide services to the Therapeutics Business, as listed on Schedule B, as such Schedule may be updated (A) by SpinCo to reflect terminations of employment in accordance with the Merger Agreement, (B) by Parent from time to time following the date of this Agreement until the date that is ten (10) trading days prior to the Distribution Date to change the designation of an employee or employees from “SpinCo Employees” to “RemainCo Employees” and (C) as otherwise reasonably agreed to after good faith discussion by the Parties, (ii) any employees of the Company or any of its Affiliates (including the SpinCo Group) who are on a long-term leave of absence, including long-term disability, (iii) all current and former contractors or other service providers of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide, or provided, services to the Therapeutics Business, (iv) all former employees of the Company or any of its Affiliates (including the SpinCo Group) who, prior to their termination, primarily provided services to the Therapeutics Business, and (v) all other current and former contractors or other service providers or employees of the Company or any of its Affiliates who do not satisfy the definition of RemainCo Employees and do not meet the requirements set forth in clauses (i), (ii), (iii) or (iv) of this definition of “SpinCo Employees.”
“SpinCo Funding” has the meaning set forth in Section 2.10(a).
“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Distribution Effective Time (but after giving effect to the Pre-Closing Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Distribution Effective Time.

“SpinCo Indemnifiable Irish Stamp Duty” means the product of (a) the quotient obtained by dividing (i) the SpinCo Per Share Value by (ii) the Combined Per Share Value, multiplied by (b) the Irish stamp duty, if any, arising solely in respect of the forward merger to the extent Parent has elected to undertake such forward merger pursuant to Section 1.1 of the Merger Agreement and as specified in Schedule H.
“SpinCo Indemnifiable Pre-Closing Reorganization Steps” are the steps undertaken by the Company, SpinCo and its Affiliates pursuant to (i) the Pre-Closing Reorganization and (ii) Section 2.1, Section 2.2, Section 2.4 and Section 2.5.
“SpinCo Indemnified Taxes” has the meaning set forth in Section 5.6(b).
“SpinCo Indemnitees” means: (i) SpinCo and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing. For the avoidance of doubt, the term SpinCo Indemnitees shall not include shareholders of SpinCo in their capacity as shareholders thereof.
“SpinCo Liabilities” means all Liabilities, without duplication (other than Liabilities for Taxes) to the extent arising out of or resulting from: (i) any SpinCo Assets (other than Liabilities arising under any Commingled Contracts to the extent such Liabilities relate to the CGRP Business pursuant to Section 2.3); (ii) the ownership or operation of the Therapeutics Business, as conducted at any time prior to, on or after the Distribution Date, including the Proceedings set forth on Schedule C; (iii) the SpinCo Plans; (iv) the employment or engagement of SpinCo Employees, whether arising on, prior to or following the Effective Time (other than with respect to any Liabilities related to or with respect to the SpinCo Employees under the RemainCo Plans, which shall be retained by the RemainCo Group); and (v) any Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.5. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.
“SpinCo Option” has the meaning set forth in Section 4.5(c)(i).
“SpinCo Permits” has the meaning set forth in the definition of “SpinCo Assets.”
“SpinCo Per Share Value” means the amount by which (i) the Combined Per Share Value exceeds (ii) the RemainCo Per Share Value.
“SpinCo Plan” means any Benefit Plan that is not a RemainCo Plan. Each SpinCo Plan is listed on Schedule D.
“SpinCo Prepared Returns” has the meaning set forth in Section 5.6(d).
“SpinCo RSU” has the meaning set forth in Section 4.5(c)(i).
“SpinCo Shared IP” means the Trade Secrets included in the SpinCo Assets that are (a) owned or otherwise licensable by SpinCo or the SpinCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in the CGRP Business as of the date of this Agreement.
“Straddle Tax Period” means any Tax period beginning on or before the Distribution Date and ending after the Distribution Date.
“Subsidiary” has the meaning given to such term in the Merger Agreement.
“Tax” or “Taxes” has the meaning given to such term in the Merger Agreement.
“Tax Claim” has the meaning set forth in Section 5.7(a).
“Tax Return” has the meaning given to such term in the Merger Agreement.
“Therapeutics” means Biohaven Therapeutics Ltd., a British Virgin Islands business company limited by shares with BVI company number 1916121 incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of the Company.
“Therapeutics Assignment” has the meaning set forth in Section 2.2(a)(ii).
“Therapeutics Business” means the business, operations and activities of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), as conducted at any time prior to the Distribution Effective Time, that is not the CGRP Business.
“Third Party” means any Person who is not a Party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 5.4(a).
“Trade Secret” has the meaning given to such term in the Merger Agreement.
“Trademark” has the meaning given to such term in the Merger Agreement.
“Transfer” means to sell, assign, transfer, convey and deliver.
“Transfer Act” means the Connecticut Property Transfer Law, CGS §§ 22a-134 et seq. and its implementing regulations.
“Transfer Documents” has the meaning set forth in Section 2.2(b).
“Transferred Employees” means the RemainCo Employees who are Current Employees as of immediately prior to the Distribution Effective Time.
“Transfer Taxes” has the meaning set forth in Section 5.6(c).
“Transition Services Agreement” means that certain transition services agreement to be entered into by and between the Company and SpinCo at the closing of the Distribution, substantially in the form attached hereto as Exhibit A.
Section 1.2Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”,

“hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its Affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter to the Merger Agreement or which become available after the date of this Agreement.
ARTICLE II
SEPARATION
Section 2.1General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby in accordance with the terms of the Merger Agreement. It is the intent of the Parties that, prior to the Distribution, SpinCo shall have been restructured in accordance with the Pre-Closing Reorganization, such that, following the consummation of such reorganization, (a) SpinCo shall be a Bermuda exempted company, (b) SpinCo shall, directly or indirectly, own the equity interests of Therapeutics, BSP and their respective Subsidiaries and the rights, title and interest in and to the SpinCo Assets, (c) the Company shall, directly or indirectly, own the equity interests of its Subsidiaries (other than

SpinCo, BSP and Therapeutics and their respective Subsidiaries) and the rights, title and interest in and to the RemainCo Assets, (d) SpinCo shall, directly or indirectly, retain or assume, as applicable, all of the SpinCo Liabilities, (e) the Company or its designees shall retain or assume, as applicable, all the RemainCo Liabilities, (f) the Therapeutics Business shall be owned or held by SpinCo or its Affiliates and (g) the CGRP Business shall be owned or held by the Company or its Affiliates. For the avoidance of doubt, the foregoing shall be conducted in accordance with Schedule H.
Section 2.2Transfer of Assets and Assumption of Liabilities.
(a)On or prior to the Distribution Date, but in any case, prior to the Distribution Effective Time:
(i)Continuation of SpinCo. SpinCo shall discontinue as a British Virgin Islands company and shall continue as a Bermuda exempted company.
(ii)Transfer of Therapeutics. The Company shall Transfer its right, title and interest in all ordinary shares of Therapeutics to SpinCo (the “Therapeutics Assignment”).
(iii)Transfer of BSP. the Company shall Transfer its right, title and interest in all ordinary shares of BSP to SpinCo (the “BSP Assignment”).
(iv)Transfer and Assignment of SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, Transfer to SpinCo or any member of the SpinCo Group designated by SpinCo, and such members of the SpinCo Group shall accept from the Company and its Subsidiaries, all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by Therapeutics or a wholly owned Subsidiary of Therapeutics, such SpinCo Asset may be assigned, Transferred, conveyed and delivered to SpinCo as a result of the Therapeutics Assignment or BSP Assignment);
(v)Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of (A) when, where or against whom such SpinCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(vi)Transfer and Assignment of RemainCo Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or any

member of the RemainCo Group designated by the Company, all of the RemainCo Assets, if any, held by SpinCo or any such members of the SpinCo Group; and
(vii)Acceptance and Assumption of RemainCo Liabilities. The applicable members of the RemainCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all RemainCo Liabilities in accordance with their respective terms, regardless of (A) when, where, or against whom such RemainCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such RemainCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such RemainCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)Transfer Documents. In furtherance of the Therapeutics Assignment, the BSP Assignment, Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.2(a), (i) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to prepare, execute and deliver, such Conveyancing and Assumption Instruments as and to the extent necessary to evidence the Transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)) and (ii) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such Conveyancing and Assumption Instruments as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)). All of the foregoing documents contemplated by this Section 2.2(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SpinCo Assets or SpinCo Real Property to any member of the SpinCo Group.
(d)Transfer Act. If the Transfer of any of the SpinCo Real Property to SpinCo pursuant to Section 2.2(a)(iv) triggers the Transfer Act, then SpinCo shall, in connection with such Transfer, be identified as the “Certifying Party” as such term is defined in the Transfer Act.
Section 2.3Treatment of Commingled Contracts. From the date of this Agreement and until the date that is twelve (12) months after the Distribution, to the extent (i) the rights and obligations (or comparable services) under any Commingled Contract have not been or are not contemplated to be provided to the SpinCo Group pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to this Agreement, and (iii) requested by SpinCo in writing, the Company shall use its commercially reasonable efforts to assist SpinCo (in each case with effect following the Distribution Effective Time): (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Therapeutics Business with any Third Party which is a counterparty to any Commingled Contract; (B) to assign to a member of the SpinCo Group the rights and obligations under such Commingled Contract to the extent related to the Therapeutics Business, so that the Company and SpinCo or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Business; or (C) to establish reasonable and lawful arrangements designed to provide the SpinCo Group with the rights and obligations under such Commingled Contract to the extent related to the Therapeutics Business; provided, however, that the Company makes no representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group on the existing terms of the applicable Commingled Contract or at all. Neither the Company nor its Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation or offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 2.3.
Section 2.4Termination of Intercompany Contracts. The Company shall (and shall cause each member of the RemainCo Group to), on the one hand, and SpinCo shall (and shall cause each member of the SpinCo Group to), on the other hand, terminate (and no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from) any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for this Agreement or the Transition Services Agreement, with such termination to be effective as of the Distribution Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, this Section 2.4 does not apply to any trade payables and receivables, which are to be governed by Section 2.5.
Section 2.5Intercompany Accounts. Except as set forth in Section 5.1 and to the extent not otherwise settled or otherwise eliminated pursuant to this Agreement or the Merger Agreement, all (a) intercompany receivables, payables and loans, if any, and (b) intercompany balances between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, shall be settled or otherwise eliminated, in each case as of the Distribution Effective Time. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, at the reasonable request of any other Party, take, or cause to be taken, such actions as may be reasonably necessary to acknowledge the foregoing.
Section 2.6Nonassignability of Assets and Liabilities.
(a)Notwithstanding anything to the contrary set forth herein, except with respect to Commingled Contracts, which are addressed in Section 2.2(d), to the extent that any Transfer or attempted Transfer or assumption or attempted assumption hereunder is (i) prohibited by any applicable Law or (ii) without a Third Party consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Third Party consent has not been obtained prior to the Distribution, then, in each case, subject to the conditions to the Distribution, the Distribution shall proceed without such Transfer or assumption.
(b)From and after the Distribution, with respect to (i) any Asset whose Transfer pursuant to this Agreement (other than Commingled Contracts) is delayed (each, a “Delayed Asset”) or (ii) any Liability whose assumption pursuant to this Agreement (other than Liabilities under Commingled Contracts) is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (x) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use their commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, and (y) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or shall cause any relevant member of its Group to, (A) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (B) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (C) subject to Section 2.3 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (D) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability. Once the required Third Party consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred or assumed prior to the Distribution and owned by such Group for U.S. federal (and applicable state or local) income tax purposes from and after the Distribution, to the extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance with the terms of this Section 2.6), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Third Party consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 2.6, or the transactions contemplated by the Transition Services Agreement. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement or the Transition Services Agreement and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 2.6, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.

(c)The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 2.6 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of SpinCo or the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Distribution.
Section 2.7Wrong Pockets.
(a)Subject to Section 2.3 (Treatment of Commingled Contracts) and Section 2.6 (Nonassignability of Assets and Liabilities), (i) if after the Distribution, any Party discovers that any SpinCo Asset or any Registered Intellectual Property exclusively used, practiced, held for the use or practice of, or otherwise related to, the Therapeutics Business is held by any member of the RemainCo Group or any of their respective then-Affiliates, RemainCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset and all earnings to the extent arising from such SpinCo Asset from the time of the Distribution until the time of such transfer to SpinCo or an Affiliate of SpinCo designated by SpinCo, for no additional consideration or (ii) if after the Distribution, any Party discovers that any RemainCo Asset or any Registered Intellectual Property (other than the “Biohaven” name and mark, other Licensed Names and Marks, and any goodwill and common law rights thereto) that is not exclusively used, practiced, held for the use or practice of, or otherwise related to, the Therapeutics Business is held by any member of the SpinCo Group or any of their respective then-Affiliates, SpinCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset and all earnings to the extent arising from such RemainCo Asset from the time of the Distribution until the time of such transfer to the Company or an Affiliate of the Company designated by the Company, for no additional consideration. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(b)At any time prior to the Distribution Effective Time, Parent may, in its sole discretion, elect to designate additional RemainCo Assets as SpinCo Assets, such that such Assets will be assigned to or remain with SpinCo at the closing of the Distribution; provided, that (i) any such designated RemainCo Assets must be primarily related to the Therapeutics Business, and (ii) the designation of such Assets as SpinCo Assets may not result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets.  To the extent that the designation of any such Assets as SpinCo Assets would result in the assumption of additional

SpinCo Liabilities by SpinCo that exceed the value of such Assets, or where such Assets are not primarily related to the Therapeutics Business, the Parties will negotiate in good faith to determine the allocation of such Assets as between RemainCo and SpinCo.
Section 2.8Novation of Liabilities.
(a)Each Party, at the written request of the other Party, shall use commercially reasonable efforts (i) to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Distribution Effective Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Distribution Effective Time as provided in this Agreement (such other Party, the “Other Party”), or (ii) to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).
(b)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms of such Contract, license or other obligation, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Distribution Effective Time. The Liable Party shall indemnify the Other Party as set forth in ARTICLE V; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party for losses resulting from such Other Party’s gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.9Guarantees.
(a)(i) The Company shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, as applicable, and (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any Liability of the Company (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, as applicable, and (B) have all members of the RemainCo Group removed as guarantor of or obligor for any Liability of SpinCo (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.9(b), no member of the SpinCo Group, or the RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.
(b)On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the SpinCo Group from a guaranty for the benefit of any member of the RemainCo Group, the Company shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the RemainCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached. On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the RemainCo Group from a guaranty for the benefit of any member of the SpinCo Group, SpinCo shall, and shall cause the other members of its respective Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the SpinCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.
(c)If any of SpinCo or the Company is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) the Party whose Group is the relevant beneficiary of such guarantee or any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements shall indemnify and hold harmless the unreleased guarantor or obligor for any Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder and (ii) each of SpinCo and the Company agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.
Section 2.10Payments.
(a)Immediately prior to the Distribution Effective Time, (i) Parent or its Affiliate shall pay the Company an amount equal to the remainder of (x) $275,000,000, minus (y) the sum of the amount of marketable securities and cash and cash equivalents contained in any SpinCo Accounts as of the close of business on the day prior to the Distribution Effective Time (such net amount, the “SpinCo Funding”) and (ii) the Company shall contribute the SpinCo Funding to SpinCo.
(b)Following the Distribution, and in connection with the transactions contemplated herein and in the Merger Agreement, the Company will have payment obligations to SpinCo in accordance with and subject to the terms set forth in Schedule I (the “Royalty Payments”). Notwithstanding anything else to the contrary in this Agreement or in the Merger Agreement, the Parties intend as of the date hereof that Royalty Payments shall not be subject to any deduction or withholding for Taxes, unless otherwise required by applicable Law. If such deduction or withholding are required by applicable Law, Company shall cause SpinCo to be notified reasonably in advance (together with the grounds therefor). The Parties shall reasonably cooperate to minimize or eliminate any such deduction or withholding.
Section 2.11Bank Accounts; Funds in Transit. Except as otherwise provided in the Transition Services Agreement:
(a)Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts or agreements governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group (collectively, the “RemainCo Accounts”) so that each such SpinCo Account and RemainCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) (“Linked”) to any RemainCo Account or SpinCo Account, respectively, is de-Linked from such RemainCo Account or SpinCo Account, respectively. The respective owner or legal custodian of each SpinCo Account or RemainCo Account shall continue to own such SpinCo Account or RemainCo Account, as applicable, as of the Effective Time, including all cash and cash equivalents contained therein. It is intended that, following consummation of the actions contemplated by this Section 2.11(a), there will be in place a cash management process pursuant to which (i) the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group and (ii) the RemainCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the RemainCo Group.
(b)With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement or the Transition Services Agreement.
(c)As between the Company and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Effective Time by either the Company or SpinCo (or any member of their respective Groups) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.
Section 2.12Restriction on Prepayment of Expenses. Prior to the Distribution Effective Time, the Company shall not, and shall cause its Affiliates (including SpinCo) not to, prepay any trade payables of the SpinCo Group except in the ordinary course of business, consistent with past practice.
Section 2.13Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS

RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM, DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE, CHARGE, ASSESSMENT OR LIEN AND (B) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.
ARTICLE III
DISTRIBUTION
Section 3.1Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, the Company shall prepare and, in accordance with applicable Law, file with the SEC the Spin-Off Registration Statement, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SpinCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1 shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert an alternative tax treatment in respect of the Distribution.
Section 3.2Distribution.
(a)On the Distribution Date, but immediately prior to the Effective Time of the Merger, the Company shall instruct the Company’s stock transfer agent (the “Agent”) to effect the Distribution by distributing the SpinCo Common Shares to holders of record of Company Common Shares as of the Distribution Record Date, and to credit the appropriate number of such SpinCo Common Shares to book entry accounts for each such holder of

Company Common Shares, as further contemplated by the this Agreement and the Merger Agreement.
(b)The SpinCo Common Shares issued in the Distribution are generally intended to be distributed pursuant to a book entry system. The Company shall instruct the Agent to deliver the SpinCo Common Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Company Common Shares on the Distribution Record Date, a statement of the SpinCo Common Shares credited to such holder’s account. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of SpinCo Common Shares on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional SpinCo Common Shares into whole SpinCo Common Shares and (ii) sell such SpinCo Common Shares in the open market at then-prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales, and after deducting any Taxes required to be withheld therefrom.
Section 3.3SpinCo Memorandum of Continuance and Bye-Laws. On or prior to the Distribution Date, SpinCo shall have taken all necessary actions to provide for the adoption of the form of SpinCo Memorandum of Continuance and Bye-Laws in substantially the form attached hereto as Exhibit B, as such exhibit may be amended, supplemented or otherwise modified by SpinCo with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
Section 3.4Directors. On or prior to the Distribution Date, the Company and SpinCo shall have taken all necessary action to cause the board of directors of SpinCo to consist of the individuals identified by SpinCo to the Company prior to the Distribution, including the resignation or removal of any individuals not so identified.
Section 3.5Election of Officers. On or prior to the Distribution Date, SpinCo shall take all actions necessary and desirable so that as of the Distribution Date, the officers of SpinCo will be as set forth in the Information Statement, including the resignation or removal of any individuals not so identified.
Section 3.6State Securities Laws. Prior to the Distribution Date, the Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States in order to effect the Distribution.
Section 3.7Listing Application. Prior to the Distribution Date, the Company and SpinCo shall prepare and file with a National Securities Exchange a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause such National Securities Exchange to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Common Shares.

ARTICLE IV
ADDITIONAL COVENANTS; FURTHER ASSURANCES
Section 4.1Permits; Consents. On or prior to the Distribution Date, the Parties shall use their respective commercially reasonable efforts to (i) Transfer or cause to be Transferred any transferable RemainCo Permits which are held in the name of any member of the SpinCo Group, or in the name of any employee, officer, director, shareholder or agent of a member of the SpinCo Group, on behalf of SpinCo, to the Company, (ii) Transfer or cause to be Transferred any transferable SpinCo Permits which are held in the name of any member of the RemainCo Group, or in the name of any employee, officer, director, shareholder or agent of a member of the RemainCo Group, on behalf of the Company, to SpinCo, and (iii) obtain all Consents with respect to any Contracts to the extent required in connection with the Distribution.
Section 4.2Licensed Names and Marks.
(a)Subject to Section 4.2(b) and Section 4.2(c), effective on the Distribution Date, SpinCo, on behalf of the SpinCo Group, hereby grants to Parent, RemainCo and each of their respective Subsidiaries and Affiliates a worldwide, non-exclusive, non-transferable (except as set forth in Section 4.2(e)), non-sublicensable (except as set forth in Section 4.2(f)), royalty-free, fully paid-up license to use and display the Restricted Names and Marks and all other Trademarks set forth on Exhibit C (the “Licensed Names and Marks”) for the two (2)-year period immediately following the Distribution Date, in each case, solely (i) in connection with the operation of the CGRP Business (or any natural evolutions or extensions thereof), including to exploit products and services in the operation of the CGRP Business (or any natural evolutions or extensions thereof), and on signage, forms, promotional, marketing and informational materials, stationery, displays (including any use on the Internet), business cards, equipment and other supplies owned or possessed by RemainCo and each of its Subsidiaries as of the Distribution Date, (ii) in accordance with SpinCo’s generally applicable Trademark usage guidelines, as may be provided to RemainCo from time to time, and (iii) as otherwise required to comply with applicable Law.
(b)Within ninety (90) business days after the Distribution Date, RemainCo shall, and shall cause its Subsidiaries to, (i) take all action necessary to change the corporate name of each entity that includes a Licensed Name and Mark to a name that is not confusingly similar to any Licensed Name and Mark, and (ii) execute all documents as may be necessary to evidence any such name changes; provided that the 90-day time period will be extended to the extent necessary for delays outside of RemainCo’s reasonable control or for a reasonable period of time as is reasonably necessary to mitigate commercial and operational disruption of the applicable name change; provided, further, such extension shall not exceed an additional thirty (30) days without SpinCo’s prior written consent not to be unreasonably withheld.
(c)Except as set forth in this Section 4.2, within two (2) years after the Distribution Date, RemainCo shall, and shall cause each of its Subsidiaries to, (i) cease and discontinue all uses of Licensed Names and Marks; and (ii) eliminate the Licensed Names and Marks from, revise, paint over or otherwise obscure the Licensed Names and Marks, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing the Licensed Names and Marks) owned or controlled by RemainCo or any of its Subsidiaries after the Distribution Date. With respect to RemainCo’s activities to effect the actions described in clauses (i) or (ii) of the preceding sentence, SpinCo will cooperate with RemainCo in these activities as reasonably requested by RemainCo and all costs reasonably incurred and payable to Third Parties in the conduct of such activities by RemainCo or SpinCo will be equally shared by the Parties through quarterly reconciliation. Notwithstanding the foregoing, RemainCo shall not be deemed to be in breach of this Section 4.2(c) if, after the date of this Agreement, RemainCo or any of its Subsidiaries (x) uses a Licensed Name and Mark in a nominative manner in textual sentences referencing the historical relationship between RemainCo, on the one hand, and SpinCo, on the other hand, which references are factually accurate, (y) retains copies of any books, records and other materials that, as of the date of this Agreement, contain or display the Licensed Name and Marks and such copies are used solely for internal or archival purposes (and not public display) or (z) uses the Licensed Names and Marks to comply with applicable Laws or for litigation, regulatory or corporate filings and documents filed by RemainCo or any of its Subsidiaries with any Governmental Authority.
(d)SpinCo will indemnify, defend, and hold Parent, RemainCo, and each of their respective Subsidiaries and Affiliates harmless from and against any and all claims, losses, Liabilities, damages, and associated legal expenses suffered or incurred by Parent, RemainCo, or each of their respective Subsidiaries and Affiliates to the extent arising out of claims by third parties that Parent’s, RemainCo’s, or any of their respective Subsidiaries’ and Affiliates’ use of the Licensed Names and Marks in accordance with the terms of this Agreement infringes, dilutes, constitutes unfair competition, or otherwise violates the rights of such third party in a Trademark. SpinCo’s indemnification obligations pursuant to this Section 4.2(d) shall be governed by Section 5.4 herein.
(e)RemainCo may assign the license granted in Section 4.2(a), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the CGRP Business to which the license relates.
(f)RemainCo may sublicense the license granted in Section 4.2(a) solely within the scope of the license granted to RemainCo to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third party service providers in connection with the CGRP Business and its Affiliates and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the CGRP Business and its Affiliates. RemainCo shall be responsible for compliance by any sublicensee to the terms and conditions set forth herein that are applicable to such sublicensee.
(g)RemainCo shall not, and shall cause any permitted sublicensee not to, use the Licensed Names and Marks in any manner that is reasonably likely to (a) harm or impair the goodwill associated with any of the Licensed Names and Marks or (b) compromise the validity of, or SpinCo’s ability to enforce, any of the Licensed Names and Marks. At SpinCo’s request, RemainCo shall provide reasonable evidence to illustrate that it has complied with the then-current SpinCo’s generally applicable Trademark usage guidelines as provided to RemainCo.

Section 4.3Intellectual Property Recordation. The Company and SpinCo shall, and shall cause any members of their respective Groups to, promptly after the Distribution Date, but in no event later than twenty-one (21) business days thereafter, sign and execute all additional documents and undertake all other actions reasonably required or advisable to effectuate and register the ownership of all Intellectual Property (x) owned by SpinCo or any member of the SpinCo Group, on the one hand, or (y) owned by the Company or any member of the RemainCo Group, on the other, that is intended to be transferred to the other Party or a member of the other Party’s Group, pursuant to Section 2.2, in the United States Patent and Trademark Office and United States Copyright Office and all foreign equivalents thereof. Without limiting the foregoing, each of Parent and SpinCo acknowledges that, after the Distribution Date, the other Party is free to maintain, abandon, sell or assign all such Intellectual Property at its sole discretion without any consent of such Party.
Section 4.4Transition Services Agreement. On or prior to the Distribution Date, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Transition Services Agreement and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby. Each of the Company and SpinCo shall (a) use its respective reasonable best efforts to finalize the Transition Services Agreement (including all schedules and exhibits thereto) as promptly as practicable after the date of this Agreement, and in no event later than the Distribution Date and (b) provide all necessary information, and use reasonable best efforts, to identify all services necessary for the other Party’s respective business (i.e., the CGRP Business for the Company as the receiving Party and the Therapeutics Business for SpinCo as the receiving Party) and include such services under the Transition Services Agreement as requested by the receiving Party.
Section 4.5Employee Matters.
(a)Transfer of Current Employees. As part of the Pre-Closing Reorganization, and prior to the Distribution Effective Time, SpinCo Group shall transfer and assign the employment of each Transferred Employee to a member of the RemainCo Group.
(i)Severance. The Parties agree that the (A) transfer of each Transferred Employee’s employment to a member of the RemainCo Group shall not be deemed to be a termination of employment by the applicable member of the SpinCo Group and shall not trigger any obligation to pay severance, separation pay, salary continuation or other similar benefits to such Transferred Employee and (B) with respect to each SpinCo Employee who has entered into an employment agreement with a member of the RemainCo Group whose employment agreement is a RemainCo Plan and identified on Schedule F, the closing of the transactions contemplated by the Merger Agreement shall be deemed to be a termination of employment without “cause” by the applicable member of the RemainCo Group for purposes of such employment agreement and the RemainCo Group shall pay the applicable severance entitlements on the terms and conditions set forth in Schedule F.
(ii)Employment Arrangements. The Company will assume and honor, or will cause a member of the RemainCo Group to assume and honor, the employment and individual agreements set forth in Schedule F. SpinCo will, or will cause a member of the SpinCo Group, to retain all other employment and individual agreements set forth in Schedule D.
(iii)Change in Control. The Parties acknowledge and agree that the consummation of the Distribution itself shall not be deemed a “change in control,” or term of similar import for purposes of any RemainCo Plan or SpinCo Plan, but the closing of the transactions contemplated by the Merger Agreement will be a “change in control” or term of similar import for purposes of all RemainCo Plans set forth in Schedule E and SpinCo Plans set forth in Schedule D, in each case, to the extent applicable.
(iv)At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the RemainCo Group or any member of the SpinCo Group to (A) continue the employment of any Current Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (B) change the employment status of any Current Employee from “at-will”.
(v)Restrictive Covenants. For the purpose of any restrictive covenant in any SpinCo Plan or any award thereunder, (A) neither the Company nor any member of the RemainCo Group shall be regarded as a “competitive entity” for any Transferred Employees, (B) working for the RemainCo Group will not breach any non-solicit or confidentiality provisions and (C) the transfer of the Transferred Employees’ employment to the Company will be deemed not to be a breach of any non-solicitation covenant. The SpinCo Group shall enforce any restrictive covenant provisions, including without limitation non-competition, non-solicitation, Intellectual Property and confidentiality covenants, in SpinCo Plans and awards thereunder against any Transferred Employee whose employment with the Company terminates after the Distribution Effective Time. For the purpose of any restrictive covenant in any RemainCo Plan or any award thereunder, (A) neither SpinCo nor any member of the SpinCo Group shall be regarded as a “competitive entity” for any SpinCo Employees, (B) working for the SpinCo Group will not breach any non-solicit or confidentiality provisions and (C) the transfer of the SpinCo Employees’ employment to SpinCo by virtue of the Pre-Closing Reorganization will be deemed not to be a breach of any non-solicitation covenant. The RemainCo Group shall enforce any restrictive covenant provisions, including without limitation non-competition, non-solicitation, Intellectual Property and confidentiality covenants, in RemainCo Plans and awards thereunder against any SpinCo Employee whose employment with SpinCo terminates after the Distribution Effective Time.
(b)SpinCo Plans; COBRA. Except as provided otherwise in the Transition Services Agreement, the Parties shall take any and all action as shall be necessary or appropriate such that, effective as of the Effective Time or such later date as contemplated by the terms of the applicable SpinCo Plan or as required by applicable Law, (i) the Company and each member of the RemainCo Group, to the extent applicable, shall cease to be a participating company in any SpinCo Plan (if applicable); and (ii) each Transferred Employee shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any SpinCo Plan. SpinCo shall remain responsible for compliance with the health care continuation coverage requirements of COBRA or other similar Law with respect to any current or former employee of the Company or its Affiliates who incurred a “qualifying event” under COBRA or other similar Law on or prior to the Effective Time. The Parties agree that neither the Distribution nor any transfers of employment from SpinCo or its Subsidiaries to the RemainCo Group that occur as contemplated by this Agreement shall constitute a “qualifying event” for purposes of COBRA.
(c)Treatment of Company Equity-Based Awards; Cash Bonus Plans.
(i)Generally. Prior to the Distribution, the Company and SpinCo shall take any action as shall be necessary or appropriate to provide that, in connection with and effective as of the Distribution, (A) each outstanding option (a “Pre-Spin Biohaven Option”) to purchase Company Common Shares granted under the Biohaven Equity Plans shall be adjusted so that such option is an option to acquire SpinCo Common Shares (a “SpinCo Option”) and an option to acquire Company Common Shares (a “Post-Spin Biohaven Option”), and (B) each outstanding restricted stock unit (a “Pre-Spin Biohaven RSU”) granted under the Company Equity Plans shall be adjusted so that such restricted stock unit is a restricted stock unit in respect of SpinCo Common Shares (a “SpinCo RSU”) and a restricted stock unit in respect of Company Common Shares (a “Post-Spin Biohaven RSU”), in each case as set forth below, except as otherwise expressly provided in the Merger Agreement. Prior to the Distribution, SpinCo shall adopt an equity compensation plan under which the SpinCo Options and SpinCo RSUs shall be issued with terms consistent with this Section 4.5(b), subject to the prior review and reasonable comment by Parent, which such reasonable comments shall be incorporated into such equity compensation plan. Upon the Effective Time, each Post-Spin Biohaven Option, Post-Spin Biohaven RSU, SpinCo Option and SpinCo RSU shall accelerate and vest in full, except as otherwise expressly provided in the Merger Agreement.
(ii)Post-Spin Biohaven Options. The number of shares underlying each Post-Spin Biohaven Option shall equal the number of shares underlying the applicable Pre-Spin Biohaven Option. The exercise price of each Post-Spin Biohaven Option shall equal the product, rounded up to the nearest cent, of (A) the exercise price of the applicable Pre-Spin Biohaven Option multiplied by (B) the quotient obtained by dividing (1) the RemainCo Per Share Value by (2) the Combined Per Share Value. The Post-Spin Biohaven Option shall otherwise receive the same treatment, and be subject to the same terms and conditions, as the Pre-Spin Biohaven Option.
(iii)SpinCo Options. The number of SpinCo Common Shares underlying each SpinCo Option shall equal the number of shares underlying the applicable Pre-Spin Biohaven Option multiplied by the Distribution Ratio, rounded down to the nearest whole number of shares. The exercise price of each SpinCo Option shall equal the price, rounded up to the nearest cent, determined by dividing (A) the product of (1) the exercise price of the Pre-Spin Biohaven Option multiplied by (2) the quotient obtained by dividing (a) the SpinCo Per Share Value by (b) the Combined Per Share Value, by (B) the Distribution Ratio. Each SpinCo Option shall be otherwise subject to terms and conditions substantially the same as the applicable Pre-Spin Biohaven Option.
(iv)Post-Spin Biohaven RSUs. The number of restricted stock units subject to each Post-Spin Biohaven RSU shall equal the number of shares subject to the applicable Pre-Spin Biohaven RSU, with any applicable performance conditions deemed achieved at 100%.
(v)SpinCo RSUs. The number of restricted stock units subject to each SpinCo RSU shall equal (1) the number of shares subject to the applicable Pre-Spin Biohaven RSU, with any applicable performance conditions deemed achieved at 100%, multiplied by (2) the Distribution Ratio, rounded down to the nearest whole number of shares.
(vi)Settlement. The Company shall be responsible for all Liabilities associated with Post-Spin Biohaven Options and Post-Spin Biohaven RSUs (the treatment of which at the Effective Time of the Merger shall be as set forth in the Merger Agreement), and SpinCo shall be responsible for all Liabilities associated with SpinCo Options and SpinCo RSUs, including any share delivery, registration or other obligations related to the settlement of such awards.
(vii)Short-Term Incentive Plans. SpinCo acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which SpinCo Employees participate. The Company acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which RemainCo Employees participate (and, for the avoidance of doubt, shall retain responsibility for payment of the bonuses thereunder with respect to the entire calendar year in which the Closing occurs); it being understood that neither the Company nor any member of the RemainCo Group will assume any annual cash or other short-term cash incentive plan or program maintained or sponsored by SpinCo or its Subsidiaries.
(d)Individual Arrangements.
(i)SpinCo acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the SpinCo Group and any SpinCo Employee.
(ii)The Company acknowledges and agrees that, except as otherwise provided herein or set forth in Schedule F, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the RemainCo Group and any RemainCo Employee, provided such arrangement is set forth in Schedule F.
(e)Payroll and Related Taxes. The Parties shall, to the extent practicable, (A) treat the Company or a member of the RemainCo Group as a “successor employer” and SpinCo (or the appropriate member of the SpinCo Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (B) cooperate with each other to avoid, to the extent possible, the filing of more than one United States Internal Revenue Service Form W-2 with respect to each Transferred Employee for the calendar year in which the Distribution Effective Time occurs.
(f)Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the RemainCo Plans and the SpinCo Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the RemainCo Plans and SpinCo Plans, as applicable, as soon as administratively practicable after the Distribution Effective Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of Transferred Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.
(g)Director Obligations. Except for any SpinCo Options and SpinCo RSUs issued pursuant to Section 4.5(c)(iii) or Section 4.5(c)(iv) to current or former members of the Company Board, the Company shall retain responsibility for the payment of any cash fees payable in respect of service on the Company Board, as required by existing Benefit Plans disclosed to Parent as of the date of this Agreement, that are payable but not yet paid as of the Distribution, on the terms set forth in the Merger Agreement, and SpinCo shall have no responsibility for any such payments.
(h)Specific Company and SpinCo Compensation Obligations. The Company and SpinCo shall each expressly retain responsibility for their respective obligations and Liabilities with respect to the payment of any retention bonuses and section 4999 make-whole payments set forth in Section 5.1(b)(E) of the Company Disclosure Letter to the Merger Agreement, and the Company shall expressly retain responsibility for any payments in respect of Bioshin options as set forth in Section 5.1(b)(E) (and the definitions of “RemainCo Liabilities” and “SpinCo Liabilities” shall be interpreted consistently with this Section 4.5(h)).
(i)No Third Party Beneficiaries. No provision of this Agreement shall be construed to create any right to any compensation or benefit on the part of any SpinCo Employee or RemainCo Employee or other future, present, or former employee of any member of the SpinCo Group or RemainCo Group under any SpinCo Plan or RemainCo Plan or otherwise. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. Nothing in this Agreement is intended to confer upon any Current Employee or former employee or service provider of SpinCo, the Company or either of their respective Subsidiaries or Affiliates any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.
Section 4.6Release of Liens. The Company shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any SpinCo Asset that serves as collateral or security for any Liability of any member of the RemainCo Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution. If any such Lien is not so Discharged prior to the Distribution, the Company shall, at its sole cost and expense, to use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Lien to be Discharged shall constitute a RemainCo Liability.
Section 4.7No Solicit; No Hire. None of RemainCo, SpinCo or any member of their respective Groups shall, for a period of twelve (12) months from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule G of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 4.7 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 4.7 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 4.7 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire employees of the other, the Parties shall not have an agreement not to hire employees of the other but agree not to actively solicit the services of each other’s employees for such period on and after the Effective Time as specified in this Section 4.7.
Section 4.8Insurance Matters.
(a)From and after the Effective Time, with respect to any Losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time, the Company will provide SpinCo with access to, and SpinCo may, upon ten (10) business days’ prior written notice to the Company, make claims under, the Company’s Third Party insurance policies in place prior to the Effective Time and the Company’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
(i)SpinCo shall report any claim in writing to the Company, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by the Company in accordance with the Transition Services Agreement and the Company’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by the Company to SpinCo in writing);
(ii)SpinCo and the members of the SpinCo Group shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for), and shall indemnify, hold harmless and reimburse the Company and the members of the RemainCo Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under any insurance provided pursuant to this Section 4.8(a), including any indemnification payments under ARTICLE V, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the SpinCo Group, its employees or Third Parties; and
(iii)SpinCo shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 4.8(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the RemainCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to the Company’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the RemainCo Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to the Company’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the Company may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Effective Time, the Company elects not to reinstate the policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct the Company in writing to, and the Company shall, in such case, reinstate the policy aggregate; provided that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
(b)Except as provided in Section 4.8(a), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of the Company or any other member of the RemainCo Group. At the Effective Time, SpinCo shall, unless it has obtained the prior written consent of the Company, have in effect all insurance programs obligations required to comply with SpinCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber liability.
(c)Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of the Company or any member of the RemainCo Group pursuant to this Section 4.8, shall take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between the Company or any member of the RemainCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by the Company or any member of the RemainCo Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of the Company or any member of the RemainCo Group under the applicable insurance policy.
(d)All payments and reimbursements by SpinCo pursuant to this Section 4.8 will be made within fifteen (15) days after SpinCo’s receipt of an invoice therefor from the Company. If the Company incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless the Company for such enforcement costs, including reasonable, documented attorneys’ fees. The Company shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Company’s insurers with respect to any of the Company’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with the Company and share such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as it deems appropriate, including but not limited to with respect to (i) any claims made pursuant to Section 4.8(a) and the management thereof, (ii) any policy premium adjustments with respect to (A) the Company’s Third Party insurance policies in place prior to the Effective Time and (B) the Company’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time, and (iii) the release of any and all Company surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither the Company nor any of the members of the RemainCo Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Company or any member of the RemainCo Group for any acts or omissions by any member of the SpinCo Group incurred prior to Effective Time.

(e)This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the RemainCo Group in respect of any insurance policy or any other Contract or policy of insurance.
(f)SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the RemainCo Group shall have any Liability whatsoever as a result of the insurance policies and practices of the Company and the members of the RemainCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
Section 4.9Shared IP.
(a)Effective as of the Distribution Date, the Company, on behalf of itself and the RemainCo Group, hereby grants to SpinCo and each member of the SpinCo Group a non-exclusive worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.9(c)), non-sublicensable (except as set forth in Section 4.9(d)) license under the RemainCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary to operate and exploit the Therapeutics Business as conducted as of the Closing and any natural evolutions or extensions thereof; provided in no event shall this license permit SpinCo, the SpinCo Group or their permitted sublicenses to use the RemainCo Shared IP in the field of the CGRP Business or any natural evolutions or extensions thereof.
(b)Effective as of the Distribution Date, SpinCo, on behalf of itself and the SpinCo Group, hereby grants to the Company and each member of the RemainCo Group a non-exclusive worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.9(c)), non-sublicensable (except as set forth in Section 4.9(d)) license under the SpinCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary to operate and exploit the CGRP Business as conducted as of the Closing and any natural evolutions or extensions thereof; provided in no event shall this license permit the Company, the RemainCo Group or their permitted sublicenses to use the SpinCo Shared IP in the field of the Therapeutics Business or any natural evolutions or extensions thereof.
(c)The Company and SpinCo, as applicable, may assign the license granted in Section 4.9(a) and Section 4.9(b), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the Business of the Company or SpinCo, as applicable, and its Affiliates to which the license relates.
(d)The Company and SpinCo, as applicable, may sublicense the license granted in Section 4.9(a) and Section 4.9(b), as applicable, solely within the scope of the license granted to the Company and SpinCo, as applicable, to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third party service providers in connection with the Business of SpinCo or the Company, as applicable, and its Affiliates and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business of SpinCo or the Company, as applicable, and its Affiliates.
(e)Each Party will ensure, and will cause each member of its Group to ensure (i) that the Shared IP to which it is granted a license under this Agreement is maintained as the licensor Party’s Confidential Information under this Agreement (subject to any applicable exceptions in the definition of “Confidential Information”) and (ii) that any Shared IP that is a Trade Secret is not disclosed by such Party, any member of its Group or their employees to any Person other than a permitted sublicensee of such Shared IP under this Agreement or as required under applicable Law.  In addition, and without limiting anything in Section 6.5, each Party will ensure, and will cause each member of its Group to ensure, that any Person who receives disclosure of a Trade Secret is contractually obligated to continue to maintain the status of such Trade Secret as a trade secret or equivalent under applicable Law.
(f)The license granted in Section 4.9(a) and Section 4.9(b) is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and each of the Company and SpinCo may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto. For the avoidance of doubt, this Section 4.9 shall survive in perpetuity.
Section 4.10Further Assurances.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transition Services Agreement.
(b)Without limiting the foregoing, from and after the Distribution Effective Time, each Party shall cooperate with the other Party, subject to Section 2.6, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, Transfer or title, and to make all filings with, and to obtain all Consents and/or approvals of, and provide any notices to, any Governmental Authority or other Person under any permit, license, Contract, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.6, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party, free and clear of any Liens, other than any Permitted Liens.

(c)On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Transition Services Agreement.
(d)At or prior to the Distribution Effective Time, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into any Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement or the Transition Services Agreements.
ARTICLE V
INDEMNIFICATION; RELEASE
Section 5.1Release of Pre-Distribution Claims.
(a)Except (i) as provided in Section 5.1(a), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or in the Transition Services Agreement, and (iii) for any matter for which any Indemnified Party is entitled to indemnification pursuant to this ARTICLE V, each Party (A) on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were shareholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Pre-Closing Reorganization, Distribution or any of the other transactions contemplated hereunder and under the Transition Services Agreement and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Proceeding or claim against any member of the other Group in respect of such Liabilities. Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness.
(b)Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Parent or its Affiliates, to enforce this Agreement, the Merger Agreement, the Transition Services Agreement or any agreements, arrangements, commitments or understandings contemplated in this

Agreement, the Merger Agreement or the Transition Services Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:
(i)any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or the Transition Services Agreement including (A) with respect to the Company, any RemainCo Liability and (B) with respect to SpinCo, any SpinCo Liability;
(ii)any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;
(iii)any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand; and
(iv)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, the Transition Services Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Merger Agreement or the Transition Services Agreement.
(c)Nothing contained in Section 5.1(a) shall release the Company from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time or the Effective Time of the Merger, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Proceeding is a SpinCo Liability (other than any Proceeding arising out of the Merger), SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE V.
(d)Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).
(e)It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 5.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.
(f)Each of RemainCo and SpinCo, on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the RemainCo Group or the SpinCo Group, related to or arising out of the Distribution (including with respect to any “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply).
Section 5.2Indemnification by the Company.  Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, the Company agrees to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the RemainCo Liabilities, (ii) the failure of the Company or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the RemainCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to SpinCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the RemainCo Group for the benefit of any member of the SpinCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement and (vi) any Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from claims by any holders of common shares of the Company, in their capacity as such, in connection with the Distribution. This Section 5.2 shall not apply with respect to any Taxes and in no event shall the Company be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes.
Section 5.3Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo agrees to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses (including, for the avoidance of doubt, Taxes) of the RemainCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the SpinCo Liabilities, (ii) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the SpinCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to RemainCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the RemainCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement (but excluding any such Liabilities to the extent relating to information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement, the related Information Statement or such other filings), (vi) any Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from claims by any holders of common shares of SpinCo, in their capacity as such, in connection with the Distribution and (vii) any SpinCo Indemnified Taxes. This Section 5.3 shall apply with respect to any Taxes solely to the extent such Taxes constitute SpinCo Indemnified Taxes and in no event shall SpinCo be required to indemnify, defend and hold the RemainCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not SpinCo Indemnified Taxes.
Section 5.4Claims.
(a)If a claim or demand is made by a Third Party (a “Third Party Claim”) against a SpinCo Indemnitee or a RemainCo Indemnitee (each, an “Indemnified Party”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (a “Claim Notice”). The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of the Indemnified Party to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE V, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.
(b)If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this ARTICLE V. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) or consent to the entry of any judgment (i) which does not, to the extent that an Indemnified Party may have any Liability with respect to such Proceeding, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party or (iii) in any manner that involves any injunctive relief against the Indemnified Party or that may materially and adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.
(c)The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against an Indemnifying Party under this Agreement, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose (at its own expense) to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party or its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.
(d)Except in the case of intentional fraud and as otherwise provided in this Agreement, the rights and remedies under this ARTICLE V are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party or any failure to perform any covenant or agreement set forth in this Agreement. Each Party expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to transactions contemplated by this Agreement.

Section 5.5Limitation of Liability; Mitigation.
(a)No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement or the Transition Services Agreement or under any other Contract, agreement, arrangement or understanding.
(b)Each Indemnified Party shall use its respective commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this ARTICLE V promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided that such efforts in respect of Taxes shall not be required to the extent such efforts give rise to a greater than de minimis cost to the Indemnified Party.
(c)Any indemnity payment made by a Party to the other Party pursuant to this ARTICLE V in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from Third Parties (whether by payment, discount, credit, relief, insurance or otherwise) by the Indemnified Party or an Affiliate in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims. If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of expenses incurred by such Indemnified Party in collecting such amount.
(d)An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any Third Party insurance proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this ARTICLE V; provided that the Indemnified Party’s ability or inability to collect or recover any such insurance proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(e)The amount of any claim by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual Tax savings or insurance proceeds received by any Indemnified Party that result from the Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnified Party that results from receipt of payments under this ARTICLE V.

Section 5.6Tax Matters.
(a)Other than as provided under Section 5.3, Section 5.6(b), and Section 5.6(c) in respect of SpinCo, each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes.
(b)SpinCo shall be liable for any SpinCo Indemnified Taxes. “SpinCo Indemnified Taxes” shall mean, without duplication, (i) any and all Taxes arising in respect of (x) the SpinCo Indemnifiable Pre-Closing Reorganization Steps or (y) the Distribution; provided, for the avoidance of doubt, that each of the foregoing shall not include any Taxes imposed by reason of Section 965(l) of the Code; (ii) any payroll Taxes that are deferred under the CARES Act from a Pre-Distribution Tax Period to a subsequent tax period under the CARES Act for SpinCo Employees, and that would have been accrued Taxes of the Company for a Pre-Distribution Tax Period but for such deferral; and (iii) any Transfer Taxes allocated to SpinCo and its Subsidiaries under Section 5.6(c).
(c)The Company and SpinCo each hereby agree, any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement and the transaction contemplated hereby, together with any inflation adjustment, interest, penalties or additions with respect thereto (“Transfer Taxes”) shall be borne 100% by SpinCo; provided, that such Transfer Taxes shall not include any Taxes (a) arising in respect of any transaction undertaken by Parent, RemainCo or their Affiliates following the Closing (including any Section 338(g) Election or any liquidation (including a deemed liquidation for tax purposes) or merger of any of the RemainCo or its Affiliates), or (b) arising by reason of the forward merger which Parent elects to undertake pursuant to Section 1.1 of the Merger Agreement; provided, further, that the SpinCo Indemnifiable Irish Tax Duty shall be borne by SpinCo. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes, including any Irish stamp tax duty. The Party legally required to do so shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns.
(d)With respect to all reports, applications, registrations, filings or other documents required in connection with the Pre-Closing Reorganization pursuant to Bulletin of the PRC State Administration of Taxation 2015 No. 7, i.e. Pronouncement of the State Administration of Taxation on Issues of Corporate Income Tax on Indirect Transfers of Assets by Non-resident Enterprises to the State Taxation Administration of the People’s Republic of China and its subordinates (collectively, the “PRC Indirect Transfer Tax Filings”), the Company shall (i) no later than five (5) days prior to the due date for such PRC Indirect Transfer Tax Filings, provide Parent (or its Affiliate) with a draft of all such filings (ii) reflect in the PRC Indirect Transfer Tax Filings any reasonable comments that Parent (or its Affiliate) submits to the Company in a timely manner, (iii) if so requested by Parent (or its Affiliate), permit Parent (or its Affiliate) to participate (at its own cost) in such PRC Indirect Transfer Tax Filings on a joint deal reporting basis, and (iv) timely file all such PRC Indirect Transfer Tax Filings with the State Taxation Administration of the People’s Republic of China or an applicable subordinate.

The Parties shall timely cooperate in connection with the preparation and timely filing of such PRC Indirect Transfer Tax Filings, including with respect to the initial preparation of such filings.
(e)SpinCo shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns relating to any SpinCo Indemnified Taxes to the extent Tax liabilities shown thereon are solely in respect of SpinCo Indemnified Taxes (such Tax Returns, “SpinCo Prepared Returns”). Unless otherwise required by Law, such SpinCo Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. SpinCo shall submit each such SpinCo Prepared Return to the Company at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for the Company’s review, and SpinCo shall consider in good faith any comments proposed by the Company. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority. Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) have access to, or the right to prepare or examine, any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(f)SpinCo and RemainCo shall jointly prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns relating to both (x) SpinCo Indemnified Taxes and (y) Taxes of the Company and its Subsidiaries that are not SpinCo Indemnified Taxes (such Tax Returns, “Jointly Prepared Returns”). Unless otherwise required by Law, such Jointly Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. SpinCo and RemainCo shall cooperate in good faith in resolving any comments or disputes with respect to such Jointly Prepared Returns, and no Party shall file such Tax Returns without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) have access to, or the right to prepare or examine of, any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(g)A Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a final determination within the meaning of Section 1313 of the Code (or any similar state, local or non-U.S. law) or required by applicable Law; and (ii) if such amended Tax Return is reasonably expected to result in the other Party becoming responsible for a payment of Taxes shown thereon or pursuant to this Section 5.6, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained, such consent not to be unreasonably withheld, conditioned or delayed.
(h)Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with this

Section 5.6 or for which the Party is otherwise responsible, net of any reduction for reasonable costs and additional Taxes in connection thereto.
Section 5.7Tax Contests.
(a)The Company shall notify SpinCo within twenty (20) business days after receipt by it or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to SpinCo Indemnified Taxes (“Tax Claim”); provided, however, that the failure to give such notice shall not relieve SpinCo of any of its obligations under this Section 5.7, except to the extent that SpinCo is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
(b)SpinCo shall control, at its own expense, any Tax Claim to the extent Tax liabilities asserted therein (or are reasonably expected to be asserted in the future) that are solely SpinCo Indemnified Taxes (such Tax Claim, “SpinCo Controlled Claim”); provided, however, that with respect to any such claim, SpinCo shall (i) keep the Company reasonably informed of material developments with respect to such SpinCo Controlled Claim, (ii) consult with the Company before taking any significant or material action in connection with such SpinCo Controlled Claim and (iii) to the extent such Tax Claim is reasonably expected to give rise to Taxes of the Company, Subsidiaries, or their Affiliates that are not SpinCo Indemnified Taxes, not settle, compromise or abandon any such SpinCo Controlled Claim without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SpinCo and RemainCo shall jointly control, at each Party’s own expense, any Tax Claim with respect to Jointly Prepared Returns (such Tax Claim, “Jointly Controlled Claim”). With respect to any Jointly Controlled Claim, each Party shall (i) keep the other Party reasonably informed of material developments with respect to such Jointly Controlled Claim, (ii) consult with the other Party before taking any significant or material action in connection with such Jointly Controlled Claim and (iii) not settle, compromise or abandon any such Jointly Controlled Claim without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) control any Tax Claim to the extent it relates to any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(c)Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b) (Claims), the provisions of this Section 5.7 shall exclusively control with respect to any Tax Claim.
(d)Except for the provisions of Section 5.6 and foregoing provisions of this Section 5.7, any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) any agreements or arrangements solely between SpinCo and SpinCo Subsidiaries) to which SpinCo or any of its Subsidiaries is a party or otherwise subject shall be terminated as of the Distribution

Date and after the Distribution Date neither of SpinCo nor any of its Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.
ARTICLE VI
ACCESS TO INFORMATION
Section 6.1Provision of Corporate Records.
(a)Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the SpinCo Group for specific and identified agreements, documents, books, records or files (whether written or electronic) including accounting and financial records (collectively, “Records”) which relate to SpinCo or the conduct of the Therapeutics Business, or which SpinCo determines are necessary or advisable in order for SpinCo to prepare its financial statements and any reports or filings to be made with any Governmental Authority, the Company shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if SpinCo has a reasonable purpose for such originals) in the possession or control of any member of the RemainCo Group, but only to the extent such items are not already in the possession or control of the requesting Party.
(b)Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the RemainCo Group for specific and identified Records which relate to the Company or the conduct of the CGRP Business, or which the Company determines are necessary or advisable in order for the Company to prepare its financial statements and any reports or filings to be made with any Governmental Authority, SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if the Company has a reasonable purpose for such originals) in the possession or control of any member of the SpinCo Group, but only to the extent such items are not already in the possession or control of the requesting Party.
Section 6.2Access to Information. Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), and subject to applicable Law, for a period of five (5) years following the Distribution Date, upon reasonable prior notice, each of the Company and SpinCo shall (and shall cause its Subsidiaries to) afford the other applicable Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees and properties that relate to such other Party’s Business and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party all information concerning such other Party’s Business, as applicable, and such other Party’s properties and personnel related thereto as may be reasonably requested; provided, that the foregoing shall not require any Party or such Party’s Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would (A) be detrimental to such Party’s or any of its Subsidiaries’ Business or operations, (B) result in the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality, (C) be reasonably likely to result in a violation of any Law or (D) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding, (ii) disclose any Privileged Information of any Party or any of its Subsidiaries or (iii) submit to any invasive environmental testing or sampling.
Section 6.3Tax Information and Cooperation. The Company and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Pre-Closing Reorganization, the Distribution, Irish stamp duty clearance, if applicable, and in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any taxing authority as reasonably requested, all records reasonably necessary in connection with Taxes of SpinCo or the Therapeutics Business and in resolving all disputes and audits relating to Taxes allocable to a Pre-Distribution Tax Period. The Company and SpinCo agree that for U.S. federal income tax (and all applicable other) purposes (i) Biohaven Therapeutic Limited shall be treated as an association taxable as a corporation through the end of the Closing Date, (ii) as part of the Pre-Closing Reorganization, for the avoidance of doubt, in no event shall a direct owner of equity interests in a domestic partnership or a domestic corporation (each as described in Section 7701(a)(30) of the Code) transfer the equity interests in such entity, and (iii) to the extent the Closing Date is on or prior to December 31, 2022, the taxable year of the Company for 2022 shall not close earlier than the Closing. The Company and SpinCo agree to use commercially reasonable efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to SpinCo or the Therapeutics Business relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party and its Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.3 that does not relate solely to SpinCo or the Therapeutics Business except that, in the case of Tax information relating in part to SpinCo or the Therapeutics Business, a Party otherwise required to provide Tax information under this Section 6.3 shall use commercially reasonable efforts to provide such Tax information as relates solely to SpinCo or the Therapeutics Business (which may include, to the extent commercially reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to SpinCo or the Therapeutics Business). For the avoidance of doubt, this Section 6.3 shall be subject to the last sentence of Section 5.6(d).
Section 6.4Witnesses; Documents and Cooperation in Proceedings. At all times from and after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then-current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Proceeding brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).
(b)Without limiting any provision of this Section 6.4, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings.
(c)In connection with any matter contemplated by this Section 6.4, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
Section 6.5Confidentiality. (a) Notwithstanding any termination of this Agreement, except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a Trade Secret shall continue in effect for so long as the Confidential Information remains a Trade Secret under applicable Law, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or the Transition Services Agreement, (vi) to any Governmental Authority in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clauses (ii), (iii), (vi) or (vii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).
(b)Each of SpinCo and the Company acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party and/or members of its Group were Subsidiaries of the Company prior to the Distribution Date. Each of SpinCo and the Company shall, and shall cause the other members of its Group to, hold and cause its and their respective Representatives (or potential buyers) to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Distribution Date between one or more members of the SpinCo Group and/or the RemainCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.
(c)For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.5, then the applicable provisions contained in such Contract or policy shall control with respect thereto.
Section 6.6Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the RemainCo Group and the members of the SpinCo Group, and that each of the members of the RemainCo Group and each of the members of the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:
(a)The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates exclusively to the CGRP Business (other than with respect to Liabilities as to which SpinCo is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information that relates exclusively to the subject matter of any claims constituting RemainCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or the SpinCo Group.
(b)SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates exclusively to the Therapeutics Business (other than with respect to matters or claims that are RemainCo Liabilities or other Liabilities as to which the Company is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, in any lawsuits or other Proceedings initiated against or by SpinCo, whether or not the Privileged Information is in the possession of SpinCo or under the control of any member of the RemainCo Group or the SpinCo Group.
(c)The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.6, with respect to all privileges not allocated pursuant to the terms of Section 6.6(a) and (b).
(d)No Party may waive any privilege which may be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third Party Claims or as provided in Section 6.6(e) below.
(e)In the event of any litigation or dispute between or among the Parties, or any members of the respective Groups, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the members of the respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f)If a dispute arises between or among the Parties or any members of the respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.
(g)Upon receipt by any member of the respective Groups of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former Representatives have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.6 or otherwise to prevent the production or disclosure of such Privileged Information.
(h)The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreements of the Company and SpinCo, as set forth in Section 6.2, Section 6.3, Section 6.4, Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 and Section 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(i)Parent acknowledges that Sullivan & Cromwell LLP, Locke Lord LLP and Maples and Calder (“Prior Company Counsel”) have, on or prior to the Effective Time, represented one or more of the Parties and their Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the RemainCo Group, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Parent or any of its Affiliates (including the RemainCo Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Parent and the Company hereby (i) waives and shall not assert, and agrees after the Effective Time to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the RemainCo Group), and even though Prior Company Counsel may (A) have represented the RemainCo Group in a matter substantially related to such dispute or (B) be currently representing the RemainCo Group. Without limiting the foregoing, each of Parent and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the RemainCo Group or Prior Company Counsel’s duty of confidentiality as to the RemainCo Group and whether or not such disclosure is made before or after the Effective Time.
Section 6.7Ownership of Information. Any information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to ARTICLE V or this ARTICLE VI shall be deemed to remain the property of the providing Party (or member of its Group). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such information, whether by implication, estoppel or otherwise.
Section 6.8Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under ARTICLE V or this ARTICLE VI, agrees to reimburse the other Party (or member of such Party’s Group), upon the presentation of invoices therefor, for the reasonable out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), if any, incurred in seeking to satisfy the request of the requesting Party (or member of such Party’s Group).
Section 6.9Retention of Records. Except (a) as provided in Section 6.3, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, the RemainCo Group and the SpinCo Group shall use commercially reasonable efforts to retain all Records relating to the CGRP Business and the Therapeutics Business, as applicable, in accordance with its respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Parties’ respective records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by the Company or any member of the RemainCo Group prior to the Distribution and communicated to SpinCo in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire. Each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, commercially reasonable efforts shall include issuing a “litigation hold”).
Section 6.10Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE VI are subject to any specific limitations, qualifications and additional provisions on the sharing, exchange or confidential treatment of Confidential Information set forth in the Merger Agreement, the Transition Services Agreement and in any other agreement to which a member of the RemainCo Group and a member of the SpinCo Group is a party.
Section 6.11Policies and Best Practices. Without representation or warranty, SpinCo and the Company shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form Contracts).
Section 6.12Compliance with Laws and Agreements. Nothing in this ARTICLE VI shall be deemed to require any Person to provide any Privileged Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.
ARTICLE VII
CONDITIONS PRECEDENT TO THE DISTRIBUTION
Section 7.1Conditions Precedent to Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction or waiver by each Party of each of the following conditions:
(a)each of the conditions to the closing of the Merger Agreement set forth in Section 7 thereof shall have been fulfilled or waived by the Party for whose benefit such condition exists (other than (i) the condition set forth in Section 7.2(e) of the Merger Agreement with respect to completion of the Distribution and (ii) those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and Parent shall have confirmed to the Company in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution;

(b)the Spin-Off Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Spin-Off Registration Statement shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Company Common Shares as of the Distribution Record Date;
(c)the SpinCo Common Shares to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements;
(d)no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution, the Pre-Closing Reorganization or the Merger;
(e)the Transition Services Agreement shall have been duly executed and delivered by the parties thereto; and
(f)the Pre-Closing Reorganization shall have been effected in all material respects.
The foregoing conditions shall not limit the rights of the Parties under the Merger Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.1Survival. The covenants and agreements of the Parties contained in Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 4.9, Section 4.10, ARTICLE V, ARTICLE VI and this ARTICLE VIII of this Agreement shall survive the Distribution Date.
Section 8.2Distribution Expenses. Except as otherwise set forth in this Agreement or the Transition Services Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, the Information Statement and the Spin-Off Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by SpinCo, and shall be deemed to be SpinCo Liabilities. Except as otherwise set forth in this Agreement or the Transition Services Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.
Section 8.3Amendment. Subject to Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement, and for the avoidance of doubt, Schedule I, may be amended, modified and supplemented, by written agreement of the Parties and Parent. This Agreement, and for the avoidance of doubt, Schedule I, may not be amended except by an instrument in writing signed on behalf of each of the Parties and Parent.
Section 8.4Waiver. At any time prior to the Distribution Effective Time, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.
Section 8.5Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 8.6Binding Effect; No Assignment; No Third Party Beneficiaries.
(a)This Agreement will not be assigned by any Party or Parent (whether by operation of Law or otherwise) without the prior written consent of the other Party and Parent, except that RemainCo and Parent may assign, in their sole discretion and without the consent of any other Party (or Parent, in the case of RemainCo’s assignment), any or all of their rights, interests and obligations hereunder to one or more of their Affiliates (each, an “Assignee”). Any Assignee may thereafter assign, in its sole discretion and without the consent of any other Party or Parent, any or all of its rights, interests and obligations hereunder to one or more additional Assignees, respectively; provided, however, that in connection with any assignment to an Assignee, RemainCo and Parent (or the assignor), as applicable, will remain liable for the performance by RemainCo and Parent (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any Party or Parent, as applicable, of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and Parent and their respective successors and assigns. Notwithstanding the foregoing, after the consummation of the Merger, SpinCo may assign any right, title and interest to the Royalty Payments, pursuant to the terms set forth in Schedule I, and any related rights of SpinCo set forth in Schedule I, to any Person without the consent of RemainCo or Parent.
(b)Except as provided in ARTICLE V relating to Indemnified Parties, nothing in this Agreement, express or implied, will confer upon any Person other than RemainCo, SpinCo and Parent and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

Section 8.7Parent Guaranty
(a)Parent hereby guarantees unconditionally, for the benefit of SpinCo, the due performance by the Company of its obligations under this Agreement and the Transition Services Agreement following the Effective Time (the “Guaranteed Obligations”). If the Company fails to perform any such obligation, Parent, upon written request of SpinCo, shall, or shall cause the Company to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.7 shall only be effective from and after the Effective Time.
(b)Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by SpinCo upon this Section 8.7 or acceptance of this Section 8.7. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.7, and all dealings between SpinCo, on the one hand, and the Company, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.7. When pursuing its rights and remedies hereunder against Parent, SpinCo shall be under no obligation to pursue such rights and remedies it may have against the Company or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by SpinCo to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent of any liability hereunder.
(c)Parent expressly and irrevocably waives any election of remedies by SpinCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to the Company under or in connection with this Agreement, other than defenses that are available to the Company hereunder. SpinCo acknowledges and agrees that Parent shall be entitled to all rights, remedies and benefits of the Company hereunder following the Effective Time. Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.7 are made knowingly in contemplation of such benefits.
(d)Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.7 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which Parent is subject or result in any breach of any Contract to which Parent is a party, other than such contravention or breach that would not be material to Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.7.
(e)SpinCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Parent and the RemainCo Group, and SpinCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law.
(f)No amendment, supplement or modification to this Section 8.7 shall be made without the written agreement of Parent.
Section 8.8Termination. This Agreement (including ARTICLE V) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Company without the approval of SpinCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that ARTICLE V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person. For the avoidance of doubt, Schedule I shall automatically terminate upon any termination of this Agreement prior to the Distribution.
Section 8.9Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
Section 8.10Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law. The selection of the laws of the State of Delaware as the governing law of this Agreement and the transactions contemplated hereby is a valid choice of law under the laws of the British Virgin Islands and will be honored by courts in the British Virgin Islands.
Section 8.11Submission to Jurisdiction; Waiver. Each of the Company and SpinCo irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company and SpinCo hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and SpinCo hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.
Section 8.12Waiver of Jury Trial. EACH OF THE COMPANY AND SPINCO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.12.
Section 8.13Specific Performance.
(a)The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at Law and any other objections to specific performance of this Agreement.
(b)Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.13(a), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages.
Section 8.14Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Company (prior to the Effective Time):

Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, New Haven, Connecticut 0651
Attention:	Vlad Coric Warren Volle
Email:	[***********] [***********]
with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila Scott B. Crofton
Telephone:	[***********]
Email:	[***********] [***********]
If to SpinCo:

Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, New Haven, Connecticut 0651
Attention:	Vlad Coric Warren Volle
Email:	[***********] [***********]
with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila Scott B. Crofton
Telephone:	[***********]
Email:	[***********] [***********]

If to Parent or the Company (after the Effective Time):

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention:	Bryan A. Supran Andrew Muratore
Email:	[***********]
with a copy (which does not constitute notice under this Agreement) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention:	Emily Oldshue
Telephone:	[***********]
Email:	[***********]
Any Party may by notice delivered in accordance with this Section 8.14 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.
Section 8.15Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Transition Services Agreement, the Merger Agreement and the Confidentiality Agreement, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter of prior agreements, written or oral, among the Parties with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions which will expire concurrently with the execution and delivery of the Merger Agreement).
Section 8.16Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

SCHEDULE I
ROYALTY PAYMENTS
1.U.S. Royalty Payments.
a.Royalty Payment. Subject to the terms of this Schedule I, Biohaven Pharmaceutical Holding Company Ltd. (“Payor”) will pay Biohaven Research Ltd. (“SpinCo”) royalties for the Products on a tiered marginal royalty rate basis as set forth in the table below based on aggregate Net Sales in the United States of all Products during each Royalty Year during the applicable Royalty Term of each such Product.

Portion of Net Sales of all Products in the United States in a Royalty Year	Marginal Royalty Rate
Up to $5.25 billion	0%
[***]	[***]%
[***]	[***]%
[***]	[***]%
b.Caps on Royalty Payments. Notwithstanding any provision to the contrary in this Agreement (including in this Schedule I), under no circumstances will the total royalty payments payable under this Schedule I across all Products with respect to Net Sales in a given Royalty Year exceed $400,000,000 (Four Hundred Million U.S. Dollars) (“Annual Cap”). For clarity, once the aggregate royalty payments payable under this Schedule I across all Products with respect to Net Sales in a Royalty Year exceed the Annual Cap, Payor will owe no further royalties under this Schedule I on Net Sales of any Product in such Royalty Year. Further, for clarity, Net Sales of Products in a given Royalty Year that would give rise to royalty payments in excess of the Annual Cap will not carry forward to any subsequent Royalty Year for the purpose of determining royalty payments for such Royalty Year.
2.Manner of Payment. All payments to be made by Payor under this Agreement will be made in United States dollars by wire transfer of immediately available funds to such bank account as will be designated by SpinCo. Late payments will bear interest at the rate provided in Section 5 of this Schedule I.
3.Sales Reports and Royalty Payments. Following the later of the Effective Time and the date on which the $5,250,000,000 (Five Billion Two Hundred and Fifty Million U.S. Dollar) aggregate annual Net Sales threshold for the Products in the United States is first met, Payor will furnish to SpinCo a written report, within 45 days after the end of each Royalty Quarter (or portion thereof, if this Agreement terminates during a Royalty Quarter), showing the amount of royalty due for such Royalty Quarter (or portion thereof). Royalty payments for each Royalty Quarter will be due within 60 days after the end of each Royalty Quarter (or portion thereof, if this Agreement terminates during a Royalty Quarter). With each quarterly report, Payor will deliver to SpinCo a full and accurate accounting to include at least the following information:
a.the total gross sales for each Product in the United States by Payor and its applicable Affiliates and Licensees, if any, and the calculation of Net Sales from such gross sales;
b.the calculation of royalties payable in United States dollars which will have accrued hereunder in respect of such Net Sales; and
c.withholding taxes, if any, required by Law to be deducted in respect of such royalties.

4.Sales Record Audit.
a.Payor shall keep, and shall ensure that each of its Related Parties, if any, keep, complete, true and accurate books of accounts and records, in accordance with GAAP, with respect to gross sales of Products in the United States and any deductions thereto in accordance with the “Net Sales” definition in connection with the calculation of Net Sales of Products in the United States, sufficient to determine and establish the amounts payable under this Schedule I during the applicable audit timeline set forth in Section 4.b of this Schedule I.
b.Such books of accounting of Payor and its Affiliates shall during all reasonable times for the three calendar years next following the end of the Royalty Year to which each shall pertain, be open for inspection not more than once during any 12-month period at reasonable times and upon reasonable notice by an independent certified public accountant selected by SpinCo and as to which Payor has no reasonable objection, for the purpose of verifying royalty reports and payments for compliance with this Schedule I for any period within the preceding three Royalty Years.
c.The independent, certified public accountant shall disclose to SpinCo only the amounts that the independent auditor believes to be due and payable hereunder to SpinCo and details concerning any discrepancy from the amount paid (including the reasons therefor), and shall disclose no other information revealed in such audit.
d.Such accountant must have agreed in writing with Payor to maintain all information learned in confidence, except as necessary to disclose to SpinCo under Section 4.c of this Schedule I such compliance or noncompliance by Payor and any Related Parties. The results of each inspection, if any, shall be binding on SpinCo and Payor. SpinCo shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalty payments payable for any Royalty Year shown by such inspection of more than five percent of the amount paid for such Royalty Year, Payor shall pay for such inspection. Any underpayments shall be paid by Payor within 45 days after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods, provided that if all Royalty Terms expire or the Agreement is terminated prior to such overpayment being fully credited, SpinCo will pay any remaining overpayment amount to Payor within 45 days following such expiration or termination date.
5.Interest on Late Payments. Any amount required to be paid by Payor under this Schedule I which is not paid on the date due will bear interest compounded daily, to the extent permitted by Law, at the annualized Federal Funds Effective Rate EFFR or any successor to such rate for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/fed%20funds).
6.Taxes. Payor will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Schedule I any withholding taxes or other amounts required under applicable law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Schedule I as having been paid to the person in respect of which such deduction and withholding was made. All sums payable under this Agreement are exclusive of any amount in respect of VAT. If any action of one Party (the “Supplier”) under this Agreement constitutes, for VAT purposes, the making of a supply to another Party (the “Recipient”) and VAT is or becomes chargeable on that supply, the Recipient shall pay to the Supplier, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the laws and regulations of the applicable jurisdiction or directly pay and account for such VAT towards the relevant taxing authorities.
7.Definitions. When used in this Schedule I, the following terms will have the respective meanings specified therefor below. Any capitalized terms used in this Schedule I and not defined herein will have the meanings ascribed to them in the Agreement.
a.“Affiliate” has the meaning given to such term in the Merger Agreement.
b.“Annual Cap” has the meaning set forth in Section 1.b of this Schedule I.
c.“Combination Product” means a Product that includes at least one additional active ingredient other than the Compound. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).
d.“Compound” means (i) the compound identified as rimegepant as set forth in Attachment A to this Schedule I and (b) the compound identified as zavegepant as set forth in Attachment B to this Schedule I, in each case, together with all prodrugs, metabolites, salts, congeners, bases, anhydrides, hydrates, crystal forms, non-crystal forms, polymorphs, solvates, stereoisomers, radioisomers, and ester forms thereof.
e.“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
f.“First Commercial Sale” means, with respect to any Product, the first sale of such Licensed Product by Payor or an Affiliate or Sublicensee of Payor to a Third Party in the United States after such Product has been granted marketing approval by the FDA.
g.“GAAP” means the U.S. generally accepted accounting principles, consistently applied.
h.“Law” has the meaning given to such term in the Merger Agreement.
i.“Licensee” means any Third Party to which Payor or its Affiliate has granted a license to commercialize Products in the United States.
j.“Net Sales” means, with respect to any Product, the amount billed in arm’s-length transactions by Payor or an Affiliate or Licensee thereof (all of the foregoing persons and entities, for purposes of this definition, will be considered a “Related Party”) for sales of such Product to a Third Party in the United States, less the sum of the following (to the extent not reimbursed by any Third Party): [***]
k. “Product” means any pharmaceutical product containing a Compound (alone or with other active ingredients controlled by Payor or its Affiliates), in all forms, presentations, formulations and dosage forms.
l.“Recipient” has the meaning set forth in Section 6 of this Schedule I.
m.“Related Party” has the meaning set forth in Section 7.j of this Schedule I.

n.“Royalty Term” means, with respect to a Product, the period commencing on the later of (i) the Effective Time and (ii) the First Commercial Sale of such Product in the United States and ending on December 31, 2040.
o.“Royalty Quarter” means each of the four 13-week periods commencing on January 1 of any Royalty Year.
p.“Royalty Year” means the 12-month fiscal period observed by Payor commencing on January 1.
q.“Supplier” has the meaning set forth in Section 6 of this Schedule I.
r.“United States” and “U.S.” means the United States of America, including its territories and possessions.
s.“VAT” means (i) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, however denominated, to the taxes referred to in clause (i) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the taxes referred to in clause (i) above, or imposed elsewhere (including goods and services taxes, but excluding transfer tax, stamp duty and other similar taxes).
8.No Diligence Obligations. Notwithstanding any provision to the contrary in this Agreement, including this Schedule I, neither Payor nor any of its Affiliates will have any obligation to develop or commercialize any Product pursuant to this Agreement.

SCHEDULE I – ATTACHMENT A
Rimegepant

SCHEDULE I – ATTACHMENT B
Zavegepant

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

/s/ Vladimir Coric
Name:	Vladimir Coric
Title:	Chief Executive Officer

BIOHAVEN RESEARCH LTD.

By:	/s/ Vladimir Coric
	Name:	Vladimir Coric
	Title:	Chief Executive Officer

PFIZER INC.

By:	/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and Chief Executive Officer

Annex C
FORM OF THE PLAN OF REVERSE TRIANGULAR MERGER
PLAN OF MERGER
IN ACCORDANCE WITH PART IX OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED) (THE "ACT")
This Plan of Merger is entered into on ___________________202_ by and between
(1)          BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. (the "Surviving Company") a BVI business company incorporated under the Act on 25 September 2013 with company number 1792178 and whose registered office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands; and
(2)          BULLDOG (BVI) LTD. (the "Merging Company" and together with the Surviving Company, the "Constituent Companies") a BVI business company incorporated under the Act on 6 May 2022 with company number 2097955 and whose registered office is located at 171 Main Street, PO Box 92, Road Town, Tortola, British Virgin Islands
pursuant to the terms of an agreement and plan of merger dated May 9, 2022 between (i) the Merging Company; (ii) the Surviving Company; and (iii) Pfizer Inc., (the "Merger Agreement");
WHEREAS the directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the "Merger").
WITNESSETH as follows:
1.The constituent companies to this Plan of Merger are the Surviving Company and the Merging Company.
2.The surviving company to this Plan of Merger is the Surviving Company.
3.The Surviving Company will have the following shares in issue on the date of the Surviving Company shareholder meeting to vote on the Merger:
(a)           common shares of no par value ("Common Shares"), all of which are entitled to vote on the Merger;
(b)            series A preferred shares ("Series A Preferred Shares") of no par value, all of which are entitled to vote on the Merger alongside the Common Shares acting together as if a single class;
(c)           series B preferred shares ("Series B Preferred Shares") of no par value, which are not entitled to vote on the Merger;
(the Common Shares, the Series A Preferred Shares and the Series B Preferred Shares being together referred to as the "Surviving Company Shares").
4.The approval of the Merger requires the consent of the holders of a majority of the outstanding Common Shares and Series A Preferred Shares acting together as if a single class.
5.The Merging Company has 50,000 ordinary shares of no par value which are entitled to vote on the Merger (each such ordinary share, a "Merging Company Common Share").

6.The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting shares in each Constituent Company into shares, debt obligations or other securities in the Surviving Company, or money or other assets, or a combination thereof are set out below and in further detail in the Merger Agreement. At the Effective Time (defined below):
(a)each Merging Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable common share of no par value in the Surviving Company in accordance with the Merger Agreement and this Plan of Merger;
(b)all Common Shares held as treasury shares immediately prior to the Effective Time (to the extent any) and all Common Shares owned by Parent or Merging Company at the Effective Time (the "Excluded Company Shares") shall be automatically cancelled and extinguished and will cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and
(c)each Common Share issued and outstanding in the Surviving Company immediately prior to the Effective Time, excluding any Excluded Company Shares and any Dissenting Shares (as defined in the Merger Agreement) shall be automatically cancelled, extinguished and will cease to exist, and will be converted into the right to receive an amount in cash equal to US$148.50;
7.The Merger shall, pursuant to section 173 of the Act, be effective on the date that the articles of merger are registered by the Registrar of Corporate Affairs (the "Effective Time").
8.The memorandum and articles of association of the Surviving Company in force at the Effective Time shall be the memorandum and articles of association of the Surviving Company until the same shall be altered or amended or until new memorandum and articles of association are adopted as provided therein.
9.As soon as the Merger becomes effective:
(a)the separate corporate existence of the Merging Company ceases;
(b)the Surviving Company has all the rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies;
(c)assets of every description, including choses in action, and the business of each of the Constituent Companies vest in the Surviving Company; and
(d)the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.
10.This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members.
11.This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.
12.This Plan of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

SIGNED for and on behalf of BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

SIGNED for and on behalf of BULLDOG (BVI) LTD. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

Annex D
FORM OF THE PLAN OF FORWARD TRIANGULAR MERGER
PLAN OF MERGER
IN ACCORDANCE WITH PART IX OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED) (THE "ACT")
This Plan of Merger is entered into on ___________________202_ by and between
(1)BULLDOG (BVI) LTD. (the "Surviving Company" and together with the Merging Company, the "Constituent Companies") a BVI business company incorporated under the Act on 6 May 2022 with company number 2097955 and whose registered office is located at 171 Main Street, PO Box 92, Road Town, Tortola, British Virgin Islands
(2)BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. (the "Merging Company") a BVI business company incorporated under the Act on 25 September 2013 with company number 1792178 and whose registered office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands; and
pursuant to the terms of an agreement and plan of merger dated May 9, 2022 between (i) the Merging Company; (ii) the Surviving Company; and (iii) Pfizer Inc., (the "Merger Agreement");
WHEREAS the directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the "Merger").
WITNESSETH as follows:
1.The constituent companies to this Plan of Merger are the Surviving Company and the Merging Company.
2.The surviving company to this Plan of Merger is the Surviving Company.
3.The Surviving Company has 50,000 ordinary shares of no par value which are entitled to vote on the Merger (each such ordinary share, a "Surviving Company Common Share").
4.The Merging Company will have the following shares in issue on the date of the Merging Company shareholder meeting to vote on the Merger:
(a)          common shares of no par value ("Common Shares"), all of which are entitled to vote on the Merger;
(b)          series A preferred shares ("Series A Preferred Shares") of no par value, all of which are entitled to vote on the Merger alongside the Common Shares acting together as if a single class;
(c)          series B preferred shares ("Series B Preferred Shares") of no par value, which are not entitled to vote on the Merger;
(the Common Shares, the Series A Preferred Shares and the Series B Preferred Shares being together referred to as the "Merging Company Shares").
5.The approval of the Merger by the Merging Company requires the consent of the holders of a majority of the outstanding Common Shares and Series A Preferred Shares acting together as if a single class.

6.The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting shares in each Constituent Company into shares, debt obligations or other securities in the Surviving Company, or money or other assets, or a combination thereof are set out below. At the Effective Time (defined below):
(a)all Common Shares of the Merging Company held as treasury shares immediately prior to the Effective Time (to the extent any) and all Common Shares owned by Parent or the Surviving Company at the Effective Time (the "Excluded Company Shares") shall be automatically cancelled and extinguished and will cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;
(b)each Common Share issued and outstanding in the Merging Company immediately prior to the Effective Time, excluding any Excluded Company Shares and any Dissenting Shares (as defined in the Merger Agreement) shall be automatically cancelled, extinguished and will cease to exist, and will be converted into the right to receive an amount in cash equal to US$148.50; and
(c)each Surviving Company Common Share will remain outstanding and will not be affected by the Merger.
7.The Merger shall, pursuant to section 173 of the Act, be effective on the date that the articles of merger are registered by the Registrar of Corporate Affairs (the "Effective Time").
8.The memorandum and articles of association of the Surviving Company in force at the Effective Time shall be the memorandum and articles of association of the Surviving Company until the same shall be altered or amended or until new memorandum and articles of association are adopted as provided therein.
9.As soon as the Merger becomes effective:
(a)the separate corporate existence of the Merging Company ceases;
(b)the Surviving Company has all the rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies;
(c)assets of every description, including choses in action, and the business of each of the Constituent Companies vest in the Surviving Company; and
(d)the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.
10.This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members.
11.This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.
12.This Plan of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

SIGNED for and on behalf of BULLDOG (BVI) LTD. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

SIGNED for and on behalf of BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

Annex E
SECTION 179 OF THE BVI COMPANIES ACT 2004 (AS REVISED)
Rights of dissenters
179. (1) A member of a company is entitled to payment of the fair value of his or her shares upon dissenting from—
(a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;
(b) a consolidation, if the company is a constituent company;
(c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including—
(i) a disposition pursuant to an order of the Court having jurisdiction in the matter;
(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or
(iii) a transfer pursuant to the power described in section 28(2);
(d) a redemption of his or her shares by the company pursuant to section 176; and
(e) an arrangement, if permitted by the Court.
(2) A member who desires to exercise his or her entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.
(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his or her shares if the action is taken.
(4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action. (Amended by Act 26 of 2005)
(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his or her decision to elect to dissent, stating—
(a) his or her name and address;
(b) the number and classes of shares in respect of which he or she dissents; and
(c) a demand for payment of the fair value of his or her shares; and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his or her decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him or her in accordance with section 172.
(6) A member who dissents shall do so in respect of all shares that he or she holds in the company.
E-1

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his or her shares.
(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company, or, in the case of a merger or consolidation, the surviving company, or the consolidated company shall make a written offer to each dissenting member to purchase his or her shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his or her shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his or her shares.
(9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply—
(a) the company and the dissenting member shall each designate an appraiser;
(b) the 2 designated appraisers together shall designate an appraiser;
(c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and
(d) the company shall pay to the member the amount in money upon the surrender by him or her of the certificates representing his or her shares.
(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.
(11) The enforcement by a member of his or her entitlement under this section excludes the enforcement by the member of a right to which he or she might otherwise be entitled by virtue of his or her holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.
(12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

E-2

Annex F
Centerview Partners LLC
31 West 52nd Street
New York, NY 10019
May 9, 2022
The Board of Directors
Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street,
New Haven, Connecticut 06510
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value per share (the “Company Shares”) (other than Excluded Shares, as defined below), of Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares with BVI company number 1792178 formed under the laws of the territory of the British Virgin Islands (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Merger Agreement”) by and among Pfizer Inc., a Delaware corporation (“Parent”), Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097955 formed under the laws of the territory of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company and a Separation and Distribution Agreement (the “S&D Agreement”) proposed to be entered into between the Company, Biohaven Research Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097693 formed under the laws of the British Virgin Islands and a wholly owned subsidiary of the Company (“SpinCo”), and, solely to the extent specified therein, Parent. The Merger Agreement provides that, after giving effect to the Distribution (as defined below), Merger Sub will be merged with and into the Company (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Company Share immediately prior to the effective time of the Merger (other than (a) Dissenting Shares (as defined in the Merger Agreement) and (b) Company Shares that are owned by the Company as treasury shares or owned by Parent or Merger Sub (the shares referred to in clauses (a) and (b), together with any Company Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $148.50 per Company Share in cash, without interest (the $148.50 per Company Share consideration to be paid in the Merger the “Cash Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. The S&D Agreement provides that, immediately prior to the effective time of the Merger, after the Pre-Closing Reorganization (as defined in the S&D Agreement) and following the SpinCo Funding (as defined in the S&D Agreement), the Company will distribute all of the outstanding shares of common stock, no par value per share, of SpinCo (“SpinCo Shares” and together with the Cash Consideration, the “Consideration”) to the holders of the Company Shares as of the record date for such distribution (such distribution, the “Distribution” and, collectively with the Merger and the other transactions contemplated by the Merger Agreement and the S&D Agreement the “Transaction”). The terms and conditions of the Distribution are more fully set forth in the S&D Agreement.
We understand that Schedule I to the S&D Agreement provides that, in connection with the Transaction, SpinCo will receive a contractual contingent right (the “Royalty Payment Right”) representing the right to receive certain royalty payments, at the time and in the manner provided for in the S&D Agreement, as more fully set forth in the S&D Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the earlier to occur of (i) the date on which we advise the Board of Directors of the Company that we are prepared to render this opinion and (ii) the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have been engaged to provide and are currently providing financial advisory services to Parent, for which we have received compensation and for which we expect to receive additional compensation, including in connection with Parent’s acquisition of Arena Pharmaceuticals, Inc. in 2021 and 2022 and certain other strategic matters. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger Agreement, dated May 9, 2022, and the S&D Agreement, dated May 9, 2022 (the “Draft Agreements”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2021, December 31, 2020 and December 31, 2019; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the

Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or SpinCo, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have also assumed, at your direction, that the final executed Merger Agreement and S&D Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have further assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and the S&D Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the

Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement and the S&D Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the S&D Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, including the Merger and the Distribution, the form or terms of the Royalty Payment Right with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Merger Agreement or the S&D Agreement, or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Company Shares pursuant to the Merger Agreement and the S&D Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not in any manner address the prices at which the SpinCo Shares will trade following consummation of the Transaction or at any time and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Company Shares (other than Excluded Shares) pursuant to the Merger Agreement and the S&D Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex G
AUDITED AND UNAUDITED FINANCIAL STATEMENTS OF SPINCO
BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Biohaven Research Ltd.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Biohaven Research Ltd. (the Company) as of December 31, 2021 and 2020, the related combined statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2022.
Hartford, Connecticut
July 1, 2022

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
COMBINED BALANCE SHEETS
(Amounts in thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash	$76,057	$82,506
Prepaid expenses	6,734	7,240
Other current assets	12,032	10
Total current assets	94,823	89,756
Property and equipment, net	13,010	7,579
Equity method investment	—	1,176
Intangible assets	18,400	—
Goodwill	1,390	—
Other non-current assets	14,438	12,988
Total assets	$142,061	$111,499
Liabilities and equity
Current liabilities:
Accounts payable	$4,775	$2,758
Accrued expenses and other current liabilities	37,160	27,119
Total current liabilities	41,935	29,877
Other non-current liabilities	5,435	4,841
Total liabilities	47,370	34,718
Commitments and contingencies (Note 8)
Contingently redeemable non-controlling interests	60,000	60,000
Equity:
Net investment from Parent	34,691	16,781
Total equity	34,691	16,781
Total liabilities and equity	$142,061	$111,499
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$181,486	$98,460
General and administrative	37,414	16,046
Total operating expenses	218,900	114,506
Loss from operations	(218,900)	(114,506)
Other income (expense):
Gain (loss) from equity method investment	5,261	(4,162)
Other income, net	1,209	—
Total other income (expense), net	6,470	(4,162)
Loss before provision for income taxes	(212,430)	(118,668)
Provision for income taxes	1,366	—
Net loss and comprehensive loss	$(213,796)	$(118,668)
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
COMBINED STATEMENTS OF CHANGES IN EQUITY
(Amounts in thousands)

Net Investment from Parent
Balance as of December 31, 2019	$14,451
Net loss	(118,668)
Net transfers from Parent	120,998
Balance as of December 31, 2020	16,781
Net loss	(213,796)
Net transfers from Parent	231,706
Balance as of December 31, 2021	$34,691
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
COMBINED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(213,796)	$(118,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	65,639	29,500
Depreciation and amortization	1,393	72
Issuance of Parent common shares as payment for license and consulting agreements	7,929	—
(Gain) loss from equity method investment	(5,261)	4,162
Other non-cash items	(3,408)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(9,073)	(2,419)
Other non-current assets	(109)	(5,594)
Accounts payable	1,025	222
Accrued expenses and other current liabilities	7,882	14,855
Other non-current liabilities	1,939	1,913
Net cash used in operating activities	(145,840)	(75,957)
Cash flows from investing activities:
Purchases of property and equipment	(938)	(1,097)
Payments for leasehold improvements	—	(1,600)
Cash acquired in business acquisition	1,882	—
Net cash provided by (used in) investing activities	944	(2,697)
Cash flows from financing activities:
Net transfers from Parent	138,052	92,242
Proceeds from sale of contingently redeemable non-controlling interests	—	60,000
Other	395	—
Net cash provided by financing activities	138,447	152,242
Net (decrease) increase in cash and restricted cash	(6,449)	73,588
Cash and restricted cash at beginning of period	83,506	9,918
Cash and restricted cash at end of period	$77,057	$83,506
Supplemental disclosure of cash flow information:
Cash paid for interest	$107	$—
Cash paid for income taxes	$16,594	$2,758
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
1.    Nature of the Business and Basis of Presentation
On May 9, 2022, Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Parent”), Pfizer Inc. (“Pfizer”) and a wholly owned subsidiary of Pfizer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the acquisition by Pfizer of the Parent through the merger of Merger Sub with and into the Parent (the “Merger”). In connection with the Merger Agreement, the Parent and Biohaven Research Ltd. (“SpinCo” or “the Company”) entered into a Separation and Distribution Agreement, dated as of May 9, 2022 (the “Distribution Agreement”). In connection with the Distribution Agreement, the Board of Directors of the Parent approved and directed the Parent’s management to effect the spin-off of the business, operations, and activities that are not the CGRP Business (as defined below), including Kv7 ion channel activators, glutamate modulation, MPO inhibition and myostatin inhibition platforms, preclinical product candidates, and certain corporate infrastructure currently owned by the Parent, or collectively the “Biohaven Research Business”.
To implement the spin-off, the Parent expects to transfer the related license agreements, intellectual property and corporate infrastructure, including certain non-commercial employee agreements, share based awards and other corporate agreements (the “Business”) to Biohaven Research Ltd, through a series of internal restructuring transactions, which we refer to as the pre-closing reorganization. Descriptions of historical business activities in these Notes to Combined Financial Statements are presented as if these transfers had already occurred, and the Parent’s activities related to such assets and liabilities had been performed by the Company.
To effect the spin-off, each of the Parent’s shareholders will receive one of our common shares for every two common shares of the Parent held prior to the spin-off. Upon completion of the spin-off, the Company will be a stand-alone, publicly traded company focused on the development of its Kv7 ion channel activator, glutamate modulation, MPO inhibition and myostatin inhibition platforms, which it believes have the potential to alter existing treatment approaches across a diverse set of neurological indications with high unmet need in both large markets and orphan indications.
The spin-off would generally result in (a) the Company directly or indirectly owning, assuming, or retaining certain assets and liabilities of the Parent and its subsidiaries related to the Parent’s pipeline assets and businesses and (b) the Parent directly or indirectly owning, assuming, or retaining all other assets and liabilities, including those associated with the Parent’s platform for the research, development, manufacture and commercialization of calcitonin gene-related receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited preclinical CGRP portfolio and related assets (the “CGRP Business”).
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts may require additional capital, additional personnel and infrastructure, and further regulatory and other capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Upon formation and to date, Biohaven Research Ltd. has had nominal assets, and no liabilities or results of operations and has 100 common shares of no par value outstanding.
Basis of Presentation
The accompanying combined financial statements present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the Business which have been prepared from the Parent’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations have been conducted independently from the Parent. Historically, separate financial statements have not been prepared for the Company and it has not operated as a standalone business from the Parent.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).
The combined financial statements of operations and comprehensive loss include all costs directly related to the Business, including costs for facilities, functions and services utilized by the Company. The combined statements of operations and comprehensive loss also include allocations for various expenses related to the Parent’s corporate functions, including research and development, human resources, information technology, facilities, tax, shared services, accounting, finance and legal. These expenses were allocated on the basis of direct usage or benefit when specifically identifiable, with the remainder allocated on a proportional cost allocation method primarily based on employee labor hours or direct expenses. Management believes the assumptions underlying the combined financial statements, including the expense methodology and resulting allocation, are reasonable for all periods presented. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Company might have performed directly or outsourced and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions.
The income tax amounts in the combined financial statements have been calculated on a separate return method and are presented as if the Company’s operations were separate taxpayers in the respective jurisdiction. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.
In connection with the separation, the Company and Biohaven expect to enter into a transition services agreement whereby the Company will provide certain transition services to Biohaven and Biohaven will provide certain transition services to the Company. The Company expects to incur certain costs to establish itself as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.
The combined balance sheets include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company, including certain assets that were historically held at the corporate level in the Parent. All intracompany transactions within the Company have been eliminated. All intercompany transactions between the Company and the Parent are considered to be effectively settled in the combined financial statements at the time the transactions are recorded. The total net effect of these intercompany transactions considered to be settled is reflected in the combined statement of cash flows within financing activities and in the combined balance sheets as “Net investment from Parent.” See Note 9, Related Party Transactions for additional information regarding related party transactions.
Our equity balance in these combined financial statements represents the excess of total assets over liabilities. Net investment from Parent is primarily impacted by contributions from Parent which are the result of net funding provided by or distributed to Parent.
Cash on the combined balance sheets represents cash balances from the standalone entities established to operate the Business and that will be contributed to the Company in connection with the spin-off. The Company is a co-obligor, jointly and severally with the Parent on Biohaven’s third-party long-term debt obligations with Sixth Street Specialty Lending, Inc. Biohaven’s third-party long-term debt and related interest expense are not reflected in the combined financial statements because the Company has not agreed to pay a specified amount of the borrowings on the basis of its arrangement with the Parent, nor is the Company expected to pay any portion of the Parent’s third-party debt, and the borrowings are not specifically identifiable to SpinCo. See Note 8, Commitments and Contingencies for additional information regarding debt.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Going Concern
In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the combined financial statements are issued.
Through July 1, 2022, the Company has funded its operations primarily with proceeds from Biohaven Pharmaceutical Holding Co., its Parent, and the Company expects the Parent to continue to fund its cash needs though the date of Distribution. The Company has incurred recurring losses since its inception, including net losses of $213,796 and $118,668 during the years ended December 31, 2021 and 2020, respectively. The Company expects to continue to generate operating losses for the foreseeable future. As of July 1, 2022, the issuance date of these combined financial statements, the Company expects that its continued funding from Parent will be sufficient to fund operating expenses, financial commitments and other cash requirements for at least one year after the issuance date of these financial statements. Following the Distribution, the Company’s viability will be dependent on its ability to raise additional capital to finance its operations.
To execute its business plans, the Company will require funding to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of public or private equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
2.    Summary of Significant Accounting Policies
Use of Estimates
The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions reflected in these combined financial statements include, but are not limited to, the valuation of intangible assets, determining the allocations of costs and expenses from the Parent and the accrual for research and development expenses. In addition, management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash.
Restricted Cash
Restricted cash primarily consists of collateral held by a bank for a letter of credit ("LOC") issued in connection with the leased office space in Yardley, Pennsylvania. See Note 8 ‘‘Commitments and Contingencies’’ for

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
additional information on the real estate lease. The following represents a reconciliation of cash in the combined balance sheets to total cash and restricted cash for the years ended December 31, 2021 and 2020, respectively, in the combined statements of cash flows:

	December 31,
	2021	2020
Cash	$76,057	$82,506
Restricted cash (included in other current assets)	250	—
Restricted cash (included in other non-current assets)	750	1,000
Total cash and restricted cash at the end of the period in the combined statement of cash flows	$77,057	$83,506
Acquisitions
The Company’s combined financial statements include the operations of acquired businesses after the completion of the acquisitions. The Company accounts for acquired businesses using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired In-Process Research and Development ("IPR&D") be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration in a business acquisition is included as part of the consideration transferred and is recognized at fair value as of the acquisition date. Fair value of IPR&D and contingent consideration is generally estimated by using a probability-weighted discounted cash flow approach.
Equity Method Investments
Investments in non-public companies in which the Company owns less than a 50% equity interest and where it has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company's proportionate share of the net income or loss of the equity method investment is included in Gain (loss) from equity method investment in the combined statement of operations and comprehensive loss and results in a corresponding adjustment to the carrying value of the investment on the combined balance sheet. Dividends received reduce the carrying value of the investment.
As of December 31, 2020, the Company owned approximately 42% of the outstanding shares of Kleo Pharmaceuticals, Inc. ("Kleo"), which was accounted for as an equity method investment. In January 2021, the Company acquired the remaining 58% of Kleo's common shares that it did not previously own and ceased accounting for Kleo as an equity method investment. See Note 4 "Acquisitions" for additional details.
Property and Equipment
Property and equipment are recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the respective assets. As of December 31, 2021 and December 31, 2020, the Company's property and equipment consisted of office buildings and land, office and lab equipment, computer hardware and software, and furniture and fixtures.
The fixed assets have the following useful lives:

Building	30 years
Computer hardware and software	3 - 5 years
Office and lab equipment	3 - 5 years
Furniture and fixtures	3 years
Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
maintenance are charged to expense as incurred. Property and equipment are monitored regularly for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.
Intangible Assets
Acquired In-Process Research and Development
IPR&D that the Company acquires in conjunction with the acquisition of a business represents the fair value assigned to incomplete research projects which, at the time of acquisition, have not reached technological feasibility. The amounts are capitalized and accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project, the Company will make a determination as to the then-useful life of the intangible asset, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization.
The fair value of acquired intangible assets is primarily determined using an income-based approach referred to as the multi-period excess earnings method utilizing Level 3 fair value inputs. The market participant valuation assumes a global view considering all potential jurisdictions and indications based on discounted after-tax cash flow projections, risk adjusted for estimated probability of technical and regulatory success.
The Company evaluates IPR&D for impairment at least annually in the fourth quarter and more frequently if impairment indicators exist, by performing a quantitative test that compares the fair value of the IPR&D intangible asset with its carrying value. If the fair value is less than the carrying amount, an impairment loss is recognized in operating results.
In January 2021, in connection with the acquisition of Kleo, the Company recorded intangible assets consisting of IPR&D assets of $18,400, which included an oncology therapeutic candidate and a COVID-19 therapeutic candidate which have entered clinical trials, and goodwill of $1,390. See Note 4 "Acquisitions" for additional details.
Impairment of Long-Lived Assets
The Company monitors its long-lived assets for indicators of impairment. If such indicators are present, the Company assesses the recoverability of affected assets by determining whether the carrying value of such assets is less than the sum of the undiscounted future cash flows of the assets. If such assets are found not to be recoverable, the Company measures the amount of such impairment by comparing the carrying value of the assets to the fair value of the assets, with the fair value generally determined based on the present value of the expected future cash flows associated with the assets. The Company believes no impairment of long-lived assets existed as of December 31, 2021 or December 31, 2020.
Fair Value Measurements
Certain assets of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•Level 1—Quoted prices in active markets for identical assets or liabilities.
•Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
•Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
The carrying values of other current assets, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.
Leases
The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. If the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes an estimate of its incremental borrowing rate based on market sources including interest rates for companies with similar credit quality for agreements of similar duration, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. The Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the term of the short-term lease and variable lease costs are expensed as incurred.
For its real estate leases, which are accounted for as operating leases, the Company has elected the practical expedient to include both the lease and non-lease components as a single component. In addition, payments made by the Company for improvements to the underlying asset, if the payment relates to an asset of the lessor, are recorded as prepaid rent within other non-current assets in the combined balance sheets prior to lease commencement and on commencement, reclassified to the right-of-use asset. The commencement date for the Company's leased office space in Yardley, Pennsylvania occurred during the second quarter of 2020. In connection with the commencement of the office lease, the Company reclassified $2,850 of leasehold improvements from prepaid rent to operating right-of-use asset. As of December 31, 2021, the Company had restricted cash of $250 and $750 included in other current assets and other non-current assets, respectively, in the combined financial statements, which represent collateral held by a bank for an LOC issued in connection with the leased office space in Yardley, Pennsylvania. The restricted cash is deposited in a non-interest bearing account. See Note 8 ‘‘Commitments and Contingencies’’ for additional information on the real estate lease.
Segment Information
The Company manages its operations as a single segment, the development of therapies targeting neurological diseases, for the purposes of assessing performance and making operating decisions. In 2021 and 2020, materially all the Company's long-lived assets were held in the United States.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, non-cash share-based compensation and benefits, third-party license fees, and external costs of vendors engaged to conduct clinical development activities and clinical trials as well as to manufacture clinical trial materials. Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.
The Company has entered into various research and development-related contracts. These agreements are cancellable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Certain judgments and estimates are made in determining the accrued balances at the

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
end of any reporting period. Actual results could differ from the Company's estimates. The Company's historical accrual estimates have not been materially different from the actual costs.
Non-Cash Share-Based Compensation
Certain of the Company’s employees have historically participated in the Parent’s share-based compensation plans. Share-based compensation expense has been allocated to the Company based on a combination of specific identification and a proportionate cost allocation method. The Company expenses all share-based payments to employees over the requisite service period based on the grant-date fair value of the awards.
Equity
The Business’ equity on the combined balance sheets represents the historical investment by the Parent in the Business and is presented in net investment from Parent in lieu of stockholders’ equity. The combined statement of changes in equity includes net cash transfers and other assets and liabilities between the Parent and the Business as well as the net losses after tax.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the combined financial statements or in the Company's tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the combined financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.
The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The provision for income taxes includes the effects of applicable tax reserves, or unrecognized tax benefits, as well as the related net interest and penalties.
Recently Adopted Accounting Pronouncements
Effective January 1, 2021, the Company adopted ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"). This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The adoption of ASU 2019-12 did not have a material impact on the Company's combined financial statements.
Recently Issued Accounting Pronouncements
In May 2021 the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force), which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The guidance is applied prospectively and is effective for all entities for fiscal years beginning

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company has evaluated the impact that the adoption of ASU 2021-04 will have on the combined financial statements. The effect will largely depend on the terms of written call options or financings issued or modified in the future.
3.    Balance Sheet Components
Other Current Assets
Other current assets consisted of the following:

	December 31,
	2021	2020
Accrued income tax receivable	$9,911	$—
Other	2,121	10
	$12,032	$10
Property and Equipment, Net
Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Building and land	$12,297	$6,858
Computer hardware and software	1,200	420
Office and lab equipment	1,653	674
Furniture and fixtures	1,202	1,202
Construction in progress	—	130
	$16,352	$9,284
Accumulated depreciation	(3,342)	(1,705)
	$13,010	$7,579
In October 2021, the Company entered into a purchase and sale agreement (the "Purchase and Sale Agreement") to purchase a building located at 221 Church Street, New Haven, Connecticut in exchange for 39,004 common shares of the Parent valued at approximately $4,871. The Purchase and Sale Agreement closed and the Parent issued the shares in December 2021.
Depreciation expense was $673 and $72 for the years ended December 31, 2021 and 2020 respectively.
As of December 31, 2021 and 2020, computer software costs included in property and equipment were $760 and $0, respectively, net of accumulated amortization of $211 and $0, respectively. Depreciation and amortization expense for capitalized computer software costs was $28 and $0 for the years ended December 31, 2021 and 2020.
Other Non-current Assets
Other non-current assets consisted of the following:

	December 31,
	2021	2020
Series A-2 Preferred Stock Investment	6,000	6,000
Operating lease right-of-use assets	5,222	5,981
Other	3,216	1,007
	$14,438	$12,988

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
In December 2020, the Company entered into a Series A-2 Preferred Stock Purchase Agreement with Artizan Biosciences Inc. ("Artizan"). Under the agreement, the Company paid Artizan 61,494 shares of the Parent’s common shares valued at $6,000, which were issued in January 2021. In exchange, the Company acquired 34,472,031 shares of series A-2 preferred stock of Artizan. The Company determined that it was not practical to estimate the fair value of this investment as it represents Series A-2 Preferred Stock of an unlisted company. On a routine basis the Company will determine if additional preferred shares of the unlisted company have been issued and will adjust the carrying value of its Series A-2 Preferred Stock investment accordingly. See Note 6 “License Agreements” for additional details on the Artizan Agreement.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued employee compensation and benefits	$9,538	$7,054
Accrued clinical trial costs	24,051	11,840
Accrued Series A-2 Preferred Stock Investment	—	6,000
Other	3,571	2,225
	$37,160	$27,119
Contingently Redeemable Non-controlling Interest
In September 2020, the Company's Asia-Pacific Subsidiary, BioShin Limited (“BioShin”), authorized, issued and sold 15,384,613 BioShin Series A Preferred Shares at a price of $3.90 per share for a total of $60,000 to a group of investors led by OrbiMed, with participation from Cormorant Asset Management LLC, HBM Healthcare Investments Ltd, Surveyor Capital (a Citadel Company), and Suvretta Capital Management, LLC (the "BioShin Investors"). The BioShin Series A Preferred Shares contained both a call option by the Company and a put option held by the BioShin Investors. Due to the contingently redeemable features, the Company had classified the BioShin Series A Preferred Shares in mezzanine equity since the redemption was out of the Company's control.
In November 2021, the Company, Biohaven Therapeutics Ltd. (“BTL”), Atlas Merger Sub and BioShin entered into an Agreement and Plan of Merger (the “BioShin Merger Agreement”). The BioShin Merger Agreement provided for the merger of Atlas Merger Sub with and into BioShin, with BioShin surviving the merger as a wholly owned indirect subsidiary of the Parent, in accordance with Section 233 of the Cayman Islands Companies Act. As a result of the satisfaction of the closing conditions described in the BioShin Merger Agreement, on January 6, 2022, each Series A convertible preferred share of BioShin, no par value, other than Excluded Shares (as defined in the BioShin Merger Agreement), was converted into the right to receive 0.080121 of the Parent’s common shares.
4.    Acquisitions
On January 4, 2021, the Company acquired Kleo Pharmaceuticals, Inc. (“Kleo”). Kleo is a development-stage biopharmaceutical company focused on advancing the field of immunotherapy by developing small molecules that emulate biologics. The transaction was accounted for as the acquisition of a business using the acquisition method of accounting.
The total fair value of the consideration transferred was $20,043, which primarily consisted of the issuance of a total of 115,836 common shares of the Parent to Kleo stockholders and contingent consideration in the form of a contingent value right to receive one dollar in cash for each Kleo share if certain specified Kleo biopharmaceutical products or product candidates receive the approval of the FDA prior to the expiration of 30 months following the effective time of the transaction. The maximum amount payable pursuant to the contingent value right was approximately $17,300. At December 31, 2021, the Company determined the value of the contingent value right to be immaterial and recognized a gain of $1,457 related to the contingent value right in other income (expense).

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Prior to the consummation of the transaction, the Company owned approximately 41.9% of the outstanding shares of Kleo and accounted for it as an equity method investment. As part of the transaction, the Company acquired the remainder of the shares of Kleo, and post-transaction the Company owns 100% of the outstanding shares of Kleo. The carrying value of the Company’s investment in Kleo was $1,176 immediately prior to the acquisition date. The Company determined the fair value of the existing interest was $6,437, and recognized a gain from its equity method investment of $5,261 for the year ended December 31, 2021 as a result of remeasuring to fair value the existing equity interest in Kleo, which was included as Gain (loss) from equity method investment on the combined statements of operations and comprehensive loss.
In connection with the transaction, the Company recorded: net working capital of $573; property, plant and equipment of $1,257; intangible assets consisting of in progress research and development assets of $18,400 which include an oncology therapeutic candidate entering Phase I clinical trials and a COVID-19 therapeutic candidate in the planning stage for clinical development; debt assumed of $1,577; and goodwill of $1,390. The goodwill is primarily attributable to the acquired workforce.
Kleo’s employees, other than its President and Chief Financial Officer, were retained as part of the transaction. In connection with the transaction agreement, the Company filed a registration statement permitting Kleo stockholders to offer and sell the common shares of the Company issued in the transaction.
5.     Share-Based Compensation
The Parent has share-based compensation plans under which it may issue common shares or restricted common shares, or grant incentive stock options or nonqualified stock options for the purchase of common shares, to employees, members of the board of directors and consultants of the Parent. The Parent also has an Employee Share Purchase Plan (the “ESPP”) which allows eligible employee who are participating in the plan to purchase shares of the Parent at a discount.
Share-based compensation has been allocated to the Company by using a combination of specific identification and a proportionate cost allocation method based on employee hours or directly identified operating expenses, depending on the employee’s function. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company would have incurred as an independent company for the periods presented.
Share-based compensation under the Parent’s share-based compensation plans is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award (generally three to four years) using the straight-line method. Share-based compensation expense attributed to the Company by classification included within in the combined statements of operations and comprehensive loss was as follows:

	Year Ended December 31,
	2021	2020
Research and development expenses	$39,381	$18,475
General and administrative expenses	26,258	11,025
	$65,639	$29,500
6.    License Agreements
Yale Agreement
In September 2013, the Company entered into an exclusive license agreement (the "Yale Agreement") with Yale University to obtain a license to certain patent rights for the commercial development, manufacture, distribution, use and sale of products and processes resulting from the development of those patent rights, related to the use of riluzole in treating various neurological conditions, such as general anxiety disorder, post-traumatic stress disorder and depression. As part of the consideration for this license, the Company issued Yale 250,000 common shares of the Parent and granted Yale the right to purchase up to 10% of the securities issued in specified future

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
equity offerings by the Parent, in addition to the obligation to issue shares to prevent anti-dilution. The obligation to contingently issue equity to Yale was no longer outstanding as of December 31, 2018.
The Yale Agreement was amended and restated in May 2019. As amended, the Company agreed to pay Yale up to $2,000 upon the achievement of specified regulatory milestones and annual royalty payments of a low single-digit percentage based on net sales of riluzole-based products from the licensed patents or from products based on troriluzole. Under the amended and restated agreement, the royalty rates are reduced as compared to the original agreement. In addition, under the amended and restated agreement, the Company may develop products based on riluzole or troriluzole. The amended and restated agreement retains a minimum annual royalty of up to $1,000 per year, beginning after the first sale of product under the agreement. If the Company grants any sublicense rights under the Yale Agreement, it must pay Yale a low single-digit percentage of sublicense income that it receives.
In January 2021, the Company entered a worldwide, exclusive license agreement with Yale University for the development and commercialization of a novel Molecular Degrader of Extracellular Protein ("MoDE") platform (the "Yale MoDE Agreement"). Under the license agreement, the Company acquired exclusive, worldwide rights to Yale's intellectual property directed to its MoDE platform. The platform pertains to the clearance of disease-causing protein and other biomolecules by targeting them for lysosomal degradation using multi-functional molecules. As part of consideration for this license, the Company paid Yale University an upfront cash payment of $1,000 and 11,668 shares of the Parent valued at approximately $1,000. Under the agreement, the Company may develop products based on the MoDE platform. The agreement includes an obligation to pay a minimum annual royalty of up to $1,000 per year, and low single digit royalties on the net sales of licensed products. If the Company grants any sublicense rights under the Yale Agreement, it must pay Yale a low single-digit percentage of sublicense income that it receives. In addition, Yale University will be eligible to receive additional development milestone payments of up to $800 and commercial milestone payments of up to $2,950. The agreement terminates on the later of twenty years from the effective date, twenty years from the filing date of the first investigational new drug application for a licensed product or the last to expire of a licensed patent.
For the year ended December 31, 2021, in addition to the development milestone payments noted above, the Company recorded $150 in research and development expense related to Yale MoDE Agreement following the initiation of a certain Phase 1 clinical trial. For the year ended December 31, 2020, the Company did not record any material expense or make any milestone or royalty payments under the Yale Agreement or the Yale MoDE Agreement.
ALS Biopharma Agreement
In August 2015, the Company entered into an agreement (the "ALS Biopharma Agreement") with ALS Biopharma and Fox Chase Chemical Diversity Center Inc. ("FCCDC"), pursuant to which ALS Biopharma and FCCDC assigned the Company their worldwide patent rights to a family of over 300 prodrugs of glutamate modulating agents, including troriluzole, as well as other innovative technologies. Under the ALS Biopharma Agreement, the Company is obligated to use commercially reasonable efforts to commercialize and develop markets for the patent products. The Company is obligated to pay $3,000 upon the achievement of specified regulatory milestones with respect to the first licensed product and $1,000 upon the achievement of specified regulatory milestones with respect to subsequently developed products, as well as royalty payments of a low single-digit percentage based on net sales of products licensed under the agreement, payable on a quarterly basis.
The ALS Biopharma Agreement terminates on a country-by-country basis as the last patent rights expire in each such country. If the Company abandons its development, research, licensing or sale of all products covered by one or more claims of any patent or patent application assigned under the ALS Biopharma Agreement, or if the Company ceases operations, it has agreed to reassign the applicable patent rights back to ALS Biopharma.
For the years ended December 31, 2021 and 2020, the Company did not record any expense or make any milestone or royalty payments under the ALS Biopharma Agreement.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
2016 AstraZeneca Agreement
In October 2016, the Company entered into an exclusive license agreement (the "2016 AstraZeneca Agreement") with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-5000 and BHV-5500. In exchange for these rights, the Company agreed to pay AstraZeneca an upfront payment, milestone payments and royalties on net sales of licensed products under the agreement. The regulatory milestones due under the 2016 AstraZeneca Agreement depend on the indication of the licensed product being developed as well as the territory where regulatory approval is obtained.
Development milestones due under the 2016 AstraZeneca Agreement with respect to Rett syndrome total up to $30,000, and, for any indication other than Rett syndrome, total up to $60,000. Commercial milestones are based on net sales of all products licensed under the agreement and total up to $120,000. The Company has also agreed to pay royalties in two tiers, with each tiered royalty in the range from 0-10% of net sales of products licensed under the agreement. If the Company receives revenue from sublicensing any of its rights under the 2016 AstraZeneca Agreement, the Company is also obligated to pay a portion of that revenue to AstraZeneca. The Company is also required to reimburse AstraZeneca for any fees that AstraZeneca incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the 2016 AstraZeneca Agreement.
The 2016 AstraZeneca Agreement expires upon the expiration of the patent rights under the agreement or on a country-by-country basis ten years after the first commercial sale and can also be terminated if certain events occur, e.g., material breach or insolvency.
For the years ended December 31, 2021 and 2020, the Company did not record any expense or make any milestone or royalty payments under the 2016 AstraZeneca Agreement.
2018 AstraZeneca Agreement
In September 2018, the Company entered into an exclusive license agreement (the "2018 AstraZeneca Agreement") with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-3241. Under the 2018 AstraZeneca Agreement, the Company paid AstraZeneca an upfront cash payment of $3,000 and 109,523 shares valued at $4,080 on the date of settlement, both of which were included in research and development expense, and is obligated to pay milestone payments to AstraZeneca totaling up to $55,000 upon the achievement of specified regulatory and commercial milestones and up to $50,000 upon the achievement of specified sales-based milestones. In addition, the Company will pay AstraZeneca royalties in three tiers, with each tiered royalty in the range from 0-10% of net sales of specified approved products, subject to specified reductions.
In November 2021, the Company completed enrollment in a Phase 3 clinical trial of this product candidate, which is now referred to as verdiperstat, for the treatment of Amyotrophic Lateral Sclerosis ("ALS"). ALS is a progressive, life-threatening, and rare neuromuscular disease for which there are currently limited treatment options and no cure. The Company is solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to verdiperstat. The Company may sublicense its rights under the agreement and, if it does so, will be obligated to pay a portion of any milestone payments received from the sublicense to AstraZeneca in addition to any milestone payments it would otherwise be obligated to pay.
The 2018 AstraZeneca Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
For the years ended December 31, 2021 and 2020, the Company did not record any material expense or make any milestone or royalty payments under the 2018 AstraZeneca Agreement.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Fox Chase Chemical Diversity Center Inc. Agreement
In May 2019, the Company entered into the FCCDC Agreement in which the Company purchased certain intellectual property relating to the TDP-43 protein from FCCDC. The FCCDC Agreement provides the Company with a plan and goal to identify one or more new chemical entity candidates for preclinical development for eventual clinical evaluation for the treatment of one or more TDP-43 proteinopathies. As consideration, the Company issued 100,000 of the Parent’s common shares to FCCDC valued at $5,646.
In addition, the Company is obligated to pay FCCDC milestone payments totaling up to $4,500 with $1,000 for each additional NDA filing. The Company also issued a warrant to FCCDC, granting FCCDC the option to purchase up to 100,000 of the Parent’s common shares, at a strike price of $56.46 per share, subject to vesting upon achievement of certain milestones in development of TD-43.
In connection with the FCCDC Agreement, the Company and FCCDC have established a TDP-43 Research Plan, which was amended in November 2020, that provides for certain milestones to be achieved by FCCDC, and milestone payments to be made by the Company up to approximately $3,800 over a period of up to 30 months as success fees for research activities by FCCDC. In addition to the milestone payments, the Company will pay FCCDC an earned royalty equal to 0% to 10% of net sales of any TD-43 patent products with a valid claim as defined in the FCCDC Agreement. The Company may also license the rights developed under the FCCDC Agreement and, if it does so, will be obligated to pay a portion of any payments received from such licensee to FCCDC in addition to any milestones it would otherwise be obligated to pay. The Company is also responsible for the prosecution and maintenance of the patents related to the TDP-43 assets.
The FCCDC Agreement terminates on a country-by-country basis and product-by-product basis upon expiration of the royalty term for such product in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
The Company recorded $1,746 and $1,500 in research and development expense in the combined statements of operations related to the FCCDC Agreement during the years ended December 31, 2021 and 2020, respectively.
UConn
In October 2018, the Company announced it had signed an exclusive, worldwide option and license agreement (the “UConn Agreement”) with the University of Connecticut (“UConn”) for the development and commercialization rights to UC1MT, a therapeutic antibody targeting extracellular metallothionein. Under this agreement, the Company has the option to acquire an exclusive, worldwide license to UC1MT and its underlying patents to develop and commercialize throughout the world in all human indications. If the Company chooses to exercise the option, it would be obligated to pay UConn upon the achievement of specified regulatory and commercial milestones, and royalties of a low single-digit percentage of net sales of licensed products sold by the Company, its affiliates or its sublicensees.
Artizan Agreement
In December 2020, BTL entered into an Option and License Agreement with Artizan Biosciences Inc (the "2020 Artizan Agreement"). Pursuant to the 2020 Artizan Agreement, BTL acquired an option (“Biohaven Option”) to obtain a royalty-based license from Artizan to manufacture, use and commercialize certain products in the United States for the treatment of diseases, including, for example, inflammatory bowel disease and other gastrointestinal inflammatory disorders, e.g., Crohn’s disease. The Biohaven Option is exercisable throughout the development phase of the products at an exercise price of approximately $4,000 to $8,000, which varies based on the market potential of the products. BTL and Artizan have also formed a joint steering committee to oversee, review and coordinate the product development activities with regard to all products for which BTL has (or has exercised in the future) the Biohaven Option.
In December 2020, simultaneously with the Option and License Agreement, the Company entered into a Series A-2 Preferred Stock Purchase Agreement with Artizan. Under the agreement, the Company paid Artizan 61,494 of

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
the Parent’s common shares valued at $6,000, which were issued in January 2021. In exchange, the Company acquired 34,472,031 shares of series A-2 preferred stock of Artizan.
In June 2021, BTL entered into a Development and License Agreement with Artizan Biosciences Inc (the "2021 Artizan Agreement"). Pursuant to the 2021 Artizan Agreement, BTL acquired an exclusive, worldwide license under Artizan’s IgA-SEQ patented technology and know-how to develop, manufacture and commercialize certain of Artizan’s compounds for use in Parkinson’s Disease. Under the agreement, BTL is responsible for funding the development of the compounds, obtaining regulatory approvals, manufacturing the compounds and commercializing the compounds. BTL is also responsible for the prosecution, maintenance and enforcement of Artizan’s patents. BTL will pay Artizan development milestones of $20,000 for the first licensed compound to achieve U.S. marketing authorization and $10,000 for each subsequent U.S. approval. In addition, BTL will pay Artizan commercialization milestones totaling up to $150,000 and royalties in the low to mid single digits. The 2021 Artizan Agreement terminates on a country-by-country basis on the later of 10 years from the first commercial sale of licensed product in such country or the expiration of Artizan’s patents in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
In June 2022, the Company entered into an Amendment to the Series A-2 Preferred Stock Purchase Agreement with Artizan. Under the Amendment, the Company made a cash payment of $4,000 in exchange for 22,975,301 shares of series A-2 preferred stock of Artizan out of a total of 45,950,601 shares of series A-2 preferred stock of Artizan for a total raise of $8,000 (the “A2 Extension Raise”). Along with the Amendment, the Company and Artizan executed a non-binding indication of interest (“Artizan Side Letter”) which describes terms under which BTL and Artizan would amend the 2020 Artizan Agreement to eliminate certain milestone payments required by us in exchange for limiting our option to the selection of the first (ARZC-001) licensed product. The Artizan Side Letter requires Artizan to commit at least 80% of the funds raised in the A-2 Extension Raise to a certain program and to raise $35,000 of additional capital within a certain time.
For the year ended December 31, 2021, the Company did not record any research and development expense or make any milestone payments related to the Artizan Agreement.
Moda Agreement
On January 1, 2021, the Company entered into a consulting services agreement with Moda Pharmaceuticals LLC (the "Moda Agreement") to further the scientific advancement of technology, drug discovery platforms (including the technology licensed under the Yale MoDE Agreement), product candidates and related intellectual property owned or controlled by the Company.
Under the Moda Agreement, the Company paid Moda an upfront cash payment of $2,700 and 37,836 shares of the Parent valued at approximately $3,243. In addition, Moda will be eligible to receive additional development milestone payments of up to $81,612 and commercial milestone payments of up to $30,171. The Moda Agreement has a term of four years and may be terminated earlier by the Company or Moda under certain circumstances including, for example, the Company's discontinuation of research on the MoDE platform or default.
For the year ended December 31, 2021, the Company did not record any material research and development expense or make any milestone payments related to the Moda Agreement.
Reliant Agreement
In July 2021, the Company entered into the Reliant Agreement pursuant to which the Company and Reliant have agreed to collaborate on a program with Biohaven Labs’ multifunctional molecules to develop and commercialize conjugated antibodies for therapeutic uses relating to IgA nephropathy and treatment of other diseases and conditions. Under the Reliant Agreement, the Company paid Reliant an upfront payment in the form of issuance of common shares valued at approximately $3,686, which the Company recorded as research and development expense on its combined statement of operations and comprehensive loss. In addition, Reliant will be eligible to receive development and regulatory milestone payments of up to $36,500, and royalties of a low single-digit percentage of net sales of licensed products.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
For the year ended December 31, 2021, excluding the upfront payment noted above, the Company recorded $167 in research and development expense related to the Reliant Agreement.
KU Leuven Agreement
In January 2022, the Company and Katholieke Universiteit Leuven ("KU Leuven") entered into an Exclusive License and Research Collaboration Agreement (the "KU Leuven Agreement") to develop and commercialize TRPM3 antagonists to address the growing proportion of people worldwide living with chronic pain disorders. The TRPM3 antagonist platform was discovered at the Centre for Drug Design and Discovery ("CD3") and the Laboratory of Ion Channel Research ("LICR") at KU Leuven. Under the KU Leuven Agreement, the Company receives exclusive global rights to develop, manufacture and commercialize KU Leuven's portfolio of small-molecule TRPM3 antagonists. The portfolio includes the lead candidate, henceforth known as BHV-2100, which is being evaluated in preclinical pain models and will be the first to advance towards Phase 1 studies. The Company will support further basic and translational research at KU Leuven on the role of TRPM3 in pain and other disorders. As consideration, KU Leuven received an upfront cash payment of $3,000 and 15,340 shares valued at $1,779, and is eligible to receive additional development, regulatory, and commercialization milestones payments of up to $327,750. In addition, KU Leuven will be eligible to receive mid-single digit royalties on net sales of products resulting from the collaboration.
Taldefgrobep Alfa License Agreement
In February 2022, following the transfer of intellectual property the Company announced that it entered into a worldwide license agreement with BMS for the development and commercialization rights to taldefgrobep alfa (also known as BMS-986089), a novel, Phase 3-ready anti-myostatin adnectin (the "Taldefgrobep Alfa License Agreement"). Under the terms of the Taldefgrobep Alfa License Agreement, the Company will receive worldwide rights to taldefgrobep alfa and BMS will be eligible for regulatory approval milestone payments of up to $200,000, as well as tiered, sales-based royalty percentages from the high teens to the low twenties. There were no upfront or contingent payments to BMS related to the Taldefgrobep Alfa License Agreement.
7.    Income Taxes
The income tax amounts in the combined financial statements have been calculated on a separate return method and are presented as if the Company’s operations were separate taxpayers in the respective jurisdiction. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.
As a company incorporated in the British Virgin Islands (“BVI”), we are principally subject to taxation in the BVI. Under the current laws of the BVI, the Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.
Parent has historically outsourced all of the research and clinical development for its programs under a master services agreement with Biohaven Pharmaceuticals, Inc. (“BPI”). As a result of providing services under this agreement, BPI was profitable during the years ended December 31, 2021 and 2020, and BPI is subject to taxation in the United States. As such, in each reporting period, the Biohaven Research Business tax provision includes the effects of consolidating the results of operations of BPI.
At December 31, 2021 and 2020, the Company continued to maintain a full valuation allowance against its net deferred tax assets, which are comprised primarily of research and development credit carryforwards and future stock based compensation deductions based on management’s assessment that it is more likely than not that the deferred tax assets will not be realized.
The Company recorded an income tax provision during the years ended December 31, 2021 and 2020 of $1,366 and $0, respectively, which primarily represents U.S. Federal and state taxes related to the Company’s profitable operations of BPI in the US.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Income (loss) before provision for income taxes consisted of the following:

	Year Ended December 31,
	2021	2020
BVI	$(211,334)	$(123,468)
Foreign	(1,096)	4,800
Loss before provision for income taxes	$(212,430)	$(118,668)
The provision for income taxes consisted of the following:

	Year Ended December 31,
	2021	2020
Current income tax provision:
BVI	$—	$—
Foreign (U.S. federal and state)	1,366	—
Total current income tax provision	1,366	—
Deferred income tax provision (benefit):
BVI	—	—
Foreign (U.S. federal and state)	—	—
Total deferred income tax provision (benefit)	—	—
Total provision for income taxes	$1,366	$—
A reconciliation of the BVI statutory income tax rate of 0% to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2021	2020
BVI statutory income tax rate	—%	—%
Foreign tax rate differential	—%	1.00%
Tax Credits	(5.00)%	(6.00)%
Change in valuation allowance	7.00%	9.00%
Other	(1.00)%	(4.00)%
Effective income tax rate	1.00%	—%

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Net deferred tax assets (liabilities) consisted of the following:

	December 31,
	2021	2020
Deferred tax assets:
Foreign net operating loss carryforwards	$9,573	$—
Tax credits	26,590	20,577
Stock based compensation	18,246	11,023
Other	4,917	1,592
Total deferred tax assets	59,326	33,192
Valuation allowance	(54,224)	(32,970)
Net deferred tax assets	5,102	222
Deferred tax liabilities:
Intangible assets and other	(5,102)	(222)
Total deferred tax liabilities	(5,102)	(222)
Net deferred tax assets	$—	$—
In January 2021, the Company completed the acquisition of Kleo and recorded a full valuation allowance against its Kleo deferred tax assets due to Kleo's cumulative loss history. The Company will continue to evaluate the need for a valuation allowance on all of its deferred tax assets until there is sufficient positive evidence to support the reversal of all or some portion of these allowances.
As of December 31, 2021, and 2020, the Company had foreign net operating loss carryforwards of $39,281, and, $0, respectively. As of December 31, 2021 and 2020, the Company had federal and state research and development and orphan drug credits of $26,590 and $20,577, respectively, which begin to expire in 2030.
Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2021and 2020 were due primarily to generation of excess tax credits and the acquisition of Kleo as follows:

	Year Ended December 31,
	2021	2020
Valuation allowance as of beginning of year	$(32,970)	$(23,592)
Decreases recorded as benefit to income tax provision	—	—
Increases recorded to Purchase Accounting and Net Parent Investment	(6,449)	1,089
Increases recorded to income tax provision	(14,805)	(10,467)
Valuation allowance as of end of year	$(54,224)	$(32,970)
The Company followed the authoritative guidance for recognizing and measuring uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. The beginning and ending amounts of unrecognized tax benefits reconciles as follows:

	Year Ended December 31,
	2021	2020
Beginning of period balance	$2,700	$1,800
Increase for tax positions taken during the current period	50	—
Increases recorded to Purchase Accounting and Net Parent Investment	1,050	900
Decreases for tax positions taken during a prior period	—	—
End of period balance	$3,800	$2,700

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
The unrecognized tax benefits relate primarily to issues common among multinational corporations. All of these unrecognized tax benefits, if recognized, would impact the Company's effective income tax rate. The Company's policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2021 and 2020, the total amount of accrued interest and penalties were not significant.
BPI files income tax returns in the U.S. and certain state jurisdictions. BPI’s U.S. federal and state income tax returns are subject to tax examinations for the tax year ended December 31, 2018 and subsequent years. The federal tax return for BPI is currently under audit by the IRS for the period ended December 31, 2019.
8.    Commitments and Contingencies
The following agreements are either current Company agreements, or those the Parent expects to assign to the Company upon separation, accordingly, all considerations paid by the Parent in association with these agreements are recorded in the combined financial statements of the Company.
Lease Agreements
The Parent’s leases primarily consist of office space that will be attributed to the Company in connection with the separation. The Company determines if an arrangement is a lease at inception. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Real estate leases for facilities have an average remaining lease term of 5.75 years, for which none include the optional extension. The Company has made an accounting policy election not to record short-term leases (leases with an initial term of 12 months or less) on the balance sheet. The Company currently has two short-term leases with immaterial lease expense.
Lease expense for operating lease payments is recognized on a straight-line basis over the term of the lease. Operating lease assets and liabilities are recognized based on the present value of lease payments over the lease term. Since most of the Company’s leases do not have a readily determinable implicit discount rate, the Company uses the Parent’s incremental borrowing rate to calculate the present value of lease payments. The Company does not separate lease components (e.g., payments for rent, real estate taxes and insurance costs) from non-lease components (e.g., common-area maintenance costs) in the event that the agreement contains both. The Company includes both the lease and non-lease components for purposes of calculating the right-of-use asset and related lease liability (if the non-lease components are fixed). The allocated operating lease cost was $264 in 2021 and $0 in 2020.
Certain of the Company’s lease agreements contain variable lease payments that are adjusted for actual operating expense true-ups compared with estimated amounts; however, these amounts are immaterial. The Company had no sublease income and there are no sale-leaseback transactions. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Supplemental balance sheet information related to operating leases is as follows:

	Year Ended December 31,
	2021	2020
Assets
Other non-current assets	$5,222	$5,981
Liabilities
Other current liabilities	439	675
Other non-current liabilities	2,797	2,929
	$3,236	$3,604
Weighted-average remaining lease term (years)	5.75	6.75
Weighted-average discount rate	9.07%	9.07%

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Maturities of operating lease liabilities are as follows:

2022	$689
2023	703
2024	717
2025	731
2026	746
Thereafter	568
Total lease payments	4,154
Less: imputed interest	918
Total lease liabilities	$3,236
Research Commitments
The Parent has entered into agreements with several CROs to provide services in connection with the Company’s preclinical studies and clinical trials. Research Commitments entered into by the Parent and related to the Company are expected to transfer to the Company upon separation. As of December 31, 2021, the Company had no material noncancellable research commitments in excess of one year.
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company’s amended and restated memorandum and articles of association also provide for indemnification of directors and officers in specific circumstances. To date, the Company has not incurred any material costs as a result of such indemnification provisions. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its combined financial statements as of December 31, 2021 or 2020.
License Agreements
The Parent entered into license agreements with various parties that are directly attributed to the Company under which it is obligated to make contingent and non-contingent payments (see Note 6). License agreements entered by the Parent and related to the Company are expected to transfer to the Company upon separation.
Sixth Street Financing Agreement
In August 2020, the Parent and Biohaven Pharmaceuticals, Inc., (together with the Parent the "Borrowers"), entered into a financing agreement, as amended, with Sixth Street Specialty Lending, Inc., as administrative agent, and the lenders party thereto (the "Lenders") pursuant to which the Lenders agreed to extend a senior secured credit facility to the Borrowers (the “Sixth Street Financing Agreement”). The Sixth Street Financing Agreement, as amended, provides for term loans in an aggregate principal amount up to $750,000, plus any capitalized interest paid in kind (the “Sixth Street Financing Agreement”) and is accounted for as third-party, long-term debt by the Parent.
The Company is a co-obligor, jointly and severally with the Parent on its third-party long-term debt obligation under the Sixth Street Financing Agreement. The Parent’s third-party debt and related interest expense are not reflected in the combined financial statements because the Company has not agreed to pay a specified amount of the borrowings on the basis of its arrangement with the Parent, nor is the Company expected to pay any portion of the

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Parent’s third-party debt, and the borrowings are not specifically identifiable to SpinCo. Pursuant to the terms of the Merger Agreement, at closing of the Merger, Pfizer will pay off or cause to be paid off the applicable payoff amount on behalf of the Parent.
Legal Proceedings
From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations. As of December 31, 2021, there were no matters which would have a material impact on the Company’s financial results.
9.    Related Party Transactions
The Company has not historically operated as a standalone business and the combined financial statements are derived from the consolidated financial statements and accounting records of the Parent. The following disclosure summarizes activity between the Company and the Parent, including the affiliates of the Parent that are not part of the planned spin-off.
Cost Allocations
The combined financial statements reflect allocations of certain expenses from the financial statements of the Parent, including research and development expenses and general and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and share-based compensation. Some of these services are expected to continue to be provided to the Parent on a temporary basis following the Distribution under a transition services agreement. See Note 2 for discussion of these costs and the methodology used to allocate them.
These allocations to SpinCo are reflected in the combined statement of operations and comprehensive loss as follows:

	Year Ended December 31,
	2021	2020
Research and development	$70,929	$33,482
General and administrative	33,928	14,646
Total	$104,857	$48,128
Management believes these cost allocations are a reasonable reflection of services provided to, of the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by Company employees, and strategic decisions made in areas such as research and development, information technology and infrastructure.
Share-Based Compensation
As discussed in Note 5, Share-based compensation, SpinCo employees participate in the Parent’s share-based compensation plans, the costs of which have been allocated to SpinCo and recorded in research and development and general and administrative expenses in the combined statements of operations and comprehensive loss.

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
Net Transfers From Parent
Net transfers from Parent represent the net effect of transactions between SpinCo and the Parent. The components of net transfers from Parent are as follows:

	Year Ended December 31,
	2021	2020
General financing activities	$98,834	$73,614
Corporate cost allocations, excluding share-based compensation	39,218	18,628
Net transfers from Parent as reflected in the Combined Statement of Cash Flows	138,052	92,242
Share-based compensation	65,639	29,500
Issuance of Parent common shares as payment for business acquisition	10,673	—
Issuance of Parent common shares as payment for license and consulting agreements	7,929	—
Issuance of Parent common shares as payment for building purchase	4,871	—
Issuance of Parent common shares as payment for Artizan investment	6,000	—
Other non-cash adjustments	(1,458)	(744)
Net transfers from Parent as reflected in the Combined Statement of Changes in Equity	$231,706	$120,998
Related Party Agreements
License Agreement with Yale
On September 30, 2013, the Company entered into the Yale Agreement with Yale (see Note 6). The Company’s Chief Executive Officer is one of the inventors of the patents that the Company has licensed from Yale and, as such, is entitled to a specified share of the glutamate product-related royalty revenues that may be received by Yale under the Yale Agreement.
In January 2021, the Company entered into the Yale MoDE Agreement with Yale (see Note 6 for detail). Under the license agreement, the Company acquired exclusive, worldwide rights to Yale's intellectual property directed to its MoDE platform. As part of consideration for this license, the Company paid Yale University an upfront cash payment of $1,000 and 11,668 common shares of the Parent valued at approximately $1,000. Additionally, in the fourth quarter of 2021, the Company paid a $150 development milestone to Yale following the initiation of a Phase I clinical trial.
For the years ended December 31, 2021 and 2020, excluding the development milestone payment noted above, the Company recorded $458 and $138 in research and development expense related to the Yale MoDE Agreement and Yale Agreement (the "Yale Agreements"). As of December 31, 2021 and 2020, the Company owed no amounts to Yale.
10.    Subsequent Events
Management has evaluated subsequent events through July 1, 2022, the date on which these combined financial statements were available to be issued.
Kv7 Platform Acquisition
In April 2022, the Company closed the acquisition from Knopp Biosciences LLC (“Knopp”) of Channel Biosciences, LLC (“Channel”), a wholly owned subsidiary of Knopp owning the assets of Knopp’s Kv7 channel targeting platform (the “Transaction”), pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated February 24, 2022.
In consideration for the Transaction, on April 4, 2022, the Company made an upfront payment comprised of $35,000 in cash and 493,254 common shares of the Parent, valued at approximately $58,750, issued through a

BIOHAVEN RESEARCH LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
private placement. The Company has also agreed to pay additional success-based payments comprised of (i) up to $325,000 based on developmental and regulatory milestones through approvals in the United States, EMEA and Japan for the lead asset, BHV-7000 (formerly known as KB-3061), (ii) up to an additional $250,000 based on developmental and regulatory milestones for the Kv7 pipeline development in other indications and additional country approvals, and (iii) up to $562,500 for commercial sales-based milestones of BHV-7000. Additionally, the Company has agreed to make scaled royalty payments in cash for BHV-7000 and the pipeline programs, starting at high single digits and peaking at low teens for BHV-7000 and starting at mid-single digits and peaking at low tens digits for the pipeline programs.
The Company expects to account for this purchase as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset, in-process research and development (“IPR&D”). The IPR&D asset has no alternative future use and relates to intellectual property rights related to the Kv7 platform lead, now BHV-7000.
Real Estate Leases
In May 2022, the Company entered into a sublease for office space in Dublin, Ireland to replace an existing license agreement for separate office space. The lease commenced in May 2022 and the lease has a lease term of 59 full calendar months, with no contractual option to extend at the end of the lease term. Upon commencement, the Company’s base rent per quarter will be €100 to be paid in advance, with no open market rent review until termination of the lease. The Company will also be responsible for its proportionate share of operating costs, including, but not limited to, real estate taxes, common area maintenance, and utilities.
In June 2022, the Company entered into a lease agreement for office space in West Palm Beach, Florida to support its operations, which will be attributed to the Company in connection with the separation. The Company expects to take occupancy of the premises in late 2024, following substantial completion of the tenant improvements. The lease term will commence on the date the Company takes occupancy of the premises and continue for 120 full calendar months, with an option to extend for two additional periods of 60 months each. Upon commencement, the Company’s base rent per month will be $105 to be paid in advance, with annual base rent increases of 3.00%. In addition, there is a rent abatement period for the first three full calendar months of the lease term. The Company will also be responsible for its proportionate share of operating costs, including, but not limited to, real estate taxes, common area maintenance, and utilities.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
CONDENSED COMBINED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$23,209	$76,057
Prepaid expenses	14,469	6,734
Other current assets	9,073	12,032
Total current assets	46,751	94,823
Property and equipment, net	13,397	13,010
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	18,282	14,438
Total assets	$98,220	$142,061
Liabilities and Equity
Current liabilities:
Accounts payable	$6,377	$4,775
Accrued expenses and other current liabilities	59,473	37,160
Total current liabilities	65,850	41,935
Other non-current liabilities	7,372	5,435
Total liabilities	73,222	47,370
Commitments and contingencies (Note 8)
Contingently redeemable non-controlling interests	—	60,000
Equity:
Net investment from Parent	24,998	34,691
Total equity	24,998	34,691
Total liabilities and equity	$98,220	$142,061
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating expenses:
Research and development	$247,183	$92,695
General and administrative	39,700	19,830
Total operating expenses	286,883	112,525
Loss from operations	(286,883)	(112,525)
Other (expense) income:
Gain from equity method investment	—	5,261
Other expense, net	(71)	(240)
Total other (expense) income, net	(71)	5,021
Loss before provision for income taxes	(286,954)	(107,504)
Provision for income taxes	13,365	41
Net loss and comprehensive loss	$(300,319)	$(107,545)
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY
(Amounts in thousands)
(Unaudited)

Net Investment from Parent
Balance as of December 31, 2021	$34,691
Net loss	(300,319)
Net transfers from Parent	290,626
Balance as of June 30, 2022	$24,998

Net Investment from Parent
Balance as of December 31, 2020	$16,781
Net loss	(107,545)
Net transfers from Parent	132,896
Balance as of June 30, 2021	$42,132

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(300,318)	$(107,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	60,930	37,278
Acquisition of IPR&D asset	93,747	—
Depreciation and amortization	665	482
Issuance of Parent common shares as payment for license and consulting agreements	1,779	4,243
(Gain) from equity method investment	—	(5,261)
Other non-cash items	—	(1,951)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(5,026)	(2,557)
Other non-current assets	(4,350)	(170)
Accounts payable	1,602	5,581
Accrued expenses and other current liabilities	22,312	(559)
Other non-current liabilities	1,937	1,406
Net cash used in operating activities	(126,722)	(69,053)
Cash flows from investing activities:
Purchases of property and equipment	(1,250)	(706)
Payment for IPR&D asset acquisition	(35,000)	—
Cash acquired in business acquisition	—	1,882
Net cash (used in) provided by investing activities	(36,250)	1,176
Cash flows from financing activities:
Net transfers from Parent	109,874	75,396
Other	—	395
Net cash provided by financing activities	109,874	75,791
Net (decrease) increase in cash and restricted cash	(53,098)	7,914
Cash and restricted cash at beginning of period	77,057	83,506
Cash and restricted cash at end of period	$23,959	$91,420
The accompanying notes are an integral part of these combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
1.Nature of the Business and Basis of Presentation
On May 9, 2022, Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Parent”), Pfizer Inc. (“Pfizer”) and a wholly owned subsidiary of Pfizer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the acquisition by Pfizer of the Parent through the merger of Merger Sub with and into the Parent (the “Merger”). In connection with the Merger Agreement, the Parent and Biohaven Research Ltd. (“SpinCo” or “the Company”) entered into a Separation and Distribution Agreement, dated as of May 9, 2022 (the “Distribution Agreement”). In connection with the Distribution Agreement, the Board of Directors of the Parent approved and directed the Parent’s management to effect the spin-off of the business, operations, and activities that are not the CGRP Business (as defined below), including the Kv7 ion channel activators, glutamate modulation, MPO inhibition and myostatin inhibition platforms, preclinical product candidates, and certain corporate infrastructure currently owned by the Parent, or collectively the “Biohaven Research Business”.
To implement the spin-off, the Parent expects to transfer the related license agreements, intellectual property and corporate infrastructure, including certain non-commercial employee agreements, share based awards and other corporate agreements (the “Business”) to Biohaven Research Ltd, through a series of internal restructuring transactions, which we refer to as the pre-closing reorganization. Descriptions of historical business activities in these Notes to Condensed Combined Financial Statements are presented as if these transfers had already occurred, and the Parent’s activities related to such assets and liabilities had been performed by the Company.
To effect the spin-off, each of the Parent’s shareholders will receive one of our common shares for every two common shares of the Parent held prior to the spin-off. Upon completion of the spin-off, the Company will be a stand-alone, publicly traded company focused on the development of its Kv7 ion channel activator, glutamate modulation, MPO inhibition and myostatin inhibition platforms, which it believes have the potential to alter existing treatment approaches across a diverse set of neurological indications with high unmet need in both large markets and orphan indications.
The spin-off would generally result in (a) the Company directly or indirectly owning, assuming, or retaining certain assets and liabilities of the Parent and its subsidiaries related to the Parent’s pipeline assets and businesses and (b) the Parent directly or indirectly owning, assuming, or retaining all other assets and liabilities, including those associated with the Parent’s platform for the research, development, manufacture and commercialization of calcitonin gene-related receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited preclinical CGRP portfolio and related assets (the “CGRP Business”).
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts may require additional capital, additional personnel and infrastructure, and further regulatory and other capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
Upon formation and to date, Biohaven Research Ltd. has had nominal assets, and no liabilities or results of operations and has 100 common shares of no par value outstanding.
Basis of Presentation
The accompanying condensed combined financial statements present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the Business which have been prepared from the Parent’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations have been conducted independently from the Parent. Historically, separate financial statements have not been prepared for the Company and it has not operated as a standalone business from the Parent.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
The condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).
The condensed combined financial statements of operations and comprehensive loss include all costs directly related to the Business, including costs for facilities, functions and services utilized by the Company. The condensed combined statements of operations and comprehensive loss also include allocations for various expenses related to the Parent’s corporate functions, including research and development, human resources, information technology, facilities, tax, shared services, accounting, finance and legal. These expenses were allocated on the basis of direct usage or benefit when specifically identifiable, with the remainder allocated on a proportional cost allocation method primarily based on employee labor hours or direct expenses. Management believes the assumptions underlying the condensed combined financial statements, including the expense methodology and resulting allocation, are reasonable for all periods presented. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Company might have performed directly or outsourced and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions.
The income tax amounts in the condensed combined financial statements have been calculated on a separate return method and are presented as if the Company’s operations were separate taxpayers in the respective jurisdiction. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.
In connection with the separation, the Company and Biohaven expect to enter into a transition services agreement whereby the Company will provide certain transition services to Biohaven and Biohaven will provide certain transition services to the Company. The Company expects to continue to incur certain costs to establish itself as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.
The condensed combined balance sheets include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company, including certain assets that were historically held at the corporate level in the Parent. All intracompany transactions within the Company have been eliminated. All intercompany transactions between the Company and the Parent are considered to be effectively settled in the condensed combined financial statements at the time the transactions are recorded. The total net effect of these intercompany transactions considered to be settled is reflected in the condensed combined statement of cash flows within financing activities and in the condensed combined balance sheets as “Net investment from Parent.” See Note 9, Related Party Transactions for additional information regarding related party transactions.
Our equity balance in these condensed combined financial statements represents the excess of total assets over liabilities. Net investment from Parent is primarily impacted by contributions from Parent which are the result of net funding provided by or distributed to Parent.
Cash on the condensed combined balance sheets represents cash balances from the standalone entities established to operate the Business and that will be contributed to the Company in connection with the spin-off. The Company is a co-obligor, jointly and severally with the Parent on Biohaven’s third-party long-term debt obligations with Sixth Street Specialty Lending, Inc. Biohaven’s third-party long-term debt and related interest expense are not reflected in the condensed combined financial statements because the Company has not agreed to pay a specified amount of the borrowings on the basis of its arrangement with the Parent, nor is the Company expected to pay any portion of the Parent’s third-party debt, and the borrowings are not specifically identifiable to SpinCo. See Note 8, Commitments and Contingencies for additional information regarding debt.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
Going Concern
In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed combined financial statements are issued.
Through August 10, 2022, the Company has funded its operations primarily with proceeds from Biohaven Pharmaceutical Holding Co. Ltd., its Parent, and the Company expects the Parent to continue to fund its cash needs though the date of Distribution. The Company has incurred recurring losses since its inception, including net losses of $300,319 and $107,545 during the six months ended June 30, 2022 and 2021, respectively. The Company expects to continue to generate operating losses for the foreseeable future. As of August 10, 2022, the issuance date of these condensed combined financial statements, the Company expects that its continued funding from Parent will be sufficient to fund operating expenses, financial commitments and other cash requirements for at least one year after the issuance date of these financial statements. Following the Distribution, the Company’s viability will be dependent on its ability to raise additional capital to finance its operations.
To execute its business plans, the Company will require funding to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of public or private equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
2.Summary of Significant Accounting Policies
Our significant accounting policies used in preparation of these combined financial statements for the six months ended June 30, 2022 and 2021 are described in Note 2 to the combined financial statements for the year ended December 31, 2021. Updates to our accounting policies, including impacts from the adoption of new accounting standards, are discussed below in this Note 2.
Unaudited Interim Condensed Combined Financial Information
The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. The accompanying unaudited condensed combined financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete combined financial statements. The accompanying year-end condensed combined balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited interim condensed combined financial statements have been prepared on the same basis as the audited annual combined financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2022 and the results of its operations for the six months ended June 30, 2022 and 2021 and its cash flows for the six months ended June 30, 2022 and 2021. The results for the six months ended June 30, 2022 are not necessarily indicative of results to be expected for the year ending December 31, 2022, any other interim periods or any future year or period.
Use of Estimates
The preparation of condensed combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
contingent assets and liabilities at the date of the combined financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions reflected in these condensed combined financial statements include, but are not limited to, the valuation of intangible assets, determining the allocations of costs and expenses from the Parent and the accrual for research and development expenses. In addition, management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.
Intangible Assets
Acquired In-Process Research and Development
IPR&D that the Company acquires in conjunction with the acquisition of a business represents the fair value assigned to incomplete research projects which, at the time of acquisition, have not reached technological feasibility. The amounts are capitalized and accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project, the asset is classified as a definite-lived intangible and the Company will make a determination as to the then-useful life of the intangible asset, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization.
The Company evaluates IPR&D for impairment at least annually, or more frequently if impairment indicators exist, by performing a quantitative test that compares the fair value of the IPR&D intangible asset with its carrying value. If the fair value is less than the carrying amount, an impairment loss is recognized in operating results.
If we acquire an asset or group of assets that do not meet the definition of a business under applicable accounting standards, the acquired IPR&D is expensed on its acquisition date, unless it has an alternative future use. Future costs to develop these assets are recorded to research and development expense as they are incurred.
Recently Adopted Accounting Pronouncements
Effective January 1, 2022 the Company adopted ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force), which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The guidance has been applied prospectively and did not have a material effect on the combined financial statements of the Company.
Recently Issued Accounting Pronouncements
In June 2022 the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, to clarify the guidance in Topic 820 when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security. The ASU also introduced new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The amendments in ASU 2022-03 are effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the effects of ASU 2022-03 on its combined financial statements.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
3.Balance Sheet Components
Restricted Cash
Restricted cash primarily consists of collateral held by a bank for a letter of credit (“LOC”) issued in connection with the leased office space in Yardley, Pennsylvania. See Note 8 “Commitments and Contingencies” for additional information on the real estate lease. The following represents a reconciliation of cash in the condensed combined balance sheets to total cash and restricted cash as of June 30, 2022 and June 31, 2021, respectively, in the condensed combined statements of cash flows:

	June 30,	June 30,
	2022	2021
Cash	$23,209	$90,420
Restricted cash (included in other current assets)	—	250
Restricted cash (included in other non-current assets)	750	750
Total cash and restricted cash at the end of the period in the condensed combined statement of cash flows	$23,959	$91,420
Other Current Assets
Other current assets consisted of the following:

	June 30,	December 31,
	2022	2021
Accrued income tax receivable	8,097	$9,911
Other	976	2,121
	$9,073	$12,032
Property and Equipment, Net
Property and equipment, net consisted of the following:

	June 30,	December 31,
	2022	2021
Building and land	$12,297	$12,297
Computer hardware and software	1,200	1,200
Office and lab equipment	2,904	1,653
Furniture and fixtures	1,202	1,202
	$17,602	$16,352
Accumulated depreciation	(4,205)	(3,342)
	$13,397	$13,010
Depreciation expense was $488 for the six months ended June 30, 2022 and $329 for the six months ended June 30, 2021.
As of June 30, 2022 and December 31, 2021, computer software costs included in property and equipment were $760 and $760, respectively, net of accumulated amortization of $338 and $211, respectively. Depreciation and amortization expense for capitalized computer software costs not material for the six months ended June 30, 2022 or 2021.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
Other Non-current Assets
Other non-current assets consisted of the following:

	June 30,	December 31,
	2022	2021
Series A-2 Preferred Stock Investment	$10,000	$6,000
Operating lease right-of-use assets	7,262	5,222
Other	1,020	3,216
	$18,282	$14,438
In December 2020, the Company entered into a Series A-2 Preferred Stock Purchase Agreement with Artizan Biosciences Inc. ("Artizan"). Under the agreement, the Company paid Artizan 61,494 shares of the Parent’s common shares valued at $6,000, which were issued in January 2021. In exchange, the Company acquired 34,472,031 shares of series A-2 preferred stock of Artizan. In June 2022, the Company entered into an Amendment to the Series A-2 Preferred Stock Purchase Agreement with Artizan. Under the Amendment, the Company made a cash payment of $4,000 in exchange for 22,975,301 additional shares of series A-2 preferred stock of Artizan. The Company determined that it was not practical to estimate the fair value of this investment as it represents Series A-2 Preferred Stock of an unlisted company. On a routine basis the Company will determine if additional preferred shares of the unlisted company have been issued and will adjust the carrying value of its Series A-2 Preferred Stock investment accordingly. See Note 6 “License Agreements” for additional details on the Artizan Agreement.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	June 30,	December 31,
	2022	2021
Accrued development milestones	$25,000	$—
Accrued employee compensation and benefits	5,178	9,538
Accrued clinical trial costs	22,015	24,051
Other	7,280	3,571
	$59,473	$37,160
Contingently Redeemable Non-controlling Interest
In September 2020, the Company's Asia-Pacific Subsidiary, BioShin Limited (“BioShin”), authorized, issued and sold 15,384,613 BioShin Series A Preferred Shares at a price of $3.90 per share for a total of $60,000 to a group of investors led by OrbiMed, with participation from Cormorant Asset Management LLC, HBM Healthcare Investments Ltd, Surveyor Capital (a Citadel Company), and Suvretta Capital Management, LLC (the "BioShin Investors"). The BioShin Series A Preferred Shares contained both a call option by the Company and a put option held by the BioShin Investors. Due to the contingently redeemable features, the Company had classified the BioShin Series A Preferred Shares in mezzanine equity since the redemption was out of the Company's control.
In November 2021, the Company, Biohaven Therapeutics Ltd. (“BTL”), Atlas Merger Sub and BioShin entered into an Agreement and Plan of Merger (the “BioShin Merger Agreement”). The BioShin Merger Agreement provided for the merger of Atlas Merger Sub with and into BioShin, with BioShin surviving the merger as a wholly owned indirect subsidiary of the Parent, in accordance with Section 233 of the Cayman Islands Companies Act. As a result of the satisfaction of the closing conditions described in the BioShin Merger Agreement, on January 6, 2022, each Series A convertible preferred share of BioShin, no par value, other than Excluded Shares (as defined in the BioShin Merger Agreement), was converted into the right to receive 0.080121 of the Parent’s common shares and was removed from mezzanine equity. No Series A convertible preferred shares of BioShin were outstanding following the closing.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
4.Acquisitions
Acquisition of Kleo Pharmaceuticals, Inc.
On January 4, 2021, the Company acquired Kleo Pharmaceuticals, Inc. (“Kleo”). Kleo is a development-stage biopharmaceutical company focused on advancing the field of immunotherapy by developing small molecules that emulate biologics. The transaction was accounted for as the acquisition of a business using the acquisition method of accounting.
The total fair value of the consideration transferred was $20,043, which primarily consisted of the issuance of a total of 115,836 common shares of the Parent to Kleo stockholders and contingent consideration in the form of a contingent value right to receive one dollar in cash for each Kleo share if certain specified Kleo biopharmaceutical products or product candidates receive the approval of the FDA prior to the expiration of 30 months following the effective time of the transaction. The maximum amount payable pursuant to the contingent value right was approximately $17,300. At December 31, 2021, the Company determined the value of the contingent value right to be immaterial and recognized a gain of $1,457 related to the contingent value right in other income (expense).
Prior to the consummation of the transaction, the Company owned approximately 41.9% of the outstanding shares of Kleo and accounted for it as an equity method investment. As part of the transaction, the Company acquired the remainder of the shares of Kleo, and post-transaction the Company owns 100% of the outstanding shares of Kleo. The carrying value of the Company’s investment in Kleo was $1,176 immediately prior to the acquisition date. The Company determined the fair value of the existing interest was $6,437, and recognized a gain from its equity method investment of $5,261 for the year ended December 31, 2021 as a result of remeasuring to fair value the existing equity interest in Kleo, which was included as Gain (loss) from equity method investment on the condensed combined statements of operations and comprehensive loss.
In connection with the transaction, the Company recorded: net working capital of $573; property, plant and equipment of $1,257; intangible assets consisting of in progress research and development assets of $18,400 which include an oncology therapeutic candidate entering Phase I clinical trials and a COVID-19 therapeutic candidate in the planning stage for clinical development; debt assumed of $1,577; and goodwill of $1,390. The goodwill is primarily attributable to the acquired workforce.
Kleo’s employees, other than its President and Chief Financial Officer, were retained as part of the transaction. In connection with the transaction agreement, the Company filed a registration statement permitting Kleo stockholders to offer and sell the common shares of the Company issued in the transaction.
Kv7 Platform Acquisition
In April 2022, the Company closed the acquisition from Knopp Biosciences LLC (“Knopp”) of Channel Biosciences, LLC (“Channel”), a wholly owned subsidiary of Knopp owning the assets of Knopp’s Kv7 channel targeting platform (the “Kv7 Platform Acquisition”), pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated February 24, 2022.
In consideration for the Kv7 Platform Acquisition, on April 4, 2022, the Company made an upfront payment comprised of $35,000 in cash and 493,254 common shares of the Parent, valued at approximately $58,747, issued through a private placement. The Company has also agreed to pay additional success-based payments comprised of (i) up to $325,000 based on developmental and regulatory milestones through approvals in the United States, EMEA and Japan for the lead asset, BHV-7000 (formerly known as KB-3061), (ii) up to an additional $250,000 based on developmental and regulatory milestones for the Kv7 pipeline development in other indications and additional country approvals, and (iii) up to $562,500 for commercial sales-based milestones of BHV-7000. Additionally, the Company has agreed to make scaled royalty payments in cash for BHV-7000 and the pipeline programs, starting at high single digits and peaking at low teens for BHV-7000 and starting at mid-single digits and peaking at low tens digits for the pipeline programs.
The Company accounted for this purchase as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset, in-process research and development

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
(“IPR&D”). The IPR&D asset has no alternative future use and relates to intellectual property rights related to the Kv7 platform lead, now BHV-7000. There was no material value assigned to any other assets acquired in the acquisition. As such, during the second quarter of 2022, the Company recorded a charge to R&D expense in the accompanying condensed combined statements of operations and comprehensive loss of $93,747.
In the second quarter of 2022, the Company recorded a liability for a $25,000 regulatory milestone payment which became due to Knopp in June 2022. The milestone payment was recorded as R&D expense in the accompanying condensed combined statements of operations and comprehensive loss during the six months ended June 30, 2022.
Excluding the milestone payment noted above, the Company has not recorded any of the possible contingent consideration payments to Knopp as a liability in the accompanying condensed combined balance sheet as none of the future events which would trigger a milestone payment were considered probable of occurring at June 30, 2022.
5.Share-Based Compensation
The Parent has share-based compensation plans under which it may issue common shares or restricted common shares, or grant incentive stock options or nonqualified stock options for the purchase of common shares, to employees, members of the board of directors and consultants of the Parent. The Parent also has an Employee Share Purchase Plan (the “ESPP”) which allows eligible employee who are participating in the plan to purchase shares of the Parent at a discount.
Share-based compensation has been allocated to the Company by using a combination of specific identification and a proportionate cost allocation method based on employee hours or directly identified operating expenses, depending on the employee’s function. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company would have incurred as an independent company for the periods presented.
Share-based compensation under the Parent’s share-based compensation plans is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award (generally three to four years) using the straight-line method. Share-based compensation expense attributed to the Company by classification included within in the condensed combined statements of operations and comprehensive loss was as follows:

	Six Months Ended June 30,
	2022	2021
Research and development expenses	$37,254	$21,899
General and administrative expenses	23,676	15,379
	$60,930	$37,278
6.License Agreements
Yale Agreement
In September 2013, the Company entered into an exclusive license agreement (the "Yale Agreement") with Yale University to obtain a license to certain patent rights for the commercial development, manufacture, distribution, use and sale of products and processes resulting from the development of those patent rights, related to the use of riluzole in treating various neurological conditions, such as general anxiety disorder, post-traumatic stress disorder and depression. As part of the consideration for this license, the Company issued Yale 250,000 common shares of the Parent and granted Yale the right to purchase up to 10% of the securities issued in specified future equity offerings by the Parent, in addition to the obligation to issue shares to prevent anti-dilution. The obligation to contingently issue equity to Yale was no longer outstanding as of December 31, 2018.
The Yale Agreement was amended and restated in May 2019. As amended, the Company agreed to pay Yale up to $2,000 upon the achievement of specified regulatory milestones and annual royalty payments of a low single-digit

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
percentage based on net sales of riluzole-based products from the licensed patents or from products based on troriluzole. Under the amended and restated agreement, the royalty rates are reduced as compared to the original agreement. In addition, under the amended and restated agreement, the Company may develop products based on riluzole or troriluzole. The amended and restated agreement retains a minimum annual royalty of up to $1,000 per year, beginning after the first sale of product under the agreement. If the Company grants any sublicense rights under the Yale Agreement, it must pay Yale a low single-digit percentage of sublicense income that it receives.
For the six months ended June 30, 2022 and 2021, the Company did not record any material expense or make any milestone or royalty payments under the Yale Agreement.
In January 2021, the Company entered a worldwide, exclusive license agreement with Yale University for the development and commercialization of a novel Molecular Degrader of Extracellular Protein ("MoDE") platform (the "Yale MoDE Agreement"). Under the license agreement, the Company acquired exclusive, worldwide rights to Yale's intellectual property directed to its MoDE platform. The platform pertains to the clearance of disease-causing protein and other biomolecules by targeting them for lysosomal degradation using multi-functional molecules. As part of consideration for this license, the Company paid Yale University an upfront cash payment of $1,000 and 11,668 shares of the Parent valued at approximately $1,000. Under the agreement, the Company may develop products based on the MoDE platform. The agreement includes an obligation to pay a minimum annual royalty of up to $1,000 per year, and low single digit royalties on the net sales of licensed products. If the Company grants any sublicense rights under the Yale Agreement, it must pay Yale a low single-digit percentage of sublicense income that it receives. In addition, Yale University will be eligible to receive additional development milestone payments of up to $800 and commercial milestone payments of up to $2,950. The agreement terminates on the later of twenty years from the effective date, twenty years from the filing date of the first investigational new drug application for a licensed product or the last to expire of a licensed patent. Under the Yale MoDE Agreement, the Company entered into a sponsored research agreement (the “Yale MoDE SRA”) which included funding of up to $4,000 over the life of the agreement.
Excluding the upfront payments above, the Company recorded research and development expense related to the Yale MoDE Agreement of $2,000 and $150 for the six months ended June 30, 2022 and 2021, respectively. For the six months ended June 30, 2022 and 2021, the Company did not make any milestone or royalty payments under the Yale MoDE Agreement.
ALS Biopharma Agreement
In August 2015, the Company entered into an agreement (the "ALS Biopharma Agreement") with ALS Biopharma and Fox Chase Chemical Diversity Center Inc. ("FCCDC"), pursuant to which ALS Biopharma and FCCDC assigned the Company their worldwide patent rights to a family of over 300 prodrugs of glutamate modulating agents, including troriluzole, as well as other innovative technologies. Under the ALS Biopharma Agreement, the Company is obligated to use commercially reasonable efforts to commercialize and develop markets for the patent products. The Company is obligated to pay $3,000 upon the achievement of specified regulatory milestones with respect to the first licensed product and $1,000 upon the achievement of specified regulatory milestones with respect to subsequently developed products, as well as royalty payments of a low single-digit percentage based on net sales of products licensed under the agreement, payable on a quarterly basis.
The ALS Biopharma Agreement terminates on a country-by-country basis as the last patent rights expire in each such country. If the Company abandons its development, research, licensing or sale of all products covered by one or more claims of any patent or patent application assigned under the ALS Biopharma Agreement, or if the Company ceases operations, it has agreed to reassign the applicable patent rights back to ALS Biopharma.
For the six months ended June 30, 2022 and 2021, the Company did not record any expense or make any milestone or royalty payments under the ALS Biopharma Agreement.
2016 AstraZeneca Agreement
In October 2016, the Company entered into an exclusive license agreement (the "2016 AstraZeneca Agreement") with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent

BIOHAVEN RESEARCH LTD.
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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
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(Unaudited)
rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-5000 and BHV-5500. In exchange for these rights, the Company agreed to pay AstraZeneca an upfront payment, milestone payments and royalties on net sales of licensed products under the agreement. The regulatory milestones due under the 2016 AstraZeneca Agreement depend on the indication of the licensed product being developed as well as the territory where regulatory approval is obtained.
Development milestones due under the 2016 AstraZeneca Agreement with respect to Rett syndrome total up to $30,000, and, for any indication other than Rett syndrome, total up to $60,000. Commercial milestones are based on net sales of all products licensed under the agreement and total up to $120,000. The Company has also agreed to pay royalties in two tiers, with each tiered royalty in the range from 0-10% of net sales of products licensed under the agreement. If the Company receives revenue from sublicensing any of its rights under the 2016 AstraZeneca Agreement, the Company is also obligated to pay a portion of that revenue to AstraZeneca. The Company is also required to reimburse AstraZeneca for any fees that AstraZeneca incurs related to the filing, prosecution, defending, and maintenance of patent rights licensed under the 2016 AstraZeneca Agreement.
The 2016 AstraZeneca Agreement expires upon the expiration of the patent rights under the agreement or on a country-by-country basis ten years after the first commercial sale and can also be terminated if certain events occur, e.g., material breach or insolvency.
For the six months ended June 30, 2022 and 2021, the Company did not record any expense or make any milestone or royalty payments under the 2016 AstraZeneca Agreement.
2018 AstraZeneca Agreement
In September 2018, the Company entered into an exclusive license agreement (the "2018 AstraZeneca Agreement") with AstraZeneca, pursuant to which AstraZeneca granted the Company a license to certain patent rights for the commercial development, manufacture, distribution and use of any products or processes resulting from development of those patent rights, including BHV-3241. Under the 2018 AstraZeneca Agreement, the Company paid AstraZeneca an upfront cash payment of $3,000 and 109,523 shares valued at $4,080 on the date of settlement, both of which were included in research and development expense, and is obligated to pay milestone payments to AstraZeneca totaling up to $55,000 upon the achievement of specified regulatory and commercial milestones and up to $50,000 upon the achievement of specified sales-based milestones. In addition, the Company will pay AstraZeneca royalties in three tiers, with each tiered royalty in the range from 0-10% of net sales of specified approved products, subject to specified reductions.
In November 2021, the Company completed enrollment in a Phase 3 clinical trial of this product candidate, which is now referred to as verdiperstat, for the treatment of Amyotrophic Lateral Sclerosis ("ALS"). ALS is a progressive, life-threatening, and rare neuromuscular disease for which there are currently limited treatment options and no cure. The Company is solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to verdiperstat. The Company may sublicense its rights under the agreement and, if it does so, will be obligated to pay a portion of any milestone payments received from the sublicense to AstraZeneca in addition to any milestone payments it would otherwise be obligated to pay.
The 2018 AstraZeneca Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
For the six months ended June 30, 2022 and 2021, the Company did not record any material expense or make any milestone or royalty payments under the 2018 AstraZeneca Agreement.
Fox Chase Chemical Diversity Center Inc. Agreement
In May 2019, the Company entered into the FCCDC Agreement in which the Company purchased certain intellectual property relating to the TDP-43 protein from FCCDC. The FCCDC Agreement provides the Company with a plan and goal to identify one or more new chemical entity candidates for preclinical development for eventual

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
clinical evaluation for the treatment of one or more TDP-43 proteinopathies. As consideration, the Company issued 100,000 of the Parent’s common shares to FCCDC valued at $5,646.
In addition, the Company is obligated to pay FCCDC milestone payments totaling up to $4,500 with $1,000 for each additional NDA filing. The Company also issued a warrant to FCCDC, granting FCCDC the option to purchase up to 100,000 of the Parent’s common shares, at a strike price of $56.46 per share, subject to vesting upon achievement of certain milestones in development of TDP-43.
In connection with the FCCDC Agreement, the Company and FCCDC have established a TDP-43 Research Plan, which was amended in November 2020, that provides for certain milestones to be achieved by FCCDC, and milestone payments to be made by the Company up to approximately $3,800 over a period of up to 30 months as success fees for research activities by FCCDC. In addition to the milestone payments, the Company will pay FCCDC an earned royalty equal to 0% to 10% of net sales of any TD-43 patent products with a valid claim as defined in the FCCDC Agreement. The Company may also license the rights developed under the FCCDC Agreement and, if it does so, will be obligated to pay a portion of any payments received from such licensee to FCCDC in addition to any milestones it would otherwise be obligated to pay. The Company is also responsible for the prosecution and maintenance of the patents related to the TDP-43 assets.
The FCCDC Agreement terminates on a country-by-country basis and product-by-product basis upon expiration of the royalty term for such product in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
The Company did not record any material research and development expense or make any milestone payments related to the FCCDC Agreement in the combined statements of operations and comprehensive loss during the six months ended June 30, 2022 and 2021.
UConn
In October 2018, the Company announced it had signed an exclusive, worldwide option and license agreement (the “UConn Agreement”) with the University of Connecticut (“UConn”) for the development and commercialization rights to UC1MT, a therapeutic antibody targeting extracellular metallothionein. Under this agreement, the Company has the option to acquire an exclusive, worldwide license to UC1MT and its underlying patents to develop and commercialize throughout the world in all human indications. If the Company chooses to exercise the option, it would be obligated to pay UConn upon the achievement of specified regulatory and commercial milestones, and royalties of a low single-digit percentage of net sales of licensed products sold by the Company, its affiliates or its sublicensees.
For the six months ended June 30, 2022 and 2021, the Company did not record any research and development expense or make any milestone payments related to the UConn Agreement.
Artizan Agreement
In December 2020, BTL entered into an Option and License Agreement with Artizan Biosciences Inc (the "2020 Artizan Agreement"). Pursuant to the 2020 Artizan Agreement, BTL acquired an option (“Biohaven Option”) to obtain a royalty-based license from Artizan to manufacture, use and commercialize certain products in the United States for the treatment of diseases, including, for example, inflammatory bowel disease and other gastrointestinal inflammatory disorders, e.g., Crohn’s disease. The Biohaven Option is exercisable throughout the development phase of the products at an exercise price of approximately $4,000 to $8,000, which varies based on the market potential of the products. BTL and Artizan have also formed a joint steering committee to oversee, review and coordinate the product development activities with regard to all products for which BTL has (or has exercised in the future) the Biohaven Option.
In December 2020, simultaneously with the Option and License Agreement, the Company entered into a Series A-2 Preferred Stock Purchase Agreement with Artizan. Under the agreement, the Company paid Artizan 61,494 of the Parent’s common shares valued at $6,000, which were issued in January 2021. In exchange, the Company acquired 34,472,031 shares of series A-2 preferred stock of Artizan.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
In June 2021, BTL entered into a Development and License Agreement with Artizan Biosciences Inc (the "2021 Artizan Agreement"). Pursuant to the 2021 Artizan Agreement, BTL acquired an exclusive, worldwide license under Artizan’s IgA-SEQ patented technology and know-how to develop, manufacture and commercialize certain of Artizan’s compounds for use in Parkinson’s Disease. Under the agreement, BTL is responsible for funding the development of the compounds, obtaining regulatory approvals, manufacturing the compounds and commercializing the compounds. BTL is also responsible for the prosecution, maintenance and enforcement of Artizan’s patents. BTL will pay Artizan development milestones of $20,000 for the first licensed compound to achieve U.S. marketing authorization and $10,000 for each subsequent U.S. approval. In addition, BTL will pay Artizan commercialization milestones totaling up to $150,000 and royalties in the low to mid single digits. The 2021 Artizan Agreement terminates on a country-by-country basis on the later of 10 years from the first commercial sale of licensed product in such country or the expiration of Artizan’s patents in such country and can also be terminated if certain events occur, e.g., material breach or insolvency.
In June 2022, the Company entered into an Amendment to the Series A-2 Preferred Stock Purchase Agreement with Artizan. Under the Amendment, the Company made a cash payment of $4,000 in exchange for 22,975,301 shares of series A-2 preferred stock of Artizan out of a total of 45,950,601 shares of series A-2 preferred stock of Artizan for a total raise of $8,000 (the “A2 Extension Raise”). Along with the Amendment, the Company and Artizan executed a non-binding indication of interest (“Artizan Side Letter”) which describes terms under which BTL and Artizan would amend the 2020 Artizan Agreement to eliminate certain milestone payments required by us in exchange for limiting our option to the selection of the first (ARZC-001) licensed product. The Artizan Side Letter requires Artizan to commit at least 80% of the funds raised in the A-2 Extension Raise to a certain program and to raise $35,000 of additional capital within a certain time.
For the six months ended June 30, 2022 and 2021, excluding the upfront payments above, the Company did not record any research and development expense or make any milestone payments related to the Artizan Agreement.
Moda Agreement
On January 1, 2021, the Company entered into a consulting services agreement with Moda Pharmaceuticals LLC (the "Moda Agreement") to further the scientific advancement of technology, drug discovery platforms (including the technology licensed under the Yale MoDE Agreement), product candidates and related intellectual property owned or controlled by the Company.
Under the Moda Agreement, the Company paid Moda an upfront cash payment of $2,700 and 37,836 shares of the Parent valued at approximately $3,243. In addition, Moda will be eligible to receive additional development milestone payments of up to $81,612 and commercial milestone payments of up to $30,171. The Moda Agreement has a term of four years and may be terminated earlier by the Company or Moda under certain circumstances including, for example, the Company's discontinuation of research on the MoDE platform or default.
For the six months ended June 30, 2022 and 2021, excluding the upfront payments above, the Company did not record any material research and development expense or make any milestone payments related to the Moda Agreement.
Reliant Agreement
In July 2021, the Company entered into the Reliant Agreement pursuant to which the Company and Reliant have agreed to collaborate on a program with Biohaven Labs’ multifunctional molecules to develop and commercialize conjugated antibodies for therapeutic uses relating to IgA nephropathy and treatment of other diseases and conditions. Under the Reliant Agreement, the Company paid Reliant an upfront payment in the form of issuance of common shares valued at approximately $3,686, which the Company recorded as research and development expense on its combined statement of operations and comprehensive loss. In addition, Reliant will be eligible to receive development and regulatory milestone payments of up to $36,500, and royalties of a low single-digit percentage of net sales of licensed products.
For the six months ended June 30, 2022 and 2021, the Company did not record any material research and development expense related to the Reliant Agreement.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
KU Leuven Agreement
In January 2022, the Company and Katholieke Universiteit Leuven ("KU Leuven") entered into an Exclusive License and Research Collaboration Agreement (the "KU Leuven Agreement") to develop and commercialize TRPM3 antagonists to address the growing proportion of people worldwide living with chronic pain disorders. The TRPM3 antagonist platform was discovered at the Centre for Drug Design and Discovery ("CD3") and the Laboratory of Ion Channel Research ("LICR") at KU Leuven. Under the KU Leuven Agreement, the Company receives exclusive global rights to develop, manufacture and commercialize KU Leuven's portfolio of small-molecule TRPM3 antagonists. The portfolio includes the lead candidate, henceforth known as BHV-2100, which is being evaluated in preclinical pain models and will be the first to advance towards Phase 1 studies. The Company will support further basic and translational research at KU Leuven on the role of TRPM3 in pain and other disorders. As consideration, KU Leuven received an upfront cash payment of $3,000 and 15,340 shares valued at $1,779, and is eligible to receive additional development, regulatory, and commercialization milestones payments of up to $327,750. In addition, KU Leuven will be eligible to receive mid-single digit royalties on net sales of products resulting from the collaboration.
Excluding the upfront payments discussed above, the Company recorded $397 in research and development expense related to the KU Leuven Agreement during the six months ended June 30, 2022. The Company did not record any research and development expense relating to the KU Leuven Agreement during the six months ended June 30, 2021.
Taldefgrobep Alfa License Agreement
In February 2022, following the transfer of intellectual property the Company announced that it entered into a worldwide license agreement with BMS for the development and commercialization rights to taldefgrobep alfa (also known as BMS-986089), a novel, Phase 3-ready anti-myostatin adnectin (the "Taldefgrobep Alfa License Agreement"). Under the terms of the Taldefgrobep Alfa License Agreement, the Company will receive worldwide rights to taldefgrobep alfa and BMS will be eligible for regulatory approval milestone payments of up to $200,000, as well as tiered, sales-based royalty percentages from the high teens to the low twenties. There were no upfront or contingent payments to BMS related to the Taldefgrobep Alfa License Agreement.
For the six months ended June 30, 2022 and 2021, the Company did not record any material expense or make any milestone or royalty payments under the Taldefgrobep Alfa License Agreement.
7.Income Taxes
The following table provides a comparative summary of the Company's income tax provision and effective income tax rate for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Income tax provision	$13,365	$41
Effective income tax rate	4.66%	0.04%
The Company recorded an income tax provision of $13,365 for the six months ended June 30, 2022 compared to a provision for income taxes of $41 for the six months ended June 30, 2021. The increase in income tax expense for the six months ended June 30, 2022 as compared to 2021 was primarily attributable to the mandatory capitalization of R&D expenses effective January 1, 2022 under the Tax Cuts and Jobs Act, offset by an increased benefit to the Company's foreign derived intangible income deduction.
8.Commitments and Contingencies
The following agreements are either current Company agreements, or those the Parent expects to assign to the Company upon separation, accordingly, all considerations paid by the Parent in association with these agreements are recorded in the combined financial statements of the Company.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
Lease Agreements
The Parent’s leases primarily consist of office space that will be attributed to the Company in connection with the separation. The Company determines if an arrangement is a lease at inception. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Real estate leases for facilities have an average remaining lease term of 4.66 years as of June 30, 2022, for which none include the optional extension. The Company has made an accounting policy election not to record short-term leases (leases with an initial term of 12 months or less) on the balance sheet. The Company currently has two short-term leases with immaterial lease expense.
Lease expense for operating lease payments is recognized on a straight-line basis over the term of the lease. Operating lease assets and liabilities are recognized based on the present value of lease payments over the lease term. Since most of the Company’s leases do not have a readily determinable implicit discount rate, the Company uses the Parent’s incremental borrowing rate to calculate the present value of lease payments. The Company does not separate lease components (e.g., payments for rent, real estate taxes and insurance costs) from non-lease components (e.g., common-area maintenance costs) in the event that the agreement contains both. The Company includes both the lease and non-lease components for purposes of calculating the right-of-use asset and related lease liability (if the non-lease components are fixed). The allocated operating lease cost was $220 and $153 for the six months ended June 30, 2022 and 2021, respectively.
Certain of the Company’s lease agreements contain variable lease payments that are adjusted for actual operating expense true-ups compared with estimated amounts; however, these amounts are immaterial. The Company had no sublease income and there are no sale-leaseback transactions. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Supplemental cash flow information related to leases is as follows:

	June 30,
	2022	2021
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,633	$—
No right-of-use assets were obtained in exchange for new operating lease liabilities during the six months ended June 30, 2021. Operating cash flows paid for operating leases were immaterial for the six months ended June 30, 2022 and 2021.
Supplemental balance sheet information related to operating leases is as follows:

	June 30,	December 31,
	2022	2021
Assets
Other non-current assets	$7,262	$5,222
Liabilities
Other current liabilities	1,105	439
Other non-current liabilities	4,352	2,797
	$5,457	$3,236
Weighted-average remaining lease term (years)	4.66	5.75
Weighted-average discount rate	9.47%	9.07%

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
Maturities of operating lease liabilities are as follows:

2022 (remaining sixth months)	$756
2023	1,526
2024	1,476
2025	1,132
2026	1,147
Thereafter	669
Total lease payments	6,706
Less: imputed interest	(1,249)
Total lease liabilities	$5,457
Research Commitments
The Parent has entered into agreements with several CROs to provide services in connection with the Company’s preclinical studies and clinical trials. Research Commitments entered into by the Parent and related to the Company are expected to transfer to the Company upon separation. As of June 30, 2022, the Company had remaining maximum research commitments of approximately $21,400, which are variable based on number of trial participants, and contingent upon the achievement of certain milestones of the clinical trials covered under the agreements. If all related milestones are achieved, the Company expects these amounts to be paid over the next five years.
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company’s amended and restated memorandum and articles of association also provide for indemnification of directors and officers in specific circumstances. To date, the Company has not incurred any material costs as a result of such indemnification provisions. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its combined financial statements as of June 30, 2022 or December 31, 2021.
License Agreements
The Parent entered into license agreements with various parties that are directly attributed to the Company under which it is obligated to make contingent and non-contingent payments (see Note 6). License agreements entered by the Parent and related to the Company are expected to transfer to the Company upon separation.
Sixth Street Financing Agreement
In August 2020, the Parent and Biohaven Pharmaceuticals, Inc., (together with the Parent the "Borrowers"), entered into a financing agreement, as amended, with Sixth Street Specialty Lending, Inc., as administrative agent, and the lenders party thereto (the "Lenders") pursuant to which the Lenders agreed to extend a senior secured credit facility to the Borrowers (the “Sixth Street Financing Agreement”). The Sixth Street Financing Agreement, as amended, provides for term loans in an aggregate principal amount up to $750,000, plus any capitalized interest paid in kind (the “Sixth Street Financing Agreement”) and is accounted for as third-party, long-term debt by the Parent.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
The Company is a co-obligor, jointly and severally with the Parent on its third-party long-term debt obligation under the Sixth Street Financing Agreement. The Parent’s third-party debt and related interest expense are not reflected in the combined financial statements because the Company has not agreed to pay a specified amount of the borrowings on the basis of its arrangement with the Parent, nor is the Company expected to pay any portion of the Parent’s third-party debt, and the borrowings are not specifically identifiable to SpinCo. Pursuant to the terms of the Merger Agreement, at closing of the Merger, Pfizer will pay off or cause to be paid off the applicable payoff amount on behalf of the Parent.
Legal Proceedings
From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations. As of June 30, 2022, there were no matters which would have a material impact on the Company’s financial results.
9.Related Party Transactions
The Company has not historically operated as a standalone business and the combined financial statements are derived from the consolidated financial statements and accounting records of the Parent. The following disclosure summarizes activity between the Company and the Parent, including the affiliates of the Parent that are not part of the planned spin-off.
Cost Allocations
The combined financial statements reflect allocations of certain expenses from the financial statements of the Parent, including research and development expenses and general and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and share-based compensation. Some of these services are expected to continue to be provided to the Parent on a temporary basis following the Distribution under a transition services agreement. See Note 2 for discussion of these costs and the methodology used to allocate them.
These allocations to SpinCo are reflected in the combined statement of operations and comprehensive loss as follows:

	Six Months Ended June 30,
	2022	2021
Research and development	$61,724	$34,674
General and administrative	$33,377	$18,778
Total	$95,101	$53,452
Management believes these cost allocations are a reasonable reflection of services provided to, of the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by Company employees, and strategic decisions made in areas such as research and development, information technology and infrastructure.
Share-Based Compensation
As discussed in Note 5, Share-based compensation, SpinCo employees participate in the Parent’s share-based compensation plans, the costs of which have been allocated to SpinCo and recorded in research and development and general and administrative expenses in the condensed combined statements of operations and comprehensive loss.

BIOHAVEN RESEARCH LTD.
(A BUSINESS OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.)
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)
(Unaudited)
Net Transfers From Parent
Net transfers from Parent represent the net effect of transactions between SpinCo and the Parent. The components of net transfers from Parent are as follows:

	Six Months Ended June 30,
	2022	2021
General financing activities	$75,703	$59,222
Corporate cost allocations, excluding share-based compensation	34,171	16,174
Net transfers from Parent as reflected in the Combined Statement of Cash Flows	109,874	75,396
Share-based compensation	60,930	37,278
Issuance of Parent common shares to repurchase non-controlling interest in a subsidiary	60,000	—
Issuance of Parent common shares as payment for IPR&D asset acquisition	58,747	—
Issuance of Parent common shares as payment for business acquisition	—	10,673
Issuance of Parent common shares as payment for Artizan investment	—	6,000
Issuance of Parent common shares as payment for license and consulting agreements	1,779	4,243
Other non-cash adjustments	(704)	(694)
Net transfers from Parent as reflected in the Combined Statement of Changes in Equity	$290,626	$132,896
Related Party Agreements
License Agreement with Yale
On September 30, 2013, the Company entered into the Yale Agreement with Yale (see Note 6). The Company’s Chief Executive Officer is one of the inventors of the patents that the Company has licensed from Yale and, as such, is entitled to a specified share of the glutamate product-related royalty revenues that may be received by Yale under the Yale Agreement.
In January 2021, the Company entered into the Yale MoDE Agreement with Yale (see Note 6 for detail). Under the license agreement, the Company acquired exclusive, worldwide rights to Yale's intellectual property directed to its MoDE platform. As part of consideration for this license, the Company paid Yale University an upfront cash payment of $1,000 and 11,668 common shares of the Parent valued at approximately $1,000.
For the six months ended June 30, 2022 and 2021, the Company recorded $2,000 and $150 in research and development expense related to the Yale MoDE Agreement and Yale Agreement (the "Yale Agreements"). As of June 30, 2022, the Company owed $2,000 to Yale, which is related to the Yale MoDE SRA.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners/Title) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D88880-TBD 1. To adopt (i) the Agreement and Plan of Merger, dated as of May 9, 2022 (the "Merger Agreement"), as it may be amended from time to time, by and among Biohaven Pharmaceutical Holding Company Ltd. ("Biohaven"), Pfizer Inc. and Bulldog (BVI) Ltd., (ii) the form of Plan of Reverse Triangular Merger and the form of Plan of Forward Triangular Merger, each as may be amended from time to time (together, the "Plan of Merger") and (iii) the Separation and Distribution Agreement, dated as of May 9, 2022 (the "Distribution Agreement"), as it may be amended from time to time, by and between Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Research Ltd. ("SpinCo"). 2. To approve, by non-binding, advisory vote, certain compensatory arrangements for Biohaven's named executive officers in connection with the acquisition by Pfizer of Biohaven and the distribution to Biohaven's shareholders of all of the issued and outstanding common shares of SpinCo. 3. To adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes to adopt the Merger Agreement, the Plan of Merger and the Distribution Agreement. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain ! !! ! !! ! !! BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. [Preliminary - Subject to Completion] BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. 215 CHURCH STREET NEW HAVEN, CT 06510 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D88881-TBD Biohaven Pharmaceutical Holding Company Ltd. Special Meeting of Shareholders [TBD], 2022 [TBD] ADT at [TBD] [TBD] This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s), as proxies, Vlad Coric, M.D. and James Engelhart, and/or any of their designees, with full power of substitution, to represent and to vote as designated on the reverse side of this ballot, all of the common shares of Biohaven Pharmaceutical Holding Company Ltd. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [TBD] ADT on [TBD], 2022, at [TBD], and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Shareholders. [Preliminary - Subject to Completion] Continued and to be signed on reverse side